Exhibit 96.1

Effective Date: March 30, 2026
Report Date: May 7, 2026

Report prepared by Micon International Limited

Qualified Persons:

Mark Shutty, CPG, MAIG
Andy Holloway, P.Eng
Alex Zaitchenko, P.Eng, PE
Christopher Jacobs, CEng., MIMMM
Ivana Sabaj, P.Eng
Mohsin Hashmi, P.Eng, PMP
Mike Round, MCSM, FIMMM
Justin Knudsen, PE
Kevin Francis, SME-RM, VP

Report prepared for U.S. Gold Corp.
1807 Capitol Avenue, Cheyenne
Wyoming 82001
USA

212 King St. W, Suite 501, Toronto, Ontario, M5H 1K5, Canada
+1 416 362 6135 | www.micon-international.com

Table of Contents

1	EXECUTIVE SUMMARY	1
2	INTRODUCTION	19
2.1	ISSUER	19
2.2	TERMS OF REFERENCE	19
2.3	SOURCES OF INFORMATION	20
2.4	DETAILS OF INSPECTION	20
2.5	QUALIFIED PERSONS	21
2.6	PREVIOUS REPORTS ON THE PROJECT	21
2.7	LIST OF ABBREVIATIONS AND UNITS	22
2.7.1	Abbreviations and Acronyms	22
2.7.2	Units of Measure	23
3	PROPERTY DESCRIPTION	24
3.1	PROPERTY LOCATION	24
3.2	MINERAL TITLES, CLAIMS, RIGHTS, LEASES, AND OPTIONS	24
3.2.1	Mining Leases	24
3.2.2	Option Agreements	24
3.3	OTHER PROPERTIES	27
3.4	ENVIRONMENTAL IMPACTS, PERMITTING, OTHER SIGNIFICANT FACTORS, AND RISKS	27
3.5	ROYALTIES AND AGREEMENTS	28
4	ACCESSIBILITY, CLIMATE, PHYSIOGRAPHY, LOCAL RESOURCES AND INFRASTRUCTURE	29
4.1	TOPOGRAPHY, ELEVATION, AND VEGETATION	29
4.2	ACCESSIBILITY AND TRANSPORTATION TO THE PROPERTY	29
4.3	CLIMATE AND OPERATING SEASON	29
4.4	LOCAL INFRASTRUCTURE AVAILABILITY AND SOURCES	31
4.4.1	Power	31
4.4.2	Water	31
5	HISTORY	32
5.1	HISTORICAL EXPLORATION AND PRODUCTION	32
5.1.1	HISTORICAL DRILLING DETAILS	32
5.1.2	OTHER EXPLORATION	33
5.2	HISTORICAL MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES	34
5.3	HISTORICAL METALLURGY	35
5.4	QP COMMENTS	35
6	GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT	36
6.1	REGIONAL GEOLOGICAL SETTING	36
6.1.1	Local and Property Geology	38
6.1.2	Lithology	38
6.1.3	Alteration	43
6.2	MINERALIZATION	47
6.3	DEPOSIT TYPE	52
6.3.1	Discussion	52
6.3.2	Interpretations and Conclusions	55

CK Gold Project S-K 1300 Technical Report	i	May 2026

7	EXPLORATION	57
7.1	SUMMARY OF EXPLORATION ACTIVITIES	57
7.2	DRILLING	57
7.2.1	Historical Drilling	57
7.2.2	Saratoga 2007 – 2008	59
7.2.3	U.S. Gold 2017 – 2020	59
7.2.4	U.S. Gold 2020 Drilling Campaign	59
7.2.5	U.S. Gold 2021 Drilling Campaign	60
7.3	HYDROGEOLOGY	60
7.4	GEOTECHNICAL DATA	61
7.5	NON-DRILLING EXPLORATION ACTIVITIES	61
7.5.1	Geophysics	61
7.5.2	Geochemical	63
8	SAMPLE PREPARATION, ANALYSES AND SECURITY	64
8.1	INTRODUCTION	64
8.2	HISTORICAL SAMPLING	64
8.3	SAMPLE PREPARATION	64
8.3.1	Saratoga 2007 – 2008	64
8.3.2	CK Gold Project 2017 - 2021	65
8.3.3	U.S. Gold 2021	65
8.4	SAMPLE ANALYSIS	66
8.4.1	Legacy Campaigns	66
8.4.2	Saratoga 2007 – 2008 Campaign	67
8.4.3	U.S. Gold 2017 – 2020 Campaign	68
8.4.4	U.S. Gold 2021 Campaign	68
8.5	RESULTS, QC PROCEDURES AND QA ACTIONS	69
8.5.1	Saratoga 2007 – 2008	69
8.5.2	U.S. Gold 2017 – 2020	69
8.5.3	U.S. Gold 2021 Campaign	71
8.6	QP OPINION	71
9	DATA VERIFICATION	72
9.1	PROCEDURES	72
9.2	DATA VALIDATION	72
9.2.1	Drilling and Sampling	72
9.2.2	Resource Dataset Overview	75
9.2.3	QA/QC Independent Verification	75
9.2.4	Observations and Compliance	75
9.3	PREVIOUS AUDITS / OWNERS	76
9.3.1	Historical Exploration, Sampling and QA/QC	76
9.4	HISTORICAL ASSAY QUALITY	76
9.5	QP OPINION	77
10	MINERAL PROCESSING	78
10.1	INTRODUCTION	78
10.1.1	SGS Program 11868-001 (2008–2009)	78
10.1.2	SGS Program 11868-002 (2010)	78
10.1.3	KCA Program 8276C (2020-2021)	78
10.1.4	BML Program BL-0789 (2021)	79

CK Gold Project S-K 1300 Technical Report	ii	May 2026

10.1.5	BML Program BL-0835 and 0882 (2021-2022)	79
10.1.6	BML Program BL-0980 and 1066 (2022)	79
10.1.7	BML Program BL-1702 (2024)	79
10.1.8	BML Program BL-1859 (2025)	79
10.1.9	XPS Program 4025701.00 (2025)	80
10.1.10	BML Program BL-1990 (2025)	80
10.2	METALLURGICAL SAMPLING AND HEAD ANALYSIS	80
10.2.1	SGS Program (2008-2010)	80
10.2.2	KCA Program 8276C (2020 – 2021)	81
10.2.3	BML Programs (2021-2025)	82
10.2.4	XPS Program	87
10.3	MINERALOGY	87
10.3.1	SGS Program 11868-001 (2008)	87
10.3.2	KCA Program (2020-2021)	88
10.3.3	BML Programs (2022)	88
10.4	COMMINUTION	90
10.4.1	SGS Program 11868-001 (2008-2009)	90
10.4.2	BML Programs (2021-2025)	90
10.4.3	Hazen Research Programs	91
10.5	FLOTATION	92
10.5.1	SGS Programs	92
10.5.2	KCA Program	93
10.5.3	BML Programs	95
10.5.4	XPS Program 4025701.00.	106
10.6	GRAVITY CONCENTRATION	107
10.6.1	KCA Program (2020-2021)	107
10.6.2	BML BL-0789 Program (2021)	107
10.6.3	BML BL-1990 Program (2025)	108
10.7	CYANIDATION	108
10.7.1	KCA Program (2020-21)	108
10.7.2	BML BL-0835/0882 Program (2021-22)	108
10.8	FINAL CONCENTRATE CHARACTERIZATION	108
10.8.1	Dewatering	108
10.8.2	Chemical Analysis	108
10.9	TAILINGS CHARACTERIZATION	112
10.9.1	Dewatering	112
10.9.2	Geotechnical	116
11	MINERAL RESOURCE ESTIMATES	117
11.1	INTRODUCTION	117
11.2	MINERAL RESOURCE ESTIMATE	117
11.3	GEOLOGICAL MODEL	117
11.4	OXIDATION ASSIGNMENT	122
11.5	BLOCK MODEL ORIENTATION AND DIMENSIONS	122
11.6	COMPOSITING	122
11.7	EXPLORATORY DATA ANALYSIS	123
11.8	BULK DENSITY DETERMINATION	127
11.9	GRADE CAPPING/OUTLIER RESTRICTIONS	128
11.10	VARIOGRAPHY	129

CK Gold Project S-K 1300 Technical Report	iii	May 2026

11.11	ESTIMATION/INTERPOLATION METHODS	131
11.12	CLASSIFICATION OF MINERAL RESOURCES	133
11.13	GRADE MODEL VALIDATION	134
11.14	REASONABLE PROSPECTS OF EVENTUAL ECONOMIC EXTRACTION	137
11.15	MINERAL RESOURCE STATEMENT	139
11.16	RELEVANT FACTORS THAT MAY AFFECT THE MRE	145
11.17	QP OPINION	145
12	MINERAL RESERVE ESTIMATES	146
12.1	BASIS, ASSUMPTIONS, PARAMETERS, AND METHODS	146
12.1.1	Pit Optimization 2021	146
12.1.2	Value Per Ton Cut-Off Grade Calculation	147
12.1.3	Differences In Input Parameters from Final Financial Model	148
12.1.4	Dilution and Ore Loss	149
12.2	MINERAL RESERVES	151
12.3	CLASSIFICATION AND CRITERIA	151
12.4	RELEVANT FACTORS	151
13	MINING METHODS	152
13.1	INTRODUCTION	152
13.2	GEOTECHNICAL PARAMETERS AND GENERAL RECOMMENDATIONS	152
13.3	BLENDING AND FINALIZING DESIGNS	153
13.3.1	Benching Trials	153
13.3.2	Transitioning from Single to Double Benches	153
13.3.3	Controlled Blasting	155
13.3.4	Changes to the Slope Design	156
13.3.5	Bench Scaling and Cleaning Catch Benches	157
13.3.6	Slope Monitoring	157
13.3.7	Visual Inspection Monitoring	157
13.3.8	Ongoing Data Acquisition, Verification and Updating Design Criteria	157
13.3.9	Slope Depressurization Measures	158
13.3.10	Hydrogeological Monitoring	158
13.3.11	Surface Water Control	159
13.3.12	Contingency Planning	159
13.4	HYDROGEOLOGICAL PARAMETERS	159
13.5	MINE DESIGN	164
13.5.1	Mine Design Parameters	165
13.5.2	Waste Rock Facility and Ore Stockpile design	165
13.6	STOCKPILE STRATEGY	165
13.6.1	LG Ore strategy	165
13.6.2	HG Ore Strategy	167
13.7	MINE SCHEDULE	167
13.8	WASTE ROCK MANAGEMENT	168
13.9	MINING FLEET REQUIREMENTS	168
13.9.1	Trade Off Study Contractor vs Owner Operated	168
13.9.2	Equipment Productivity and Usage	168
13.10	MINE PERSONNEL REQUIREMENTS	169
13.11	MINE END OF PERIOD PROGRESSION MAPS	171

CK Gold Project S-K 1300 Technical Report	iv	May 2026

14	PROCESS AND RECOVERY METHODS	176
14.1	INTRODUCTION	176
14.2	PROCESS PLANT DESIGN	178
14.2.1	Process Design Criteria	178
14.2.2	Operating Schedule and Availability	178
14.3	PROCESS PLANT DESCRIPTION	178
14.3.1	Primary Crushing	178
14.3.2	Crushed Ore Stockpile and Reclaim	179
14.3.3	Grinding Circuit	179
14.3.4	Flotation and Regrind Circuits	180
14.3.5	Concentrate Dewatering and Storage	182
14.3.6	Tailings Dewatering and Storage	182
14.3.7	Reagent Handling and Storage	183
14.3.8	Water Systems	184
14.3.9	Air Supply Systems	185
14.4	PROCESS PLANT LABOR	185
15	INFRASTRUCTURE	187
15.1	ROADS	187
15.1.1	Project Access Road	187
15.1.2	Ex-Pit Haul Roads	187
15.2	ORE STOCKPILE	193
15.3	WASTE ROCK FACILITIES	197
15.4	TAILINGS DISPOSAL	200
15.4.1	Chemical Characteristics	200
15.4.2	TMF Design and Construction	200
15.4.3	TMF Environmental Management	209
15.4.4	Pit Backfilling	209
15.5	MINE INFRASTRUCTURE	209
15.6	PROCESS PLANT	209
15.6.1	PLANT FACILITY EARTHWORK	209
15.6.2	Layout	212
15.6.3	Equipment	216
15.6.4	Building	217
15.7	BUILDINGS	217
15.7.1	Admin and Change House Building	217
15.7.2	Warehouse	218
15.8	POWER AND WATER	219
15.8.1	Power Supply	219
15.8.2	Power Distribution	219
15.8.3	Water Supply	220
15.8.4	Potable Water	221
15.8.5	Waste Disposal	221
16	MARKET STUDIES	222
16.1	FLOTATION CONCENTRATES	222
16.2	GENERAL CONSIDERATIONS	222
16.2.1	Accountable and Deleterious Metals	223
16.2.2	Production Schedule	223
16.2.3	Metal Pricing	225
16.2.4	Smelting and Refining Charges	225
16.2.5	Transportation	226
16.3	MINING CONTRACT	226
16.4	OTHER CONTRACTS	226

CK Gold Project S-K 1300 Technical Report	v	May 2026

17	ENVIRONMENTAL STUDIES	227
17.1	INTRODUCTION	227
17.2	ENVIRONMENTAL STUDIES	227
17.2.1	Baseline Characterization	227
17.2.2	Groundwater Modeling	238
17.2.3	Tailings Seepage and Stability Analysis	243
17.2.4	Geochemical Characterization of Mine Rock and Tailings	243
17.3	REQUIREMENTS AND PLANS FOR WASTE AND TAILINGS DISPOSAL, SITE MONITORING, AND WATER MANAGEMENT	246
17.3.1	Waste Rock and Tailings Management	246
17.3.2	Site Monitoring	250
17.3.3	Water Management	251
17.4	REQUIRED PERMITS AND STATUS	261
17.4.1	Approved Jurisdictional Determination	261
17.4.2	Public Water Supply Permit	262
17.4.3	Exploration Permit	262
17.4.4	Mine Operating Permit	262
17.4.5	Air Quality Permit to Construct and Operate	263
17.4.6	Industrial Siting Permit	264
17.4.7	Water Quality Division Permits	265
17.4.8	State Engineer’s Office Permits for Water Use and Related Facilities	266
17.4.9	State Historical Preservation Office	267
17.4.10	State Fire Marshal Permits	267
17.4.11	Laramie County Permits	267
17.5	LOCAL INDIVIDUALS AND GROUPS	267
17.6	MINE CLOSURE	268
17.7	ADEQUACY OF PLANS	269
17.8	COMMITMENTS TO LOCAL PROCUREMENT OR HIRING	270
18	CAPITAL AND OPERATING COSTS	271
18.1	CAPITAL COST ESTIMATE	271
18.1.1	Initial Capital Cost Summary	271
18.1.2	Direct Cost	272
18.1.3	Indirect Cost	276
18.1.4	Contingency	276
18.1.5	Owner’s Cost	277
18.1.6	Assumptions and Exclusions	277
18.1.7	Initial and Sustaining Capital Cost	277
18.2	OPERATING COST ESTIMATE	278
18.2.1	Mining	279
18.2.2	Process Plant	285
18.2.3	Lubricants	290
18.2.4	Contracts (Support/Maintenance, Fixed and Variable)	290
18.2.5	Abnormal/Miscellaneous Items and Contingencies	290
18.2.6	Fresh Water	291
18.2.7	Tailings Fixed Cost	291
18.2.8	Training	291
18.2.9	Assay/General Laboratory - Plant Costs	291
18.2.10	General and Administrative	291

CK Gold Project S-K 1300 Technical Report	vi	May 2026

19	ECONOMIC ANALYSIS	293
19.1	INTRODUCTION	293
19.2	CAUTIONARY STATEMENT	293
19.3	ECONOMIC MODEL	294
19.4	MODEL PARAMETERS	294
19.5	PRODUCTION AND SALES	296
19.6	CAPITAL EXPENDITURES	299
19.7	OPERATING COSTS	300
19.8	AGGREGATE PRODUCTION AND SALES	301
19.9	TAXES, ROYALTIES, DEPRECIATION AND DEPLETION	301
19.10	BASE CASE CASHFLOW	303
19.11	SENSITIVITY STUDY	306
19.12	CONCLUSION	307
20	ADJACENT PROPERTIES	308
21	OTHER RELEVANT DATA	309
21.1	AGGREGATE PRODUCTION	309
21.2	AGGREGATE MARKET STUDY	309
21.2.1	Aggregate Quality	309
21.2.2	Market Opportunity	309
21.2.3	Production Scenarios	310
21.2.4	Economics and Pricing	310
21.2.5	Resources and Mine Life	310
21.2.6	Strategic and Environmental Benefits	310
21.3	AGGREGATE PRODUCTION AND SALES	310
22	INTERPRETATION AND CONCLUSIONS	312
22.1	METALLURGICAL TESTWORK INTERPRETATION	312
22.1.1	General	312
22.1.2	Sampling	313
22.1.3	Mineralogy	314
22.1.4	Comminution	314
22.1.5	Gravity Concentration	318
22.1.6	Rougher Concentrate Regrind	318
22.1.7	Flotation Parameters	319
22.1.8	Concentrate Dewatering	319
22.1.9	Tailing Dewatering Parameters	320
22.1.10	Metallurgical Recovery Prediction	320
22.2	RISKS AND OPPORTUNITIES	324
22.2.1	Risks	324
22.2.2	Opportunities	325
22.3	OTHER RELEVANT DATA AND INFORMATION	327

CK Gold Project S-K 1300 Technical Report	vii	May 2026

23	RECOMMENDATIONS	328
23.1	PROJECT ADVANCEMENT	328
23.2	PROJECT DEVELOPMENT	328
23.2.1	Deposit Understanding	328
23.2.2	Future Metallurgical Testwork	328
23.2.3	Ore Processing	329
23.2.4	Design and Engineering	329
23.2.5	Concentrate Off-Take Agreements	330
23.2.6	Environmental, Permitting and Social	330
23.3	BUDGET FOR FURTHER WORK	331
23.4	RECOMMENDATIONS	331
24	REFERENCES	332
24.1	TECHNICAL REPORTS, PAPERS AND OTHER PUBLICATIONS	332
24.2	WEB BASED SOURCES OF INFORMATION	334
25	RELIANCE ON INFORMATION PROVIDED BY REGISTRANT	335
25.1	MINERAL TENURE AND SURFACE RIGHTS	335
25.2	ROYALTIES AND INCUMBRANCES	335
26	DATE AND SIGNATURE PAGE	336
27	CERTIFICATES	337
28	APPENDIX	338

CK Gold Project S-K 1300 Technical Report	viii	May 2026

List of Tables

Table 1.1: Mineral Resource Statement Effective Date March 30, 2026	5
Table 1.2: Mineral Resource Statement (Metric) Effective Date March 30, 2026	6
Table 1.3: Mineral Reserve Statement Effective Date March 30, 2026	7
Table 1.4: LoM Capital Costs	14
Table 1.5: Feasibility Study Parameters and Results	16
Table 1.6: Metal Price Sensitivity	17
Table 2.1: Qualified Persons Names and Details	21
Table 2.2: Abbreviations and Acronyms	22
Table 2.3: Units of Measure	23
Table 5.1: Historical Resource Estimates	34
Table 8.1: U.S. Gold Drilling Program Sample Standards	70
Table 8.2: U.S. Gold Drilling Program Results 2021	71
Table 10.1: SGS 11868-001 Composite Head Assays	81
Table 10.2: KCA 8276C Composite Head Assays	82
Table 10.3: BL-0789 Shipment Details	82
Table 10.4: BL-0789 Composite Head Assays	83
Table 10.5: BL-0835 Composite Head Assays	84
Table 10.6: BL-0835 Main Composite Head Assays	85
Table 10.7: Master Composite Head Assays	86
Table 10.8: BL-0980 Head Assay	86
Table 10.9: BL-1702 Program Head Assays	86
Table 10.10: BL-1859 Program Head Assays	87
Table 10.11: BL-1990 Program Head Assays	87
Table 10.12: XPS Met Program Head Assays	87
Table 10.13: FLSmidth Mineralogical Analysis: Copper Deportment	88

CK Gold Project S-K 1300 Technical Report	ix	May 2026

Table 10.14: BL-0882 Modal Mineralogy	89
Table 10.15: Variability Samples, Comminution Results	90
Table 10.16: BL-0882 Composites, Bond BWi Results	91
Table 10.17: BL-0980 Comminution Results	91
Table 10.18: BL-1990 Comminution Results	91
Table 10.19: Hazen 12827 Comminution Results	91
Table 10.20: Hazen 13295 Comminution Results	92
Table 10.21: KCA Rougher Flotation Summary	93
Table 10.22: KCA Cleaner Flotation Summary	94
Table 10.23: BL-0789 Batch Cleaner Test Results	95
Table 10.24: BL-0789 Locked Cycle Test Results - Master Composites	95
Table 10.25: Variability Cleaner Test Results, BL0835	97
Table 10.26: Variability Cleaner Test Results, BL0882	98
Table 10.27: BL-0882 Batch Cleaner Test Results	100
Table 10.28: BL-0835/0882 LCT Conditions	100
Table 10.29: BL-0835/0882 LCT Results	101
Table 10.30: Batch Cleaner Tests on LG Composites	101
Table 10.31: LG Composites, LCT Conditions	102
Table 10.32: LG Composites, LCT Results	102
Table 10.33: BL-1702 Rougher Test Results	102
Table 10.34: BL-1702 Cleaner Test Results	102
Table 10.35: BL-1702 Jameson Dilution Test Results	103
Table 10.36: BL-1702 LCT Results	103
Table 10.37: BL-1859 Rougher Test Results	104
Table 10.38: BL-1859 Cleaner Test Results	104
Table 10.39: BL-1859 LCT Results	104
Table 10.40: Batch Rougher Tests on BL-1990 Composites	105

CK Gold Project S-K 1300 Technical Report	x	May 2026

Table 10.41: Batch Cleaner Tests on BL-1990 Composites	105
Table 10.42: LCTs on BL-1990 Blended Composites	105
Table 10.43: XPS Jameson Rougher Test Results	106
Table 10.44: KCA Hole 4 Gravity + Flotation vs. Flotation Only	107
Table 10.45: Gravity Test on High-Grade Oxide LCT Tailings	107
Table 10.46: BL-1990 Oxide Comp, Gravity Results	108
Table 10.47: BL-0882 LCT Minor Element Analysis	109
Table 10.48: BL-0980 and BL-1066 LCT Minor Element Analysis	110
Table 10.49: BL-1990 LCT Minor Element Analysis	111
Table 10.50: Static Settling Test Results	113
Table 10.51: Vacuum Filtration Test Results	115
Table 10.52: J&J Tailing Samples Percentile Particle Diameter	116
Table 10.53: Tailings Compressibility, Particle Density and Bulk Density Results	116
Table 10.54: Summary of Minimum Outlet Size Required for a Hopper (P-FACTOR = 1.00)	116
Table 11.1: Block Model Dimensions	122
Table 11.2: Drill Hole Original Sample and Composite Statistics	122
Table 11.3: Drill Hole Database Summary	123
Table 11.4: Bulk Density Values by Rock Type	127
Table 11.5: Capping Thresholds and Metal Loss Table	129
Table 11.6: Variogram Parameter Table	132
Table 11.7: Estimation Search and Sample Parameters	132
Table 11.8: Global Estimation Comparison	136
Table 11.9: AuEq Definitions	138
Table 11.10: AuEq Cut-Off Grades	138
Table 11.11: Metal Prices (LG and AuEq Cut-off)	138
Table 11.12: Varying Metal Recoveries by Material Type (LG)	138
Table 11.13: Mineral Resource Statement Effective Date March 30, 2026	140

CK Gold Project S-K 1300 Technical Report	xi	May 2026

Table 11.14: Mineral Resource Statement (Metric) Effective Date March 30, 2026	141
Table 11.15: Mineral Resource Statement (Exclusive of Mineral Reserves) Effective Date March 30, 2026	143
Table 11.16: Mineral Resource Statement (Metric) (Exclusive of Mineral Reserves) Effective Date March 30, 2026	144
Table 12.1: Pit Optimization Parameters	147
Table 12.2: VPT calculation input parameters	149
Table 12.3: Mine Dilution Considered for Mineral Reserves Estimate	151
Table 12.4: Ore Loss Considered for the Mineral Reserves Estimate	152
Table 12.5: Mineral Reserve Statement	152
Table 13.1: Recommended Slope Designs for Presplit Blasted Benches	154
Table 13.2: Mine Design Parameters	166
Table 13.3: Waste Rock Facility and Stockpile Design Parameters	166
Table 13.4: Mine Schedule	168
Table 13.5: Mining Model Trade Off Table	169
Table 13.6: Variable Usage Equipment	170
Table 13.7: Annual Schedule of Variable Usage Equipment	170
Table 13.8: Fixed Usage Equipment	170
Table 14.1: Major Design Criteria	179
Table 14.2: Salaried Personnel	187
Table 14.3: Hourly Personnel	196
Table 15.1: Annual Quantity of Tailings and Waste Rock to the TMF	204
Table 15.2: TMF Design Criteria	204
Table 15.3: Plant Area Quantities	209
Table 16.1: Minor Element Summary	237
Table 16.2: Concentrate Production Schedule Estimate – Low Mass Pull	224
Table 16.3: Concentrate Production Schedule Estimate – High Mass Pull	224

CK Gold Project S-K 1300 Technical Report	xii	May 2026

Table 16.4: Feasibility Study Base Case Metal Prices	225
Table 16.5: LoM Average Smelting and Refining Terms	225
Table 17.1: Baseline Monitoring Wells with Constituent Concentrations Exceeding Water Quality Standards	233
Table 18.1: Summary of Initial Capital Cost by Discipline	271
Table 18.2: Exchange Rates	271
Table 18.3: Derivation of Quantities	272
Table 18.4: Design Growth by Discipline	273
Table 18.5: Supply and Install Cost Source	273
Table 18.6: Concrete Material Take-Off	274
Table 18.7: Steelwork Material Take-Off	275
Table 18.8: Initial Capital Costs	278
Table 18.9: Project Operating Cost Summary	283
Table 18.11: Mine Operating Cost Trade Off Summary	293
Table 18.12: Mine Operating Cost Summary	293
Table 18.13: Drill and Blast Cost Summary on Annual Basis with mine Drilling Profile	293
Table 18.14: Haulage Cost Summary by Destination on Annual Basis	295
Table 18.15: Indirect Contracting Costs on Annual Basis	295
Table 18.16: Mining Operation Fuel Consumption Summary on Annual Basis	295
Table 18.17: Tailing Haulage Operation Fuel Consumption Summary on Annual Basis	296
Table 18.18: Mining Operation DEF Consumption Cost on Annual Basis	296
Table 18.19: DEF Consumption Cost for Tailings Haulage on Annual Basis	296
Table 18.20: Engineering Technical Services Summary Cost on Annual Basis	297
Table 18.21: Mine Operation Technical Summary Cost	298
Table 18.22: Enterprise Finance and Asset Maintenance Software Summary Cost	298
Table 18.23: Summary of Tailing Haulage Cost on Annual Basis	300

CK Gold Project S-K 1300 Technical Report	xiii	May 2026

Table 18.24: Process Plant Operating Cost Summary	300
Table 18.25: Process Plant Fixed Operating Cost	300
Table 18.26: Process Plant Variable Operating Cost Summary	301
Table 18.27: Power Consumption Cost Summary	303
Table 18.28: Reagent Consumption Cost Summary	303
Table 18.29: Grinding Media Consumption Cost Summary	303
Table 18.30: Wear Liners Consumption Cost Summary	304
Table 18.31: Filtration Plant Consumables Consumption Cost Summary	304
Table 18.32: Raw Water Consumption Cost Summary	305
Table 18.33: General and Administrative Summarized Cost over LoM	306
Table 19.1: Economic Model Parameters	309
Table 19.2: LoM Production Statistics	310
Table 19.3: Key Selling Cost Parameters	312
Table 19.4: LoM Capital Cost Summary	313
Table 19.5: Summary of Operating Costs (Excluding Aggregate)	314
Table 19.6: Aggregate Production and Sales	315
Table 19.7: Summary of Royalties & Taxes	316
Table 19.8: LoM Cash Flow Summary	318
Table 19.9: Annual Production and Cash Flow Forecast	319
Table 19.10: Economic Evaluation Results	320
Table 19.11: Metal Price Sensitivity	321
Table 21.1: Aggregate Production Scenarios	325
Table 21.2: Aggregate Cost Buildup	326
Table 22.1: Grindability Test Quantities	330
Table 22.2: Metallurgical Model Test Database	336
Table 22.3: Concentrate Grade Statistics	336
Table 22.4: Metallurgical Model Concentrate Grade Targets	337
Table 22.5: Metallurgical Model Concentrate Grade Targets	338
Table 25.1: Information provided by U.S. Gold Corp	352

CK Gold Project S-K 1300 Technical Report	xiv	May 2026

List of Figures

Figure 1.1: Regional and Local Map	1
Figure 3.1: Regional and Location Map	25
Figure 3.2: Project Map	26
Figure 4.1: Accessibility to the Property	30
Figure 6.1: Regional Geological Setting of the Project Area	37
Figure 6.2: Mesoproterozoic Intrusive within the Cheyenne Suture Zone	38
Figure 6.3: Bedrock Geology in the Vicinity of the Project Area	39
Figure 6.4: CK Gold Project - Typical Lithological Cross-Section	40
Figure 6.5: Relatively Undeformed Granodiorite	41
Figure 6.6: Mylonitized Granodiorite	41
Figure 6.7: Felsic (Pegmatite) Dike (top row) within Granodiorite	42
Figure 6.8: Typical Mafic Dike (Center of Photo) Intruding Granodiorite	42
Figure 6.9: Moderate, Localized Potassic Alteration in Granodiorite	44
Figure 6.10: Intense, Pervasive Potassic Alteration in Granodiorite	44
Figure 6.11: Intense Potassic Alteration with Associated Stockwork Epidote Veining	45
Figure 6.12: Localized Weak Potassic Alteration with Associated Epidote Veining	45
Figure 6.13: Phyllonite (Mylonite which has undergone Phyllic Alteration)	46
Figure 6.14: Silicified Mylonite	47
Figure 6.15: CK Gold Project - Oblique View of the Distribution of Gold Mineralization	49
Figure 6.16: CK Gold Project - Cross-Sectional View Central to the Primary Zone of Mineralization	50
Figure 6.17: CK Gold Project - Plan View of the Location and Trend of the Northwest and Copper King Faults	51
Figure 6.18: Schematic Illustration of the Transformation of Brittle to Ductile Deformation in Granitic Rocks at Depth	53
Figure 6.19: Pyrite +\- Chalcopyrite Aligned with Mylonitic Foliation	54
Figure 7.1: Drill Hole Map	58

CK Gold Project S-K 1300 Technical Report	xv	May 2026

Figure 8.1: Umpire Analysis Gold Correlation	70
Figure 8.2: Umpire Analysis Copper Correlation	71
Figure 9.1: U.S. Gold Hole CK21-11c Drilling in Progress	73
Figure 9.2: Oxide Copper Mineralization in Outcropping Granodiorite Host Rocks	74
Figure 10.1: Location of Metallurgical Holes	81
Figure 10.2: Variability Program Copper Deportment	85
Figure 10.3: Grind Analysis – Rougher Flotation Results, Copper and Gold	96
Figure 10.4: Variability Samples, Au Recovery v CuOx/CuT Ratio	99
Figure 10.5: Variability Samples, Copper Recovery v CuOx/CuT	99
Figure 10.6: Pressure Filtration Testwork Results	114
Figure 10.7: Vacuum Filtration – Feed Sample PSD	115
Figure 11.1: Vertical Section Showing Lithological Boundaries and Drill Hole Grades	119
Figure 11.2: Vertical Section Showing Oxidation Boundaries and Drill Hole Weathering	120
Figure 11.3: Fault Map with Drill Hole Grades	120
Figure 11.4: Vertical Section A-A’ Showing Location of Interpreted NE 2 Fault Zone, Oxidation Boundaries and Drill Hole Grades (AUEQ g/t)	121
Figure 11.5: Vertical Section A-A’ Showing Mineralized Domain, Modeled Oxidation, Structures and Drill Hole Grades (AUEQ g/t)	121
Figure 11.6: Log Box Plot for AUCAP (g/t) Variable by Host Rock	124
Figure 11.7: Log Box Plot for CUCAP (%) Variable by Host Rock	125
Figure 11.8: Contact Plot Showing Binned Mean Sample Grades for the Au and Cu Variables	126
Figure 11.9: Geology and Mineralization with Drill Hole Grades (g/t AUEQ)	127
Figure 11.10: Density of Granodiorite vs Depth	127
Figure 11.11: Sample Distribution	128
Figure 11.12: Gold Composite Points for Resource Drill Holes used for Spatial Modeling – Variography	129
Figure 11.13: Copper Composite Points for Resource Drill Holes used for Spatial Modeling -Variography	130

CK Gold Project S-K 1300 Technical Report	xvi	May 2026

Figure 11.14: Pairwise Relative Variograms and Modeled Structures	130
Figure 11.15: Longitudinal Through the 3D Block Model	133
Figure 11.16: Cross-Section Slice (2021 Drill Holes Displayed with Black Collar Points)	134
Figure 11.17: Model Validation Slices (Longitudinal and Cross-Section	140
Figure 11.18: Swath Plots Showing Mean Grades and Volume Histograms for the AUOK/AUNN, CUOK/CUNN and AGOK/AGNN Models	137
Figure 11.19: Cross-Section Showing AuEq Resources and Constraining LG Pit Shell	139
Figure 11.20: Section Showing Blocks >0.2 g/t AuEq with Nested Resource and Reserves Pit Shells	142
Figure 12.1: Cross-Section of all Blocks on Bench 6950 within the Final Pit Design	149
Figure 12.2: Ore Distribution within Bench 7010 of the Final Pit Design, HG ore (yellow) and LG ore (blue). Some isolated LG blocks can be seen	150
Figure 13.1: Pit Sectors and Recommended Slopes	154
Figure 13.2: Design Face (Df) versus Face Condition (Fc) Chart	166
Figure 13.3: Predicted Drawdown at the End of Mining and Post-Mining Year 150	161
Figure 13.4: Groundwater Monitoring Locations	162
Figure 13.5: Predicted Open Pit Groundwater Inflows	163
Figure 13.6: 2025 FS Final Pit Design	164
Figure 13.7: Waste Rock Facility and Ore Stockpile Designs	166
Figure 13.8: Mine Progression – End of Year 1	171
Figure 13.9: Mine Progression – End of Year 2	171
Figure 13.10: Mine Progression – End of Year 3	172
Figure 13.11: Mine Progression – End of Year 4	172
Figure 13.12: Mine Progression – End of Year 5	173
Figure 13.13: Mine Progression – End of Year 6	173
Figure 13.14: Mine Progression – End of Year 7	174
Figure 13.15: Mine Progression – End of Year 8	174
Figure 13.16: Mine Progression – End of Year 9	175

CK Gold Project S-K 1300 Technical Report	xvii	May 2026

Figure 14.1: Block Flow Diagram – Processing Facility	177
Figure 15.1: Project Access Road	188
Figure 15.2: Site Infrastructure Plan	189
Figure 15.3: Haul Roads	190
Figure 15.4: Haul Road Sections	191
Figure 15.5: Pre-Production Site Plan	192
Figure 15.6: Ore Stockpile	194
Figure 15.7: Ore Stockpile Drains	195
Figure 15.8: Ore Stockpile Drain Sections	196
Figure 15.9: SWWRF	198
Figure 15.10: WWRF and EWRF	199
Figure 15.11: TMF Phase Plan	203
Figure 15.12: TMF Section	205
Figure 15.13: TMF Underdrain	206
Figure 15.14: TMF Underdrain and Overdrain Sections	207
Figure 15.15: TMF Overdrain	208
Figure 15.16: Open-Pit Backfill and Pit Wall Grading	209
Figure 15.17: Mill and Truck Area	210
Figure 15.18: Mill and Truck Area Grading	211
Figure 15.19: Process Plant	213
Figure 15.20: Process Plant – Grinding Area	213
Figure 15.21: Process Plant –Flotation Regrind and Tailing Filters	214
Figure 15.22: Process Plant – Tailing Thickener	214
Figure 15.23: Process Plant – Tailings Loadout	215
Figure 15.24: Process Plant – Reagent Storage	215
Figure 15.25: Process Plant – Concentrate Storage	216
Figure 15.26: Process Plant Building	217

CK Gold Project S-K 1300 Technical Report	xviii	May 2026

Figure 15.27: Admin and Change House Building	218
Figure 15.28: Warehouse	219
Figure 15.29: Water Pipeline	221
Figure 17.1: Project Site and Access Road Location	230
Figure 17.2: Locations of the Meteorological Station and PM10 Monitoring Station	231
Figure 17.3: Surface and Groundwater Sampling Locations	232
Figure 17.4: Field Survey Soil Sample Locations and Map Unit Modifications	235
Figure 17.5: USGS Land Cover Vegetation	236
Figure 17.6: Hydrogeological Units, Groundwater Level, and Flow Direction	240
Figure 17.7: Cross-Section of Groundwater Levels	241
Figure 17.8: Predicted Drawdown at the End of Mining and 150 Years Post-Mining	242
Figure 17.9: Mine Rock Sample Spatial Distribution	244
Figure 17.10: Results of ABA Tests	245
Figure 17.11: Results of Humidity Cell Tests	245
Figure 17.12: Water Balance	254
Figure 17.13: New Water Source and Approximate Alignment to Fresh Water Tank	255
Figure 17.14: Proposed Water Transmission Infrastructure	256
Figure 17.15: Project Site Layout	260
Figure 19.1: Mining Production Profile	297
Figure 19.2: Product Mass and Metal in Concentrate	297
Figure 19.3: NSR Composition by Metal	298
Figure 19.4: NSR Contribution by Metal	299
Figure 19.5: Unit Production Costs	301
Figure 19.6: LoM Annual Cash Flow	303
Figure 19.7: Sensitivity of NPV After Tax	307
Figure 19.8: Sensitivity of IRR After Tax	307
Figure 22.1: Grinding Circuit Simulation	317
Figure 22.2 CK Gold Pebble Crushing Zones	318
Figure 22.3: Cu Recovery Adjustments for Conc Grade and Open Circuit Losses	321
Figure 22.4: Au Recovery vs Au Headgrade - Sulfide	322
Figure 22.5: Cu Recovery vs Cu Headgrade – Sulfide	323
Figure 22.6: Ag Recovery vs Ag Headgrade – Sulfide	323

CK Gold Project S-K 1300 Technical Report	xix	May 2026

1 EXECUTIVE SUMMARY

1	Overview

Micon International Limited (Micon) was commissioned by U.S. Gold Corp. (U.S. Gold) to prepare a Feasibility Study (FS) for the CK Gold Project (Project or Property). This is a Technical Report Summary (TRS) summarizing the findings of the FS in accordance with Securities Exchange Commission Part 229 Standard Instructions for Filing Forms Regulation S-K subpart 1300 (S-K 1300). This TRS presents the mineral resources, mineral reserves, and economics for the CK Gold Project. The effective date of this Report is March 30, 2026.

2	Property Description and Location

The Project is located in Laramie County, Wyoming, USA, in the southeastern portion of Wyoming, approximately 20 miles west of the State Capital, Cheyenne (In addition to these leases, to accommodate the related mine facilities and the primary tailings storage facility which cannot be accommodated on State Section 36, a lease agreement for a further 712 acres on portions of Section 25 and Section 31 has been secured with the private landowner.

Figure 1.1. It is centered in the north half of Section 36, T14N, R70W. The Property encompasses approximately 1,120 acres of mineral leases on Section 36, the south half of Section 25, and the northeast quarter of Section 35. In addition to these leases, to accommodate the related mine facilities and the primary tailings storage facility which cannot be accommodated on State Section 36, a lease agreement for a further 712 acres on portions of Section 25 and Section 31 has been secured with the private landowner.

Figure 1.1: Regional and Local Map

WYOMING
PROJECT LOCATION
14N 70W
14N 69W
13N 70W
13N 69W
CRYSTAL LAKE ROAD
Middle Crow Creek
South Crow Creek
South Crow Creek Reservoir
Copper King Mine
Copyright: © 2013 National Geographic Society, i-cubed

EXPLANATION

- ACCESS ROAD
- BHE POWER LINE
- OPERATING PERMIT BOUNDARY

N

0 2,000'

Trihydro Corporation
1252 Commerce Drive
Laramie, WY 82070
www.trihydro.com
(P) 307/745.7474 (F) 307/745.7729

FIGURE 3-1				
PROJECT LOCATION MAP				
CK GOLD MINE GOLD KING CORP. LARAMIE COUNTY, WYOMING				
Drawn By: BR	Checked By: ZH	Scale: 1" = 2,000'	Date: 5/24/23	File: 1_MineLoc_MP-F1

Source: Trihydro, 2023.

CK Gold Project S-K 1300 Technical Report	1	May 2026

3	Geology and Mineralization

The Silver Crown Mining District, where the Project is located, is underlain by Proterozoic rocks that make up the southern end of the Precambrian core of the Laramie Range. Metavolcanic and metasedimentary rocks of amphibolite-grade metamorphism have been intruded by the approximately 1.4-billion-year-old Sherman Granite and related felsic rocks. Within the Project area, foliated granodiorite has been intruded by aplitic quartz monzonite dikes, thin mafic dikes, and younger pegmatite dikes. Shear zones with cataclastic foliation striking N60°E to N60°W are found in the southern part of the Silver Crown District, including at the Project site. Copper and gold mineralization within the Project area occurs primarily in unfoliated to mylonitic granodiorite. The granodiorite typically shows potassium enrichment, particularly in the vicinity of the contact with the quartz monzonite. The mineralization is associated with a N60°W-trending shear zone.

The Project mineralization has been interpreted as being located within a shear-zone, as a disseminated and stockwork gold-copper deposit within Proterozoic intrusive rocks. Most of the mineralization is contained within the granodiorite, with lesser amounts in the quartz monzonite and the thin mafic dikes. Hydrothermal alteration has overprinted on retrograde greenschist alteration and includes a central zone of silicification, followed outwardly by a narrow potassic zone, surrounded by propylitic alteration. Higher grade mineralization occurs within a central core of thin quartz veining and stockwork mineralization surrounded by a zone of lower grade disseminated mineralization. Disseminated sulfides and native copper with stockwork malachite and chrysocolla are present at the surface, with chalcopyrite, pyrite, minor bornite, primary chalcocite, pyrrhotite, and native copper present at depth. Gold occurs predominantly associated with chalcopyrite and there is a minor proportion of free gold.

4	Mineral Processing

Extensive metallurgical testing has been conducted on CK Gold project mineralization since 2008, encompassing oxide, mixed, and sulfide domains. Multiple laboratories (including SGS Lakefield, KCA, BML, Hazen Research, and XPS) completed sequential programs to characterize mineralogy, comminution behavior, flotation performance, gravity response, and tailings dewatering characteristics. Overall, results demonstrate that the CK Gold deposit can reliably produce a clean copper-gold concentrate with recoveries strongly influenced by copper mineralogy and grind size.

Historical testwork began with SGS programs (2008–2010), which identified the need for fine primary and regrinds and highlighted variable copper deportment driven by chalcopyrite, chalcocite/covellite, and native copper. Later KCA programs (2020–2021) expanded sample coverage, improved flotation schemes, and confirmed the presence of significant oxide and cyanide soluble copper fractions, which limit recovery in certain composites. Flotation performance generally improved with finer grinds (80 µm to 90 µm primary; 18 µm to 25 µm regrind), though mass pull and concentrate grade trade offs were observed.

BML test programs (2021–2025) contributed major advancements, including variability testing across lithology, oxidation levels, and production year composites (Y1–Y3). Locked cycle tests consistently produced copper concentrates around 20% to 26% Cu with 60 g/t Au to 90 g/t Au and recoveries exceeding 70% Cu and 60% to 70% Au for sulfide-dominant samples. Oxide and mixed composites showed weaker response due to higher chrysocolla and oxide copper content. Jameson Cell testwork (including rougher dilution tests and pilot-scale trials) demonstrated improved froth stability and recovery at higher mass pull, supporting Jameson technology in the flowsheet.

CK Gold Project S-K 1300 Technical Report	2	May 2026

Gravity concentration, initially considered due to visible native copper in oxide zones, delivered limited benefit. Tests showed coarse native copper presence but did not meaningfully improve overall gold or copper recovery, leading to gravity removal from the flowsheet.

Comminution studies across several programs reported Bond ball mill work indices of ~13 kWh/t to 17 kWh/t and rod mill indices near 16 kWh/t, classifying material as moderately hard. SMC and abrasion index testing further informed SAG/Ball mill design criteria, confirming stable throughput characteristics.

Dewatering and tailings characterization included settling tests, flocculant screening, pressure/vacuum filtration, and geotechnical analysis of filter cake. Tailings samples showed good settling response with high molecular weight flocculants (e.g., Magnafloc 10) at pH ~11, achieving 55% to 63% solids underflow. Pressure filtration achieved lower moistures (~13%) than vacuum filtration (>20%). Filter cake displayed cohesive behavior requiring careful bin design and gentle handling to prevent ratholing or arching.

Mineralogical analyses (QEMScan) across programs consistently highlighted chalcopyrite as the dominant copper sulfide in sulfide composites, with limited oxide copper in deep sulfide materials. High CuOx/CuCN proportions in many samples correlate strongly with reduced flotation recoveries. Gold was typically associated with sulfide minerals, hence responding positively to improved sulfide recovery.

Overall, the combined testwork provides strong foundation for Feasibility level design, confirming:

●	Robust flotation performance for sulfide composites at optimized grind sizes.

●	Predictable recovery reductions in oxide rich domains due to non-floating copper minerals.

●	Feasible tailings dewatering with manageable variability.

●	Clean concentrate chemistry with minimal smelter penalty elements.

●	Flowsheet stability using Jameson Cell rougher/cleaner technology.

This comprehensive data set is considered sufficient by the QP to support process design, metallurgical modeling, and operational planning for the Project.

CK Gold Project S-K 1300 Technical Report	3	May 2026

5	Mineral Resource Estimates

The Mineral Resource Estimate (MRE) for the Project has been updated from the S-K 1300 Technical Report Summary dated February 10, 2025, to incorporate revised economic parameters for the FS. The underlying geological and grade model is otherwise unchanged from the prior estimate. Database corrections applied since the prior estimate, including downhole survey corrections and a re-evaluation of pre-1997 assay quality, were confirmed as non-material through sensitivity analysis and are documented in Section 9 of this Report.

Mark Shutty, CPG, MAIG, Principal Geologist at Drift Geo LLC, is the Qualified Person (QP) responsible for the MRE. Mineral Resources were estimated using Ordinary Kriging within Leapfrog Geo/Edge and reported within a Lerchs-Grossmann optimized pit shell using MinePlan, incorporating metal prices of US$3,000/oz Au, US$4.40/lb Cu, and US$35/oz Ag, domain-specific metallurgical recoveries, and total operating costs of US$12.65/st. AuEq cut-off grades of 0.22 g/t (oxide), 0.21 g/t (transitional), and 0.20 g/t (sulfide) have been applied. The full estimation methodology, economic parameters, and classification criteria are documented in Section 11.

In the QP's opinion, the MRE represents a reasonable and defensible representation of the in-situ mineral inventory of the Project based on all available data as of the effective date of this Report.

Table 1.1 and Table 1.2 present the Mineral Resource Statement, inclusive of Mineral Reserves, as of March 30, 2026. Mineral Resources exclusive of Mineral Reserves are summarized in Section 11.15, Table 11.15 and Table 11.16. Approximately 84% of the Measured and Indicated Resources convert to Mineral Reserves at the FS economic parameters reflecting the high-grade and the well-defined nature of the deposit. Mineral Resources exclusive of reserves include material below the reserve cut-off within the reserve pit shell and material between the reserve and resource pit shells in areas of wider drill spacing.

CK Gold Project S-K 1300 Technical Report	4	May 2026

Table 1.1: Mineral Resource Statement Effective Date March 30, 2026

(in accordance with the definitions set forth in SEC Regulation S-K, Subpart 1300)

Resource Category	Mass Tons (000’st)	Gold		Copper		Silver (Ag)		Au Equivalent
		Au (koz)	Au (oz/st)	Cu (million lbs)	Cu (%)	Ag (koz)	Ag (oz/st)	AuEq (koz)	AuEq (oz/st)
Measured	39,914	627	0.0157	144	0.18	1,862	0.0467	879	0.022
Indicated	58,585	582	0.0099	177	0.15	2,178	0.0372	911	0.0156
Measured + Indicated	98,499	1,209	0.0123	322	0.16	4,040	0.041	1,790	0.0182
Inferred	47,088	407	0.009	142	0.15	1,436	0.03	677	0.014

1.	Mineral Resources are estimated using OK, constrained by geological domains based on lithology and mineralization controls. The underlying datasets supporting the MRE, including drill hole surveys, assay data, and density measurements, have been reviewed, validated, and verified by the QP. Database corrections made since the PFS, including downhole survey corrections, were confirmed as non-material through sensitivity analysis; the pre-1997 assay quality assessment is addressed in Section 9.

2.	Mineral Resources are reported in short tons within an optimized pit shell, using gold equivalent (AuEq) cut-off grades of 0.22 g/t (0.00642 oz/st) for Oxide material, 0.21 g/t (0.00613 oz/st) for Mixed material, and 0.20 g/t (0.00583 oz/st) for Sulfide material. No dilution or mining recovery factors have been applied. Mineral Resources are reported inclusive of Mineral Reserves; Mineral Resources exclusive of reserves are summarized in Table 11.15 and Table 11.16.

3.	AuEq grades were calculated using metal prices of US$3,000/oz Au, US$4.40/lb Cu, and US$35/oz Ag, after application of a 2.1% NSR royalty, yielding realized prices of US$2,937/oz Au, US$4.31/lb Cu, and US$34.27/oz Ag. Metallurgical recoveries represent mill recovery to concentrate and vary by oxidation domain as follows:

Metal	Oxide	Mixed	Sulfide
Gold	67%	70%	73%
Copper	22%	75%	90%
Silver	55%	65%	72%

Smelter payability factors of 98% Au, 97% Cu, and 95% Ag, as detailed in Table 12.2, are applied as separate deductions in the reserve economic analysis and are not embedded in the above recovery figures. Domain-specific AuEq conversion factors, derived from the ratio of each metal's NSR contribution to gold's NSR contribution, are: Oxide - Ag 0.009577 g/g, Cu 0.330 g/%; Mixed - Ag 0.010833 g/g, Cu 1.078 g/%; Sulfide - Ag 0.011507 g/g, Cu 1.240 g/%. LoM average recoveries of 72.5% Au, 85% Cu, and 72% Ag, as reported in (Table 14.1), reflect the scheduled ore feed mix, which is weighted toward sulfide material, and differ from simple domain averages due to mine sequence.

4.	The optimized pit shell was generated using the LG method incorporating metal prices of US$3,000/oz Au, US$4.40/lb Cu, and US$35/oz Ag, operating costs of US$2.50/st mining (strip-adjusted), US$7.00/st processing, US$1.65/st tailings, and US$1.50/st G&A (total US$12.65/st), domain-specific metallurgical recoveries as detailed in Footnote 3, a 2.1% NSR royalty, and a 48° slope angle. A theoretical breakeven AuEq cut-off of 0.205 g/t was calculated by dividing total operating costs (US$12.65/st, equivalent to US$13.94/mt) by the NSR per gram of AuEq at average domain recoveries. Reported AuEq cut-offs of 0.20 g/t to 0.22 g/t were validated against a net block value flag incorporating grade-bin and domain-specific recovery schedules; application of the AuEq cut-offs produces M+I resources within 0.2% of contained AuEq ounces compared to the value-flag defined resource, confirming the grade-based cut-offs are a non-material proxy for underlying block economics. A rehandling cost of US$1.00/st applicable to stockpiled ore is excluded from the resource cut-off cost basis as it represents a mine sequencing cost rather than a fundamental extraction cost; this cost is incorporated in the reserve economic analysis.

5.	Metal prices of US$3,000/oz Au, US$4.40/lb Cu, and US$35/oz Ag were selected for resource reporting based on 2-year trailing average prices as of February 2026 and comparison to peer company assumptions. These prices were used to evaluate potential resource upside beyond the mineral reserve base (US$2,100/oz Au, US$4.10/lb Cu, and US$27/oz Ag as detailed in Section 12). Resource prices are above the 36-month historical average of US$2,593/oz Au, US$4.28/lb Cu, and US$30.63/oz Ag (calendar years 2023-2025, sources: World Gold Council, London Metal Exchange, London Bullion Market Association).There are no known legal, political, environmental, social, or permitting factors that would materially affect the reported MRE.

6.	There are no known legal, political, environmental, social, or permitting factors that would materially affect the reported MRE.

7.	Mineral Resources are classified in accordance with the definitions set forth in SEC Regulation S-K, Subpart 1300. Mineral Resources are reported inclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves have not demonstrated economic viability.

8.	Mineral Resources are reported within U.S. Gold’s mineral tenure holdings, which include Lease No. 0-40828 and Lease No. 0-40858, as described in Section 3.2.1. There are no known encumbrances, liens, or third-party interests that would materially affect U.S. Gold’s ability to develop the Mineral Resources reported herein.

9.	Rounding of reported figures may result in minor apparent discrepancies in totals of tonnage, grade, and contained metal.

10.	There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves. The MRE may be materially affected by environmental, permitting, legal, marketing, or other relevant issues.

11.	Mineral Resources are reported on a 100% Project basis. U.S. Gold holds 100% interest in the CK Gold Project.

12.	The effective date of this Mineral Resource Estimate is March 30, 2026.

CK Gold Project S-K 1300 Technical Report	5	May 2026

Table 1.2: Mineral Resource Statement (Metric) Effective Date March 30, 2026

(in accordance with the definitions set forth in SEC Regulation S-K, Subpart 1300)

Resource Category	Mass Tonnes (kt)	Gold		Copper		Silver (Ag)		Au Equivalent
		Au (koz)	Au (g/t)	Cu (kt)	Cu (%)	Ag (koz)	Ag (g/t)	AuEq (koz)	AuEq (g/t)
Measured	36,210	627	0.54	66	0.18	1,862	1.60	879	0.76
Indicated	53,147	582	0.34	81	0.15	2,178	1.27	911	0.53
Measured + Indicated	89,357	1,209	0.42	146	0.16	4,040	1.41	1,790	0.62
Inferred	42,717	407	0.30	64	0.15	1,436	1.05	677	0.49

1.	Mineral Resources are estimated using OK, constrained by geological domains based on lithology and mineralization controls. The underlying datasets supporting the MRE, including drill hole surveys, assay data, and density measurements, have been reviewed, validated, and verified by the QP. Database corrections made since the PFS, including downhole survey corrections, were confirmed as non-material through sensitivity analysis; the pre-1997 assay quality assessment is addressed in Section 9.

2.	Mineral Resources are reported in metric tonnes within an optimized pit shell, using gold equivalent (AuEq) cut-off grades of 0.22 g/t (0.00642 oz/st) for Oxide material, 0.21 g/t (0.00613 oz/st) for Mixed material, and 0.20 g/t (0.00583 oz/st) for Sulfide material. No dilution or mining recovery factors have been applied. Mineral Resources are reported inclusive of Mineral Reserves; Mineral Resources exclusive of reserves are summarized in Table 11.15 and Table 11.16.

3.	AuEq grades were calculated using metal prices of US$3,000/oz Au, US$4.40/lb Cu, and US$35/oz Ag, after application of a 2.1% NSR royalty, yielding realized prices of US$2,937/oz Au, US$4.31/lb Cu, and US$34.27/oz Ag. Metallurgical recoveries represent mill recovery to concentrate and vary by oxidation domain as follows:

Metal	Oxide	Mixed	Sulfide
Gold	67%	70%	73%
Copper	22%	75%	90%
Silver	55%	65%	72%

Smelter payability factors of 98% Au, 97% Cu, and 95% Ag, as detailed in Table 12.2, are applied as separate deductions in the reserve economic analysis and are not embedded in the above recovery figures. Domain-specific AuEq conversion factors, derived from the ratio of each metal's NSR contribution to gold's NSR contribution, are: Oxide - Ag 0.009577 g/g, Cu 0.330 g/%; Mixed - Ag 0.010833 g/g, Cu 1.078 g/%; Sulfide - Ag 0.011507 g/g, Cu 1.240 g/%. LoM average recoveries of 72.5% Au, 85% Cu, and 72% Ag, as reported in (Table 14.1), reflect the scheduled ore feed mix, which is weighted toward sulfide material, and differ from simple domain averages due to mine sequence.

4.	The optimized pit shell was generated using the LG method incorporating metal prices of US$3,000/oz Au, US$4.40/lb Cu, and US$35/oz Ag, operating costs of US$2.50/st mining (strip-adjusted), US$7.00/st processing, US$1.65/st tailings, and US$1.50/st G&A (total US$12.65/st), domain-specific metallurgical recoveries as detailed in Footnote 3, a 2.1% NSR royalty, and a 48° slope angle. A theoretical breakeven AuEq cut-off of 0.205 g/t was calculated by dividing total operating costs (US$12.65/st, equivalent to US$13.94/mt) by the NSR per gram of AuEq at average domain recoveries. Reported AuEq cut-offs of 0.20 g/t to 0.22 g/t were validated against a net block value flag incorporating grade-bin and domain-specific recovery schedules; application of the AuEq cut-offs produces M+I resources within 0.2% of contained AuEq ounces compared to the value-flag defined resource, confirming the grade-based cut-offs are a non-material proxy for underlying block economics. A rehandling cost of US$1.00/st applicable to stockpiled ore is excluded from the resource cut-off cost basis as it represents a mine sequencing cost rather than a fundamental extraction cost; this cost is incorporated in the reserve economic analysis.

5.	Metal prices of US$3,000/oz Au, US$4.40/lb Cu, and US$35/oz Ag were selected for resource reporting based on 2-year trailing average prices as of February 2026 and comparison to peer company assumptions. These prices were used to evaluate potential resource upside beyond the mineral reserve base (US$2,100/oz Au, US$4.10/lb Cu, and US$27/oz Ag as detailed in Section 12). Resource prices are above the 36-month historical average of US$2,593/oz Au, US$4.28/lb Cu, and US$30.63/oz Ag (calendar years 2023-2025, sources: World Gold Council, London Metal Exchange, London Bullion Market Association).There are no known legal, political, environmental, social, or permitting factors that would materially affect the reported MRE. There are no known legal, political, environmental, social, or permitting factors that would materially affect the reported MRE.

6.	There are no known legal, political, environmental, social, or permitting factors that would materially affect the reported MRE.

7.	Mineral Resources are classified in accordance with the definitions set forth in SEC Regulation S-K, Subpart 1300. Mineral Resources are reported inclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves have not demonstrated economic viability.

8.	Mineral Resources are reported within U.S. Gold’s mineral tenure holdings, which include Lease No. 0-40828 and Lease No. 0-40858, as described in Section 3.2.1. There are no known encumbrances, liens, or third-party interests that would materially affect U.S. Gold’s ability to develop the Mineral Resources reported herein.

9.	Rounding of reported figures may result in minor apparent discrepancies in totals of tonnage, grade, and contained metal.

10.	There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves. The MRE may be materially affected by environmental, permitting, legal, marketing, or other relevant issues.

11.	Mineral Resources are reported on a 100% Project basis. U.S. Gold holds 100% interest in the CK Gold Project.

12.	The effective date of this Mineral Resource Estimate is March 30, 2026.

CK Gold Project S-K 1300 Technical Report	6	May 2026

6	Mineral Reserve Estimates

The Mineral Reserve estimate for the Project represents a key outcome of this FS, providing a robust evaluation of the economically mineable portion of the Project’s Measured and Indicated Mineral Resources. The reserves were defined within a final pit design guided by a validated pit optimization process and supported by updated economic, metallurgical, and operational parameters. This assessment confirms that the CK Gold deposit can be mined profitably under the assumptions adopted for this Study.

A comprehensive pit optimization was first completed in 2021 using the Lerchs–Grossmann methodology. As part of the FS, this work was revalidated with updated inputs, including revised metal prices, operating costs, recoveries, and dilution/ore loss assumptions. The updated analysis demonstrated that the 2021 pit shell remained conservative, with the FS optimization generating more favorable economic limits. Importantly, all blocks previously classified as ore using original parameters remained economic under the revised inputs, confirming the stability of the ore–waste classification and the suitability of the design pit for reserve conversion.

Cut-off determination was based on a value per ton (VPT) milling cut-off methodology, which assesses the net value of each block after processing, tailings, rehandle, and G&A costs. Mining costs were excluded from the cut-off calculation, consistent with industry practice. A block was classified as ore if its VPT was zero or higher. Updated metal prices (including US$2,100/oz gold, US$4.10/lb copper, and US$27/oz silver) and improved processing assumptions were incorporated into the FS level VPT calculation.

Dilution and ore loss were modeled using a detailed block by block analysis of ore–waste contacts across the pit. Due to large block sizes relative to the mining equipment and the disseminated nature of the mineralization, dilution effects were found to be low. Dilution of 1.25% for low-grade ore and 0.25% for high-grade ore was applied, along with ore loss allowances of 2.0% and 0.5%, respectively. These adjustments reflect expected operational variability without materially impacting on the economic viability of the deposit.

Based on these parameters, the total Proven and Probable Mineral Reserves estimated are summarized in Table 1.3.

Table 1.3: Mineral Reserve Statement Effective Date March 30, 2026

(in accordance with the definitions set forth in SEC Regulation S-K, Subpart 1300)

Reserve Category	Mass Tons (Mst)	Gold		Copper		Silver		Au Equivalent
		Au (koz)	Au (oz/st)	Cu (lb millions)	Cu (%)	Ag (koz)	Ag (oz/st)	AuEq (koz)	AuEq (oz/st)
Proven (P1)	33.8	582	0.017	129	0.191	1,542	0.046	872	0.026
Probable (P2)	40.8	433	0.011	130	0.16	1,489	0.037	726	0.018
P1 + P2	74.5	1,015	0.014	260	0.174	3,032	0.041	1,598	0.021

1.	Reserves tabulated above a “milling cut-off value” per ton (see text).

2.	Dilution of 1.5% and 0.25% applied for LG and HG ore material, respectively.

3.	Ore loss of 2.0% and 0.5% applied for LG and HG ore material, respectively.

4.	AuEq values calculated assuming gold price of US$2,100/oz, silver price of US$27/oz, copper price of US$4.10/lb and metallurgical recovery ranges of 67% to 75% for Au, 50% to 70% Ag and 25% to 92% Cu as described in Table 1.2.

5.	Totals may not sum due to rounding.

6.	The effective date of this Mineral Reserve estimate is March 30, 2026.

CK Gold Project S-K 1300 Technical Report	7	May 2026

7	Mine Design, Optimization, and Scheduling

The Project FS-level mine plan presents a comprehensive strategy for developing and operating an open pit mine that is aligned with the geological, geotechnical, hydrogeological, and operational characteristics of the orebody. Open pit surface mining was selected based on the near surface location of the deposit, the disseminated mineralization style, and economic outcomes from pit optimization studies.

A detailed geotechnical assessment conducted by Piteau Associates established the recommended slope designs for the 30 ft bench configuration. Sector specific inter ramp angles, face angles, and catch bench widths were defined to maintain safe operating conditions. Controlled blasting practices, benching trials, and ongoing geotechnical observation form the basis for maintaining slope integrity throughout excavation. Continued monitoring using survey prisms, radar systems, and visual inspections is recommended to ensure early detection of slope deformation and to support safe mining operations.

The hydrogeological characterization performed by NEIRBO Hydrogeology indicates that groundwater inflows to the open pit will be low and manageable using passive dewatering through in pit sumps. Localized depressurization will be required along the east and southeast slopes to meet stability criteria. Monitoring of pore pressures with vibrating wire piezometers, together with integrated slope monitoring systems, will ensure depressurization targets are achieved and maintained. Post closure modeling shows that backfilling the pit with tailings and waste rock will prevent pit lake formation and maintain hydraulic containment.

The mine design incorporates a starter pit and three phases of expansion, including one small satellite pit to optimize early mill feed quality during Year 1. Ore production is planned at a nominal rate of 20,000 st/d, resulting in a mine life of approximately eight and a half years, followed by nearly two years of stockpile reclamation. Mine design parameters, including bench geometries, ramp widths, and slope criteria, are aligned with geotechnical recommendations and equipment capabilities.

Ore handling strategies include the creation of both high-grade (HG) and low-grade (LG) stockpiles. LG ore will initially be fed directly into the mill and will be stockpiled after Year 3 and reclaimed once the pit is depleted. The designed LG stockpile is planned to hold roughly 15.6 Mst once pit operations are completed. Processing of this material, after the pit is depleted, will take approximately 2 years

A total of 65.8  Mst of waste rock will be mined, of which 7.7  Mst is classified as Potentially Acid Generating (PAG). PAG material will be placed within the lined portion of the Tailings Management Facility (TMF), while the majority of the Non-Acid Generating (NAG) material will be used to construct TMF containment berms. Remaining NAG waste will be stored in the East, West and Southwest Waste Rock Facilities, which have a combined capacity of 25.6  Mst. Between Years 7 and 9, up to 6.7 Mst of NAG waste will be rehandled from the WRFs to support ongoing TMF berm construction.

A contractor operated mining model was selected as the preferred fleet approach, based on detailed trade off analysis demonstrating comparative mining unit costs relative to an owner operated model with minimum upfront capital risk. Fleet sizing was developed using haulage modeling, benchmarked productivity parameters, and detailed equipment utilization assumptions. Project employment will peak at approximately 330 personnel, with staffing distributed across mine operations, tailings placement, site administration, technical services, and environmental management.

Overall, the mine plan provides a technically robust and operationally efficient framework for safe, responsible development of the Project. Integrated geotechnical, hydrogeological, operational, and economic analyses support a feasible and well-structured approach to ore extraction, material handling, and long term mine.

CK Gold Project S-K 1300 Technical Report	8	May 2026

8	Mineral Processing

The Project process plant has been designed to treat 20,000 st/d of gold-copper sulfide ore and produce a saleable flotation concentrate containing copper, gold, and silver. The facility incorporates conventional comminution, modern Jameson Cell flotation technology, and a dry-stack tailings system to achieve high metallurgical performance, operational reliability, and responsible water and tailings management.

The processing flowsheet begins with ore delivery from the open pit mining operation to a primary crushing system, followed by crushed ore storage and reclaim to a two-stage grinding circuit consisting of a semi-autogenous grinding (SAG) mill in closed circuit with a pebble crusher and a ball mill in closed circuit with hydrocyclones. Ground slurry feeds a multi-stage flotation circuit comprising rougher, scavenger, regrind, and cleaner stages designed to efficiently recover and upgrade copper and gold mineralization.

Life of Mine (LoM) design criteria support concentrate grades of approximately 12% to 16% Cu and 1 oz/st Au, with targeted recoveries of 80.6% copper, 71.5% gold, and 68.7% silver . The final concentrate is thickened, filtered to below 10% moisture, and stored onsite prior to shipment.

Flotation tailings are thickened and processed through vibrating vacuum belt filters to produce a dry filter cake averaging around 14.5% moisture content, which is hauled to a dry-stack tailings facility. The tailings and concentrate thickening circuits are integral to the site’s water-recycling strategy, returning overflow and filtrate streams to the process water system and reducing raw-water demand from the Crystal Lake Reservoir.

The plant’s reagent systems include PAX and A-208 collectors, MIBC frother, lime for pH control, and flocculants for thickening and filtration. These reagents are prepared and handled in dedicated, MSHA-compliant facilities equipped with appropriate containment, instrumentation, and safety systems.

Supporting infrastructure includes raw and process water storage tanks, stormwater capture and reclaim systems, air supply systems for instrumentation and filtration, and dust-suppression equipment within the crushing area. Water and air services are distributed through plant-wide ring mains to ensure operational availability and consistent supply during both routine operation and plant stoppages.

Plant staffing includes 12 salaried personnel and 76 hourly employees, with operational roles scheduled on rotating 12-hour shifts to provide continuous coverage across crushing, grinding, flotation, tailings handling, reagent preparation, maintenance, safety, and supervisory functions.

Overall, the process plant design for the Project reflects a modern, efficient, and environmentally responsible approach to gold-copper processing. The selected technologies and operating criteria support a projected 10-year mine life, delivering reliable concentrate production while maintaining high availability, metallurgical performance, and safe operating practices.

CK Gold Project S-K 1300 Technical Report	9	May 2026

9	Infrastructure

An access road approximately 4.2 miles long and 26 feet wide will be constructed, generally centered along a 60-foot-wide Right-of-Way (RoW) outside the project site boundary.

The infrastructure planned for the Project consists of the following:

●	Mine infrastructure including truck shop, wash bay, dewatering pumps, explosives storage, fuel storage.

●	Tailings Management Facility (TMF).

●	East, West, and Southwest Waste Rock Storage Facilities.

●	Low-Grade Ore Stockpile.

●	Water collection ponds.

●	Process Plant.

●	Concentrate Storage.

●	Administration Building and Changehouse.

●	Warehouse.

●	Guardhouse.

The TMF is sited east of the process plant within a valley formed by the ephemeral South tributary of Middle Crow Creek. It begins to the east of the South Crow Creek water transmission pipeline easement. The basin's topography contains and directs the placement of tailings towards the northeast.

The filtered tailings will be co-deposited with waste rock to provide structural buttresses for stability and a cover to protect against weathering and wind erosion. The TMF will be developed in three phases, each consisting of a prepared subgrade, underdrain collection system, composite liner system (CLS), seepage collection system, tailings, and waste rock. The tailings will be placed in the TMF in 10-to-20-foot lifts, and the waste rock buttress and shell will be installed in 10- to 20-foot lifts as the tailings increase in elevation. Processed tailings will be hauled to and placed in the TMF until Year 8.25. After that, the remaining tailings produced will be hauled to and placed in the open pit.

Designs were prepared for the mine maintenance area, administration and warehouse building area, and other supporting facilities. The civil grading designs utilized 3H:1V to 5H:1V slopes to balance the cut and fill areas, address stormwater run-off, and reduce erosion.

Electrical power for the Project will be supplied by a local utility company, Black Hills Energy (BHE), under an Industrial Contract Service Agreement. The power demand for the Project requires that a new 115 kV power line be constructed for the Project by BHE. The power line would be constructed from BHE’s West Cheyenne substation, located approximately 16 miles east of the Project, to a new BHE owned, built, and operated 115 kV / 13.8 kV distribution substation (including transformer) near the mine. The estimated construction costs for the proposed power line, easement cost, and substation can be amortized in addition to the base power unit rate charged.

The Project will operate in a net water deficit situation, given that the mean annual evapotranspiration exceeds the mean annual precipitation. The total average Project water consumption will be 562 gallons per minute (gpm). Water to meet processing, mining, and potable water demand has been identified, and potential well sites have been investigated. A contract to supply water with the Board of Public Utilities (BOPU) in Cheyenne, Wyoming, has been executed, outlining water sourced from an infiltration station located in the Crystal Reservoir northwest of the site and piped to the raw water tank. Contingency water sources have been identified in the event of water curtailment by BOPU. However, an agreement with the Ferguson Ranch and Sutherland Ranch, the surrounding landowners, on a water exploration program has successfully identified nearby sources proximal to the Project. Following studies by TGI, water generated from pit dewatering, surface run-off, and waste rock and tailings seepage will be recycled for use in mineral processing and/or dust suppression, reducing the volume of make-up water.

CK Gold Project S-K 1300 Technical Report	10	May 2026

10	Environmental, Permitting, and Community Impact

Environmental studies began in October 2020 to establish the pre-mining site conditions and fulfill the requirements for permitting. The environmental study reports, including baseline, groundwater modeling, seepage modeling, and geochemical characterization, have been submitted to the State as part of the permitting process. Applications for the principal state have been granted the Industrial Siting Permit (ISP0, May 2023, and the Mine Operating Permit (MOP) in April 2024. The MOP was conditional on a water discharge permit (WYPDES), furnishing a reclamation bond, and an Air Quality Permit (AQP), and these conditions were met in May, June, and November, respectively. The Project will occupy state-owned and private land. Permitting is primarily at the state and local level; no major federal permits are required.

Mining projects in Wyoming that are not located on Federal Land fall under the jurisdiction of the Wyoming Department of Environmental Quality, Land Quality Division (DEQ-LQD), which issues the MOP. This is an operating permit needed to advance the Project and start construction. The Project initially applied for the MOP in September 2022. The Project application went through two rounds of technical review. The MOP was granted to the Project in April 2024.

The DEQ-LQD has permitted the Project's exploration activities to date. The Project has posted an exploration bond to guarantee the reclamation of surface disturbance caused by the development of exploration drill pads, test pits, and some roads. The exploration bond release is currently pending the re-establishment of revegetated areas.

In February 2021 the US Army Corps of Engineers (USACE) issued an Approved Jurisdictional Determination, under which two surface water bodies and associated wetlands in the Project area are considered Waters of the United States and subject to USACE jurisdiction and permitting for discharging of dredged or fill materials. There are no plans for project discharges or dredge or fill material deposition in these surface waters. Therefore, no further USACE permitting was anticipated. The USACE provided the Project with a no permit required letter in April 2024.

The Project required an Air Quality Permit to Construct and Operate issued by the DEQ’s Air Quality Division (DEQ-AQD). This permit was approved in November 2024 with a New Source Review, including the development of the Project’s air emission inventory. Electrical power will be supplied from a local utility rather than on-site generators (an on-site standby generator will be used in case of power interruptions). The permit application was submitted and underwent agency review and a public comment period before the final agency review. The air quality permit was granted in November 2024.

The Project also required an Industrial Siting Construction Permit issued by the DEQ’s Industrial Siting Division (ISD). This permit is required for projects exceeding US$253.8 million in construction costs. The application, including a socioeconomic and environmental impact assessment, was submitted in February 2023, following public notifications to affected local government agencies and two public informational meetings in Laramie County and the adjacent Albany County.
DEQ-ISD granted the Industrial Siting Construction Permit to the Project in June 2023.

CK Gold Project S-K 1300 Technical Report	11	May 2026

The State Engineer’s Office (SEO) issues permits to appropriate water for beneficial use, as well as permits to construct and operate water related infrastructure such as wells, mine dewatering systems, and reservoirs, including stormwater or sediment control structures. SEO permits to construct and abstract water from the Project’s surface water diversion channels and detention ponds were received in 2022 and 2023. Applications for permits to abstract groundwater flowing into the mine pit and to install a proposed on-site potable water well were also approved in 2023.

The DEQ Water Quality Division, State Fire Marshall, and Laramie County will require several other permits. Additionally, the US Environmental Protection Agency has jurisdiction over public water supply systems in Wyoming and requires a permit to supply potable water from the proposed on-site well. These permits will entail significantly less time and effort than the principal state permits granted.

In addition to government agencies’ permitting requirements, the Project’s development will require certain agreements with private local entities. Agreements with Ferguson Ranch were negotiated for surface use rights, easements, and temporary rights to on-site water sources. Planning for a power supply agreement is also ongoing with Black Hills Energy. Beyond the extensive outreach during the ISP, U.S. Gold has and continues to reach out to and provide project information to various additional local public and private entities that may be affected by and/or interested in the Project. Procurement of goods and services and hiring of personnel are governed by the Project’s policy of prioritizing local and State of Wyoming sources.

An Environmental Social Management System (ESMS) is being prepared consistent with Equator Principles which will provide a management and measurement instrument focused on avoiding or mitigating environmental impacts throughout the Project life cycle. Waste rock and tailings generated during mining and mineral processing will be deposited in engineered facilities on the Project site. Geochemical testing of mine rock and tailings using industry standard methods on representative samples indicates a limited probability of producing Acid Rock Drainage (ARD) and/or metal release to water. Static geochemical testing on tailings samples produced by locked cycle laboratory testing indicates that the tailings are not acid generating. Static geochemical testing of waste rock samples indicates only a small percentage of waste rock is PAG. Confirmatory kinetic and leach test results show no or low production of acidic water or metal release for all tested samples.

The tailings will be filtered to extract as much moisture as feasible prior to their deposition, maximizing their structural strength and geotechnical stability, thereby avoiding the need for a tailings dam and the associated stability and seepage risks. Filtered tailings also maximize the amount of water that can be recycled to mineral processing, reducing make-up water requirements and minimizing overall water consumption. The tailings will be co-deposited in a TMF with waste rock to provide structural buttresses and a retention shell for stability. Slope stability analyses of the TMF under static, pseudo-static, and post-peak loading conditions, including liquefaction assessment, were performed to verify that acceptable safety factors were obtained.

Run-off and seepage from the TMF will be collected in detention ponds at the downstream toe. A liner will limit seepage to the subsurface. A seepage collection drain installed above the liner will maintain a low hydraulic head in the bottom of the tailings mass and promote free drainage of the tailings, minimizing tailings saturation. The seepage collection drain will discharge to the detention pond downstream of the TMF.

To minimize fugitive dust emissions from the TMF, the top of the tailings surfaces will be compacted as quickly as feasible following tailings deposition, spreading the tailings by dozers using a smooth roller compactor to seal the surface. Once the final tailings slope and elevation have been achieved, the waste rock retention shells will be placed over the exposed tailings slopes. Speed limits will be imposed and enforced for mobile equipment operating on and around the TMF. Water will be sprayed on active surfaces to control fugitive dust emissions as required.

CK Gold Project S-K 1300 Technical Report	12	May 2026

Waste rock will be used for construction of haul roads, erosion control features, and buttresses forming the outer shell of the TMF. Surplus waste rock will go into the West and East Waste Rock Facilities. These facilities are designed to have a slope angle of 3H:1V, which is substantially flatter than the rock’s angle of repose, inherently providing an acceptable safety factor for geotechnical stability. Run-off and seepage will be collected in sedimentation ponds constructed at the downstream toe of the waste rock facilities. While kinetic testing on waste rock resulted in no ARD/metal leaching, the Project proposes segregating and isolating PAG waste rock, as determined by NAG pH testing, representing less than 11% of the total waste rock to be excavated and handled. PAG waste rock is proposed to be deposited in the interior of the lined TMF, as space allows, and, if needed, in the open pit after Year 8.

Extensive hydrogeological site characterization has been completed to support the development of a regional groundwater flow model. The model simulates pre-mining conditions and hydrological changes during mining and post-mining. Predicted mine-induced groundwater drawdown decreases rapidly away from the pit. The 5-ft drawdown will generally remain within the Project site boundary. The nearest domestic wells are 2,000 ft from the predicted 10 ft drawdown area and are not expected to experience discernable effects. Likewise, the effects on surface water flow in nearby streams will be negligible. The average annual groundwater pit inflow is expected to be less than 15 gpm, which will be captured using passive, in-pit sumps. After mining, groundwater and precipitation flowing into the backfilled pit will cause a gradual rebound of the groundwater level. A pit lake is not expected to form since evaporation losses will keep the groundwater level below the top of the backfill. This will result in the pit being a hydraulic sink with no groundwater outflows.

The Project site will be in a net water deficit situation, given that the mean annual evapotranspiration exceeds the mean annual precipitation. To minimize the overall demand for water from external sources, the Project will implement the following water conservation measures:

●	Tailings Filtration.

●	Pit Dewatering Recycling.

●	Surface Run-Off and Seepage Recycling.

●	Irrigation Ditch.

●	On-Site Potable Water Supply Well.

●	Truck Wash Water Recycling.

●	Dust Control Water recycling.

Tailings filtration maximizes the amount of water recycled back into the flotation process, thereby avoiding the need for a tailings dam where much of the water would be lost to seepage and evaporation.

●	Pit inflow collection in a sump to use for dust control in the pit.

●	Surface run-off and seepage collection from waste rock facilities, TMF, and other facilities to use for dust control on site.

●	Conversion of an existing on-site irrigation ditch providing water during the spring season.

●	On-site potable water supply well.

●	Truck wash water recovery and reuse for dust control.

●	Recycling of water used for in-pit and primary crusher dust control.

CK Gold Project S-K 1300 Technical Report	13	May 2026

The Project submitted a Reclamation Plan as part of the MOP application. The closure objective is to reclaim the site to enable the resumption of its current use of cattle grazing and mule deer winter range. A reclamation cost estimate has been developed for the reclamation bonding process. Concurrent reclamation will be practiced during the LoM to reclaim portions of the project site as soon as feasible before the end of mining, securing corresponding early releases in bonding obligations. At the end of operations, the process plant and supporting facilities will generally be demolished, and their footprints will be regraded. The disturbed areas, including the waste rock facilities and TMF, will be covered in topsoil and revegetated. Micro-topographical undulations and rock outcroppings will be created in the TMF slope for wildlife habitat and to promote revegetation. After the pit is fully excavated, it will be backfilled with tailings produced during the last two years of post-mining mineral processing. With a combination of blasting and earthmoving, the pit rim will be bulldozed into the pit to create a 3H:1V final pit wall slope covering the tailings. To help increase the local area’s long-term water storage capacity, discussions have begun with BOPU about the possibility of converting the post-mining open pit into a water storage reservoir.

11	Capital Costs, Operating Costs, and Financial Analysis

A breakdown of the LoM capital cost estimate for the Project, including pre-production owner’s costs that are expensed, is given in Table 1.4.

Table 1.4: LoM Capital Costs

Description	Initial (US$’000)	Sustaining (US$’000)	LoM Total (US$’000)
1000 - Mining	5,500	1,303	6,803
2000 - Process Plant	219,194	20,275	239,469
3000 - Geotechnical Structures	21,623	8,000	29,623
4000 - Infrastructure	21,388	4,946	26,334
5000 - Construction Indirects	43,914	0	43,914
6000 - Consultants	16,136	0	16,136
8000 - Other Indirect Costs	20,116	0	20,116
Contingency	46,514	0	46,514
Sub-Total Direct and Indirect Capital	394,385	34,525	428,909
0200 - Mining / Mobilization	4,085	0	4,085
9001 - Insurance (Construction)	1,958	0	1,958
9000 - Owner's Costs	21,959	0	21,959
Pre-Production Owner's Costs	28,001	0	28,001
Closure Costs	0	26,995	26,995
Total Capital Expenditure	422,386	61,520	483,906

CK Gold Project S-K 1300 Technical Report	14	May 2026

The forecast operating costs are zero-based estimates derived inter alia from mining contractor bid unit rates, estimated annual consumption of fuel, electrical power, reagents and other consumables, and operating, maintenance, technical services and supervisory manpower requirements. The resulting estimates for mining, processing and general & administrative costs total US$18.48/t processed. Selling cost, royalties and production taxes bring the total to US$$21.83/t processed, made up as follows:

Mining	US$7.33/t processed (or US$3.88/t mined).

Processing Costs – incl. tailings placement	US$9.59/t processed.

G&A Costs	US$1.54/t processed.

Selling Cost, Royalties and Production Taxes	US$3.37/t processed.

Total Operating Cost	US$21.83/t processed.

An after-tax, discounted cash flow model was developed to assess the economic performance of the Project. This analysis relies on this report’s mining schedule, capital and operating cost estimates, and recovery parameters. The model assumes 100% equity funding, a 5% discount rate, a gold price of US$3,250/oz, copper price of US$4.50/lb. and silver price of US$40/oz. The key parameters and results of the analysis are shown in Table 1.5. The positive economic outcome of the feasibility study is used to validate the CK Gold Mineral Reserve Estimate.

CK Gold Project S-K 1300 Technical Report	15	May 2026

Table 1.5: Feasibility Study Parameters and Results

Item	Unit	Value
Mining
Total Tonnage Mined	k ton	140,597
Total Tonnage Moved (includes stockpile and waste rehandle)	k ton	163,546
Total Ore Mined	k ton	74,527
Strip Ratio (Waste: Ore)	t:t	0.89
Operating Mine Life	years	11
Contained Gold	koz Au	1,015
Contained Copper	k lbs Cu	259,880
Contained Silver	koz Ag	3,030
Contained Gold Equivalent	Moz AuEq	1.4
Processing
LoM Average Gold Recovery	%	71.5
LoM Average Copper Recovery	%	80.6
LoM Average Silver Recovery	%	68.7
Payable Metals in Concentrate
LoM Gold Payable	koz Au	707.2
LoM Copper Payable	k lbs Cu	186,726
LoM Silver Payable	koz Ag	1,874
LoM Gold Equivalent Payable	koz AuEq	931
Average Annual Gold Payable - Yr 1 to Yr 11	koz Au	64.3
Average Annual Copper Payable - Yr 1 to Yr 11	k lbs Cu	16,975
Average Annual Silver Payable - Yr 1 to Yr 11	koz Ag	170
Average Annual Gold Equivalent Payable - Yr 1 to Yr 11	koz AuEq	85
Average Annual Gold Payable - Yr 2 to Yr 8	koz Au	77
Average Annual Copper Payable - Yr 2 to Yr 8	k lbs Cu	21,495
Average Annual Silver Payable - Yr 2 to Yr 8	koz Ag	189
Average Annual Gold Equivalent Payable - Yr 2 to Yr 8	koz AuEq	102
Costs per Ton
Mining Costs	USS/st mined total	3.88
Mining Costs	US$/st processed	7.33
Processing Costs – including Tailings Placement	US$/st processed	9.59
G&A Costs	US$/st processed	1.54
Total Site Operating Cost	US$/st processed	18.46
Total Cash Costs
LoM Total Cash Cost, Net-of-Copper-Silver By-Product	US$/oz Au	1,007
LoM Total Cash Cost, Co-Product	US$/oz AuEq	1,748
LoM AISC, Net-of-Copper-Silver By-Product	US$/oz Au	1,094
LoM AISC, Co-Product (US$/oz AuEq)[2]	US$/oz AuEq	1,814
Capital Expenditure
Initial Capital – including Contingency	US$ million	394
Pre-Production Owners Costs	US$ million	28
Sustaining Capital	US$ million	35
Reclamation Cost (US$ million)	US$ million	27
Base Case Metal Price Assumptions
Gold Price (US$/oz)	US$/oz Au	3,250
Copper Price (US$/lb)	US$/lb Cu	4.5
Silver Price (US$/oz)	US$/oz Ag	40
Base Case Project Economics
After-Tax IRR	%	27
After-Tax NPV5%	US$ million	632
Payback Period	years	2.5
Average Annual Operating Net Free Cash Flow (US$M)2 – Yr 1 to Yr 11	US$ million	124
LoM Total Net Free Cash Flow ($M) (incl. capital investment and closure)	US$ million	967

CK Gold Project S-K 1300 Technical Report	16	May 2026

A sensitivity analysis on metals pricing indicates additional potential for this project at higher metals pricing, Table 1.6. Additionally, the sensitivity indicates the robustness of the project with positive economic outcomes at reduced metals pricing.

Table 1.6: Metal Price Sensitivity

Gold Price (US$/oz)	Before Tax		After Tax
	NPV (US$ million)	IRR (%)	NPV (US$ million)	IRR (%)	Payback (Years)
6,000	2,151	65.00%	1,774	57.50%	1.1
5,500	1,898	59.40%	1,569	52.50%	1.3
5,000	1,645	53.50%	1,363	47.40%	1.4
4,500	1,392	47.40%	1,155	42.00%	1.6
4,000	1,139	41.00%	946	36.30%	1.8
3,500	886	34.30%	737	30.20%	2.2
(Base Case) 3,250	759	30.70%	632	27.00%	2.5
3,000	633	27.10%	528	23.80%	2.9
2,500	380	19.20%	320	16.80%	3.8
2,000	127	10.20%	98	8.50%	5.6
1,500	-126	0.00%	-147	0.00%	15.8

12	Conclusions and Recommendations

12.1	General Recommendations

Based on the results of the feasibility study, it is recommended that the Project advance to the next stage of development. The study demonstrates that the selected mining and processing option is technically feasible and economically viable under the stated assumptions. Mineral production schedules, mine design, processing recoveries, infrastructure requirements, and capital and operating cost estimates have been developed to a level of accuracy consistent with a feasibility study. Identified technical, environmental, permitting, and execution risks are considered manageable with further detailed engineering and project controls. Advancement to detailed engineering and permitting is recommended, with the objective of supporting a construction decision, subject to corporate approval and prevailing market conditions.

12.2	Specific Work Plan

Economic analysis (Section 19) indicates the project is financially robust and should advance to financing, detailed engineering, and execution planning; conservative assumptions support resilient results across scenarios, and the methodology to date is technically defensible.

Deposit Understanding

As indicated in Section 6 additional drilling should be performed to solidify understanding of the Copper King fault and mineral deposit model. However, the density of drilling and the distribution of metal values suggest a high level of confidence in the stated reserves

Metallurgical Testwork

Additional metallurgical testwork is recommended (beyond Feasibility Study needs) to reduce risk for detailed engineering and early ops: more low-grade/variability and comminution testing, confirm Jameson Cell suitability, do vendor regrind testing, and validate/optimize tailings filtration and cake vibration performance at scale.

CK Gold Project S-K 1300 Technical Report	17	May 2026

Ore Processing

It is recommended that an oxide-dominant processing strategy be further evaluated to determine whether blending or campaign (batch) operation is preferred during Year 1.

Design and Engineering

To advance into detailed design and project execution, the following actions are recommended:

●	Finalize Equipment Specifications and Procurement Packages.

●	Secure Long-Lead Items.

●	Complete issued for construction (IFC) level Engineering.

●	Define Contractor Scopes and Execution Strategy.

●	Validate contractor scope definitions in alignment with the selected EPCM/EPC execution model.

●	Finalize concentrate off-take agreements (MOU) and consider alternative concentrate transport options to smelter.

Environmental, Permitting, and Social

The following is a summary of the Environmental, Social, and Permitting recommendations:

●	Continue activities needed to maintain the required state and local permits.

●	Continue project information disclosure and consultation with local stakeholders, especially focusing on project impact assessment, local project benefits, and impact mitigation measures.

●	Conclude the power supply agreement.

●	Establish preliminary engineering to establish contingency connections to backup water supply sources.

●	Additional hydrogeological assessment will need to be performed to determine potential impacts of the Red Canyon and Sutherland Ranch well sources.

●	Continue engagement with the City of Cheyenne regarding the potential post-mining conversion of the pit to a water storage reservoir serving the city.

●	Complete and continue to implement a Project ESMS consisting of site-specific plans and procedures governing the environmental management of project activities causing potential environmental impacts during construction, operations, closure and post-closure.

CK Gold Project S-K 1300 Technical Report	18	May 2026

2 INTRODUCTION

2.1	ISSUER

Micon International Limited (Micon) was commissioned by U.S. Gold Corp. (U.S. Gold) to prepare a Feasibility Study (FS) for the CK Gold Project (Project or Property). This is a Technical Report Summary (TRS) summarizing the findings of the FS in accordance with Securities Exchange Commission Part 229 Standard Instructions for Filing Forms Regulation S-K subpart 1300 (S-K 1300). This TRS presents the mineral resources, mineral reserves, and economics for the Project. The effective date of this Report is March 30, 2026.

U.S. Gold is a company focused on gold exploration and development and advancement of high potential gold projects in Wyoming, Nevada and Idaho, USA. U.S. Gold trades on the US Stock Exchange as USAU (NASDAQ: USAU).

2.2	TERMS OF REFERENCE

Micon was engaged by U.S. Gold to prepare a Feasibility Study (FS) for the CK Gold Project (the Project or Property). This TRS has been prepared in accordance with the disclosure requirements of the U.S. Securities and Exchange Commission’s Regulation S K, Subpart 1300 (S K 1300).

The TRS provides a summary of the FS results, including the estimation of mineral resources and mineral reserves, the proposed mine plan, and the associated technical, operational, and economic evaluations for the Project. All findings, conclusions, and recommendations presented herein are based on the effective date of March 2026.

The quality of the information, interpretations, conclusions, and estimates contained herein reflects the professional judgment and level of effort applied by Micon in the execution of its services. These results are based on:

●	Information and documentation available to Micon at the time of report preparation; and

●	Data, assumptions, and supporting materials provided by the Client.

The assumptions, limiting conditions, and qualifications outlined in this Report are integral to its interpretation and use. Micon has relied on the accuracy and completeness of the information supplied and has not independently verified all data.

This Report has been prepared in accordance with applicable regulatory requirements and industry standards governing technical disclosures for mineral projects. The conclusions and opinions expressed herein are subject to the inherent uncertainties associated with the interpretation of geological, technical, and economic information. Micon accepts no responsibility for any losses or damages arising from the use of this report for purposes other than those for which it is intended.

The Report must be read in its entirety. Sections or excerpts should not be taken out of context. No part of this document may be reproduced or used for public disclosure without the written consent of Micon.

The regional geological setting of the CK deposit within the Cheyenne suture belt is significant, as is the nature of occurrence of sulfide mineralization as disseminations in undeformed granodiorite and alignment with foliation in foliated to mylonitized granodiorite. Based on the available data and information to date, we suggest that Klein’s (1974) description of the CK deposit as a “structurally controlled base and precious metal deposit hosted in a Precambrian shear zone” is essentially correct if you want further refinement. While Klein’s description does not present a conventional deposit model, it does provide a reasonable interpretation on which to base plans for future exploration. Future drilling exploration (and petrographic and/or mineralogical analysis) should be carefully planned to test Klein’s interpretation and target data useful in further developing an appropriate deposit model for the Project, whether conventional or not.

CK Gold Project S-K 1300 Technical Report	19	May 2026

2.3	SOURCES OF INFORMATION

The information, opinions, conclusions, and estimates presented in this Report are based on the following:

●	Information and technical data provided by U.S. Gold.

●	Review and assessment of previous investigations.

●	Assumptions, conditions, and qualifications as outlined in the report.

●	Review and assessment of data, reports, and conclusions from other consulting organizations and previous property owners.

These sources of information are presented throughout this Report and in the References section. The Qualified Persons (QPs) are unaware of any material technical data other than that presented by U.S. Gold.

2.4	DETAILS OF INSPECTION

This section provides a list of the QPs involved in preparing this TRS and details of their inspections of the Property.

Mark Shutty, CPG, MAIG, Principal Geologist at Drift Geo LLC, (QP) visited the CK Project site and U.S Gold’s logging and sample storage facilities in Cheyenne from July 26 to July 27, 2021, and again on July 11, 2024. Mr. Shutty has reviewed the drill hole datasets and geological information supporting the Mineral Resource Estimate.

Andy Holloway, P.Eng., metallurgist was unable to visit the Project. John Wells, consulting metallurgist for the registrant, worked closely with Andy Holloway visited the core storage and witnessed metallurgical labs on multiple occasions listed below throughout validating the metallurgy:

●	2021 –Project core shed and a selection of samples.

●	2021 - Kappes, Cassiday & Associates (KCA) Laboratory, Reno, Nevada, USA.

●	2022, 2024 and 2025, Base Metallurgical Laboratories Ltd (Base Metallurgical), Kamloops, BC, Canada.

●	2025 XPS, Sudbury, Canada (August 2025)

●	2025 Jenike and Johanson (J&J), Toronto, Canada (September 2025)

Alex Zaitchenko (QP) and Mohsin Hashmi (QP) of Micon visited the site from December 3 to 4, 2025 to assess the topography and constructability of the Project, understand the site access, and confirm the proximity to the existing infrastructure in the site vicinity.

Justin Knudsen, Dominic Rodano and Ron Burgess of Tierra Group International Ltd. (TGI) (QP) visited the property from July 28 to August 1, 2025, and Ron Burgess again on August 5, 2025 to assess general site topography, visible geology, and other site conditions.

Kevin Francis, SME-RM (QP), Vice President of Exploration and Technical Services with the registrant has management responsibility over the CK Gold project and visits the site, logging and storage facilities regularly with the last visit in April 2026.

CK Gold Project S-K 1300 Technical Report	20	May 2026

2.5	QUALIFIED PERSONS

This Report was prepared by the QPs summarized in Table 2.1, with their respective contributions and responsibilities outlined.

Table 2.1: Qualified Persons Names and Details

Responsible Company	QP Individuals	Responsible Sections
Drift Geo LLC	Mark Shutty	1, 9, 11
Halyard, Inc	Andy Holloway	1, 10, 16, 22, 23
	Ivana Sabaj	14, 22
Micon International Limited	Alex Zaitchenko, Chris Jacobs, Mike Round, Mohsin Hashimi	1, 2, 12, 13, 14, 15.5 , 15.6 , 15.7, 15.8, 18, 19, 21, 22, 23.1 , 23.2.1, 23.2.2, 23.2.3., 23.2.4, 23.2.5, 24, 25
Tierra Group International Ltd.	Justin Knudsen, PE	1, 15.1, 15.2, 15.3 ,15.4
U.S. Gold Corp (Registrant)	Kevin Francis, SME-RM, VP,	1, 3, 4, 5, 6, 7, 8, 17, 20, 23.2.5,25

2.6	PREVIOUS REPORTS ON THE PROJECT

U.S. Gold published a Technical Report  and Preliminary Economic Assessment (PEA) for the CK Gold Project (then referred to as the Copper King Project) in December 2017. This report disclosed a mineral resource under the Canadian Securities Administrators (CSA) NI 43 101 Standards of Disclosure for Mineral Projects reporting requirements.

Gustavson Associates, LLC (Gustavson) prepared and submitted the first SK-1300 TRS for the CK Gold Project, titled “SK-1300 Technical Report Summary CK Gold Project” dated December 1, 2021 .

Samuel Engineering Inc. prepared and submitted the Pre-Feasibility Study (PFS) for the CK Gold Project titled “Technical Report Summary CK Gold Project” dated February 10, 2025.

The authors are unaware of any prior TRS submissions by previous owners.

CK Gold Project S-K 1300 Technical Report	21	May 2026

2.7	LIST OF ABBREVIATIONS AND UNITS

2.7.1	Abbreviations and Acronyms

Abbreviations and acronyms used in this Report are listed in Table 2.2. In keeping with standard scientific writing methods, Section 17 contains italicised Latin names for wildlife species.

Table 2.2: Abbreviations and Acronyms

Unit	Abbreviation / Acronym	Unit	Abbreviation / Acronym
Two-dimensional	2D	Jenike and Johanson	J&J
Three-dimensional	3D	Locked cycle testing	LCT
Air Quality Permit	AQP	Low-Grade	LG
American Smelting and Refining Company	ASARCO	Liner Low-Density Polyethelene	LLDPE
Barringer Laboratories, Inc.	Barringer	Life-of-Mine	LoM
Black Hills Energy	BHE	Material Take Off Mine Development Associates	MTO MDA
Base Metals Laboratory Results	BML	metasedimentary–metavolcanic	MSED
Burlington Northern Santa Fe	BNSF	Mountain Lake Resources	Mountain Lake
City of Cheyenne Board of Public Utilities	BOPU	Non-Acid Generating	NAG
Caledonia Resources Ltd.	Caledonia	Net Present Value	NPV
Capital Costs	CAPEX	Operational Efficiency	OE
Computational Fluid Dynamics	CFD	Ordinary Kriging	OK
Cost and Freight	CFR	operating expenditure	OPEX
Canadian Institute of Mining, Metallurgy and Petroleum	CIM	Office of State Lands and Investments	OSLI
Compass Minerals Ltd.	Compass	Quality Assurance/Quality Control	QA/QC
Copper King Mining Company	Copper King	Process Design Criteria	PDC
Carboxymethylcellulose	CMC	Royal Gold, Inc.	Royal Gold
Certified Reference Material	CRM	Request for Quotation	RFQ
Construction Work Package	CWP	semi-autogenous grinding	SAG
Canadian Standards Association	CSA	Saratoga Gold Company Ltd	Saratoga
Department of Environmental Quality	DEQ	Potentially Acid Generating	PAG PPE
Wyoming Department of Environmental Quality, Land Quality Division	DEQ-LQD	Personal Protection Equipment Pre-Feasibility Study	PFS
Digital Terrain Model	DTM	Run of Mine	RoM
Environmental Management System	EMS	Right-of-Way	ROW
Engineering, Procurement, and Construction	EP+C	Tenneco Minerals Company	Tenneco
Engineering, Procurement and Construction Management	EPCM	Technical Report Summary	TRS
Ferguson Ranch Inc.	FRI	Usage of Availability	UOA
FMC Gold Company	FMC Gold	U.S. Gold Corp.	USAU
Feasibility Study	FS	U.S. Bureau of Mines	USBM
Gustavson Associates, LLC	Gustavson	U.S. Gold Corp.	U.S. Gold / USAU
Glencore Technology	GT	Very Low-Frequency Electromagnetic	VLF-EM
Installation Work Package	IWP	value-per-ton	VPT
Issued for Construction	IFC	Vibrating Wire Piezometer	VWP
High-Grade	HG	Wyoming Game and Fish Department	WGFD
Hard Rock Consulting	HRC	Water Discharge Permit	WYPDES
Kappes, Cassiday & Associates	KCA	Wyoming Gold, Inc.	Wyoming Gold
Induced Polarization	IP
Industrial Siting Permit	ISP0

Source: Micon, 2026.

CK Gold Project S-K 1300 Technical Report	22	May 2026

2.7.2	Units of Measure

All units of measurement used in this TRS are in imperial unless otherwise stated. Tonnages are reported as short tons (st) and/or as metric tonnes (t), precious metal values (gold and silver) in troy ounces per short ton (oz/st) per tonne (g/t) or parts per million (ppm) and copper base metal values are reported in weight percent (%) or ppm. Please note that the Mineral Resource Statement Table 1.2, Table 11.14 and Table 11.16 have tonnages declared in metric tonnes. Other references to geochemical analysis are in ppm or parts per billion (ppb) as reported by the originating laboratories. Unless otherwise stated, all currency amounts and commodity prices are stated in U.S. dollars (US$). A summary of the units of measure is provided in Table 2.3.

Table 2.3: Units of Measure

Unit	Abbreviation	Unit	Abbreviation
Ampere	A	Less than	<
atomic absorption	AA	Litre	L
Annum (year)	a	Meter	m
above mean sea level	amsl	above sea level	asl
Billion	B	Metric tonne (tonne)	t
Billion tonnes	Bt	Microns	µm
Centimeter	cm	Milligram	mg
Cubic centimeter	cm3	Milligrams per liter	mg/L
Cubic meter	m3	Milliliter	mL
Day	d	Millimeter	mm
Days per year (annum)	d/a	Million	M
Degree	°	Million short tons	Mst
Degrees Fahrenheit	°F	Million tonnes	Mt
Diameter	Ø	Minute (time)	min
Dollar (American)	US$	troy ounces per short ton	oz/st
Dry Metric Tonnes	dmt	Ounce	oz
Foot	ft	Parts per billion	ppb
Foot per hour	ft/hr	Parts per million	ppm
Gram	g	Percent	%
Grams per liter	g/L	Pound (avoirdupois)	lb
Grams per tonne	g/t	Standard Deviation	SD
Greater than	>	Second (time)	sec
Gallons per minute	gpm	Specific gravity	SG
Hour	h	Square kilometer	km2
Hours per day	h/d	Short ton (2,000 lb)	st
Hours per year	h/a	Short ton per hour	st/h
Hectare	ha	Thousand tonnes	kt
Kilo (thousand)	k	Three dimensional	3D
Kilogram	kg	Tonne (1,000 kg)	t
Kilograms per cubic meter	kg/m3	Tonnes per day	t/d
Kilograms per hour	kg/h	Tonnes per hour	t/h
Kilograms per square meter	kg/m2	Tonnes per year (annum)	t/a
Kilometer	km
Gram	g
Kilometers per hour	km/h
Kilotonne	kt

Source: Micon, 2026.

CK Gold Project S-K 1300 Technical Report	23	May 2026

3 PROPERTY DESCRIPTION

3.1	PROPERTY LOCATION

The Project is located in Laramie County, Wyoming, in the southeastern portion of the state, approximately 20 miles west of Cheyenne (Figure 3.1). It is centered in the north half of Section 36, T14N, R70W. The Property area subject to surface disturbance is approximately 1,090 acres. It includes portions of south ½ of Section 25, the northeast ¼ of Section 35, all of Section 36, and north 2/3 of Section 31 (Figure 3.2).

3.2	MINERAL TITLES, CLAIMS, RIGHTS, LEASES, AND OPTIONS

3.2.1	Mining Leases

The Property consists of two State of Wyoming Metallic and Non-Metallic Rocks and Minerals Mining Leases:

●	Lease No. 0-40828 for 640 acres (259 ha), which includes all of Section 36, T14N, R70W. The lease is a 10-year renewable lease that expires February 1, 2033. The current annual rental is US$2.00/acre, U$S1,280 in total.

●	Lease No. 0-40858 for 320 acres (130 ha), which includes S½ Section 25 T14N, R70W and 160 acres within NE¼ Section 35, T14N, R70W. The lease is a 10-year renewable lease that expires February 1, 2034. The current annual rental is US$2.00/acre, US$1,280 in total.

Both these mineral leases can be renewed for successive 10-year terms if certain conditions are met.

3.2.2	Option Agreements

3.2.2.1	Surface Lease Option Agreements Section 31 and Section 25.

In August 2021, a lease option agreement to lease surface rights and to provide rights of way for Project development was executed, contemplating the use of a portion of 712 acres (288 ha) for Project development activities. The option agreement was exercised on March 13, 2026.

The surface of S½ Section 25 and NE¼ Section 35 is privately owned. An easement agreement providing access has been negotiated with Ferguson Ranch Inc. (Ferguson Ranch) on the S½ Section 25, T14N, R70W, as well as the W½ Section 31, T14N, R69W. The original access easement was first signed in November 2006 but replaced and superseded by one effective May 1, 2009; the agreement is for one year and is renewable annually. Annual payments on the easement agreement are US$5,000 for the first year and US$10,000 for the next four years if the agreement is renewed. U.S. Gold reports that the agreement has been renewed for the current year. Additionally, a new temporary easement preferred by the landowner was established in 2021. This new easement follows the same path as the proposed project access and is subject to the Option Agreement on the land lease and Right-of-Way (RoW). Payments under the lease and right of way agreement are current and amount to US$63,120. An additional US$40/acre is paid as compensation for loss of grazing from the time of loss.

The surface of Section 36 is owned by the State of Wyoming and is leased for agricultural use to Ferguson Ranch as part of the terms for its surface-use lease option agreement with Ferguson Ranch U.S. Gold has an arrangement to compensate the Ferguson Ranch for the loss of grazing. Prior to mining development, upon the signing of the Option Agreement and exercising the Lease for the land, annual payments identified in the Option Agreement would be split between the State of Wyoming and the surface lessee based on a sliding scale (per current agreement based on a formula provided by the Wyoming Office of State Lands and Investments).

CK Gold Project S-K 1300 Technical Report	24	May 2026

Figure 3.1: Regional and Location Map

WYOMING
90
25
80
PROJECT LOCATION
Laramie
Cheyenne
106-1
210-1
Middle
Crow
Creek
CRYSTAL
LAKE
ROAD
BM
6755
Hecla
Copper King Mine
South
Crow
Creek
14N 70W
14N 69W
13N 70W
13N 69W
South Crow Creek Reservoir
Gaging Sta
Copyright:© 2013 National Geographic Society, i-cubed

EXPLANATION

ACCESS ROAD

BHE POWER LINE

OPERATING PERMIT BOUNDARY

N

0 2,000'

Trihydro CORPORATION
1252 Commerce Drive
Laramie, WY 82070
www.trihydro.com
(P) 307/745.7474 (F) 307/745.7729

FIGURE 3-1

PROJECT LOCATION MAP

CK GOLD MINE
GOLD KING CORP.
LARAMIE COUNTY, WYOMING

Drawn By: BR	Checked By: ZH	Scale: 1" = 2,000'	Date: 5/24/23	File: 1_MineLoc_MP-F1

Source: U.S. Gold, 2026.

CK Gold Project S-K 1300 Technical Report	25	May 2026

Figure 3.2: Project Map

ULTIMATE PIT LIMITS
WEST WASTE ROCK FACILITY (WWRF)
WWRF-1 POND
WWRF-3 POND
WWRF-2 POND
EWRF POND
TMF-3 POND
SWWRF POND
OPEN PIT
WASTE ROCK FILL
EAST WASTE ROCK FACILITY (EWRF)
LOW-GRADE ORE
CREST ELEV: 7180.0
CREST ELEV: 7250.0
NORTH HAUL ROAD
SOUTHWEST WASTE ROCK FACILITY (SWWRF)
CREST ELEV: 7250.0
TAILINGS MANAGEMENT FACILITY (TMF)
CREST ELEV: 7180.0
FIRE WATER TANK
PRIMARY CRUSHER
FUEL DEPOT
TMF-1 POND
TRUCK WASH/TRUCK SHOP PAD
CRUSHED ORE STOCKPILE
TAILINGS THICKENER
PROCESS PLANT
LABORATORY
TAILINGS LOADOUT BIN
LAYDOWN YARD
MILL CONTROL
MILL SITE POND
WAREHOUSE
TRUCK SCALE
SOUTH CREEK POND
ACCESS ROAD
SOUTH HAUL ROAD
DRAFT

LEGEND:

- 6500 GROUND CONTOURS
- 6500 SITE CONTOURS – BY OTHERS
- 6500 TMF, HAUL ROAD, WRF & ORE CONTOURS
- 6500 POND CONTOURS
- POND
- LOW-GRADE ORE
- WASTE ROCK
- TAILINGS
- DRAINAGE/FLOW PATH
- ROADS
- TOPSOIL STOCKPILE AREAS
- RAW WATER PIPE
- RAW WATER PIPE EASEMENT
- RETURN WATER PIPE
- PLSS SECTION LINES
- ULTIMATE PIT LIMITS
- TMF LINER LIMITS (BURIED)
- ORE LINER LIMITS (BURIED)
- PERMIT LIMITS

N

SCALE (FT)
0 500 1,000
CONTOUR INTERVAL 20 FT

PROJECT NUMBER: 985

REVISION	DATE	DESCRIPTION	PREPARED	REVIEWED	APPROVED
A	03/2026	ISSUED FOR REVIEW	TG	DJR	

PREPARED FOR: U.S. GOLD CORP

PREPARED BY:

CK GOLD MINE TMF DESIGN

GENERAL FACILITIES ARRANGEMENT

FIGURE 01

Source: U.S. Gold, 2026.

CK Gold Project S-K 1300 Technical Report	26	May 2026

Various private owners own the surface of Sections 25 and 35. While the open pit expands onto a small portion of the southern part of Section 25, there is no planned activity on Section 35 other than the placement of a freshwater header tank and communications equipment. U.S. Gold owns 110.6 acres (45 ha) immediately west of Section 36 in the NE ¼ Section of Section 35 and the water tank and communications equipment will be placed on U.S. Gold property. There has been an approved minor amendment in the Project description associated with the current permit to incorporate this land into the Project area. Otherwise, the land on Section 35 will serve as a buffer between the mine and other residents in the area.

3.3	OTHER PROPERTIES

In 2021, 2022 and 2025, U.S. Gold acquired three parcels of land immediately west of and adjacent to Section 36 T14N 70W on Section 35. The three parcels, totaling approximately 110.6 acres, lie outside of Cheyenne city limits; the property tax payments are current. The U.S. Gold owns the surface rights and leases the mineral rights from the state of Wyoming. The U.S. Gold believes that these parcels may be used for later Project development other than described in this section and are presently viewed as an investment.

3.4	ENVIRONMENTAL IMPACTS, PERMITTING, OTHER SIGNIFICANT FACTORS, AND RISKS

Since 2017, U.S. Gold has conducted a field exploration program for drilling, soil characterization, and geotechnical and hydrological investigations. This program is fully permitted, and the Project currently holds a Wyoming Department of Environmental Quality (DEQ) Exploration Permit No. DN0440, TFN 7 3/064 issued by the DEQ, which includes cumulative bonding presently totaling US$155,000. In addition, an exemption of Stipulation 5 of U.S. Gold’s mineral lease 0-40828 has been obtained from the Wyoming Game and Fish Department (WGFD) addressing mineral lease terms that exclude activity in sensitive big game habitats between November 15, and the end of April each year. Negotiations with WGFD have been held to outline measures that can be taken if the Project proceeds to contribute to the enhancement of wildlife habitat. Discussions identified that mitigation measures are reasonable to accomplish, such as programs to install wildlife-friendly fencing, invasive species (e.g., cheatgrass) mitigation, and land swaps. Currently, U.S. Gold is contemplating a US$300,000 mitigation effort agreed to, in coordination with WGFD, along with recognition that measures such as “game friendly” fence installation will be adopted during the Project development.

The current surface disturbance from exploration activities, including roads and test sites, is 40 acres. Costs associated with the reclamation of the exploration disturbance were bonded through cash payments to the State and recoverable upon inspection and release by the DEQ.

As a condition of the Mine Operating Permit, the initial US$5 million projected mine disturbance has been posted with the State as a reclamation performance bond. The exploration bond is in the process of being terminated and any existing exploration disturbance will be covered by the surety bond.

There are no protected areas within the Project boundary.

CK Gold Project S-K 1300 Technical Report	27	May 2026

3.5	ROYALTIES AND AGREEMENTS

The Project is subject to a production royalty of 2.1%, payable to the Office of State Lands and Investments (OSLI) for the State to fund education trust accounts. The royalty is calculated based on the gross sales value of the product sold, less applicable deductions for costs incurred for processing, transportation, and related costs beyond the point of extraction from the open pit mining operation. Once the Project is in operation, the Board of Land Commissioners has the authority to reduce the royalty payable to the State. Before commercial production, a royalty of US$2.00/acre is payable to the OSLI. In addition to the permitting requirements and associated interaction with the DEQ and other state and local agencies, the development of the Project will require exercising certain agreements with other local entities, including:

1.	Ferguson Ranch for land use rights and easements for the access road, power line and water supply well(s) and a pipeline.

2.	Negotiating a water pipeline route across private property.

3.	An agreement for a power line easement.

4.	A power supply agreement with Black Hills Energy, a subsidiary of the Black Hills Corporation.

5.	An agreement with the Cheyenne Board of Public Utilities (BOPU) selling water to the Project at the prevailing raw water cost times 1.5, presently US$3.55/1000 gallons of water without the premium, and US$5.33/1000 gallons of water with the 1.5 x premium.

CK Gold Project S-K 1300 Technical Report	28	May 2026

4 ACCESSIBILITY, CLIMATE, PHYSIOGRAPHY, LOCAL RESOURCES AND INFRASTRUCTURE

4.1	TOPOGRAPHY, ELEVATION, AND VEGETATION

The Project is located on the eastern flank of the Laramie Range between the Rocky Mountains and High Plains sections of the Great Plains physiographic province. The Laramie Range is a mountain range approximately 130 miles long between Laramie and Cheyenne, Wyoming, USA. It trends north from the Colorado-Wyoming border towards Casper, Wyoming. The Laramie Range consists of granite/granodiorite peaks and rolling hills bound to the east non-conformably by shallow eastward dipping sedimentary rocks of the White River Formation. The topography transitions to flatter plains along the western margin of the Great Plains east of the Project area, towards Cheyenne.

The gradually sloping sedimentary deposits on the flank of the Laramie Range created what was referred to as a land bridge, allowing the main east-west rail line to pass the area, avoiding difficult mountainous terrain. Elevations within the Laramie Range in the vicinity of the property reach over 8,000 ft above mean sea level (amsl), while the city of Cheyenne, located on the western edge of the Great Plains Province, is at an elevation of 6,100 ft amsl. The Project property has elevations ranging from 6,625 ft to 7,311 ft amsl with generally low to moderate relief. The exception is the northwest portion of the property, which covers a moderate to steep, northwest-facing slope that bottoms at 6,900 ft elevation in a northeast-flowing intermittent stream drainage. The Project mineral resource area elevation ranges from 6,950 ft to 7,172 ft amsl. The currently identified mineral resource is exposed at the surface along a west-northwest trending ridge, and the topography is conducive to open-pit mining methods.

The Project area consists primarily of rolling grassland/herbaceous habitat with forested and shrub/scrub-covered drainages. Most of the project site consists of prairie grasslands, with some areas of xeric forest and sparse areas of foothills, sagebrush shrublands, and riparian vegetation.

4.2	ACCESSIBILITY AND TRANSPORTATION TO THE PROPERTY

The Project is approximately 20 miles west of Cheyenne and is accessible from the paved State Road 210 (also known as Happy Jack Road) to the County Road 210 (also known as Crystal Lake Road), a maintained gravel road. The Project site access entryway is approximately two miles off the pavement to the west on County Road 210 and crosses Ferguson Ranch land, subject to a RoW Option Agreement. From the County Road 210 entryway to Section 31 in the Project site area, approximately four miles of single-track gravel road will be upgraded and maintained for the life of the Project (Figure 4.1).

4.3	CLIMATE AND OPERATING SEASON

Based on data compiled from the Project site weather station and other surrounding stations (the latter includes at least ten years of data), the daily average temperature ranges from approximately 25°F in February to approximately 70°F in July. The average low temperature is -11°F in February, and the average high is 90°F in July.

The Project site is in a net water deficit condition. The average annual precipitation is approximately 17 inches, while the annual evaporation is around 53 inches, as determined by the on-site meteorological station. May is the wettest month, with an average rainfall of approximately 3 inches; January is the driest, with an average of around 0.6 inches. Snowfall typically occurs from September to May.

CK Gold Project S-K 1300 Technical Report	29	May 2026

Figure 4.1: Accessibility to the Property

HAPPY JACK ROAD
GRANITE SPRINGS RESERVOIR
TO LARAMIE
CRYSTAL LAKE RESERVOIR
CRYSTAL LAKE ROAD
CR 210 CRYSTAL LAKE ROAD
CR 210
PERMIT BOUNDARY
TO LARAMIE
TO CASPER
HAPPY JACK ROAD
CHEYENNE
TO NEBRASKA
TO COLORADO
211
211
85
219
222
212
25
87
210
210
222
30
80
212
225
212
80
30
225
223
85
25
87
N
0
2 MILES
Image Citation: ©2026 Microsoft Corporation ©2026 Maxar ©CNES (2026) Distribution Airbus DS Bing Image
PROJECT LOCATION
Casper
Cheyenne
Laramie
Rock Springs
Green River

Image Cite: Street Map USA, ESRI

1 **WYOMING STATE MAP**
SCALE: 1" = 80 MILES

0 80 MILES

EXPLANATION

▬▬	OPERATING PERMIT BOUNDARY	25	INTERSTATE HIGHWAY
——	PAVED ROAD	87	US HIGHWAY
- - - -	UNPAVED ROAD	210	STATE HIGHWAY

Trihydro CORPORATION
1252 Commerce Drive
Laramie, Wyoming 82070
www.trihydro.com
(P) 307/745.7474 (F) 307/745.7729

VICINITY MAP

CK GOLD MINE
GOLD KING CORP.
LARAMIE COUNTY, WYOMING

Drawn By: BB	Checked By: ZH	Scale: AS SHOWN	Date: 4/29/2026	File: CKGOLDPROJECTLOCATION_FIG

Source: Trihydro, 2026

CK Gold Project S-K 1300 Technical Report	30	May 2026

The Project site experiences relatively strong winds, with an average monthly wind speed ranging from around 8 mph in July to 17 mph in December. The average maximum wind speeds are 43 mph and 63 mph, respectively for July and December, with peak wind speeds of 55 mph and 75 mph. The predominant wind direction is westerly.

The lease terms for Section 36 have been renegotiated to enable unrestricted full-time, year-round Project construction, mining, and mineral processing activities.

4.4	LOCAL INFRASTRUCTURE AVAILABILITY AND SOURCES

Given the proximity to Cheyenne, the state capital of Wyoming, and the Front Range metropolitan area, personnel needs, delivery of consumables, and infrastructure needs are available locally and regionally. This should not present a material negative impact to the Project; on the contrary, the infrastructure allows relatively easy access to major mine supply centers, the closest being Denver, Colorado, Salt Lake City, Utah, and Gillette, Wyoming. The area has access to Union Pacific and Burlington Northern Santa Fe (BNSF) railroad lines, the intersection of two major interstate highways, I-80 and I-25, and a regional airport.

4.4.1	Power

Electrical power for the Project will be supplied by a local utility company, Black Hills Energy (BHE), under an Industrial Contract Service Agreement. The power demand for the Project requires that a new 115 kV powerline to be constructed for the Project by BHE. The powerline would be constructed from BHE’s West Cheyenne substation, located approximately 16 miles east of the Project, to a new BHE owned, built, and operated 115 kV / 13.8 kV distribution substation (including transformer) adjacent to the mine. The powerline alignment would take advantage of existing easements and planned county roads near the Project. The alignment would require easements from the City of Cheyenne, the State of Wyoming, and local ranches. BHE will acquire the easements, construct the powerline for the Project at their expense, and recoup the capital cost through demand charges added to the standard industrial mine power cost.

4.4.2	Water

Sufficient quantities of water to operate the mine will be sold by the City of Cheyenne Board of Public Utilities (BOPU) via a water agreement between the Company and the BOPU to supply water from an infiltration gallery to be constructed in the Crystal Reservoir and/or the South Crow Creek pipeline. Up to 600 gallons per minute are contracted to be sold by the BOPU at 150% of the service area domestic raw water rate. As published periodically by the BOPU.

Further details on the Project infrastructure is described in Section 15.

CK Gold Project S-K 1300 Technical Report	31	May 2026

5 HISTORY

The Project was originally known as the Copper King Mine. It was first discovered in 1881, along with the Climax and Potomac lodes, by James Adams. The deposit was developed, and a 160 ft (48 m) shaft was sunk, along with the construction of a mill and smelter by the Adams Copper Mining and Reduction Company. No production figures are available from this period; however, modest-sized waste dumps around the shaft indicate that the underground mining was not extensive. The Ferguson Ranch, which presently owns or leases most of the surface land in the Project area, was homesteaded in 1874 by the first native-born children of settlers to the area (Angus Journal, 1996).

The Copper King Mine was noted as idle by the State Geologist in 1890 when Wyoming attained statehood and assumed ownership of the associated section of land (Section 36). In 1911, C.E. Jamison, the State Geologist of Wyoming, mentioned several active copper and gold mines within the Silver Crown Mining District (SCMD) and near the Project, including the Dan-Joe Prospect, Comstock Mine, Fairview Mine, Louise Mine, Little London Mine, Bull Domingo Prospect, and several additional unnamed prospects.

Mineral rights transferred several times over the next century, starting with the Orongo Mining Company in 1893, followed by the Hecla Mining Company until about 1910. By 1910, production at the Copper King Mine had reached 316 tons (287 Mt), producing 27 oz of gold, 483 oz of silver, and 25,782 lbs (11,700 kg) of copper. From 1890 to 1938, there were at least eight drilling campaigns totaling 37,500 ft (11,430 m) of drilling. Excavation of numerous prospect pits and developing two adits also likely occurred during this time.

The American Smelting and Refining Company (ASARCO) acquired the property in 1938 and performed the first major drilling campaigns on the project site. It was subsequently acquired by the Copper King Mining Company (Copper King) in 1952. ASARCO re-optioned the property in 1970. Henrietta Mines Ltd (Henrietta) gained rights to the property in 1972. At some point before 1987, Henrietta’s interest was folded into Wyoming Gold, Inc. (Wyoming Gold), which William C. Kirkwood and Caledonia Resources Ltd., (Caledonia) the parent company of Henrietta, jointly owned. Royal Gold, Inc. entered an option agreement to buy Wyoming Gold in 1989. Compass Minerals Ltd. (Compass) then acquired the property in 1993. Saratoga Gold Company Ltd (Saratoga) bought it in 2006. Strathmore acquired the issued and outstanding shares of Saratoga in 2012, which were subsequently purchased by Energy Fuels. Energy Fuels then sold the property to U.S. Gold in 2016.

5.1	HISTORICAL EXPLORATION AND PRODUCTION

5.1.1	HISTORICAL DRILLING DETAILS

ASARCO completed five exploration holes for 1,400 ft (427 m) in 1938, two of the holes yielding significant gold and copper mineralization. Copper King Mining then completed six more holes in 1952 to 1954 for 2,630 ft (802 m) of drilling, partially subsidized by the U.S. Bureau of Mines. When ASARCO took control again in 1970, they conducted soil geochemical sampling, geological mapping, Induced Polarization (IP) and aeromagnetic surveys, and eight additional core holes totaling 3,263.1 ft (874 m).

Henrietta completed the first reserve and resource estimate in 1973 after they had completed an 11-hole drilling campaign for 3,766 ft (1,148 m) of drilling, a control survey, geological mapping, IP and vertical-intensity magnetic geophysical surveys, geochemical soil sampling, relogging of historical core holes, and preliminary metallurgical studies.

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John Nelson of Kirkwood Oil and Gas completed a second reserve estimate around 1986. It does not appear that any additional drilling was done before this estimate; however, the company did collect 228 surface geochemical samples in 1982, and the Colorado School of Mines Research Institute had completed some metallurgical work on the Property in 1980.

Caledonia undertook a new drilling campaign in 1987 of 25 holes for 9,980 ft (3,042 m), designed to improve confidence and prove reserves within the known extent of the deposit. They also funded a three-sample preliminary metallurgical study that year. Results were used to create a preliminary resource estimate published in the Wyoming State Geological Survey Bulletin 70. Tenneco Minerals Company (Tenneco) then produced a reserve estimate in 1988. In 1989, both FMC Gold Company (FMC Gold) and Royal Gold, Inc. (Royal Gold) funded metallurgical studies and produced reports that discussed small exploration campaigns, which were likely completed in that year, but whose results were unavailable. The FMC Gold study was completed by Kappes, Cassiday & Associates (KCA) and references some work done to collect and test mine dump samples in 1986 and 1987. It is believed that the Royal Gold report, completed by Hazen Research, Inc. in 1989, used the same metallurgical sampling composites in its study. It also includes two holes drilled for 505 ft (154 m) that year; however, this data is also lost.

5.1.2	OTHER EXPLORATION

Compass funded an aeromagnetic survey over the area and 25 new drill holes for 9,202 ft (2,805 m) in 1994. They also conducted two metallurgical studies in 1994 and 1996 by Metallurgy International and a preliminary resource study by Mine Development Associates (MDA).

Mountain Lake Resources (Mountain Lake) then funded a ground magnetometer and Very Low-Frequency Electromagnetic (VLF-EM) geophysical survey, drilled eight holes for 4,740 ft (1,445 m), including two metallurgical test holes, and a metallurgical study by the Colorado Minerals Research Institute in 1998.

MDA completed a technical report in 2006. 27 holes for 18,296 ft (5,577 m) were drilled during the spring and summer of 2007, and MDA created an updated report to include these results through October 31, 2007. Saratoga completed another eight holes in 2008 for 7,167 ft (2,185 m).

Saratoga commissioned further work focused on flotation methods to extract gold and copper, as reported in 2009 by SGS, Canada Inc. In a report dated December 8, 2010, a test program was conducted on oxide material from the Copper King deposit to determine a flotation flowsheet to maximize recoveries of gold and copper. The oxide portion of the resource is minor; however, the work was completed to follow on from the successful results obtained on sulfide samples where a 26% copper concentrate was produced containing 98 grams per ton of gold. The oxide concentrate produced was reported as being expected to be marketable. However, further work was identified to support these conclusions.

Gustavson Associates, LLC (Gustavson), now part of WSP    USA, completed a Pre-Feasibility Study (PFS) in December 2021, including RC drilling by U.S. Gold of two holes in 2017 and eight holes in 2018, totaling 12,040 ft (3,670 m). Both programs were designed to investigate magnetic and IP anomalies generated by geophysical surveys. Also included was U.S. Gold drilling from 2020, comprising 25 drill holes totaling 20,449 ft. The PFS resulted in favorable economics, the first mineral reserve, and a recommendation to advance to a FS.

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5.2	HISTORICAL MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

Several historical mineral resource and reserve estimates have been reported for the Project (formerly the Copper King property) by previous operators between 1973 and 1997 (Table 5.1). These estimates were prepared prior to the introduction of NI 43-101 and were developed using reporting standards, assumptions, and classification systems that differ from those currently in use. Consequently, they are not directly comparable to current mineral resource or mineral reserve estimates and should be considered as historical in nature only.

Table 5.1: Historical Resource Estimates

Company	Year	Tonnes (kt)	Gold Grade (g/t Au)	Cu Grade (%)	Classification/Description
Henrietta Mines Ltd	1973	31,745	0.75	0.21	Total resource estimate
Henrietta Mines Ltd	1973	12,245	0.96	0.26	Total mineable reserve (168 m pit)
Kirkwood Oil & Gas	~1986	~3,628	1.85	-	Mineable reserve
Caledonia Resources	1987	4,082	1.51	-	Preliminary resource estimate
Tenneco Minerals	1988	1,270	1.82	0.42	Estimated reserve (mixed sulfide/oxide)
Tenneco Minerals	1988	3,175	1.61	0.38	Estimated total reserve (all sulfide types)
Royal Gold	1989	6,803	1.61 AuEq	-	Estimated geological resource
Royal Gold	1989	3,174–5,714	1.44–1.234	0.32–0.28	Estimated mineable reserves
Compass	1995	41,994	0.651	0.17	Measured & Indicated resource (0.34 g/t cut-off)
Compass	1995	13,605	0.926	0.23	Proven & Probable reserve (0.514 g/t cut-off)
Mountain Lake Res.	1997	8,753	1.371	0.30	Total resource (0.69 g/t cut-off)

Source: US Gold Corp. (2017)

Note: Historical estimates were prepared prior to the implementation of NI 43-101 and do not conform to current reporting standards. The classifications shown reflect terminology used by the original authors. These estimates have not been verified by the Qualified Person and should not be relied upon as current mineral resources or mineral reserves.

The historical estimates are provided for context only. These estimates pre-date current reporting standards and have not been verified by the QP. As such, they are not considered to represent current mineral resources or mineral reserves. The mineral resource estimate presented in Section 11 supersedes all historical estimates discussed herein.

The range in reported tonnages and grades reflects differences in assumptions applied by previous operators, including cut-off grades, metal prices, and classification criteria.

The earliest known estimate was prepared by Henrietta in 1973 (Nevin, 1973), based on the compilation of approximately 33 drill holes, including both Henrietta drilling and earlier work. This estimate outlined a global mineralized inventory of approximately 32 Mt grading 0.75 g/t Au and 0.21% Cu, using cut-off grades of 0.27 g/t Au and 0.09% Cu.

An associated “ore reserve” was also reported using assumed metal prices of US$90/oz gold and US$0.60/lb copper. This reserve comprised approximately 12.2 Mt at grades of 0.96 g/t Au and 0.26% Cu and was constrained within an open pit extending to approximately 168 m depth, with an overall stripping ratio of around 1.8:1. While metallurgical assumptions were not explicitly documented, preliminary testwork referenced in the report indicated recoveries of approximately 93% for copper and 72.5% for gold based on flotation testing.

The classification system applied in the 1973 estimate included categories such as proven, drill-indicated, probable, and possible, which are not directly comparable with current reporting standards. Excluding material classified as “possible” results in an estimate of approximately 6.0 Mt grading 1.34 g/t Au and 0.31% Cu.

Additional estimates were completed by subsequent operators, including Kirkwood Oil and Gas (circa 1986) and others, as summarized in Table 5.1. However, for several of these estimates, limited information is available regarding the underlying data, assumptions, and estimation methodologies.

CK Gold Project S-K 1300 Technical Report	34	May 2026

The QP considers that further work, including review of original data and estimation procedures, would be required before any of these historical estimates could be classified in accordance with current mineral resource and mineral reserve standards.

5.3	HISTORICAL METALLURGY

Additional metallurgical testing programs were undertaken by BML from 2021 to 2025 in Kamloops, B.C. Canada to assess the impact of oxidation state on floatation recovery, locked cycle testing of low-grade ore. Recoveries were found to be consistent with overall recovery.

Composite samples of oxide, mixed oxidation and sulfidic ores from the first three years of production were made and blended to produce a range of oxidation ratios. The blended ore was then subjected to locked cycle testing to determine the recovery of oxide, mixed and sulfide ore and blends of each that may be encountered during mining. The results led to an adjustment of oxide ore reagents which improved recovery. Blended ores confirmed that the measured copper and gold recovery could be estimated using the mass-weighted recovery of each oxidation state.

Locked cycle testing produced concentrate which was analyzed for deleterious metals and gangue. The concentrate is reasonably devoid of deleterious elements, and no smelter penalties are anticipated.

Twelve comminution work index tests were completed by Hazen Research of Denver, Colorado on ore material spatially distributed around the pit. The results were used to identify appropriate crushing equipment.

5.4	QP COMMENTS

The Project has experienced numerous periods of exploration, engineering and minimal underground mining. No records of previous mining exists, but based on available information and surface disturbance, the underground mining was insignificant.

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6	GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT

6.1	REGIONAL GEOLOGICAL SETTING

The Project area is located on the eastern flank of the southern Laramie Mountains, within the terrane of the Colorado Province and just south of a northwest-trending crustal suture zone known as the Cheyenne Belt (Figure 6.1). The Cheyenne Belt represents the margin along which the island-arc terrane of the Colorado Province (or Colorado orogen) accreted to the southern edge of the Wyoming Craton during the Paleoproterozoic. As a result of this collision, older Archean rocks of the Wyoming Province were intensely deformed and metamorphosed for at least 75 km inboard of the suture, which is marked today by the Laramie Mountains (Sims et al., 2001).

The Laramie Mountain Range is an asymmetrical Laramide uplift that exposes a core of Precambrian rocks that extends for approximately 140 miles from north to south. The mountain range is segmented by steeply dipping shear zones and regional-scale thrust faults. The northern portion of the range is comprised of terrane belonging to the Archean Wyoming Province, while rocks of the Proterozoic Colorado Province core the southern portion. Near the Project area, the Laramie Mountains are bound to the east by an unconformity between overlying Mesozoic sedimentary rocks and underlying Proterozoic igneous and metamorphic rocks of the Colorado orogen. The Colorado orogen consists of metasedimentary-metavolcanic rocks and granitic-gabbroic rocks of island-arc affinity (Sims et al., 2001). In the Laramie Mountains, the metavolcanic and metasedimentary rocks are modified by batholithic intrusions of two discrete generations, ~1.7 and ~1.4 Ga (Tweto, 1987).

The oldest (~1.7 Ga) and most abundant intrusions are mainly intermediate composition, foliated hornblende-biotite granodiorite, or monzogranite of calc-alkalic affinity. These intrusions are generally synchronous with regional deformation attributed to the Colorado orogeny, with U-Pb zircon ages in the 1.75-1.65 Ga (Reed et al., 1987; Reed et al., 1993). A second major intrusive episode is represented by the Mesoproterozoic (~1.4 Ga) Laramie Anorthosite Complex (northern Laramie Range) and the ilmenite-bearing Sherman Granite, which outcrops immediately north of the CK Project area (Figure 6.2). Both anorthosite and granite transect the Cheyenne Belt and intrude crystalline rocks of the Wyoming Province. These intrusions comprise the northernmost segment of a wide belt of 1.4 Ga granitic intrusions throughout the Colorado orogen (Sims et al, 2001).

The green dot is the approximate vicinity of the Project area; the yellow star denotes the location of Vedauwoo. The basement (brown diagonally lined) north of the Cheyenne Belt is the Archean Wyoming Province; the basement (purple squares with dots) south of the Cheyenne Belt is the Paleoproterozoic Colorado Province (Edwards and Frost, 2000).

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Figure 6.1: Regional Geological Setting of the Project Area

Source: Sims et. Al (2001).

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Figure 6. 2: Mesoproterozoic Intrusive within the Cheyenne Suture Zone

Source: Edwards and Frosts (2000)

6.1.1	Local and Property Geology

Bedrock geology in the vicinity of the Project area has been described in some detail in various previous reports (Brady, 1949; Hausel, 1982, 1989, 1997, and 2012; Klein, 1974; McGraw, 1954; MDA, 2017, etc.). Most of these existing reports rely solely on surface investigation, though a few discuss observations of historical drill core. While somewhat dated, reports by Klein (1974) and McGraw (1954) are particularly useful as they provide the results of petrographic analysis in conjunction with detailed field measurements and observations. The following discussion draws partly from work completed during previous studies but is largely based on first-hand field observations and careful examination of a combined total of more than 50,000 ft of historical and modern drill core.

6.1.2	Lithology

Within the Project area, bedrock is largely comprised of Proterozoic metasedimentary and intrusive granitic rocks, both of which are unconformably overlain by the Tertiary White River Formation (Figure 6.3). The metasedimentary rocks are exposed in outcrop in the far eastern half of the project area, and these rocks generally consist of interlayered metagraywacke, quartz-biotite schist, and greenschist, all widely variable in grain size and degree of foliation. Trace amounts of very fine-grained, disseminated pyrite are commonly observed in metasedimentary drill core.

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A typical cross-section illustrating the lithology relationships is presented in Figure 6.4.

Figure 6.3: Bedrock Geology in the Vicinity of the Project Area

Source: Love, et al (1985)

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Figure 6. 4: CK Gold Project - Typical Lithological Cross-Section

Source: U.S. Gold, 2024.

The metasedimentary rocks are intruded by granodiorite that displays a range of textures from primary igneous (Figure 6.5) to intensely mylonitic (Figure 6.6). These textures are often wildly variable over very short drilling intervals. Undeformed granodiorite is typically hypidiomorphic-granular with subhedral-to-euhedral hornblende and feldspar phenocrysts, generally less than 1 inch in diameter. Porphyritic granodiorite with hornblende and/or feldspar phenocrysts in a fine-grained hornblende, feldspar, biotite, and quartz matrix is also common. Deformed granodiorite varies considerably from proto-mylonitic/weakly foliated to ultra-mylonitic and fine-grained. Sulfide mineralization, predominantly disseminated pyrite and chalcopyrite in the matrix or as inclusions in hornblende and feldspar, are associated with undeformed and deformed granodiorite. Undeformed granodiorite exhibits primarily disseminated sulfide mineralization; however, blebs, sulfide veins, and veinlets also occur. In weakly foliated- to-mylonitic granodiorite, sulfide crystals are commonly aligned with foliation and locally exhibit clustering and/or veinlet-type mineralization. The intrusive contact between granodiorite and metasedimentary rocks is not exposed within the project area but was encountered during drilling in drill holes CK20-18c,
CK21-08c, and CK21-09c.

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Figure 6.5: Relatively Undeformed Granodiorite

Source: U.S. Gold, 2021.

Figure 6.6: Mylonitized Granodiorite

Source: U.S. Gold, 2021.

All crystalline rocks in the Project area are locally crosscut by pegmatitic to aplitic dikes (Figure 6.7) and very fine-grained mafic dikes (Figure 6.8). Based on the drill core and field exposures, the felsic dikes range in width from inches to roughly 30 feet, while the mafic dikes are generally less than 10 feet in width. Occasional zones of potassic enrichment and/or local pyrite mineralization occur within the felsic and mafic dikes. Potassic-alteration halos of highly variable width and intensity are common along pegmatitic/aplitic margins.

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Figure 6.7: Felsic (Pegmatite) Dike (top row) within Granodiorite

Source: U.S. Gold, 2021.

Figure 6.8: Typical Mafic Dike (Center of Photo) Intruding Granodiorite

Source: U.S. Gold, 2021.

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The Sherman Granite is exposed immediately to the north of and adjacent to the Project area. The Sherman Granite has been dated at 1430 +/- 20 Ma by the Rb-Sr whole-rock method (Zielinski et al., 1981). Aleinikoff (1983) obtained a U-Pb upper-intercept age of 1412 +/- 13 Ma on zircons separated from different host minerals of the Sherman Granite and, because of possible Pb loss, interprets this as a minimum age. The Sherman intrudes the host granodiorite, which is presumed to be of the ~1.7 Ga generation of regional intrusive events. The dominant rock type of the Sherman Batholith is coarse-grained, biotite hornblende granite, a distinctly reddish-orange rock that commonly weathers deeply to a thick grus. The Sherman Granite is sub-porphyritic, with a seriate, hypidiomorphic-granular texture. Local augen gneiss within the Sherman indicates some late-stage deformation (Houston and Marlatt, 1997). Major phases are microcline, plagioclase, quartz, hornblende, biotite, and ilmenite, while accessory phases are zircon and apatite with rarer allanite and fluorite (Houston and Marlatt, 1997). The contact between the Sherman Granite and granodiorite appears gradational on the order of 5 to 20 ft (Klein, 1974), and (rare) dikes of Sherman Granite within the host granodiorite are exposed in the field near the contact between the two.

6.1.3	Alteration

Several alteration types are observed in the crystalline rocks within the Project area, both in the outcrop and the drill core. The most prevalent type of alteration is potassium enrichment in host granodiorite with the replacement of primary plagioclase feldspar and hornblende by alkali feldspar and secondary biotite. The extent of potassic alteration throughout the granodiorite is variable in terms of intensity and nature of occurrence. In drill core, weak to moderate potassic alteration (Figure 6.9) is typically splotchy to highly localized (i.e., halos around minor veins), while zones of pervasive, moderate to extreme potassic alteration (Figure 6.10) are encountered over intervals of several to more than 100 ft. Potassic alteration occurs independent of deformation (or lack thereof) within the granodiorite, and while it is certainly locally associated with aplitic and pegmatitic dikes, the origin of or driving force behind the more pervasive and extensive zones of potassic alteration is unclear. Klein (1974) has suggested that these zones are a product of fluid transfer during the emplacement of the Sherman Granite, which intrudes the granodiorite just north of the Project area. This seems a reasonable presumption, and particularly so if the aplitic and pegmatitic dikes prove to be distal intrusive extensions of the Sherman Pluton, which should be discernable via age determinations on the granodiorite and the felsic dikes in comparison to existing age data on the Sherman Granite.

Potassic alteration also occurs in mafic dikes within the granodiorite and the metasedimentary rocks, though to a much lesser extent than within the granodiorite proper. In general, intensely potassically altered granodiorite appears to be depleted of sulfide mineralization, with only local, trace amounts of pyrite and extremely rare to no visible chalcopyrite mineralization. Potassic alteration is frequently accompanied by epidote veining (Figure 6.11 and Figure 6.12), and less so by minor propylitic alteration. Propylitic alteration consists of the texturally preserved replacement of plagioclase and hornblende with epidote and is visually much more prevalent in mafic dikes and metasedimentary rocks, particularly in greenschist and discrete quartzite lenses in quartz-biotite schist and metagraywacke. Pyrite grains with epidote halos are occasionally encountered in the granodiorite and, more frequently, in the mafic dikes and metasedimentary rocks.

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Figure 6.9: Moderate, Localized Potassic Alteration in Granodiorite

Source: U.S. Gold, 2021.

Figure 6.10: Intense, Pervasive Potassic Alteration in Granodiorite

Source: U.S. Gold, 2021.

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Figure 6.11: Intense Potassic Alteration with Associated Stockwork Epidote Veining

Source: U.S. Gold, 2021.

Figure 6.12: Localized Weak Potassic Alteration with Associated Epidote Veining

Source: U.S. Gold, 2021.

While much less prevalent than potassic alteration, phyllic alteration and silicification are also observed in drill core. Again, the extent and intensity of these alteration styles vary across and within the individual crystalline rock types. Phyllic alteration (Figure 6.13) is most often observed in intensely mylonitized granodiorite but also occurs in metasedimentary rocks, particularly near intrusive contact and in significant structural zones. Phyllic alteration is indicated by fine-grained white mica (sericite), chlorite, pyrite, and quartz, and often occurs together with silicification, though the two are not necessarily codependent. In some instances, phyllic alteration identified in the drill core may be a product of cataclasis rather than hydrothermal alteration, wherein the rock has undergone dynamic recrystallization and alignment of sheet silicates during shearing to produce an extreme grade of cataclastic rock known as phyllonite. Phyllonites are often associated with major (crustal) structural zones and typically retain a penetrative cleavage oriented parallel to the fault plane.

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Figure 6.13: Phyllonite (Mylonite which has undergone Phyllic Alteration)

Source: U.S. Gold, 2021.

Silicified domains (Figure 6.14) exhibit blurred grain boundaries, moderate to extensive hairline quartz veining, and strong induration. Silicified intervals are generally rich in relatively pure, microcrystalline quartz veins, with apparent associated silica flooding and replacement within the local crystalline groundmass. So-called ‘stockwork’ quartz veining is rare and is generally limited to local zones of brecciation re-healed by quartz or, more commonly, a combination of quartz and calcite.

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Figure 6.14: Silicified Mylonite

Source: U.S. Gold, 2021.

6.2	MINERALIZATION

Copper and gold mineralization is largely disseminated, and based on available information to date, occurs solely within the granodioritic plutonic body. Secondary copper minerals, primarily chrysocolla, cuprite, and trace malachite and azurite, as well as secondary iron minerals (hematite, limonite, and jarosite), chalcocite and native copper (flecks and veins) are observed on the surface and define an oxide or supergene zone that extends to depths up to 100 ft below the topographic surface and deeper in fractured or faulted localities. This surficial oxide zone is essentially devoid of magnetite. An intermediate oxide-sulfide or ‘mixed’ zone observed in drill core is characterized by secondary copper and iron minerals as well as primary pyrite and trace chalcopyrite. The mixed zone transitions to a sulfide-dominant zone at depths ranging from 100 ft to 300 ft, with a significant decrease in oxide mineral content, increase in occurrence of disseminated pyrite and chalcopyrite, and the appearance of magnetite. Within the sulfide zone, sulfide minerals are typically disseminated and very fine-grained, though occasional sizeable pyrite and/or chalcopyrite blebs and minor veins and veinlets are observed in drill core.

Sulfide content is modally highest in granodiorite and mylonitic granodiorite and generally ranges, based on visual analysis, from trace amounts to less than 5% of whole-rock content. In addition to pyrite and chalcopyrite, bornite, covellite, molybdenite, and pyrrhotite are also present, as well as trace amounts of very fine-grained native gold, 10 µm to 250 µm in size (Mountain Lake Resources Inc., 1997). Assay data indicates a significant, if not direct, relationship between metal concentration and sulfide content, particularly chalcopyrite. Copper-sulfides are virtually restricted to granodiorite, though trace amounts of chalcopyrite are observed both in mafic dikes within the granodiorite and in the metasedimentary rocks immediately adjacent to the east. Trace to weight-percent amounts of pyrite is also observed in drill core in metasedimentary rocks, aplitic dikes, pegmatites, and mafic dikes, all within the sulfide zone.

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Gold mineralization at the Project occurs in the west central portion of the Project area and is distributed in plan-view in an elongate ovoid pattern trending roughly N60°W (Figure 6.15). The orientation of the mineralized zone is generally coincident with the local trend of shear as interpreted by Klein (1974) and McGraw (1954) based on field measurements of exposed structural fabrics (cataclastic foliation) and fault planes. The primary known mineralized zone is essentially vertical and “keel-like” in shape, as represented by the 0.032 oz/t (1 g/t Au) cut-off grade shell with a surface length of 400 ft along strike, width of approximately 200 ft, and depth (thickness) of 600 ft (Figure 6.16). This higher-grade, central core is surrounded by a halo of lower grade mineralization with an overall length of roughly 760 ft along strike, an average width of approximately 500 ft, and thickness of at least 1,100 ft. Low-grade (<0.5 g/t Au) gold mineralization is open and uniform along strike, both to the northwest and southeast, as well as at depth.

The mineralized zone is crudely bound to the north and to the east by the Northwest fault and the Copper King Fault, respectively (Figure 6.17). The Northwest Fault is interpreted based on a combination of drill hole data, geophysical data, and downhole televiewer data from 2020 and 2021 drilling. The Northwest Fault strikes west-northwest and dips steeply to the northeast along the northern margin of the mineralized zone. The fault represents an apparent structural control of the CK deposit, as copper-gold mineralization is essentially restricted to south of the fault.

The Copper King Fault trends roughly N30°E along the eastern extent of the CK deposit, truncating known mineralization in that direction. Host granodiorite occurs to the west of the fault, and unmineralized metasedimentary and metavolcanic rocks occur to the east. Drill hole intercepts indicate that the Copper King Fault dips somewhat steeply to the west, and that primary displacement along the fault plane is reverse with the western hanging wall riding up to the east. This contradicts previous interpretations of the fault as normal with a down-to-the-east, nearly vertical, dip slip offset (Hausel, 2012). Based on examination of exposures in prospect pits north and east of the deposit, the Copper King Fault is thought to be Laramide or younger, though it may represent remobilization along a much older, existing fault plane. Further investigation of the Copper King Fault, including orientation measurements on all available surface exposures as well as additional drilling targeted to intercept the fault at depth, should be considered to verify the orientation of the structure and to evaluate the direction and magnitude of offset. While the fault is presently considered a post-mineral structural control, a better understanding of the direction and scale of offset may provide valuable insight for use during planning of future drilling exploration.

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Figure 6.15: CK Gold Project - Oblique View of the Distribution of Gold Mineralization

Source: Shutty, 2025.

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Figure 6.16: CK Gold Project - Cross-Sectional View Central to the Primary Zone of Mineralization

Source: Shutty, 2025.

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Figure 6.17: CK Gold Project - Plan View of the Location and Trend of the Northwest and Copper King Faults

Source: Shutty, 2025.

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A variety of other faults have been interpreted within the Project area based largely on surface expression, indications in drill core, and televiewer data. As noted by Klein (1974), many local structures are generally concordant with the trend of Precambrian shear and may represent more recent (Laramide or younger), shallow depth rejuvenation along previously existing fault planes. Several local structures are discordant with the Precambrian trend of shear, and these are also generally thought to be Laramide or younger based on a lack of cohesion and recrystallization in the faulted material (Klein, 1974). The significance of these structures relative to the CK deposit is likely limited to an associated increase in intensity and/or depth of oxidation and supergene copper mineralization, and potential, small-scale physical displacement of copper-gold mineralization at depth.

6.3	DEPOSIT TYPE

6.3.1	Discussion

Gold mineralization at the Project occurs within a steeply dipping to near-vertical, brittle-ductile shear zone presumably generated during Paleoproterozoic orogenesis of the Colorado Province. As previously stated by Klein (1964), the localization of metallic mineralization at the Project is a product of both structural and lithological control. The dominant structure appears to be the nearly east-west trending zone of Precambrian shear and cataclasis, and, lithologically, mineralization is virtually confined to the granodiorite plutonic body. Visual examination of barren to high-grade drill core intervals shows that gold mineralization (or lack thereof) is not restricted to any specific textural variation within the granodiorite, nor is it strictly associated with any type or intensity of alteration, except for consistently low-grades in zones of moderate to intense potassic alteration.

Mylonitic rocks return the highest gold and copper assay values on average. Mylonites form under specific circumstances at significant crustal depths below brittle faults, in continental and oceanic crust (Figure 6.18). Mylonites are the result of extreme plastic deformation, with original textures modified by dynamic recrystallization while the parent rock remains chemically unaltered.

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Figure 6.18: Schematic Illustration of the Transformation of Brittle to Ductile Deformation in Granitic Rocks at Depth

Source: Fossen, (2016).

Gold mineralization in the mylonitized granodiorite occurs in close association with sulfide minerals, which are largely disseminated, but also frequently occur as veinlets or stringers aligned with mylonitic foliation (Figure 6.19). On a microscopic scale, pyrite in mineralized intervals is often broken, indicating some deformation during or after mineralization. Sulfide minerals in the surrounding granodiorite are widely disseminated, typically occur within igneous hornblende and plagioclase, and occasionally occur as clusters and stringers which also tend to parallel weak to moderate foliation, where present.

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Figure 6.19: Pyrite +\- Chalcopyrite Aligned with Mylonitic Foliation

Source: U.S. Gold, 2021.

The mineralogical setting and physical character of the sulfide minerals in both the mylonitized and undeformed granodiorite suggests a primary igneous origin, wherein mineralization occurred during magmatic crystallization, and syn-magmatic or post-magmatic mylonitization due to brittle-ductile shearing served as physical means of concentrating metals simply via shortening of the host granodiorite. The metasedimentary rocks intruded by the granodiorite may have served as a sulfur source to the crystallizing pluton, catalyzing base, and precious metal mineralization through sulfur saturation of the magmatic fluid.

Emplacement and crystallization of the host granodiorite was followed by a regionally extensive, felsic intrusive event represented by the Sherman Granite and the Laramie anorthosite complex. Regional circulation of high temperature, potassium-rich magmatic-hydrothermal fluids exsolved during emplacement of the Sherman Granite is indicated within the host granodiorite by alteration aureoles and halos along pegmatitic/aplitic dike margins and alkali feldspar-quartz veins and by intense potassic alteration associated with significant brittle deformation features. Hydrothermal alteration associated with post-mineral, brittle deformation attributed to emplacement of the Sherman Granite apparently contributed to some degree of gold redistribution, as evidenced by the typically low gold grades within zones of moderate to intense potassic alteration and occasional anomalous gold grades within silicified sample intervals.

Long after formation of the CK deposit, during the Laramide orogeny (55 Ma to 80 Ma), the host granodiorite was uplifted and exposed to erosion. Reactions between hypogene sulfide minerals and descending, acidic meteoric waters resulted in the supergene enrichment (oxidized) zone exposed at the modern topographic surface. The enriched zone is characterized by the presence of iron oxides, secondary copper minerals, and rare native copper. Pervasive oxidation is typically encountered to a depth of about 100 ft to 150 ft, though locally (near fault structures) is known to extend to depths approaching 300 ft.

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6.3.2	Interpretations and Conclusions

The CK copper-gold deposit does not neatly fit into any specific category or class of conventional deposit models, in part because of the wide array of variability and overlap of assigned deposit model parameters such as geochemical signatures, geological setting and time frames, and the origin and mechanisms of emplacement of metal-bearing solutions.

Previous authors (Hausel, 1997, 2012; Carson, 1998; Sillitoe, 2022; Dworian 2024) have postulated that the CK deposit represents some portion of a copper (Au-Cu) porphyry system, largely based on observations of the nature and occurrence of hydrothermal alteration assemblages exposed in outcrop. According to the U.S. Geological Survey’s Porphyry Copper Deposit Model (John et. Al, 2010) and Preliminary Model of Porphyry Copper Deposits (Berger et. Al, 2008), porphyry deposits consist of disseminated copper minerals and copper minerals in veins and breccias that are relatively evenly distributed in large volumes of rock forming high tonnage, low to moderate grade ores. The USGS model descriptions further provide the following (select) characteristics common to known porphyry copper deposits:

●	Host rocks are altered and genetically related to granitoid porphyry intrusions and adjacent wall rocks.

●	Deposits are centered in high-level intrusive complexes that commonly include stocks, dikes, and breccia pipes, which generally form in the upper crust (less than 5 km to 10 km depth) in tectonically unstable convergent plate margins.

●	Wall-rock alteration is intimately linked to narrow veins, commonly 0.1 cm to 10 cm in width, that typically make up less than 1 to 5% volume of ore but also are present in other alteration zones.

●	Copper-bearing sulfides are localized in a network of fracture-controlled stockwork veinlets and as disseminated grains in the adjacent altered rock matrix.

●	Hydrothermal wall-rock alteration minerals and assemblages (namely potassic, sericitic, argillic, and propylitic) are zoned spatially and temporally, with kilometer-scale vertical and lateral dimensions.

●	Zones of phyllic-argillic and marginal propylitic alteration overlap or surround a potassic alteration assemblage.

●	Potassic and sericitic alteration are invariably associated with sulfide mineralization and generally are temporally, spatially, and thermally zoned with respect to one another.

●	Potassic alteration tends to be more centrally located, deeper, higher temperature, and earlier compared to sericitic alteration.

●	Owing to the shallow depths of deposit formation (1 km to 4 km), preserved deposits are predominantly Mesozoic and Cenozoic.

While the alteration assemblages encountered within the CK deposit are indeed like those associated with porphyry copper deposits, hydrothermal alteration zones at CK decidedly lack large-scale vertical and lateral dimensions, and potassic and sericitic alteration are clearly not invariably associated with sulfide mineralization, nor are they necessarily temporally, spatially, and thermally zoned with respect to one another. The Proterozoic age of the CK deposit’s host granodiorite and apparent pre- or syn-deformational mineralization further preclude it from classification as a sensu-strictu porphyry deposit.

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The CK deposit also exhibits a variety of characteristics that are, individually or in combination, like those of known intrusion related, iron oxide copper-gold (IOCG), and even orogenic deposits. In each instance, however, the similarities (i.e., age, structural setting, geochemical signature, alterations styles, etc.) are either outweighed by significant differences or are too limited, at present, to support a decisive association with the deposit model.

The regional geological setting of the CK deposit within the Cheyenne Suture belt is significant, as is the nature of occurrence of sulfide mineralization as disseminations in undeformed granodiorite and in alignment with foliation in foliated to mylonitized granodiorite. Based on the available data and information to date, we suggest that Klein’s (1974) description of the CK deposit as a “structurally controlled base and precious metal deposit hosted in a Precambrian shear zone” is essentially correct if you want further refinement. While Klein’s description does not present a conventional deposit model, it does provide a reasonable interpretation on which to base plans for future exploration. Future drilling exploration (and petrographic and/or mineralogical analysis) should be carefully planned to test Klein’s interpretation and target data useful in further developing an appropriate deposit model for the Project, whether conventional or not.

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7	EXPLORATION

7.1	SUMMARY OF EXPLORATION ACTIVITIES

The Project was reportedly discovered in 1881, high-graded, and saw limited mining. The first reported exploration work was drilling completed by ASARCO in 1938. Several additional rounds of drilling have been conducted since that time. In 1972, Henrietta acquired the property and completed a comprehensive exploration and development program. In addition to drilling, an induced polarization (IP) survey, geological mapping, geochemical sampling, and metallurgical testing were conducted (Nevin, 1973). Drilling campaigns were conducted by Saratoga since 2006 and Strathmore since 2012, with a hiatus in drill exploration until the acquisition by U.S. Gold from Energy Fuels in 2016. U.S. Gold conducted drilling programs in 2017, 2018, 2020, and 2021. Drilling in 2021 focused on data collection to support post-PFS and PFS updates in 2022.

7.2	DRILLING

The drilling record prior to 1997 is incomplete and much of the historical core has been lost. Contemporary drilling reports as well as comparisons to recent drilling have been used to support the use of pre-1997 drilling. In 2020, historical drill hole collars were located, surveyed and the results compared closely to their location in the historical drilling database.

Figure 7.1 indicates that a total of 173 holes with a total drill length of 98,415 ft (29,997 m) have been drilled on the CK Gold property. Figure 7.1 shows the location of all holes within the CK Gold mineral resource area. An additional six historical holes totaling 3,560 ft (1,085 m) are in the database but outside of the current resource area.

7.2.1	Historical Drilling

There is limited information on drilling and sampling procedures for the ASARCO, Copper King Mining, and the U.S. Bureau of Mines (USBM) drill programs. The original geology logs are not available, although Nevin (1973) provides summary geology logs for all but the ASARCO 1938 drilling and assay sheets for these drill programs. The assay sheets include collar coordinate information, bearing and dip of hole, sample intervals, and Au, Ag, and Cu assay data. Defense Minerals Exploration Administration documents (0647_DMA) include identical logs for the ASARCO which only contain assays and recoveries for ASARCO diamond drill holes A-1 through A-5 and state they were assayed by Federal Mining and Smelting Co Wallace Testing Plant in Wallace, Idaho.

Previous attempts to locate the drill core from ASARCO’s and the USBM drill programs that had been housed at USBM in Denver were unsuccessful. According to Mountain Lake Resources Inc. (1997), the core collected from Henrietta’s holes was destroyed.

Soule (1955) reported that the USBM's drilling was done by contract and that all three holes were core holes, but his report provided no further information.

Henrietta drilled seven rotary holes totaling 482 m and six core holes totaling 666 m. Several of the holes were started as rotary and finished as core. Boyles Brothers Drilling Company of Golden, Colorado, was the drilling contractor.

Compass Minerals drilled 21 rotary holes and five diamond core holes. Hole CCK-16 was drilled rotary to a depth of 152 m and then cored with NX core to a total depth of 341 m. Notes on the geological log indicate the core was split before logging. Hole CCK-19 was cored for its entire length with HQ core. Holes CCK-24 and CCK-25 were both started with RVC drilling, changing to NX core at 136 m and 136 m, respectively. Hole CCK-26 was cored completely with NX core. There are no further details about Compass’s drilling program.

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Figure 7.1: Drill Hole Map

Source: U.S. Gold, 2025.

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There are few details on the Caledonia or Mountain Lake drill programs. No drill logs are available for the Caledonia holes; the collar locations were taken from a map. The Caledonia holes ranged from 220 ft (65 m) to 550 ft (170 m) in depth and were intended to confirm the results of prior drilling. A report by Gemcom (1987) describes the Caledonia drilling as spaced 50 ft (15 m) apart through the mineralization, sampled every 10 ft (3 m), and assayed for gold. Gemcom entered and verified the Caledonia drilling data. Drill logs of the Mountain Lake holes are available which do contain collar and drill orientation data. Summary geology from the Mountain Lakes drill holes were entered into the database.

As previously, Henrietta’s core hole H-1 does not show evidence that any of the other holes drilled on the Copper King property were downhole surveyed.

There is inherent risk associated with these legacy drilling programs (pre-2007 drilling), and limited information is available. These risks include errors in collar location, downhole orientation, assay grade precision and accuracy, and database transcription errors. Comparisons to recent infill drilling continue to support the use of the legacy holes. To acknowledge the risk, no legacy holes are used in the classification of measured resources.

7.2.2	Saratoga 2007 – 2008

Saratoga’s drilling campaign focused on expanding the mineralized body outlined in previous campaigns and providing material for metallurgical testing and future geotechnical studies. The diamond drill program began in 2007, paused over winter, and was completed in 2008. Thirty-five (35) holes were completed for a total length of 25,462 ft (7,760 m). Logan Drilling, based in Nova Scotia, Canada, was the drilling contractor, and a Longyear Fly 38 skid rig drilling NQ-size core (4.76 cm diameter) was used.

7.2.3	U.S. Gold 2017 – 2020

U.S. Gold completed two RC drilling programs in 2017 and 2018. RC drilling comprised four holes in 2017 and eight in 2018, totaling 12,040 ft. (3,670 m). Both programs were designed to investigate magnetic and IP anomalies generated by geophysical surveys. Drilling was completed by AK Drilling of Butte, Montana, using a Foremost MPD 1500 RC drill. Samples were collected at 5 ft (1.5 m) intervals from the discharge of a rotary splitter attached to the drill. A chip tray was also filled from cuttings for geological logging and archived. Samples were delivered to Bureau Veritas of Sparks, Nevada, for analysis.

A rotary, reverse circulation, and diamond core drill program was begun in September 2020, and 30 drill holes totaling 21,810 ft (6,647 m) were completed by early December 2020. Core drilling totaled 10,561 ft (3,219 m), and rotary drilling totaled 10,538 ft (3,312 m). The focus of U.S. Gold’s work was to generate metallurgical composites, collect geotechnical data, and expand mineral resources.

Alford Drilling completed core drilling using an LF90 drill rig. HQ core was recovered using a split tube core barrel system to minimize core damage. Holes are monumented using braided steel cable and a tag embedded in a concrete pad at the drill hole collar.

7.2.4	U.S. Gold 2020 Drilling Campaign

In October 2020, U.S. Gold conducted a drill program at the Project. Part of that work included surveying new and historical drill hole collars that U.S. Gold could locate in the field and flag.

All historical collar coordinates (pre-2020) were loaded into a handheld GPS unit and visited in the field. Those identifiable (cement, tags, drill pipe, etc.) were flagged with lath and flagging, with the hole name on the lath. These collars were then surveyed at the same time as the 2020 holes, on October 21, 2020.

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Surveying was completed by Topographic Land Surveyors of Casper, WY, and the results were certified by Professional Land Surveyor Aaron Money, No. 14558. The survey method was Real-Time Kinematic GPS using a Trimble R10 GNSS GPS system.

Drill hole collars from the historical programs dating back to 1938 were identified in the field and resurveyed, confirming the locations recorded in the drilling database.

Comparison of the new-collar surveys with the old coordinates showed small variability in X and Y coordinates, typically less than 5 ft and around 25 ft at most, and a bit more in elevation (around 25 ft at most).

Two permanent survey control points were placed on the Project for future use.

7.2.5	U.S. Gold 2021 Drilling Campaign

U.S. Gold began a drilling campaign in July of 2021 consisting of 48 holes and 40,930 ft (12,475 m), comprised of reverse circulation, rotary, and core drilling. The primary purposes of this campaign were to continue to refine hydrological and geotechnical subsurface conditions, and minor exploration immediately southeast of the proposed project. Thirteen monitoring wells totaling 5,600 ft (1,707 m) were proposed for subsurface groundwater studies. Results from this campaign were compared visually to the existing model, and a model was estimated using the previous parameters and including the new holes. There is no material change in the mineral resource or mineral reserve estimate. There have been no findings or observations following the 2021 exploration and data gathering program that materially affected the findings of this study.

7.3	HYDROGEOLOGY

No previous hydrogeological work was completed at the Project prior to 2020. During its 2020 drilling program, U.S. Gold and its consultants, NEIRBO Hydrogeology (NEIRBO) and Dahlgren Consulting, completed a limited water characterization and hydrogeology program. Several designed-for-purpose drill holes were completed, and data were collected from holes designed primarily for other uses.

Seven water characterization wells (MW-xx series) were drilled and completed in 2020, five by DrillRite Drilling of Spring Creek, Nevada, and two by McRady Drilling of Cheyenne, Wyoming. DrillRite drilling was completed using reverse-circulation methods and McRady work was completed using conventional rotary methods. A total of 2,755 ft (840 m) was drilled and completed. Holes were completed as water wells, screened, and cased at proper intervals with a locking cover and monuments placed at the surface. These wells are checked regularly for water levels and water quality.

Eight core and RC holes designed for metallurgical resource expansion and geotechnical purposes were also utilized for hydrogeological purposes. These holes totaled 7,511 ft (2,289 m) and consisted of two metallurgical core holes, one RC resource expansion hole, and five geotechnical core holes. The two metallurgical core holes (CK20-04cB and CK20-06c) were kept open, cased, and capped, similar to the water characterization wells. These two holes are utilized for water quality sampling and obtaining water levels. Televiewer surveys were completed in these two holes as well to aid in hydrological and geotechnical studies.

Three geotechnical core holes (CK20-17c, 18c, 19c) and one RC hole (CK20-09rc) had Vibrating Wire Piezometers (VWPs) installed in them. Packer testing and televiewer surveys were also completed on the core holes. The two remaining geotechnical core holes, CK20-16c and 20c, only had packer testing and televiewer surveys completed.

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Packer testing was completed by Alford Drilling under the supervision of a NEIRBO consultant. VWP installation was completed and supervised by Call & Nicholas, Inc. of Tucson, Arizona. Televiewer surveys were completed by staff of either COLOG or DGI Geoscience at the same time as downhole gyroscopic surveying at the end of drilling each hole. Additional details on the current program are available in Section 13.3.

7.4	GEOTECHNICAL DATA

Prior to 2020, no previous geotechnical work was completed on the Project. U.S. Gold retained Piteau Associates of Reno, Nevada, to design, complete, and analyze a geotechnical program that included field outcrop mapping, on-site geotechnical core logging, rock testing and sampling, televiewer data validation, and interpretation. Four days were spent reviewing existing drill core and mapping surface outcrops at the Project. Surface mapping focused on joint and fracture set characterization for integration with subsurface derived data.

Five geotechnical core holes (CK20-16c to 20c) totaling 4,685 ft (1,428 m) were completed. Core from these holes was logged on-site, run by run, in a designed-for-purpose logging trailer by Piteau staff or consultants. Geologists completing the geotechnical logging also completed needed rock characterization testing and selected geomechanical samples for third-party testing. Logging parameters included core recovery, hardness, RQD, RMR, fracture frequency, joint condition, and angle, degree of breakage, and degree of alteration.

Piteau staff completed point load index (PLI) testing in the field on the five geotechnical core holes and two metallurgical holes (CK20-06c and 07c). During geotechnical logging, 1,065 PLI tests were completed on the whole core.

Geomechanical samples were collected at chosen intervals by Piteau staff during logging. These samples were utilized for the characterization of intact rock strength. 13 samples were collected for uniaxial compressive strength, 15 for triaxial compressive strength, 11 for indirect tensile strength, and 25 for discontinuity direct shear testing. Sample testing was completed at the Wood Group PLC Rock Mechanics Laboratory in Hamilton, Ontario, Canada. In addition, one fault gouge sample from CK20-16c was taken and tested at Golder Associates Geotechnical Laboratory in Denver, Colorado. Piteau Associates integrated the results of this testing into their mine design recommendations.

Piteau Associates also validated, processed, and interpreted downhole televiewer data from 13 holes completed in 2020, including the five geotechnical core holes and holes CK20-01c, 03c, 04cB, 05c to 07c, 09rc, and 21c. For major faults and contacts, Ken Coleman with U.S. Gold completed initial processing and structure picking, followed by Piteau work for joint and fracture set characterization. Televiewer surveys were completed by either COLOG or DGI Geoscience.

7.5	NON-DRILLING EXPLORATION ACTIVITIES

7.5.1	Geophysics

Magnetic and two IP surveys were completed in the early 1970s. The magnetic survey measured vertical intensity using a Jalander instrument on 200 ft (60 m) line spacing and stations. Two significant positive anomalies are present. One, about 800 ft (245 m) wide and 1,500 ft (460 m) long in a northwest direction, has a magnitude of 500 gammas above the background and coincides with the principal mineralization direction. The anomaly is believed to be caused by the presence of magnetite in the mineralized rock.

The initial IP survey showed a resistivity high extending northeast through the CK deposit, following a trend of thin overburden and chargeability high of 18 ms against a background of 6 ms. The second IP survey was by McPhar Geophysics Inc. using a Scintrex I.P. R-7 unit over the principal mineralized area. Line spacing was 300 to 800 ft (90 m to 240 m). Five north-south lines and two east-west lines were run. Dipole spacing was 200 ft (60 m). An anomaly, principally a moderate to shallow metal factor anomaly, was detected, trending east-northeast to the principal mineralized area. Both IP surveys established that the ore does not respond well to IP chargeability, and frequency effects for the two methods are low and do not duplicate each other as expected.

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In 1994, Pearson de Ridder & Johnson, Inc. conducted an aeromagnetic survey on the property for Compass Minerals. Flight lines were flown at a nominal altitude of 300 ft (90 m) above ground level, with north-south lines spaced 660 ft (200 m) apart and east-west lines spaced 1,320 ft (400 m) apart. Several major magnetic trends and features were observed. The primary mineralized area around the Copper King Mine is identified as a magnetic high.

In 1997, Gilmer Geophysics, Inc. supervised and interpreted a ground magnetic survey and a VLF-EM survey. The ground survey was laid out using GPS and total survey technologies with principal directions oriented N33E and N57W. This orientation was chosen to cross-mapped features at right angles. Line spacing was 200 ft (60 m) between the N33E lines. Total field ground magnetometer data were obtained using two GEM Systems GSM-19 units used in “walking mag” mode, obtaining data every two seconds, resulting in station spacings of 2 ft to 10 ft (0.5 m to 3 m) along survey lines. The VLF-EM data was obtained using an IRIS T-VLF instrument.

In June 2017, Magee Geophysical Services, supervised by Jim Wright of Wright Geophysics, completed a ground magnetic survey over the Project. 70-line miles (113 km) of magnetic data were surveyed using real-time corrected differential GPS and Geometrics Model G-858 magnetometers. Lines were spaced 160 ft (50 m) apart and oriented N30E across the project. Magnetometers were mounted on a backpack with data collected every two seconds. Data interpretation by Jim Wright essentially duplicated the 1997 Gilmer survey. A strong magnetic anomaly was demonstrated over the CK Gold deposit along with several magnetic anomalies to the east and south of the deposit. A prominent anomaly at the southeast corner of the project called the Fish Anomaly, was tested by RC drilling in 2017, along with a couple of others to the east of the CK Gold deposit.

In October 2017, an IP survey was completed over the Project area by Zonge International and interpreted by Wright Geophysics. A total of eleven lines were completed using a standard 9-electrode dipole-dipole array with a dipole length (a-spacing) of 1,082 ft (330 m) as designed by Wright Geophysics. Data were acquired in the time-domain mode using a 0.125 Hz, 50% duty cycle transmitted waveform. Data was acquired along eleven north-south oriented lines. Stations were located using a Garmin hand-held GPS, model GPSMAP 64CSx. The GPS data were differentially corrected in real time using WAAS corrections. Accuracy of the GPSMAP 60CSx typically ranges from 6 ft to 16 ft (2 m to 5 m) line control in the field utilized UTM Zone 13N NAD27 datum. Measurements were made for continuous line coverage at n-spacing of 1 through 7. Data were acquired in the time-domain mode using a 0.125 Hz, 50% duty cycle transmitted waveform. Chargeability values (IPm) represent the Newmont Window with integration from 450 to 1100 milliseconds after transmitter turnoff. A discussion of the time-domain acquisition program is presented with the digital data release. IP anomalies identified to the west of the CK Gold deposit were tested by RC drilling in 2018.

A 150 km2 hyperspectral study centered on the CK Gold deposit was conducted in May of 2022. WorldView-3 satellite data processing by Exploration Mapping Group included a variety of spectral processing techniques to discriminate surface geology and map high concentrations of iron, clay and silica minerals. The layers produced include natural color, panchromatic, natural color pan-sharpened, vegetation, soils, iron rich soils, iron decorrelation, clays, clay decorrelation, infrastructure and roads, bare rocks soils and gravel and digital elevation. Iron mineral mapping includes images for ferrous iron, hematite, goethite and jarosite. Clay mineral mapping includes an argillic class, a phyllic class and a propylitic class. Silica mapping included spectral matches for minerals including chalcedony, siliceous sinter and jasperoids.

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7.5.2	Geochemical

Nevin (1973) reports the results of soil geochemistry. Forty-four soil geochemical samples were taken on 100 ft and 200 ft (30 m and 60 m) centers in widely separated traverses as a pilot study. All were analyzed for copper and arsenic, and some were analyzed for gold, zinc, silver, and mercury. Three copper populations were sampled. The absolute background has values of about 20 ppm; a high background population in proximity to the mineralized rock has values of about 500 ppm; four samples taken in thin soil directly over the mineralized rock returned values of more than 1,000 ppm. Gold values appear to be a useful indicator of mineralization. Zinc, silver, and arsenic had little contrast between mineralized and unmineralized areas. Mercury was found to have good contrast and was recommended for further investigation.

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8	SAMPLE PREPARATION, ANALYSES AND SECURITY

8.1	INTRODUCTION

The Project has experienced an extended period of exploration and development. Core samples from most of the prior drilling programs are secured and available. Historical core drilling was relogged geologically providing consistency with U. S. Gold logging practices.

8.2	HISTORICAL SAMPLING

According to Soule (1955) and the photocopied data provided to MDA, the ASARCO 1938 core samples were sampled at 5 ft (1.52 m) intervals, while the Copper King core holes were sampled at 10 ft (3.1 m) intervals. The 1970 ASARCO sampling was variable, though most sample lengths were 10 ft (3.1 m).

Soule’s (1955) report briefly described USBM’s sampling procedures. For their three holes, all core and necessary sludge samples were delivered to the USBM’s engineer. All core samples were logged and split, with one split half sent to the USBM’s Salt Lake City laboratory for analysis. Sludge samples were taken when core recovery was less than 85% to 90%. All sludge samples from holes B-1 and B-2 were saved until the end of the project; most from hole B-1 were analyzed, but only a few from hole B-2 were analyzed. No sludge samples from B-3 were saved because core recovery was generally excellent. The USBM drill holes were sampled on variable length intervals ranging from approximately 3 ft to 16 ft (1 m to 5 m) with most sample lengths between 6 ft and 10 ft (2 m and 3 m).

Henrietta’s drill holes were sampled and assayed at about 10 ft (3.1 m) intervals for gold and copper and occasionally for silver and acid-soluble copper (Nevin, 1973). The core was split, with one half sent for assay and the other half stored on site. For the dry intervals of the rotary holes, a box and cyclone in series were used for sampling with splitting by a Jones riffle. Nevin (1973) estimated that about 1% to 2% of the sample was lost as very fine dust. For the wet drilling, cuttings were split in a long, metal sluice box equipped with a longitudinal baffle set to retain about a 10% fraction for assay. Rejects were stored on site.

According to Clarke (1987), Caledonia’s drill holes were sampled every 10 ft (3 m) and assayed for gold, but the historic data included only composite intervals ranging from 3 m to >50 m.

The Compass reverse circulation (RVC) holes were sampled at 5 ft (1.5 m) intervals, while the core holes were sampled at 10 ft (3.1 m) intervals. The Mountain Lake drill holes were all sampled at 5 ft (1.5 m) intervals. MDA has no further information on the Compass or Mountain Lakes drill sampling.

8.3	SAMPLE PREPARATION

8.3.1	Saratoga 2007 – 2008

The core from the 2008 drill program was logged in the spring/summer of 2008, contemporaneous with the drilling, though sampling was delayed until the fall of 2009 due to budgetary constraints.

Saratoga sampled the 2007 and 2008 drill core on approximate 5 ft (1.5 m) intervals, although sample intervals did range from 1 ft to 10 ft (0.3 m to 3 m) as warranted by the geology. Due to the pervasive alteration and potential for mineralization observed throughout all drill holes, the core was continuously sampled with no gaps in the sample sequence. The samples were collected principally by sawing the core in half, though some intervals, due to either the hardness of the rock or the unavailability of the saw, were split with a hydraulic splitter. In those cases where the sample intervals were fractured, and many of the core pieces were too small to either saw or split, the sampling technician sampled the core using a trowel, a small shovel, or by hand. One half of the core was bagged and sent for assay, while the remaining half was placed back into the core box and put into storage.

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The geological logging process for the first 15 core holes of the 2007 drill program included core photography and geotechnical RQD measurements, along with structural and lithological determinations. However, core-recovery data recording was missing.

For the remaining 2007 core holes and all the 2008 drill holes, core photography, RQD, and core recovery measurements, geological logging, and sampling were conducted in an open-sided shed. Due to the limited covered space, some of the core was exposed to the weather.

The proposed drill hole locations were in the field by Western Research and Development (Western), a professional survey company based out of Cheyenne, Wyoming. Western used a LYCA XLS 1200 Global Positioning System (GPS) survey instrument, which has a <0.5 ft (0.15 m) accuracy. Upon completion of the drill program, Western returned to the project site and re-surveyed the actual drill collars.

8.3.2	CK Gold Project 2017 - 2021

Reverse circulation (RC) samples were collected in five-foot intervals from the discharge of a rotary splitter attached to the drill and then delivered to ALS in 2021 and to Bureau Veritas laboratory in Sparks, Nevada, in 2017 and 2018 for analysis. U.S. Gold staff labeled and inserted commercial Quality Assurance/Quality Control (QA/QC) samples.

A red cut line was drawn along the midline of the core by a geologist, and a blue line, which indicates the core direction, was drawn next to it. During 2021, the core was sawn in half by U.S. Gold personnel. During 2017-2018, the core was sawn by Bureau Veritas in Reno, NV, and the half core containing the blue line was sampled. Sample tags were affixed to the inside of each core box, and the sample number was written on the core. Typically, samples were 5 ft (1.5 m) long, broken at lithological or important geological feature contacts.

Ordinarily, the geologist collected the core four times per 24-hour shift and returned it to the core logging facility. The core was housed in the garage of a residential home in Cheyenne, WY, or placed in the backyard prior to shipping. In 2021, all core was moved to a secured facility in Cheyenne, WY. Shipping was by a commercial carrier using the chain of custody documents and delivered to the assay laboratory facilities in Elko and Reno, Nevada.

8.3.3	U.S. Gold 2021

Ordinarily, core was collected by the geologist four times per 24-hour shift and returned to the core logging facility. The core processing steps were as follows:

●	Core is washed and scrubbed.

●	Core is aligned in the box to represent the original condition of the core as accurately as possible (i.e., all fractured/broken ends are matched and rotated to fit back together).

●	Core is washed and scrubbed again.

●	Beginning and ending depths are marked on the inside core boxes while the core dries.

●	When the core is dry, it is marked top to bottom with blue and red orientation lines, blue on the left, and red on the right, depths are marked and labeled in black on one-foot increments.

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●	Core is logged for recovery, Rock Quality Designation (RQD), and fracture frequency per run, and this information is recorded on the log sheet, along with any structural features significant enough to be recorded at the resolution of the log sheet.

●	Gross lithology breaks are identified and recorded in the graphic lithology log column.

●	Core is inspected in greater detail as sample intervals are selected on a nominal 5-foot sample interval within consistent lithologies, and sample breaks on lithological (or other appropriate, i.e., significant variation in alteration type or intensity) contacts with a minimum sample interval of 1 ft.

●	Assay sample intervals are marked in green, with a line perpendicular to the core axis indicating the top and bottom of the interval, and the sample ID marked on the core (if possible) parallel to the core axis.

●	Sample IDs are scribed on silver sample tags, which are stapled to the core box on the left-hand side of the core.

●	Detailed information is recorded for each sample interval on the core log sheet (rock type, oxidation, alteration, mineralization, sulfide content, mineral content, veins, fracture, etc.).

●	Magnetic susceptibility meter measurements.

●	Assay samples are recorded on the lab's assay sample inventory form. The log sheet indicates the core boxes in which each assay interval is contained (sample intervals often cross box boundaries).

●	Logged core is transferred from the logging table to the photo station, re-wetted, and photographed.

●	Photographed core boxes are reunited with their lids and moved either to the back of a waiting truck for transport to the pick-up area at the back of the lot or to a secondary staging area near the garage entrance to be moved to the back of the lot later.

8.4	SAMPLE ANALYSIS

8.4.1	Legacy Campaigns

Very little is known about the sample preparation, assaying, and analytical procedures of the sampling at the Project except as described below. A table summarizing pre-1998 drilling on the property (Mountain Lake Resources Inc., 1997) gives detection limits for gold and copper assays for six of the drill campaigns. For both the 1938 and 1970 assays by ASARCO, the detection limits were 0.001 oz/st Au (0.034 g/t Au) and 0.01% Cu (Mountain Lake Resources Inc., 1997). For Copper King Mining’s assays, the detection limit for gold was 0.01 oz/st Au (0.343 g/t Au), and the detection limit for copper was thought to be 0.10% (Mountain Lake Resources Inc., 1997).

For the three holes drilled by the USBM, analysis was done by the USBM’s Salt Lake City laboratory (Soule, 1955). The detection limits were 0.005 oz/st Au (0.171 g/t Au) and 0.05% Cu as indicated by Mountain Lake Resources Inc. (1997). The USBM also prepared composite samples of the core from their three holes and analyzed them for molybdenum, tungsten, nickel, and for most of them, titanium. In addition, USBM ran multi-element spectrographic analyses on five composite samples from hole B-1, and Copper King Mining ran the same on five composite samples from hole C-7 and one sample from hole C-8; results of these spectrographic analyses are reported in Soule (1955).

Skyline Laboratories Inc. and Hazen Research Inc., both of Denver, Colorado, assayed Henrietta samples (Nevin, 1973). The detection limits for the gold and copper assays were 0.005 oz/st Au (0.171 g/t Au) and possibly 0.001% Cu (Mountain Lake Resources Inc., 1997).

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Little information exists regarding Caledonia’s drill program other than their drill samples were only assayed for gold (Clarke, 1987).

MDA (2010) found assay certificates for Compass holes CCK-19 and CCK-24 that showed the assays were performed by Barringer Laboratories Inc., in Reno, Nevada, using fire assay with an atomic absorption (“AA”) finish for gold and AA for copper. It was not evident from the data reviewed by MDA whether Barringer assayed all of Compass’s holes. The detection limits for Compass’s assays were 2 ppb gold and 5 ppm copper (Mountain Lake Resources Inc., 1997).

Assaying of the samples for Mountain Lake was performed by Barringer Laboratories Inc. in Reno, Nevada. MDA has seen no assay certificates for Mountain Lake’s drill holes but did find a spreadsheet with the assays, which were entered into the database for Mountain Lake’s eight drill holes. The detection limits were 2 ppb gold and 5 ppm copper (Mountain Lake Resources Inc., 1997). Metallurgical testing of bulk composite samples from holes MLRM-1 and MLRM-2 was conducted by the Colorado Minerals Research Institute of Golden, Colorado.

8.4.2	Saratoga 2007 – 2008 Campaign

The Saratoga core samples from the 2007 drill program were shipped to ALS Chemex (Chemex) in Elko, Nevada for sample preparation and then on to the Chemex facility in Sparks, Nevada, for gold analysis and a 33-element geochemical suite. Results were received in December 2009. The Chemex sample preparation and analysis methods requested by Saratoga were “AA23” for gold and “ME-ICP61” for the geochemical suite. Both methods employ the same sample preparation methods, which include crushing the whole sample to 70% passing -2 mm and then pulverizing 250 g to 85% less than 75 µm (-200 mesh). The “AA23” gold analysis consists of splitting out a 30 g pulp sample and then using fire assay techniques followed by an atomic absorption (AA) finish. The detection level for this analysis is 5 ppb Au, while the upper precision level is 10 ppm Au. Samples assaying over 10 ppm Au are re-assayed using a fire assay with a gravimetric finish technique (Chemex laboratory code “Au-GRA21”), which has an upper precision level of 1,000 ppm Au. The “ME-ICP61” analytical procedure consists of a four-acid digestion and analysis by inductively coupled plasma (ICP) followed by atomic emission spectroscopy (AES). The reported range for copper values using this technique is between 1 ppm Cu and 10,000 ppm Cu. Samples with initial values over 10,000 ppm Cu are re-run using the same analytical techniques optimized for accuracy and precision at high concentrations (Chemex laboratory code “CU-OG62” with an upper precision of 40% Cu).

The core samples from the 2008 drill program were shipped in the fall of 2009 to American Assay Laboratories (American Assay) in Sparks, Nevada for sample preparation and analysis for gold and copper only. The results were received in September 2009. The American Assay sample preparation and analysis methods requested by Saratoga were “FA30” for gold and “D2A” for copper. Both methods employ the same sample preparation methods, which include crushing the whole sample to 70% passing -2 mm and then pulverizing 300 g to 85% less than 105 µm (-150 mesh). The “FA30” gold analysis consists of splitting out a 30 g pulp sample and then using fire assay techniques. The detection level for this analysis is 3 ppb Au, while the upper precision level is 10 ppm Au. Samples assaying over 10 ppm are re-assayed using a fire assay with a gravimetric finish technique (American Assay laboratory code “Au-GRAV”), which has an upper precision level of 1,000 ppm Au. The “D2A” analytical procedure for copper consists of an aqua regia digestion and analysis by AA. The reported range for copper values using this technique is between 1 ppm Cu and 10,000 ppm Cu. Samples with initial values over 10,000 ppm Cu are re-run using the same analytical techniques optimized for accuracy and precision at high concentrations (laboratory code “Cu Ore Grade”) with an upper precision of 40% Cu.

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After the analyses were completed and temporary storage at Chemex, Saratoga retrieved all of the pulps and selected coarse reject samples from mineralized intervals and is currently in storage in Elko, Nevada.

The drill crew, upon filling a core box, placed a wooden top over the core, and the box was secured using strapping tape. At the end of each drill shift, the core was transported by the drill crew into Cheyenne, WY, about 20 miles (32 km), and placed in a locked commercial storage unit. The storage unit is located within a secure, gated facility. About once per week, the core was transported on a trailer to the logging and sampling facility in Casper, Wyoming, 200 miles (320 km).

Logging and sampling of the first 13 core holes drilled in 2007 were completed in a large, converted garage located on leased private property outside of Casper, Wyoming. The property was fenced off and kept securely locked when personnel were not on-site. After being logged and sampled, the remaining half-core was placed in a locked storage unit within a secure, commercial storage facility in Casper.

Saratoga’s lease on the Casper logging facility ended on August 31, 2007, and the remaining 2007 core holes were transported 200 miles (320 km) to Dubois, Wyoming, for storage and further core processing. Sampling was conducted within an open-sided ranch shed on private property owned by Norm Burmeister, an officer with Saratoga. The core facility was within a fenced area. After sampling was complete, the core was transported to a commercial storage facility and stored on racks in a locked storage unit. These same procedures were used for the 2008 drilling.

The half-core samples to be shipped to the laboratory were given non-referential sample ID numbers. The individual bagged samples were placed into larger shipping bags, which were securely closed using heavy wire ties and kept inside the logging facility awaiting shipment via a commercial trucking company to Chemex in 2007, and Chemex and American Assay in 2008.

8.4.3	U.S. Gold 2017 – 2020 Campaign

2020 samples were logged, and sample intervals were selected and passed along with cut sheets to Bureau Veritas (BV). BV cut the core and analyzed a sample from the half core, with the other half returned to the core boxes for storage and reference. The retained half core and sample rejects were initially stored in the warehouse at BV while assaying was conducted they have been subsequently moved for storage in a facility in Cheyenne near the Project. During the sample submission process, a contract geologist, M. C. Newton, was on hand at the BV facility to receive core, discuss and inspect procedures, on an intermittent basis as part of the chain of custody and QA/QC check procedures.

BV inserted commercial blanks and standard reference materials from cut sheets determined by U.S. Gold. Throughout 2017 – 2020, BV of Reno, NV, was the primary laboratory responsible for cutting the core, sampling, preparation, and assaying. Some compromises were needed during the 2020 COVID-19 outbreak as access to the BV laboratory and personnel was restricted. Video and careful consultation with laboratory staff satisfied the role of the consulting geologist in verifying that correct handling and procedures were followed.

8.4.4	U.S. Gold 2021 Campaign

For the 2021 drilling campaign, Hard Rock Consulting (HRC), sub-contracted through Gustavson, conducted field activities, logging, core sawing, and initial sample selection. ALS were selected to conduct assaying, and selected samples, along with standards and blanks, were sent off to the laboratory by HRC. The program was initiated to provide additional data to support a FS and included the tests necessary for both the hydrological and geotechnical studies. There have been no material findings to date that would support a departure from the findings in the PFS.

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8.5	RESULTS, QC PROCEDURES AND QA ACTIONS

8.5.1	Saratoga 2007 – 2008

Details on QA/QC programs for the 2007 and 2008 drill campaigns can be found in Tietz (2010), Saratoga’s QA/QC program implemented for the 2007 and 2008 drilling included:

1.	Analytical standards and blanks inserted into the drill sample batches.

2.	Duplicate assaying of selected coarse reject samples by the primary assay laboratory.

3.	Re-assaying of selected original pulps by an umpire laboratory. American Assay was used as the umpire laboratory for the 2007 drill program in which Chemex was the primary laboratory, while the roles were reversed for the 2008 drilling.

A total of 169 standard samples were submitted to Chemex and American Assay. One standard sample was inserted into the stream at an approximate rate of one standard for every 40 drill samples. Standards were also used in the duplicate pulp and pulp re-assay check assay programs at a higher rate, ranging from one standard per 10 to one standard per 25 samples. Five unique analytical standards were used. The standards were inserted into the drill core sample stream with the same sample ID designation, though as pulps, they were not blind to the lab.

Tietz found that the check assay analyses show good agreement between the Chemex duplicate pulp analyses on the original Chemex coarse rejects and between the Chemex pulp re-assays of the original American Assay samples. No significant biases or assay variability issues were found within these data. There are concerns, primarily within the copper analyses, with the December 2009 American Assay pulp duplicate and pulp re-assay check analyses. Further examination and follow-up analytical work is warranted to determine the specific problem within these data, though any resolution of these issues would not materially affect the resource model or stated resource.

8.5.2	U.S. Gold 2017 – 2020

U.S. Gold’s QA/QC program implemented for the 2017, 2018, and 2020 drilling campaigns included the analysis of Certified Reference Materials (CRMs), blanks, coarse rejects, and pulp duplicates inserted regularly into the sample stream. A random selection of samples from mineralized intervals was also submitted to an umpire laboratory.

U.S. Gold geologists evaluated the control sample results. When the control samples returned values outside of acceptable limits, the assay laboratory was contacted, and the batch of samples was re-assayed.

Gustavson compiled and reviewed the 2020 control sample results and found assay accuracy and precision acceptable for resource estimation. No significant bias was observed in the gold, copper, or silver CRM results. Check assays showed no significant bias between Bureau Veritas original assays and ALS check assays. No significant carryover contamination was observed in the blank results.

Three standards were used for the 2020 drilling program, CDN-CM-43 and CDN-CM-38 from CDN Resource Laboratories Ltd., and MEG-Au.17.01 and MEG-Au.17.10 from MEG, Inc. The recommended values and standard deviations for Au, Cu, and Ag are found in Table 8.1.

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Table 8.1: U.S. Gold Drilling Program Sample Standards

Standards	g/t Au	Au_2SD	% Cu	Cu_2SD	g/t Ag	Ag_2SD
CDN-CM-38	0.942	±0.072	0.686	±0.032	6.0	±0.4
CDN-CM-43	0.309	±0.040	0.233	±0.012	-	-
MEG-Au.17.1	0.382	±0.015	0.0723	±0.0019	6.525	±0.203
MEG-Blank.17.10	<0.003	-	0.00015	-	0.9

A commercial 99% quartz sand standard MEG-Blank.17.10 was used during the 2020 drilling campaign. Results are reasonable, and blank assay results exceed 90% less than two times the detection limit of 0.005 ppm gold. The blank has a reported average of less than 0.003 g/t Au. The same blank has a reported average of 1.5 ppm copper and although not a blank, it showed carryover on 5 occasions but well below any economic consideration. Silver was below detection 100% of the time. The blank samples demonstrate that the laboratory has reasonable control over sample cross-contamination.

The duplicate pulp performance of 64 pairs was greater than five times the gold detection limit, exceeding 90% of the pairs within a grade difference of 5%. These results are reasonable.

A subset of 110 randomly selected samples collected during the 2020 drilling campaign were submitted to ALS for umpire assay analysis. The paired Au and Cu data were analyzed and found to agree with the ALS checks. The correlation coefficient (r) of the raw data is 0.97 for Au (Figure 8.1) and 0.997 for Cu (Figure 8.2).

Figure 8.1: Umpire Analysis Gold Correlation

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Figure 8.2: Umpire Analysis Copper Correlation

8.5.3	U.S. Gold 2021 Campaign

As described previously, the data derived from the 2021 drilling program that commenced in August 2021 has not been included in support of the PFS study which relies on 2020 and prior data. The purpose of the 2021 data collection was primarily to support additional geotechnical and hydrological studies. There have been no material observations that would affect the PFS study as written. The 2021 drilling results shown in Table 8.2 have been reviewed in the context of the existing resource and they are not material.

Table 8.2: U.S. Gold Drilling Program Results 2021

Standard	Au (ppm)		Cu (ppm)		Ag (ppm)
	Expected	SD	Expected	SD	Expected	SD
CDN-BL-10	0.0064	0.0069	29.3511	5.5799	0.0316	0.0124
CDN-CM-19	2.11	0.11	20200	350	2.6414	0.2038
CDN-CM-37	0.171	0.012	2120	60	1.17	0.135
CDN-CM-38	0.942	0.036	6860	160	6	0.2
CDN-CM-47	1.13	0.055	7240	140	69	3
MEG-Au.17.01	0.38	0.015	723	19	6.525	0.203
MEG-SiBlank.17.12	0.0059	0.0164	3.0223	3.234	0.0148	0.0136

8.6	QP OPINION

The QP believes that the sampling procedures are adequate for mineral estimation purposes and for reporting mineral resources and reserves.

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9 DATA VERIFICATION

9.1	PROCEDURES

Mark Shutty, CPG, MAIG, Principal Geologist at Drift Geo LLC, is the QP responsible for the TRS Mineral Resource Estimate (MRE), visited the CK Project site and U.S. Gold's logging and sample storage facilities in Cheyenne, Wyoming, from July 26, 2021 to July 27, 2021, and again on July 11, 2024. No additional site visit was conducted by the QP in connection with this Feasibility Study. The QP's verification work was conducted through a review of all available digital datasets, database documentation, drill logs, assay certificates, and QA/QC records, supplemented by a three-dimensional (3D) visual review of the drill hole data within the modeling environment used in the development of the geological models and MREs disclosed in this TRS.

During the 2021 and 2024 site visits, the following observations and evaluations were made:

●	Mineralization: Oxide copper mineralization was observed in outcropping granodiorite host rocks above the core of the modeled mineralization (Figure 9.2).

●	Drilling Operations: Active drilling operations were reviewed in 2021, and monumented drill collars from the 2021 and earlier campaigns were inspected in 2024 (Figure 9.1).

●	Geological Facilities: Logging, sampling, and storage facilities were evaluated to confirm compliance with industry standards. Drill core sampling was conducted using sawn core methods, and storage facilities were found to be secure, well-organized, and inclusive of legacy core from previous operators.

9.2	DATA VALIDATION

9.2.1	Drilling and Sampling

Validation of the drilling and sampling data sources, capture and storage, as well as overall quality were reviewed by the QP and assessed for compliance with industry practices, and meeting suitability standards required for use in modeling work supporting the MRE include :

●	Drill Collar Locations and Surveys.

●	Downhole Survey Data.

●	Sampling QA/QC.

●	Logging and Database Management.

9.2.1.1	Drill Collar Locations and Surveys

All of U.S. Gold’s drill collars, as well as monumented historical drill collars, were professionally surveyed using differential GPS equipment and tied to the NAD83 Wyoming State Plane East coordinate reference system. The locations of historical holes that have no remaining surface expression have locations derived from plan maps which have been georeferenced and digitized using surveyed drill collar control points. All drill collar elevations have been cross-checked against a Digital Terrain Model (DTM). Historical collars with recorded elevations not conforming to DTM were adjusted to match the digital surface, validated by observations of site disturbance, monuments, and historical maps.

Figure 9.1 illustrates U.S. Gold’s drilling in-progress for the CK21-11c drill hole completed on July 11, 2021.

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Figure 9.1: U.S. Gold Hole CK21-11c Drilling in Progress

Source: M. Shutty, U.S. Gold, Drift Geo LLC, 2021.

9.2.1.2	Downhole Survey Data

During the database review, two systematic errors were identified in the downhole survey data affecting a subset of U.S. Gold drill holes. Firstly, a redundant true north correction factor (±7.0° E declination) was identified in the 2021 downhole survey data, consistent with a double application of the magnetic declination correction during data processing. Secondly, an inclination reference error was identified in a subset of U.S. Gold drill holes. Both errors were identified and documented by the QP; corrections have been applied to the database but have not been incorporated into the FS resource model.

Survey deviations of this type originate at zero at the collar and accumulate progressively with distance down the hole; positional displacement is therefore greatest at depth and smallest within the near-surface portions of the deposit that contribute most to the Measured and Indicated Resource classifications.

Both errors were identified and documented by the QP. A sensitivity analysis confirmed that the effect of these survey errors on the reported MRE is non-material, with differences in contained metal of less than 1.5% relative to the prior estimate. Corrections have been documented in the database for future use; the FS resource model retains the survey data as used in the PFS for consistency and given the non-material impact.

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9.2.1.3	Quality Assurance/Quality Control (QA/QC)

QA/QC procedures, described in Section 8.5, ensured the reliability of the analytical data. Control samples including blanks, duplicates, and CRM standards were appropriately selected and used at suitable frequencies. Their performance was evaluated using statistical methods to confirm the quality of the sample handling and the analytical data accuracy. The digital analytical record handling was utilized via modern drilling campaign methods, minimizing errors during data transfer from laboratories to the drill hole database and modeling systems.

9.2.1.4	Logging and Database Management

Comprehensive logging captured attributes required for modeling such as geology, structures and oxidation features (Figure 9.2). These data were securely stored in a detailed project database integrating historical and modern drilling information. U.S. Gold compiled a comprehensive Access database to preserve data quality while facilitating digital verification and analysis. Drill traces, logged geology, and assay data were independently reviewed in 3D.

Figure 9.2: Oxide Copper Mineralization in Outcropping Granodiorite Host Rocks

Source: M. Shutty, U.S. Gold, Drift Geo LLC, 2021.

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9.2.2	Resource Dataset Overview

The Project drilling datasets, compiled over several decades, originate from multiple operators employing varied drilling, sampling, and analytical methods detailed as follows:

●	Modern Era Drilling: Data generated since 2007 from U.S. Gold and Saratoga represent the most robust datasets within the database, supported by comprehensive QA/QC protocols, digital analytical records, and thorough documentation. These datasets support the majority of the Project's Measured and Indicated Mineral Resources.

●	Historical Drilling: Pre-2007 datasets, including drilling completed between 1938 and 1997 by ASARCO, Copper King, USBM, Compass, Mountain Lake, Henrietta, and Caledonia, vary in documentation quality and analytical methodology. The implications of historical data quality for the MRE are discussed in Section 9.4.

●	Metal Distribution Validation: The deposit has a well-defined metal distribution, with gradational Au, Cu, and Ag zonation in granodiorite host rocks, which enables compliance checking of results for both modern and historical datasets.

9.2.3	QA/QC Independent Verification

The QP independently verified analytical data by the following methods:

1.	Reviewing and cross-checking unit conversions (e.g., oz/st to ppm for Au and Ag assays and ppm to percentage for Cu).

2.	Calculating the AuEq variable for use in modeling and resource reporting.

3.	Evaluating global and local metal grades by drill type to assess potential bias:

●	Diamond Core: 63% of resource drilling, well-dispersed across the deposit.

●	RC Drilling: 35%, primarily defining lower-grade margins.

●	Rotary Drilling: <2%, focused on the core of the deposit.

9.2.4	Observations and Compliance

Observations and compliance checks were made as follows:

●	Surface disturbances from historical drill pads and access trails are well-preserved and/or have been reclaimed.

●	Verification samples were not collected during the site visits. Observed drilling, sampling, and data handling procedures were consistent with industry standards.

●	Drill core recovery is excellent, as evident from core photographs, archived samples, and digital logs. Hard Rock Consulting (HRC) re-logged core from the 2017 to 2018 campaigns, further validating the geological observations.

In summary, the QP confirms that the datasets used in the Project's TSR MRE meets industry standards for quality and reliability, subject to the data quality qualifications documented in Sections 9.2 and 9.3 and provides a defensible basis for resource modeling and reporting.

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9.3	PREVIOUS AUDITS / OWNERS

9.3.1	Historical Exploration, Sampling and QA/QC

9.3.1.1	Gustavson Associates, LLC

Data verification of exploration activities before 2007 are not well documented, and there is no independent verification of the exploration, sampling, or laboratory procedures for pre-2007 work completed. Historical data verification for pre-Saratoga drilling programs (2007 to 2008) was previously conducted by Gustavson for the S-K 1300 Technical Report Summary, CK Gold Project, December 1, 2021. Gustavson’s verification scope included:

●	Cross-checking drill hole locations and assay values for ASARCO holes A-1 through to A-5, Copper King holes C-6 through to C-11, and USBM holes B-1 through to B-3 against published data in Soule (1955).

●	Verification of assay certificates for Compass holes CCK-19 and CCK-24 (cored portion).

●	Validation of selected Henrietta and Mountain Lake drill hole assay data against available source documents.

The current QP has not independently re-verified this historical data due to limited availability of the original source documents for the drilling programs conducted between 1938 and 1997.

9.3.1.2	Mountain Lake Resources

Mountain Lake conducted check analyses in 1996 on selected mineralized intervals from 12 Compass drill holes. The check analyses were performed by Barringer Laboratories, Inc., (Barringer) with gold analyzed by the fire assay method incorporating an atomic absorption finish and copper by the atomic absorption method. Preliminary evaluation by MDA (2006) indicated general agreement:

●	Original assays: 3.46 g/t Au, 0.465% Cu (mean of 185 intervals).

●	Check assays: 3.29 g/t Au, 0.570% Cu (mean of 185 intervals).

●	Absolute percentage difference: average 16% (Standard Deviation (SD) 29%).

●	Non-absolute mean difference: -1%.

Greater variability was observed in lower-grade mineralization material (14 of 20 pairs with >30% differences occurred below 3.36 g/t Au).

9.3.1.3	Saratoga 2007 – 2008

Drilling data from the 2007 to 2008 Saratoga drill programs were input directly from source files. Saratoga provided original collar survey data files and downhole survey driller’s notebooks, while assay data were received as digital records direct from the laboratories. Following compilation, the data were audited against source files by randomly checking values and specifically reviewing downhole survey data that appeared anomalous. Six individual downhole surveys were removed from the database due to uncertain depths or atypical azimuth values; in all cases, the atypical azimuth values coincided with anomalously high magnetic field readings.

9.4	HISTORICAL ASSAY QUALITY

During the FS database preparation, the QP completed a comprehensive assessment of the influence of pre-1997 historical drilling on the primary metal estimates for gold and copper. Exploratory data analysis identified that historical composites within the mineralized domain represent approximately 27% of the composite record but contribute approximately 42% of the contained metal in the drill hole database. This represents a disproportionate contribution relative to sample count that warranted closer evaluation. During this analysis, a systematic positive bias in the silver assay values from pre-1997 drill holes was identified as an incidental finding.

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The bias is interpreted to reflect differences in analytical methodology between historical and modern laboratory practices, potentially including differences in the sample preparation, digestion methods, or analytical finish for silver. Pre-1997 silver assay methods are not fully documented in available records, limiting the ability to definitively characterize the source of the bias.

The practical significance of this finding increased between the PFS and the FS for the Project as a result of higher silver prices assumed in the FS resource and reserve economic parameters. At PFS-era silver pricing, the silver contribution to AuEq was sufficiently small that assay bias in the historical silver dataset was not material to the MRE. At the FS-era silver pricing of US$35/oz, the silver contribution to AuEq is more significant, elevating the materiality threshold for silver data quality.

In response to this finding, two resource models were evaluated during FS preparation:

●	All Era Model (PFS and FS): Incorporates the full drill hole database including pre-1997 historical data. The All Era model had been in use as the basis for engineering, metallurgical, and geotechnical studies by multiple FS consultants prior to the identification of the pre-1997 silver assay quality issue. Replacing the source model at an advanced stage of FS preparation would have required revalidation of consultant inputs across multiple technical disciplines, introducing schedule risk and potential inconsistencies between study components. The All Era model was therefore retained for the FS MRE. The QP is satisfied that this decision is supported by the non-materiality of the silver assay bias on gold and copper as the primary economic metals, as documented by the sensitivity analysis.

●	Modern Era Model: Restricted to post-2006 drilling data, eliminating the pre-1997 silver assay population. Statistical analysis demonstrated meaningful improvements in the variogram structure relative to the All Era model, including reduced nugget effect and variance. The QP considers the Modern Era Model to represent a potentially superior geological representation of the deposit and notes that it provides a basis for future resource growth evaluation as additional drilling data are collected.

The QP’s comparative evaluation of the All Era and Modern Era models, including sensitivity analysis and statistical assessment of historical data quality, is documented in a technical memorandum dated November 4, 2025, on file with U.S. Gold Corp. Using identical model parameters evaluated within a common PFS pit shell constraint, differences in contained gold and copper between the two models are less than 1.5% and less than 1%, respectively, with the All Era model producing marginally higher contained gold and copper.

This minimal variance reflects the spatial distribution of drilling within the deposit rather than simple assay bias. Historical drilling (pre-1997) is predominantly located in the near-surface, higher-grade core where metal zonation naturally concentrates mineralization, while modern-era drilling (2006 to 2021) extensively defines deposit margins where grades decline due to zonation. The apparent grade difference between eras is therefore largely attributable to sampling different spatial domains within a continuously zoned deposit, making isolation of analytical bias from geological heterogeneity inherently difficult.

Contained silver differs by approximately 25% to 30% between the two models, reflecting removal of the pre-1997 biased assay population in the Modern Era model, consistent with the QP’s characterization of the silver data quality issue.

The QP concludes that the All Era model provides a reasonable and defensible estimate of Mineral Resources for the FS, subject to the silver data quality qualification disclosed herein. The density of modern-era drilling throughout the resource volume ensures that MREs are robust to inclusion or exclusion of historical data, with differences in primary metal contents of less than 1.5%.

9.5	QP OPINION

The QP concludes that the drill data are adequate for resource estimation at the FS level, subject to the qualifications documented in Section 9.2.1.2 (database corrections), Section 9.3 (previous audits) and Section 9.4 (historical assay quality). Database corrections applied since the PFS, including downhole survey corrections, have been assessed through sensitivity analysis and determined to be non-material, with combined impacts on contained metal of less than 1.5%. The pre-1997 silver assay quality issue is addressed in Section 9.4. These database improvements validate the robustness of the resource model.

There are no known limitations to the exploration data, analysis, or database that would materially affect the use of this dataset for mineral resource modeling and reporting of Mineral Resources and Mineral Reserves in accordance with S-K 1300 reporting standards.

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10 MINERAL PROCESSING

10.1	INTRODUCTION

Several metallurgical testwork programs have been completed on multiple samples of mineralization from the Project. The work dates back to 2008, when Saratoga Gold Company first contracted SGS Lakefield (SGS) to perform preliminary characterization work and scoping level separation tests (flotation and cyanide leaching) on composites of sulfide and oxide mineralization.

No further work was completed until 2020, when US Gold commenced a drilling program that included several holes designed to generate sufficient sample material for a metallurgical testwork update. The metallurgical program that followed commenced in December 2020 at Kappes, Cassiday and Associates (KCA) Laboratory in Reno, Nevada before transitioning over to Base Metals Laboratory (BML) in Kamloops, Canada. Six metallurgical programs have since been completed at BML including further flotation characterization, grindability, mineralogy, and dewatering.

Although not directly involved with historical work prior to 2022, the QP has reviewed relevant reports and generally concurs with the conclusions listed therein.

A chronological overview of the various testwork programs is given below. Process plant designs included in this Feasibility Study are based on this body of work, with a focus on later programs completed at BML.

10.1.1	SGS Program 11868-001 (2008–2009)

A preliminary metallurgical program was initiated by Saratoga in 2008, and this covered grindability, mineralogy, flotation testing, and environmental testwork on a master composite and four variability composites. Comp 1 represents the oxide material that overlies the deposit, Comp 2 represents the relatively small but higher-grade core of the deposit, whilst Comp 3 and 4 represent east and west zones of the unoxidized volume within the deposit.

10.1.2	SGS Program 11868-002 (2010)

A follow-up program was completed in the summer of 2010. The testwork focused on Comp 1 (Oxide) material from the 11868-001 program with the objective of developing a flotation flowsheet for copper and gold recovery.

10.1.3	KCA Program 8276C (2020-2021)

After a change in ownership from Saratoga Gold Corp. to US Gold Corp., a new metallurgical program was commissioned at KCA in 2020 with the following objectives:

●	Confirm the 2008/2010 SGS results using samples from a new drilling campaign.

●	Develop a flotation flowsheet that would improve upon the SGS results, (specifically gold and copper recovery and concentrate grade) for the Oxide and Sulfide zones.

●	Complete sufficient work to support PFS-level process engineering and to increase overall confidence in the results. The work within this program included:

○	Quantitative mineralogy, to better characterize the deposit, especially the non-sulfide minerals and native copper, as well providing gold deportment information.

○	Optimization of the primary grind and re-grind.

○	A more thorough investigation of flotation conditions and reagents.

●	Perform variability testwork, to ascertain the impact of depth, area, lithology, and grade.

●	Conduct a more detailed evaluation of gravity recovery. The SGS testwork was not successful in producing a gravity concentrate although the report concluded that this required further investigation work. Observation of the new core showed significant visually observable native copper in the high- grade oxide and the recovery of this might justify the addition of a gravity circuit to the flowsheet.

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10.1.4	BML Program BL-0789 (2021)

The BL-0789 program at BML commenced in April 2021, when a shipment of ½ core oxide material was received from the KCA program described above. An additional four shipments of sulfide and oxide material were subsequently shipped as the metallurgical program developed.

This short program was intended to provide an initial comparison to the KCA flotation results and therefore excludes mineralogy or comminution programs.

10.1.5	BML Program BL-0835 and 0882 (2021-2022)

The program of metallurgical work continued at BML after the initial BL-0789 tests were completed successfully, to include a variability program (BL-0835) that began in September 2021. This was later expanded into a locked cycle testing program (BL0882) that included product characterization (minor elements and tailings dewatering). The results of work completed under both contracts is described in a single BML report dated March 15, 2022.

An additional 473 kg of drill core and crushed core sample was shipped to BML in three shipments prior to the commencement of BL-0835 in September 2021.

10.1.6	BML Program BL-0980 and 1066 (2022)

As the PFS-level Geometallurgical studies continued at BML, it became more apparent that the average reserve grade for the Project was lower than the grade of composites tested in earlier programs. BL-0980 and 1066 were therefore appended to the Feasibility program to address head grade-related performance concerns. Lower grade drill core intervals were targeted as part of the sample selection algorithm and composite grades reflect this. BL-980 and BL-1066 sample sets were shipped on separate dates.

10.1.7	BML Program BL-1702 (2024)

Two sulfide composites were prepared for this program. Testwork commenced in September 2024 and was completed at the end of November 2024, with the final report issued later in 2025. The testwork comprised of five stages of work, which were:

●	Conventional rougher flotation tests.

●	Conventional three-stage cleaner tests.

●	Jameson dilution tests.

●	Locked Cycle tests.

●	Finally, rougher tests were performed with the Jameson L150 Pilot Unit.

10.1.8	BML Program BL-1859 (2025)

This program followed on from BL-1702 (above) and included further conventional flowsheet development and Jameson Cell evaluation on a new sample. Approximately 100 kg of the LG sulfide composite made for this program were shipped to XPS for Jameson Piloting.

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10.1.9	XPS Program 4025701.00 (2025)

XPS was selected to work in conjunction with Glencore Technology (GT) to conduct pilot scale work to determine the metallurgical performance of Glencore’s proprietary Jameson Cell technology, using sample material from the BL-1859 program noted above.

10.1.10	BML Program BL-1990 (2025)

This final 2025 metallurgical program was motivated by gap analyses conducted at the PFS stage earlier in 2025. In particular, certain areas were felt to deserve additional focus:

●	Assessment of the metallurgical performance of blended (oxide/mixed/sulfide) composites. In this instance, composites were created to simulate Year 1, Year 2 and Year 3 production plan blends.

●	Additional comminution testing, to allow final sizing of SAG and Ball mills at the Definitive Feasibility Study stage.

●	Vendor-specific flotation testing. Earlier studies had demonstrated the opportunity to use Glencore’s proprietary Jameson Cell technology for CK Gold flotation. Slightly different reagents and other conditions were used for the BL-1990 program.

●	Vendor-specific tailings dewatering tests. The significant capital costs associated with this area of the process facility warranted some additional focus, with several vendors providing filtration testwork specific to their equipment.

●	Generation of additional LCT tailings for geotechnical analysis (for tailings pile design and for tailings cake storage/discharge systems in the plant design).

●	Generation of additional LCT concentrates for further minor element analysis.

●	Six composites were prepared from samples of drill core to enable this evaluation.

10.2	METALLURGICAL SAMPLING AND HEAD ANALYSIS

A significant quantity of sample material has been collected since 2008, and this has been used to create metallurgical composites for the various metallurgical programs described herein. Sample selection methodology and resultant composite details are summarized within the following sections. In most cases, sample recipe details and chain of custody information is given within the laboratory metallurgical reports (referenced in Section 24). These have been confirmed by the QP and found to be appropriate, in terms of deposit representation.

10.2.1	SGS Program (2008-2010)

An undocumented number of ½ core samples with a total mass of 540 kg were used to assemble four “ore type” composites – namely Comp 1 (Oxide), Comp 2 (Mixed) and Comp 3 and 4 (East and West Sulfide respectively). A Master Composite was also prepared for the purpose of flowsheet development by blending equal portions of the Comp 2, Comp 3, and Comp 4 composite material. Note that this Master Composite did not include material from the Comp 1 (Oxide) composite.

The grades measured for each composite are summarized in Table 10.1.

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Table 10.1: SGS 11868-001 Composite Head Assays

Description	% CuT	% CuCN	g/t Au	g/t Ag	S%
Master Composite	0.28	<0.002	1.41	<10	0.25
Comp 1 (Oxide)	0.26	0.002	1	<10	0.02
Comp 2 (Mixed)	0.39	<0.002	1.96	<10	0.21
Comp 3 (Sulfide East)	0.22	<0.002	0.62	<10	0.21
Comp 4 (Sulfide West)	0.19	<0.002	0.56	<10	0.34

Note: CuT = total copper; CuCN = cyanide soluble copper.

The Comp 1 (Oxide) composite was used in the 2010 program, which focused on the optimization of a process for oxide mineralization.

10.2.2	KCA Program 8276C (2020 – 2021)

During 2020, US Gold carried out a significant exploration drilling campaign that included seven metallurgical holes. These provided over 4,600 feet of mineralized core consisting of 1,100 sample intervals. The plan view location and orientation of the seven metallurgical holes is illustrated in Figure 10.1.

The objective of the KCA program was to develop the overall characterization of average grade oxide and sulfide mineralization and two of the metallurgical composites created reflect this. In addition, a high-grade oxide composite (similar composition to SGS “Comp 1”) was included in the scope for comparison with previous studies. This composite was prepared using shallow samples (less than 80 ft depth) from twin holes CK20-04cA and CK20-04cB (“Hole 4”) where a centrally located oxide zone was intercepted with average grades of 5.1 g/t Au, 0.98% Cu and less than 0.1% S, (assays of individual core sections). Below 80 ft, the gold and copper grades remain high in this area, but the sulfur grade increases to an average of 0.5% S.

Figure 10.1: Location of Metallurgical Holes

Note: highlighted area represents approximate mineralized area.

10.2.2.1	High-Grade Oxide Composite (90104A)

The high-grade Oxide (or “Hole 4”) Composite was prepared using 43.5 kg of crushed, blended split core from CK20-04cA and B, plus 92.5 kg of assay rejects from hole CK20-04cA, and 67.7 kg of assay rejects from hole CK20-04cB.

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10.2.2.2	Overall Oxide Composite (90150B)

Samples were selected from the upper region of 6 holes to make up an overall oxide composite. All the samples had sulfur assays less than 0.1% S. Gold grades ranged between 0.5 g/t Au and 1.5 g/t Au. Copper grades ranged between 0.2 and 0.5% Cu. The average grade of this composite was 1.14 g/t Au and 0.28% Cu.

10.2.2.3	Sulfide Composite (90151B)

Samples were collected from all 7 metallurgical holes to make up an overall sulfide composite. These samples had sulfur assays at least 0.1% S and generally over 0.2% S. Gold grades ranged from 0.5 g/t Au to 1.5 g/t Au. Copper grades ranged from 0.25% to 0.8%. The average grade of the composite was 1.1 g/t Au and 0.3 % Cu.

The three metallurgical composites are described in Table 10.2 with names, masses and head assays listed for reference.

Table 10.2: KCA 8276C Composite Head Assays

Ref.	Description	Mass (kg)	% Cu	g/t Au	g/t Ag	%Fe	%S
90104A	High-grade oxide, Upper Zone (“Hole 4”)	203	0.99	4.88	4.83	6.42	0.02
90150B	Overall Oxide Zone, holes 1-3 and 5-7	235	0.28	1.14	2.1	3.59	<0.01
90151B	Overall Sulfide Zone, holes 1-7*	372	0.27	0.96	1.61	3.62	0.21

Note: *This composite included the small amount of material identified as “mixed”, that exists between the oxide and sulfide zones.

It was evident from visual inspection of the Hole 4 core that a significant proportion of the 1% copper was present as native copper, much of which was coarse grained. Thus, the Hole 4 composite was flagged for gravity concentration testing in addition to flotation.

10.2.2.4	Variability Composites

In addition to the overall composites described above, 24 oxide and 50 sulfide variability samples were compiled to represent a range of grades, depths and lithologies. Testing of the oxide variability samples commenced at KCA during the 3rd quarter 2021, whilst the sulfide samples were subsequently transferred to BML for use in the BL-0789 program.

10.2.3	BML Programs (2021-2025)

10.2.3.1	BL-0789

Five sample shipments were delivered to BML between April 10, 2021 and June 30, 2021, as summarized in Table 10.3.

Table 10.3: BL-0789 Shipment Details

Shipment No.	Value
1	12 samples of ½ core weighing a total of 27.8 kilograms, combined to make the Oxide Composite (High-Grade)
2	16 samples in the form of ¼ core, weighing a total of 55.3 kilograms.
Combined with 23.2 kg of KCA 90151A (Shipment 3) to make the Sulfide Composite.
3	KCA Sample 90151A (Sulfide Composite) – 23.2 kilograms.
KCA Sample 90150 (Oxide Composite) – 22.7 kilograms.
4	6 samples of ½ HQ Core, weighing a total of 20.9 kilograms.
Combined with 22.6 kilograms of KCA 90150A (Shipment 3) to make Oxide Composite 2.
5	24 samples of ½ HQ Core, weighing a total of 75.9 kilograms combined to form Sulfide Composite 2.

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Upon constructing the various composites for BL-0789, the contents of each were stage crushed to pass 3.35 mm (6 mesh) and then split into replicate 2 kg test charges in preparation for testing. Only 48 kg of the material shipped for Sulfide Composite 2 was prepared into test charges, with the remaining material kept and stored for future use.

It is worth noting that the original Sulfide Comp included some minor “mixed zone” material. As a result, between 10 and 15% of the copper minerals in this composite were non-sulfide (principally chrysocolla) and this had a detrimental impact on the copper recovery. The second sulfide composite (Sulfide Comp 2) was prepared later in the program to rectify this issue and avoided core samples from or near the mixed zone.

The names and chemical composition of the four composites tested in the BL-0789 program are listed in Table 10.4.

Table 10.4: BL-0789 Composite Head Assays

No.	Description	% CuT	%CuOx	%CuCN	g/t Au	g/t Ag	% Fe	%S
1	Oxide Comp	1.15	0.43	0.15	5.95	3	6.6	0.06
2	Oxide Comp 2	0.31	0.17	0.02	1.36	1	3.7	0.04
3	Sulfide Comp	0.27	0.04	0.06	1.13	1	3.1	0.33
4	Sulfide Comp 2	0.35	0.004	0.02	0.92	1	3.3	0.47

Note: CuT = total copper; CuOx: copper oxide; CuCN = cyanide soluble copper.

The analysis of copper deportment provided by the sequential copper assays is instructive: the oxide and cyanide soluble copper assay as a fraction of the total copper assay is high in all but the Sulfide Comp 2 composite. This is to be expected in the oxide composites but has implications for the original Sulfide Comp (No.3), which has only 63% of the total copper assay in recoverable (primary sulfide) form. On reflection, this composite might be more appropriately named “Mixed Comp” with between 10% and 15% of the copper content in oxide form. With this in mind, performance expectations for the Sulfide Comp were moderated relative to the Sulfide Comp 2, despite similar total copper grades.

Sulfur values were relatively low for the Oxide Composites, particularly relative to copper, indicating the presence of only minor levels of sulfide minerals (such as pyrite) in these composites.

10.2.3.2	BL-0835

58 variability composites were prepared for this program by combining the mass from 2 or 3 similar individual samples (detailed in Appendix A of the BL-0835 Report). From this initial suite of composites, 10 were chosen for comminution and 29 were selected for metallurgical assessment using the baseline flowsheet. Head assays for the 58 composites are summarized in Table 10.5. Copper speciation is indicated by the Cu% Assay (Total Copper), the %CuOx assay (weak acid, or oxide copper), and the %CuCN assay (cyanide soluble, or secondary/enriched sulfide copper). Both oxide and secondary copper species are not expected to recover well in a sulfide flotation environment. Sample grades are detailed in Table 10.5.

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Table 10.5: BL-0835 Composite Head Assays

Sample ID	Assay							Sample ID	Assay
	Cu (%)	Fe (%)	S (%)	Au (g/t)	Ag (g/t)	CuOx (%)	CuCN (%)		Cu (%)	Fe (%)	S (%)	Au (g/t)	Ag (g/t)	CuOx (%)	CuCN (%)
90153-A	0.11	2.5	0.12	0.28	0.4	0.027	0.023	90153-DD	1.06	4.9	2.75	1.56	8.4	0.010	0.077
90153-B	0.14	2.8	0.27	0.32	0.9	0.002	0.013	90153-EE	0.35	3.4	0.14	0.30	0.5	0.023	0.250
90153-C	0.20	2.2	0.80	0.56	2.1	0.004	0.016	90153-FF	0.28	2	0.14	0.41	0.8	0.019	0.124
90153-D	0.30	2.4	1.31	0.78	1.8	0.005	0.016	90153-GG	0.50	4	0.66	0.54	1.2	0.002	0.016
90153-E	0.26	2.9	0.27	2	7.3	0.009	0.052	90153-HH	0.49	4.4	0.94	0.75	1.2	0.006	0.022
90153-F	0.26	3	0.14	1.06	1	0.037	0.177	Oxide 1	0.39	4	0.12	1.19	0.9	0.206	0.101
90153-G	0.11	2.3	0.23	0.32	0.6	<0.001	0.007	Oxide 2	0.21	2.9	0.09	0.69	0.6	0.103	0.047
90153-H	0.37	3.6	0.32	1.2	2.1	0.022	0.141	Oxide 3	0.40	2.7	0.12	1.06	0.6	0.173	0.102
90153-I	0.79	3.2	1.08	3.01	3.7	0.003	0.050	Oxide 4	0.22	2.2	0.02	0.23	0.2	0.055	0.029
90153-J	0.22	3.2	0.27	0.78	1.3	0.009	0.045	Oxide 5	0.18	3.5	0.09	0.32	0.1	0.085	0.019
90153-K	0.14	2.3	1.04	0.51	1	<0.001	0.013	Oxide 6	0.21	2.9	0.07	0.50	0.3	0.113	0.015
90153-L	1.35	4.4	1.26	6.94	4.9	0.048	0.410	Oxide 7	0.27	3.5	0.03	0.85	0.7	0.128	0.038
90153-M	1.41	5.0	0.40	5.89	5	0.012	0.220	SUL A	1.36	5.1	1.38	7.38	4.9	0.052	0.325
90153-N	0.76	4.9	0.47	3.51	2.7	0.062	0.390	SUL B	0.21	2.9	0.39	1.15	1.3	0.003	0.022
90153-O	0.62	3.4	0.50	3.6	2.5	0.039	0.250	SUL C2	0.38	4	0.61	0.44	0.7	0.005	0.027
90153-P	0.74	3.3	0.41	2.89	3.3	0.015	0.132	SUL D	0.34	3.4	0.46	2.12	5.3	0.013	0.050
90153-Q	0.57	2.5	0.87	2.09	2	0.003	0.022	SUL E	0.10	3.2	0.15	0.31	0.2	0.016	0.019
90153-R	0.18	2.8	0.34	0.56	0.8	0.003	0.014	SUL F	0.08	3.2	0.09	0.36	0.1	0.006	0.028
90153-S	0.27	3.0	0.85	1.06	1.7	0.004	0.066	SUL G	1.12	5.6	3.26	1.6	9.2	0.018	0.100
90153-T	0.58	2.6	0.73	2.25	2.9	0.004	0.097	SUL H	0.35	3.9	0.28	0.99	1.4	0.027	0.102
90153-U	0.20	2.5	0.71	0.55	1	<0.001	0.012	SUL I	0.17	3.4	0.81	0.35	0.9	0.004	0.006
90153-V	0.58	4.2	0.44	0.93	1.4	0.002	0.069	SUL J	0.21	3.3	0.19	0.62	0.9	0.017	0.087
90153-W	0.28	2.9	0.13	0.52	1	0.003	0.028	SUL K	0.29	3.3	0.34	0.34	0.6	0.007	0.021
90153-X	0.13	3.1	0.03	0.23	0.6	0.004	0.047	CK20-01C	0.10	2.4	0.44	0.34	0.2	0.002	0.013
90153-Y	0.02	3.3	0.51	0.28	0.4	0.001	0.007	CK20-03C	0.58	3.4	0.83	2.27	1.7	0.001	0.015
90153-Z	0.33	4.6	0.42	1.14	1.5	0.004	0.008	CK20-04CB	0.60	2.5	0.72	2.65	1.6	0.007	0.015
90153-AA	0.40	4.7	0.51	0.91	1.6	0.003	0.015	Mixed 1	0.15	3.5	0.10	0.41	1	0.026	0.027
90153-BB	0.30	3.5	1.14	0.88	1.6	0.003	0.021	Mixed 2	0.21	3.4	0.57	0.69	0.8	0.008	0.015
90153-CC	0.34	4.4	1.15	0.57	2.7	0.003	0.012	Mixed 3	0.36	3.7	0.09	1.9	1	0.196	0.074

This sample set is sufficiently variable in grade with copper ranging between 0.02% and 1.41%, gold between 0.23 g/t Au and 7.38 g/t Au and silver between 0.1 g/t Ag and 9.2 g/t Ag. Sulfur assays ranged between 0.02% and 2.75% indicating that in common with previous programs, sulfide gangue mineral (pyrite) content is a relatively minor constituent. A good general indication of copper deportment is provided by the oxide (CuOx)and cyanide soluble (CuCN) copper analyses. The deportment of copper between oxide, sulfide and cyanide soluble minerals is also quite variable, with relatively high oxide content noted in certain samples. Examination of the ratios of CuOx and CuCN to total copper content indicates that:

●	9 of the 58 samples had in excess of 20% oxide copper and are assumed to be influenced by the high oxide copper content.

●	28 of the 58 samples had greater than 10% cyanide soluble copper and are assumed to be influenced by the secondary enriched copper sulfide content.

●	21 of the 58 samples had less than 10% combined oxide + cyanide soluble copper and are therefore assumed to be “primary sulfide” samples. These samples should perform well in a sulfide flotation environment.

The distribution of CuOx and CuCN content is illustrated for all 58 samples in Figure 10.2.

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Figure 10.2: Variability Program Copper Deportment

In addition to the variability work, two sulfide composites were prepared for testing, based on sulfide type (primary or secondary/enriched). The two composites are summarized in Table 10.6.

Table 10.6: BL-0835 Main Composite Head Assays

Composite ID	Cu%	Fe %	S %	Au g/t	Ag g/t	CuOx	CuCN
Primary Sulfide	0.36	3.4	0.65	0.96	1.3	0.006	0.024
Enriched Sulfide	0.35	3.4	0.39	1.44	1.9	0.018	0.087

Note: CuOx: copper oxide; CuCN = cyanide soluble copper.

10.2.3.3	BL-0882

The BL-0882 program focused on the characterization of four oxidation level composites, namely Shallow Sulfide (C1), Deep Sulfide (C2), Oxide (C3) and Mixed (C4). These master composites were prepared from a variety of BL-0835 variability composites as described below

●	Shallow Sulfide (C1-SS): 47.2 kg using material from SUL A-J samples.

●	Deep Sulfide (C2-DS): 77.8 kg using material from SUL D, G, I K samples, together with several individual holes.

●	Oxide (C3-OX): 44.0 kg using material from the Mixed OX 1-7 samples.

●	Mixed (C4-MIX): 54.3 kg using material from the Mixed 1, 2, 3 samples.

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The resultant master composite head assays are summarized in Table 10.7.

Table 10.7: Master Composite Head Assays

Composite	Cu %	Fe %	S %	Au g/t	Ag g/t	CuOx	CuCN
C1-SS	0.35	3.4	0.35	1.08	1.1	0.014	0.090
C2-DS	0.2	3.5	0.59	0.78	1.5	0.005	0.010
C3-OX	0.31	3.5	0.05	0.71	0.4	0.107	0.067
C4-MIX	0.25	3.3	0.16	0.82	0.6	0.082	0.047

Note: CuOx: copper oxide; CuCN = cyanide soluble copper.

10.2.3.4	BL-0980 and 1066

These two programs were initiated to characterize lower-grade composites, more in line with the latest mine plan.

For the BL-980 program, 21 samples of ½ core and 2 samples of reject material totaling 100-kg were selected from 6 holes within the PFS pit outline.

For BL-1066, 22 samples of ½ core and 4 samples of RC material (6 mesh) totaling 91-kg were selected from 8 holes within the PFS pit outline.

Replicate cuts were removed from each composite sample as part of the blending, crushing, and subsampling process. Average head assays for each pair are summarized in Table 10.8.

Table 10.8: BL-0980 Head Assay

Ref	Description	% CuT	% CuOx	%CuCN	% Fe	% S	g/t Ag	g/t Au
LG Comp	BL-980 Master Comp	0.18	0.002	0.012	3.8	0.45	0.9	0.45
LG Comp 2	BL-1066 Master Comp	0.16	0.01	0.03	3.2	0.38	0.9	0.35

Note: CuT = total copper; CuOx: copper oxide; CuCN = cyanide soluble copper.

Of note for this report, the pay-metal grades are in good agreement with the life of mine FS reserve grades. Secondary sulfide and oxide copper species were noted to be slightly higher in the second composite (LG Comp 2) but still represent minor fractions. As such these composites are considered good reference points in terms of metallurgical performance predictions.

10.2.3.5	BL-1702

In August 2024, samples of reject material totaling 130-kg were selected from several holes within the PFS pit outline. These samples were used to prepare three composites as shown in Table 10.9. These composites were tested under a variety of flotation conditions, specific to the Jameson Cell, including a first attempt at piloting using BML’s new L150 pilot Jameson Cell.

Table 10.9: BL-1702 Program Head Assays

Ref	Description	% CuT	% Fe	% S	g/t Ag	g/t Au
Sulfide Comp	Sulfide Composite	0.32	3.48	0.47	1.3	0.86
Sulfide 2 Comp	Second Sulfide Composite	0.36	3.32	0.54	1.2	0.80
Oxide Comp	Oxide Composite	0.33	3.56	0.02	1.0	0.97

10.2.3.6	BL-1859

In February/March 2025, 32 samples of ½ core totaling 145 kg were selected from 6 holes within the PFS pit outline. These samples were blended into one low-grade sulfide composite for further characterization using Jameson Cell technology. Approximately 100 kg was used as feed for the XPS Program (Section 10.2.4), and the remaining 45 kg was used at BML for this BL-1859 Program.

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Table 10.10: BL-1859 Program Head Assays

Ref	Description	% CuT	%CuOx	%CuCN	% Fe	% S	g/t Ag	g/t Au
LG-2025 Comp	Low-grade sulfide composite	0.17	0.016	0.029	3.16	0.30	0.75	0.66

Note: CuT = total copper; CuOx: copper oxide; CuCN = cyanide soluble copper.

10.2.3.7	BL-1990

In June 2025, 18 samples of ½ core totaling 132 kg were selected from eight holes within the PFS pit outline. These samples were used to make up three oxidation level composites, namely Oxide, Mixed and Sulfide Comps. These individual composites were then subdivided, with fractions used to form 3 “Production Period Comps” - aimed at simulating each of the initial 3 years of production blending. In Year 1 an average 37% oxide, 29% mixed and 33% sulfide blend is used, in Year 2 an average 9% mixed and 91% sulfide blend is forecast and in Y3 an average 5% mixed, 95% sulfide blend is used. Head assays for all composites are summarized in Table 10.11.

Table 10.11: BL-1990 Program Head Assays

Ref	Description	% CuT	%CuOx	%CuCN	% Fe	% S	g/t Ag	g/t Au
Sulfide Comp	Sulfide mineralization	0.27	0.016	0.029	3.39	0.88	1.4	0.73
Mixed Comp	Mixed mineralization	0.21	0.036	0.061	3.39	0.4	1.0	0.56
Oxide Comp	Oxide mineralization	0.27	0.143	0.010	4.01	0.07	0.7	0.89
Y1 Comp	37/29/34% blend of O/M/S	0.24	0.071	0.045	3.54	0.43	0.7	0.61
Y2 Comp	9/91% blend of M/S	0.26	0.019	0.052	3.30	0.81	1.3	0.62
Y3 Comp	5/95% blend of M/S	0.25	0.018	0.046	3.24	0.80	1.3	0.66

Note: CuOx: copper oxide; CuCN = cyanide soluble copper.

10.2.4	XPS Program

100 kg of the BL-1850 Sulfide Composite (LG-2025 Comp) was shipped to XPS for Jameson Cell characterization. The composition of this material was re-measured at XPS (Table 10.12) and was found to relate well to the BML analysis (Table 10.10).

Table 10.12: XPS Met Program Head Assays

Ref	Description	% CuT	%CuOx	%CuCN	% Fe	% S	g/t Ag	g/t Au
LG-2025 Comp	LG sulfide composite from BML	0.185	-	-	3.98	0.29	0.71	0.53

Note: CuT = total copper; CuOx: copper oxide; CuCN = cyanide soluble copper.

10.3	MINERALOGY

Mineralogical analysis of samples gives additional insight into the behavior of composites during testing. A significant mineralogical program was completed as part of the KCA testing, and various smaller mineralogical programs have been completed by BML as their work progressed. The results of this work are summarized in the following subsections.

10.3.1	SGS Program 11868-001 (2008)

A QEMScan mineralogical program provided bulk mineralogy for each composite and identified several different copper minerals across the sample set. Chalcopyrite dominated, with a range of secondary copper minerals (mainly chalcocite) also noted. No native copper was identified, and very low levels of pyrite were measured. Host minerals included feldspar (roughly 45%) quartz (roughly 25%) and micas (roughly 14%) with other oxides and clays making up the balance. Chlorites made up roughly 4% to 5% of each composite.

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10.3.2	KCA Program (2020-2021)

An initial program of quantitative mineralogy (QEMScan) was carried out at FLSmidth in Salt Lake City on several samples of feed, flotation tailings and flotation concentrate from the KCA flotation program. This work provided a clear identification of the copper deportment for each of the three composites (Table 10.13) and confirmed the presence of significant native copper in certain samples. The mineralogy indicates the probable limits for copper recovery and the need for fine primary and re-grinding.

Table 10.13: FLSmidth Mineralogical Analysis: Copper Deportment

Description	Recovery Potential	Oxide Head	90131 Tails (G+F)
Native Copper	Y	0.346	0.001
Cuprite	Y	0.012	0.000
Chalcopyrite	Y	0.086	0.001
Bornite	Y	0.041	0.000
Chalcocite	Y	0.198	0.003
Covellite	Y	0.004	0.000
Cu/As/Sb Sulfides	Y	0.002	0.000
Cu-bearing clays	N	0.024	0.022
Cu/Chlorite	N	0.005	0.007
Cu/Biotite	N	0.004	0.003
Cu/Muscovite	N	0.009	0.007
Cu Wad	N	0.001	0.001
Fe Oxides	N	0.158	0.174
Fe Oxide / Chrysocolla	N	0.018	0.025
Chrysocolla	N	0.179	0.192
Other Cu	N	0.010	0.009

The results provide excellent insight into the differences between sulfide and oxide copper mineralogy. The data also illustrates that for oxide zones within the deposit, the best copper recovery by gravity and flotation combined is unlikely to exceed 60%. This is close to actual test results.

In contrast to the initial SGS mineralogical assessment, the FLSmidth work also helped develop an understanding of gold and to some extent silver (electrum) mineralogy. Of note, gold appears to be very fine grained, most being less than 10 µm to 20 µm. In terms of liberation, gold appears quite well liberated and is not primarily associated with copper minerals, but located on grain boundaries, as gold or electrum. Association with pyrite appears minor.

With a relatively low pyrite content and the presence of acid consumers such as calcite, biotite and chlorite noted in the samples, then the tailings from this project are not expected to be acid generating – confirming the initial environmental work by SGS.

10.3.3	BML Programs (2022)

10.3.3.1	BL-0882

BL-0882 master composite samples (DS, SS, MIX, OX) were subjected to a QEMScan PMA analysis, giving quantitative bulk modal mineralogy and liberation data. The data, summarized in Table 10.14 includes information regarding copper deportment and silicate gangue distribution and helps to explain some of the differences in flotation response (copper recovery and concentrate grade).

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Table 10.14: BL-0882 Modal Mineralogy

Mineral	Mineral Assays (Wt. percent)
	DS	SS	MIX	OX
Chalcopyrite	0.81	0.62	0.24	0.05
Bornite	0.00	0.08	0.00	0.00
Chalcocite/Covellite	0.02	0.07	0.08	0.11
Cuprite	0.00	0.00	0.01	0.01
Cu Metal	0.00	0.01	0.00	0.00
Chrysocolla/Cu Chlorite	0.00	0.02	0.36	0.54
Sphalerite	0.05	0.04	0.02	0.03
Pyrite	0.42	0.20	0.15	0.13
Iron Oxides	1.27	1.70	2.47	3.33
Quartz	20.3	19.8	19.4	24.3
Plagioclase Feldspar	39.1	38.8	36.9	36.9
Biotite/Phlogopite	4.85	3.83	1.17	1.85
K-Feldspars	15.7	14.1	13.5	14.9
Muscovite	4.62	3.84	6.10	6.56
Amphibole (Actinolite)	2.11	3.64	4.62	1.05
Epidote	2.93	3.01	3.57	2.25
Chlorite	6.07	7.85	8.73	6.35
Kaolinite	0.26	0.31	0.37	0.40
Calcite	0.03	0.49	0.29	0.04
Rutile/Anatase	0.95	0.95	1.23	0.76
Apatite	0.41	0.38	0.43	0.29
Zircon	0.04	0.04	0.03	0.04
Fluorite	0.000	0.000	0.000	0.000
Others	0.14	0.22	0.25	0.13
Total	100.0	100.0	100.0	100.0

Mineral liberation data from this program is also instructive: overall, the liberation at a nominal 80% -90 µm was not high. The two sulfide composites (C1 and C2) with approximately 50% copper sulfide liberation would be expected to perform reasonably well in a sulfide flotation system, albeit with a somewhat high proportion of middling particles that might require longer residence times and/or higher rougher mass pull. The Mixed and Oxide composites (C3 and C4) both had lower liberation levels (40% and 38% respectively), which suggests a finer copper distribution and more challenging metallurgy in general.

These results highlight the requirement for a relatively fine concentrate regrind target – in the range of 10 µm to 15 µm. Coarser grinds than this will tend to negatively impact the copper concentrate grade.

10.3.3.2	BL-0980

The BL-0980 LG composite was subjected to a QEMScan PMA analysis similar to that described for BL-0882 above, giving quantitative bulk modal mineralogy and liberation data. The modal data is detailed in the BML report for this program but is very similar to the BL-0882 results, albeit with a lower sulfide content (1.1% in this sample). The copper deportment data shows Chalcopyrite to be the dominant copper mineral (92.2%) with Bornite and Chalcocite/Covellite as minor species (3.5% and 4.2%, respectively). Only traces of oxide copper minerals were noted, making this composite sample a deep sulfide equivalent with limited copper recovery downside.

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10.4	COMMINUTION

A significant quantity of samples has been collected and used to create a range of metallurgical composites for the different metallurgical programs. Sample selection and composite details are discussed in this Section.

10.4.1	SGS Program 11868-001 (2008-2009)

An initial grindability study included Bond rod (RWI) and ball mill (BWI) tests for the Master Composite, and Bond ball mill tests for the four variability composites. A Bond rod mill work index of 16.0 kWh/t (metric) was reported, along with a range of Bond ball mill work indices from 13.0 to 14.8 kWh/t (metric). The results point to a material that is slightly harder than average, compared to the population of results in SGS’s database.

10.4.2	BML Programs (2021-2025)

10.4.2.1	BL-0835

A program of Hardness Index Testing (HIT) was completed on a subset of 10 samples from the BL-0835 variability program with the objective of improving the overall comminution data set. The HIT tests were carried out on particles in the 19 mm to 22.4 mm size range and are designed only to give a high-level estimate of the Axb parameter as defined by the JK Tech SMC test. These results, summarized in Table 10.15 have not been used to assist with sizing the SAG and Ball milling equipment.

Table 10.15: Variability Samples, Comminution Results

Sample ID	ECs (kWh/t)	t10 (%)	HIT-Axb Full DWT (est)
Oxide 1	0.17	6.1	45.6
Oxide 2	0.15	3.9	31.4
Oxide 3	0.17	4.7	35.2
Oxide 4	0.14	3.7	32.1
Oxide 5	0.17	4.8	34.4
Oxide 6	0.15	3.3	27.5
Oxide 7	0.14	2.8	24.6
CK20-04cb Lot B	0.16	3.5	26.3
CK20-04cb Lot A	0.16	3.4	26.4
CK20-03c Lot B	0.18	3.9	27.7
CK20-03c Lot A	0.19	5.0	32.6
CK20-01c Lot B	0.19	4.9	31.8
CK20-01c Lot A	0.18	3.9	27.6

Although the HIT test is indicative only, the results do show the expected range of Axb parameter, from the least impact resistant sample (Oxide 1, measuring 45.6) to the most impact resistant sample (Oxide 7, measuring 24.6). Samples in this range of resistance generally indicate mineralization that is amenable to SAG milling, albeit tending towards the more competent side.

10.4.2.2	BL-0882

Comminution tests on the master composites were limited to Bond ball mill work index tests, and these are summarized in Table 10.16.

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Table 10.16: BL-0882 Composites, Bond BWi Results

Parameter	Shallow Sulfide (C1)	Deep Sulfide (C2)	Oxide (C3)	Mixed (C4)
Bond Ball Wi, kWh/mt (CSS=106µm)	15.5	16.7	16.4	15.1

These values are slightly higher than the earlier KCA work and the samples listed here are considered moderately hard with regard to ball milling.

10.4.2.3	BL-0980

Sub samples of half core were selected from the LG Comp crushing/blending process and submitted for a wider range of tests in house at BML. Results are summarized in Table 10.17.

Table 10.17: BL-0980 Comminution Results

Ref.	Description	SG	BWi (kWh/mt)	Dwi (kWh/m3)	Axb	ta	SCSE (kWh/mt)
LG Comp	BL-980 Master Comp	2.72	14.8	8.4	32.4	0.31	10.96

10.4.2.4	BL-1990

Sub samples of BL-1990 composites were removed during sample preparation and submitted for Bond rod and ball mill work index tests. Rod mill tests were completed with a 1.2 mm closing screen, while the ball mill tests used a 106 µm closing screen. Results are summarized in Table 10.18.

Table 10.18: BL-1990 Comminution Results

Ref.	Description	RWi (kWh/mt)	BWi (kWh/mt)
Mixed Comp	BL-1990 Mixed composite	16.3	16.5
Oxide Comp	BL-1990 Oxide composite	15.3	16.1
Sulfide Comp	BL-1990 Sulfide composite	16.5	18.6

10.4.3	Hazen Research Programs

Two programs of comminution work were completed at Hazen. One as part of the broader KCA testing program (2020 to 2021) and a second in parallel with the most recent BML program (BL-1990, 2025). These are summarized in the following subsections.

10.4.3.1	Program 12827 (2020-2021)

Sub samples of half core were selected from the metallurgical composite crushing/blending process at KCA and shipped to Hazen Research (Hazen) for comminution testing in early 2021. The Hazen work included SAG mill comminution (SMC), Bond ball mill work index (BWi) testing and Bond abrasion index (Ai) testing. Results are summarized in Table 10.19.

Table 10.19: Hazen 12827 Comminution Results

Ref.	Description	SG	BWi (kWh/mt)	Ai (g)	Axb	ta	SCSE (kWh/mt)
55432-1	High-grade oxide, Upper Zone, Hole 4	2.66	14.0	0.2008	37.5	0.36	10.1
55432-2	Overall Oxide Zone, holes 1-3 and 5-7	2.67	14.6	0.3430	33.3	0.32	10.7
55432-3	Overall Sulfide Zone, holes 1-7	2.71	15.1	0.4033	27.8	0.27	11.8

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The Axb results give an indication of resistance to impact breakage and in this case show that the sulfide composite is slightly more resistant that the oxide composites. The sulfide composite is slightly more dense, more abrasive and more competent at the finer grind sizes also.

10.4.3.2	Program 13295 (2025)

Twelve samples of ½ core were selected to represent a wide range of material within the pit volume, with a focus on areas planned for early (Y1, Y2, Y3) mine production. Testwork consisted of Bond rod and ball mill work index testing, and this was conducted at Hazen Research in parallel with the BL-1990 metallurgical program at BML. Testwork results are summarized in Table 10.20.

Table 10.20: Hazen 13295 Comminution Results

Sample Ref.	Production Year	Bond Rod Mill Wi (kwh/mt)	Bond Ball Mill Wi (kwh/mt)
CK20-03C (44.5-62)	1	14.3	14.0
CK20-20C (171.2-189.2)	1	16.0	16.0
CK20-17C (113.7-132)	1	15.3	16.1
CK20-02C (116-134)	1	16.8	15.5
CK21-01C (367.7-385)	2	16.7	15.4
CK20-05C (220.5-238.5)	2	17.6	16.9
CK20-02C (441-457)	2	14.8	14.7
CK20-17C (160.8-179.1)	2	17.0	17.0
CK20-06C (374-391.5)	3	15.9	15.3
CK20-17C (188.2-207)	3	16.3	17.0
CK20-07C (472-489)	3	14.0	16.1
CK20-17C (289.3-307)	3	17.3	18.5

These results are useful as they help to highlight the relative consistency in grindability with time during the first 3-years of production. They also demonstrate reasonable consistency between the coarse (rod mill) test and the finer ball mill test – indicating that grindability requirements do not increase excessively at the coarser particle size.

10.5	FLOTATION

The objective of most metallurgical test programs was to improve the performance of different composites through the baseline flotation process. The work tested various oxide, mixed and sulfide composites, and although performance between these varies, the key flowsheet parameter requirements (primary grind, concentrate regrind, flotation circuit configuration and reagent recipes) remain reasonably consistent.

Testwork completed most recently has examined the effect of blending different ore types in planned ratios during the first 3 years of mine production. Vendor tests with alternative flotation technology (such as the Jameson Cell) have also been tested.

10.5.1	SGS Programs

Flotation testing focused on a Master Composite. The work highlighted a general improvement in metallurgical performance at finer grinds (142 µm, 112 µm, 87 µm, 65 µm were tested) although the test at 80% passing 65 µm did appear to suffer from the effects of lower mass pull. SGS metallurgists concluded that a primary grind of 80 µm to 90 µm was preferred for the remaining work.

Raising pulp pH with lime was seen to improve copper performance but had a very slight negative impact on gold recovery.

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Early batch cleaner tests highlighted the need for a rougher concentrate regrind, and an initial study on the master composite suggested that a regrind target of approximately 80% passing 20 µm would be close to optimum.

An assessment of gangue depressant and/or dispersant reagents was completed, and it was concluded that these were unlikely to improve metallurgical performance.

Locked cycle testing (LCT) of the master composite used a conventional SGS flowsheet with rougher concentrate regrind, 3 stage counter current cleaning with cleaner 1 scavenging and cleaner scavenger concentrate recycled back to the regrind mill. Two initial tests were completed at relatively coarse grinds (80% passing 110 µm) and these gave relatively inferior results. A third LCT was completed at a finer grind (80% passing 83 µm) and this showed a distinct improvement in copper and gold performance. The third LCT concentrate graded 26% Cu and 89.7g/t Au with overall recoveries of 77% Cu and 68% Au.

The SGS metallurgists performed an initial study of final concentrate Cu grade vs overall Cu and Au recovery, with the conclusion that a higher mass pull to concentrate could result in a Cu grade drop from 26% to 21% Cu, with an associated 1% increase in Cu and Au recovery.

A variability flotation program tested the response of Comp 2, Comp 3, and Comp 4 material to the Master Composite flowsheet and gave a range of results that was generally in line with the Master Composite performance.

10.5.2	KCA Program

10.5.2.1	Rougher Flotation

Over 50 rougher flotation tests were carried out to investigate key flotation parameters (grind, reagents, pH, sulfidization etc.) for each of the three composites. All laboratory flotation tests were completed on 2-kg test charges. The testwork is summarized below, and detailed in the KCA Report, “Copper King Testwork for US Gold”, dated July 2021.

32 tests were completed for the Hole 4 Composite (90104); 10 tests were completed for the Overall Oxide Composite (90150); 20 rougher flotation tests were carried out on the Overall Sulfide Composite (90151). Tests investigated grind, pH, reagent selection and addition rate. The best results, all at pH 9.0, are summarized for each composite in Table 10.21. In general, these conditions were carried into the cleaner flotation test program.

Table 10.21: KCA Rougher Flotation Summary

Parameter	Hole 4	Overall Oxide	Overall Sulfide
Test Number	90134	90170	90173
P80, mm	106	86	86
CaO Dosage, g/t	153	130	90
F507/PAX/Aero 407 Dosage, g/t	31/75/50	46/76/50 g/t	51/75/50 g/t
Mass Pull, %	7.5	7.0	11.7
Au/Ag/Cu Recovery, %	70/50/57	61/24/21	81/61/94

The relatively low recovery of copper in the Overall Oxide composite is a direct reflection of the copper mineralogy, (i.e., a high content of non-floating copper minerals such as chrysocolla). In contrast, the high recovery of copper in the Overall Sulfide composite reflects the more favorable mineralogy (i.e., mainly chalcopyrite) as described in the FLSmidth report.

CK Gold Project S-K 1300 Technical Report	93	May 2026

10.5.2.2	Cleaner Flotation

Batch cleaner flotation tests on each of the composites used the optimized rougher flotation conditions achieved in the rougher flotation program discussed above. A total of 13 cleaner tests were carried out on the Hole 4 composite, investigating the regrind P80 and a variety of reagents and addition rates. The best result was obtained in Test 90160 which was repeated for confirmation.

A further 18 cleaner tests were carried out on the Overall Oxide composite, first with no regrind, then with regrind P80 of 20 µm. These tests also investigated cleaner pH and various reagent suites, particularly gangue depressants. They were carried out throughout April 2021, with the objective of producing a saleable concentrate grade, without unduly sacrificing recovery. These cleaner tests were unsuccessful, and the best results are summarized in Table 10.22. It was subsequently established that the collector additions to the rougher flotation were too high, leading to over-promotion. Once KCA decreased the collector addition, a performance improvement was immediately realized. With this reduced collector in the rougher circuit, the need for depressants and/or dispersants was eliminated.

A further 28 batch cleaner tests were carried out on the Overall Sulfide composite, to investigate the regrind P80, pH and reagents. In the initial program, copper recovery to the cleaner concentrates was reasonable but a commercial concentrate grade was difficult to achieve. KCA subsequently repeated this test using reduced collector addition, (PAX, AF208 and 3418A) and achieved a copper concentrate grade of 23% Cu, with recoveries of 83%, 64% and 50% for copper, gold and silver, respectively.

The conditions and best results for each composite are summarized in Table 10.22.

Table 10.22: KCA Cleaner Flotation Summary

Parameter	Hole 4 Result	Overall Oxide Result	Overall Sulfide Result
Test Number	90160	91443	91442
P80, primary grind & regrind	86/20 µm	86/20 µm	86/41 µm
pH Rougher/Cleaner	9.0	9.4/11.5	11.0
Total CaO, g/t	172	821	888
Total PAX/F-507/A208/AF-70, g/t	76/51/-/-	14/-/16/33	14/-/16/33
Concentrate Mass Pull, %	2.0	0.3	1.6
Concentrate Grade, % Cu	25.3	8	13.5
Concentrate Grade, g/t Au/Ag	186/90	188/87	34.6/55.0
Recovery Cu/Au/Ag, %	53/68/35	7/48/12	81/62/74

10.5.2.3	Locked Cycle Testing

Using the results of Cleaner Test 90160 as a guide, a single locked cycle test (LCT) was carried out on the Hole 4 composite, with cleaner tail products recirculated counter-currently throughout the test. The LCT was unable to produce a final copper concentrate of even 15% Cu, and the deterioration of grade as the test progressed is a clear indication that the test had not reached a stable state. Further analysis of results suggested that the most likely reason for the failure of this test was the excessive use of collector reagents, resulting in over-promotion and a subsequent loss of selectivity in the cleaner circuit.

As a result, replicate Hole 4 Composite samples were shipped to BML for comparative rougher, cleaner and locked cycle testing. The BML testing achieved concentrate grades in excess of 30% copper, containing over 500 g/t Au and 300 g/t Ag – achieved using 20% to 25% of the KCA flowsheet dosages.

CK Gold Project S-K 1300 Technical Report	94	May 2026

10.5.3	BML Programs

A great deal of flotation testwork has been completed at BML, starting with open circuit testing on samples from KCA, covering 2 kg and 4 kg test on variability samples and low-grade composites, through to the latest 2025 testing on production composites Y1, Y2, Y3. The work is summarized in the following sections.

10.5.3.1	BL-0789

An initial set of eight rougher flotation tests was completed on the Sulfide Comp as part of an investigation into the recent work at KCA. The tests were designed to evaluate different primary grinds and reagent recipes, including alternate collectors, sulfidizing agents, activators and promotors. All tests used 2 kg test charges.

These preliminary tests gave results that were equal to the early SGS results and were significantly better than the results achieved at KCA. Copper recovery to rougher concentrate varied between 76.3% and 80.0% whilst gold recovery into this concentrate ranged between 72.1% and 75.9%. Rougher concentrate mass pull varied between 5.3% and 7.8%.

At the same primary grind, many of the chemical additives had little impact on metallurgical performance. The copper and gold specific collectors showed some promise at achieving higher overall recoveries, but generally at the cost of higher mass recovery.

A limited number of batch cleaner flotation tests were carried out on the four main composites, primarily to provide comparative data to the ongoing KCA flotation program. For these 2 kg tests, BML worked with a 90 µm primary grind and reduced the collector additions to “starvation” levels as compared to the KCA tests. This increased the concentrate grade to over 60% copper for the Oxide Composite and generated reasonable (>20%) copper grades for the other three. Results for the BL-0789 cleaner flotation tests are summarized in Table 10.23.

Table 10.23: BL-0789 Batch Cleaner Test Results

Composite	Cleaner Concentrate Grade			Cleaner Concentrate Recovery
	% Cu	g/t Au	g/t Ag	Cu %	Au %	Ag %
Oxide Comp	62.2	1416	Not reported	12.9	49.9	Not Reported
Oxide Comp 2	25.3 13.2	1232 393		4.8 6.2	50.2 43.5
Sulfide Comp	30.2 19.9	110 65.2		64.2 69.0	55.2 59.1
Sulfide Comp 2	23.1	61.9		83.9	66.5

The test conditions noted to give superior results in the batch cleaner tests were subsequently carried through to the locked cycle program. Seven locked cycle tests examined the performance of each composite using batch test conditions, but with recycled slurry from the intermediate streams. The 2 kg test charges were utilized for the work and the primary grind in all cases was 90 µm. Test results for each composite are summarized in Table 10.24.

Table 10.24: BL-0789 Locked Cycle Test Results - Master Composites

Composite	Cleaner Concentrate Grade			Final Concentrate Recovery
	% Cu	g/t Au	g/t Ag	Cu %	Au %	Ag %
Oxide Comp	63.4	587	359	39	61	70
Oxide Comp 2	7.9	347	194	6	59	46
Sulfide Comp	25.0	76	82	75	66	47
Sulfide Comp 2	21.3	42	60	88	75	60

In general, good concentrate copper grades were achieved, with a range of recoveries primarily dependent upon the copper mineral mix (i.e., CuOx:CuT). The original sulfide and oxide composites (i.e., matching those tested at KCA) performed very differently to the KCA work, with better results in most respects. The results also show that with “sulfide” material containing only minor “non-sulfide” minerals, high recoveries of copper, gold and silver can still be achieved. These results also help to confirm the 90 µm primary grind.

10.5.3.2	BL-0835/0882

These two BML programs both included flotation tests. BL-0835 focused on testing of variability composites, whereas the BL-0882 program focused on testing of larger composites.

In BL-0882, rougher flotation testing of four master composites was limited to a short program of primary grind confirmation work. Grind P80 sizes of 75 µm and 125 µm were tested against the baseline grind of 90 µm. Results are summarized in Figure 10.3.

CK Gold Project S-K 1300 Technical Report	95	May 2026

Figure 10.3: Grind Analysis – Rougher Flotation Results, Copper and Gold

CK Gold Project S-K 1300 Technical Report	96	May 2026

For copper, no appreciable performance improvement was seen at the fine grind increment, but a decrease in performance was noted for the coarse setting. In almost every case, the finer grind setting gave a higher rougher concentrate mass recovery (and subsequently a lower grade). The results are supported by mineralogical data which indicates a very fine distribution of copper sulfides – fine enough to remain partially liberated at a P80 of 75 µm. The “optimum” fine primary grinds required to achieve excellent liberation would be very costly (CAPEX and OPEX) and would also have significant negative impact on the tailing filtration process.

A slight improvement in gold recovery was noted at 75 µm with almost 5% difference compared to the 125 µm result. This was achieved at a higher mass pull and lower grade. The results tend to support the conclusion drawn by SGS in 2009 – that grinds finer than 80 µm to 90 µm are likely not economically beneficial. BML concluded that the base case 90 µm primary grind was suitable for subsequent cleaner tests and LCTs.

The BL-0835 work program tested 8 of the 58 variability composites through the standard flotation flowsheet (90 µm primary grind, pH of 9.5 using lime, a 26 µm to 54 µm regrind and previously tested collectors) and the BL-0882 program tested another 21 variability composites. Results were variable, again demonstrating the impact of copper mineralogy on rougher concentrate grade and recovery. Copper recovery of 0.7% to 92.9% and concentrate copper grades of between 9.4% and 42.5% clearly represent a wide range of feed mineralogy, although the metallurgical response can be loosely linked to the ratio of %CuOx to %CuT. The results of this work are summarized in Table Table 10.25 and Table 10.26.

Table 10.25: Variability Cleaner Test Results, BL0835

Composite	Test	Mass %	Assay, % or g/t					Distribution %
			Cu	Fe	S	Ag	Au	Cu	Fe	S	Ag	Au
90153D	1	2.5	9.4	33.8	41.3	42	20.5	82.1	34	75.8	63.4	68
90153F	2	0.7	27.1	10.1	14.4	76	84.3	71.4	2.2	68.2	57.3	54.4
90153H	3	0.9	31.2	20.1	25.9	128	120	76.3	4.9	73.5	63.1	60.8
90153J	4	1.1	15.7	16.2	19.2	60	55.5	78.1	5.1	77.8	56.6	62
90153N	5	1.3	42.5	18.5	26.4	102	142	73.5	5.2	82.4	52	56.8
90153Q	6	2	26.1	29.9	34.9	64	71.6	90.9	24	81.1	68.6	67.8
90153R	7	0.7	19.6	26.9	31.1	54	55.5	71	6.6	63.5	47.3	51.9
90153Z	8	1	27.7	25.5	29.9	60	55.2	78	5.6	76.4	45.7	44.2

CK Gold Project S-K 1300 Technical Report	97	May 2026

Table 10.26: Variability Cleaner Test Results, BL0882

Composite	Test	Mass %	Assay, % or g/t					Distribution %
			Cu	Fe	S	Ag	Au	Cu	Fe	S	Ag	Au
Oxide 1	1	0.3	32.4	9.7	18.5	138	224	29	0.8	48.2	62.3	57.5
Oxide 2	2	0.3	17.7	8.3	10.9	112	136	19.7	0.7	41.2	39.8	51.5
Oxide 3	3	0.3	35	10.9	18.9	124	175	26.5	1.1	60	59.5	54.5
Oxide 4	4	0.1	22.2	7.6	20	4	169	10.1	0.3	41.6	2.7	54
Oxide 5	5	0.1	3.74	10	8.82	1	220	1.7	0.2	13.8	0.7	48.5
Oxide 6	6	0.1	1.38	6.2	2.41	2	282	0.7	0.2	5.6	1.1	59.2
Oxide 7	7	0.3	33.5	4.8	6.38	162	244	33	0.4	44.1	68.1	62.9
SUL A	8	3.7	30.1	24.4	30.2	79	113	81.5	17.7	84.2	66	67.3
SUL B	9	1.2	14.6	20.1	24.9	51	45.3	82.2	7.9	77.1	65.4	68.3
SUL C	10	1.4	21.7	25	30.4	44	39.5	88.6	9.1	82.1	78.8	75.7
SUL D	11	1.4	18.9	23	27.6	202	58.5	85	8.9	80.9	66	57.9
SUL E	12	0.4	16.4	24.7	30.1	64	95.7	62.9	3.7	69.1	63.7	75.2
SUL F	13	0.3	23.2	19.4	23.5	68	56.9	80.8	1.6	68.8	67.3	54.4
SUL G	14	7.3	13.4	29.6	37.5	84	14.4	92.9	40.8	88.6	77.1	79
Mixed 1	15	0.3	13.9	14.1	16.3	63	66.5	29.3	1.2	50.8	20.3	53.8
Mixed 2	16	1.3	13	27.7	32.1	36	37	84.8	10.2	77.9	48.6	71.5
Mixed 3	17	0.3	10.5	14.3	8	57	102	10.9	1.2	33.6	18.6	32.7
SUL H	18	0.9	26.2	17.7	22.1	100	53.2	77	4.2	64.9	61	50.9
SUL I	19	1.2	9.3	31.5	41	39	16.3	72.4	11.9	68.1	48.3	55.5
SUL J	20	3.4	3.9	8	3.4	15	6.67	60.5	8.1	51.7	54.3	45.5
SUL K	21	0.9	21.2	19.4	22.7	26	16.5	74.7	5.4	67.1	28.9	37.5
Average		1.2	20.1	18.5	22.7	71	95.7	59.5	7.7	62.7	50.1	57.9

Plotting copper and gold recovery as a function of “Oxidation Ratio” (i.e., CuOx/CuT), a tentative trend is apparent for copper (Figure 10.5), but not for gold (Figure 10.4). The copper response seems intuitive, based on the mineralogical results obtained so far, and a knowledge of flotation rates for the different copper minerals. It should be noted however, that the copper and gold recoveries plotted in these charts are obtained at quite different final concentrate grades, meaning that results are not strictly like for like. For example, test 17 and test 18 achieved 10.5% Cu grade and 26.2% Cu grade, respectively. As metal recovery is also generally related to concentrate mass pull, then the true recovery vs oxidation state relationship is not represented correctly in these charts. Adjustments to these and similar charts are discussed further in Section 22.

CK Gold Project S-K 1300 Technical Report	98	May 2026

Figure 10.4: Variability Samples, Au Recovery v CuOx/CuT Ratio

Figure 10.5: Variability Samples, Copper Recovery v CuOx/CuT

CK Gold Project S-K 1300 Technical Report	99	May 2026

Batch cleaner tests were also completed on the BL-0882 master composites in preparation for locked cycle testing. Extra testing of the SS and DS composites allowed for optimization of concentrate copper grade whilst simultaneously maximizing gold recovery. The results are summarized in Table 10.27.

Table 10.27: BL-0882 Batch Cleaner Test Results

Composite	Cleaner Conc Grade			Cleaner Conc Recovery
	% Cu	g/t Au	g/t Ag	Cu %	Au %	Ag %
C1-SS	18.0	59	60	76.2	63.6	61.0
	15.5	46	44	73.7	55.6	51.6
	19.7	48	57	37.2	25.8	31.9
	23.2	59	63	73.0	54.8	56.3
C2-DS	19.7	39	97	82.9	60.2	72.6
	18.9	38	77	87.3	65.7	71.9
	22.2	43	87	83.2	62.0	46.3
C3-OX	32.0	315	207	13.8	46.0	62.6
C4-MIX	19.9	129	88	33.3	54.1	61.2

A total of 11 locked cycle tests were completed on the main BL-0835 and BL-0882 composites. Single tests were completed on the BL-0835 composites (Primary Sul and Enriched Sul) whilst the BL-0882 composites each had either two or three tests completed. A summary of the various LCT conditions is given in Table 10.28. All tests were completed using a primary grind of 80% -90 µm. 2 kg test charges were used for most of these tests, with the last two using 4 kg charges in an attempt to boost metal units in the cleaner circuit for improved grade control. Results are summarized in Table 10.29.

Table 10.28: BL-0835/0882 LCT Conditions

Composite	Regrind (P80)	Lime (g/t)	CMC	PFSDB	7150	MIBC	H57
Primary Sul	32µm	275	-	3.5	3.5	21	50
Enriched Sul	25µm	315	-	3.5	3.5	63	80
C1-SS	24µm	200	60	10	10	49	-
	31µm	200	80	10	10	21	-
C2-DS	35µm	380	30	10.5	10.5	175	-
	26µm	410	35	10.5	10.5	147	40
	26µm	230	-	10.5	10.5	40	75
C3-OX	19µm	200	-	10.5	10.5	63	-
	26µm	200	-	10.5	10.5	14	80
C4-MIX	26µm	200	-	10.5	10.5	77	-
	18µm	200	50	10.5	10.5	56	-

CK Gold Project S-K 1300 Technical Report	100	May 2026

Table 10.29: BL-0835/0882 LCT Results

Composite	Final Conc Grade			Final Conc Recovery
	% Cu	g/t Au	g/t Ag	Cu %	Au %	Ag %
Primary Sul	15.9	31	65	88.4	67.2	86.9
Enriched Sul	25.8	93	145	85.7	69.6	69.2
C1-SS	18.3	51	52	81.9	66.1	76.1
	18.9	56	58	81.9	65.7	52.8
C2-DS	22.3	49	84	84.2	67.6	54.6
	17.4	44	76	87.5	74.4	60.7
	19.9	50	76	88.5	73.8	83.6
C3-OX	28.0	292	144	19.1	62.2	54.8
	28.7	203	138	21.6	54.2	55.1
C4-MIX	16.8	121	82	33.4	59.2	53.9
	22.7	156	103	34.8	59.8	48.7

The results of this LCT work showed good consistency within the different composite types and above average performance considering the head grades. Copper recoveries were once more heavily dependent upon the ratio of copper oxide to total copper content.

10.5.3.3	BL-0980 and 1066

Cleaner tests of 10 kg samples were conducted on the LG composite in order to calibrate equipment and to fine tune conditions for the locked cycle tests. A 10 kg charge size was used in this work, as the larger rougher concentrate mass tends to help with cleaner circuit grade control. A primary grind of 90 µm was used in all tests. Results are summarized in Table 10.30.

Table 10.30: Batch Cleaner Tests on LG Composites

Composite	Final Conc Grade			Final Conc Recovery
	% Cu	g/t Au	g/t Ag	Cu %	Au %	Ag %
LG COMP	18.3	42.8	97	87.2	63.4	89.7
	25.1	59.7	114	74.4	53.4	60.2
LG COMP 2	16.8	34.7	81	85.6	67.8	59.6
	24.4	45.0	118	82.0	58.4	51.3

Copper concentrate grades were reasonable in most tests, with the first LG COMP 2 test being slightly low. Copper and gold recoveries tended to be slightly lower than past performance as a result of the lower head grade in these samples.

The cleaner work was followed up by 10 kg locked cycle tests on each of the LG composites. A summary of the various LCT conditions is given in Table 10.31. All tests were completed using a primary grind of 80% -90 µm and pH was controlled to 9.5 using lime. 10 kg test charges were used for these tests, allowing far greater control over mass pull in the cleaner circuit. These larger LCTs utilized a 40 liter rougher flotation cell and the normal 4 liter D12 used for cleaner flotation. Results are summarized in Table 10.32.

CK Gold Project S-K 1300 Technical Report	101	May 2026

Table 10.31: LG Composites, LCT Conditions

Composite	Regrind (P80)	Lime (g/t)	PFSDP	7150	MIBC	H57
LG COMP	28 µm	245	10	10	80	-
LG COMP 2	17 µm	265	8.5	7.5	90	8

Table 10.32: LG Composites, LCT Results

Composite	Mass Pull (%)	Final Conc Grade			Final Conc Recovery
		% Cu	g/t Au	g/t Ag	Cu %	Au %	Ag %
LG COMP	0.9	17.6	40.4	91	86.5	65.1	75.8
LG COMP 2	0.6	24.9	47.9	116	86.6	67.0	70.7

The results of this work showed that as expected, the lower head grade samples tend to give rise to slightly lower recoveries compared to previous work. The LG COMP test gave a slightly disappointing result, with similar recoveries despite the higher mass pull (and lower copper concentrate grade). Throughout this test the 40-liter rougher flotation was challenged by inferior froth characteristics whereas in the LG COMP 2 test, this issue was addressed through the addition of a stronger frother in addition to the MIBC. This helped froth stability and improved performance. The LG COMP 2 LCT is judged to be a better representation of flotation circuit performance for the bulk of the deposit (i.e., primary sulfide material) at life of mine average head grades.

10.5.3.4	BL-1702

This program was initiated to help assess the impact of Glencore’s Jameson Cell technology on the metallurgical performance of CK Gold samples. Two composites were prepared as noted in Section 10.2.3, namely “Sulfide Composite” and “Sulfide 2 Composite”.

Conventional Rougher Tests were carried out to ensure that the samples responded similarly to previous sulfide composites. Results are summarized in Table 10.33.

Table 10.33: BL-1702 Rougher Test Results

Composite	Mass Pull (%)	Rougher Conc Grade			Rougher Conc Recovery
		% Cu	g/t Au	g/t Ag	Cu %	Au %	Ag %
Sulfide Comp	5.0	5.27	13.5	18.4	89.0	75.5	76.2
Sulfide 2 Comp	6.6	4.81	9.4	12.2	89.5	74.2	74.3
Oxide Comp	4.1	1.26	12.9	8.5	16.8	57.1	55.1

These recoveries are generally in line with results from previous test programs. Collectors were Polyfloat (PF) 4782 and PF7150, with H57 and MIBC frothers at pH 9.1, and nominal grinds of 90 µm and 25 µm. These conditions were then applied to batch cleaner tests, with results summarized in Table 10.34.

Table 10.34: BL-1702 Cleaner Test Results

Composite	Mass Pull (%)	Cleaner Conc Grade			Cleaner Conc Recovery
		% Cu	g/t Au	g/t Ag	Cu %	Au %	Ag %
Sulfide Comp	0.8	27.9	109	97	79.5	72.3	64.7
Sulfide 2 Comp	1.0	26.8	59	70	82.4	65.6	69.8

CK Gold Project S-K 1300 Technical Report	102	May 2026

Again, these results confirm previous work, albeit with particularly high copper grades in the concentrate. They suggest gold recovery of 70% to 75% should be possible at the lower target concentrate grade of 18% Cu.

Glencore Technology have developed a rougher test protocol (known as the “Dilution Test”) using conventional Denver laboratory flotation equipment, but which helps to predict performance in Jameson cells. Results of the dilution tests are summarized in Table 10.35.

Table 10.35: BL-1702 Jameson Dilution Test Results

Composite	Mass Pull %	Rougher Conc Grade			Rougher Conc Recovery
		% Cu	g/t Au	g/t Ag	Cu %	Au %	Ag %
Sulfide Comp	4.4	5.5	14.3	21.0	87.2	72.7	76.5
Sulfide 2 Comp	5.6	5.2	10.4	14.6	87.5	73.7	74.0
Oxide Comp	2.7	1.46	15.1	10.0	12.9	46.9	47.8

These results are noted to be reasonably similar to the results of the conventional rougher tests, although the oxide comp did not perform terribly well. With this work completed, a locked cycle test was scheduled on each sulfide composite. Results of the LCTs are summarized in Table 10.36.

Table 10.36: BL-1702 LCT Results

Composite	Mass Pull %	Final Conc Grade			Final Conc Recovery
		% Cu	g/t Au	g/t Ag	Cu %	Au %	Ag %
Sulfide Comp	0.9	25.1	63.7	90.2	83.0	64.8	81.1
Sulfide 2 Comp	1.0	27.1	55.8	68.0	83.9	65.5	74.1

A high copper concentrate grade (+25%) was achieved in both tests. As in general, a 1% increase in gold recovery is achievable with every 1% drop in copper grade, the LCT results suggest that a 68% to 70% gold recovery with an 18% Cu concentrate grade could be possible. The regrind P80 was reported to be approximately 30 µm which is considered a little too coarse for optimum performance.

With conventional flotation performance established, a limited Jameson Pilot program was proposed. Glencore were able to provide a new L150 pilot unit for use at BML. Sample mass restrictions prevented anything more than a very limited trial of the L150; at least 18 kg of material is required for each L150 test.

After two trials, L150 tests were completed on both samples, but results were disappointing. Several mitigating factors were judged to have impacted the results, including the relative inexperience of operating staff on new equipment, limited material to optimize performance, and some issues associated with commissioning new equipment. The Jameson work did however show promise overall and a more thorough program of Jameson work was justified using new samples.

10.5.3.5	BL-1859

The objective of this program was to provide baseline data for comparison with the Jameson Cell program, completed at XPS. Rougher tests were run at primary grinds of 75 µm and 90 µm, to double check this important parameter for final flowsheet equipment selection. These tests were run using Polyfloat 4782 and 7150 with H57 and MIBC as frothers. Results are summarized in Table 10.37.

CK Gold Project S-K 1300 Technical Report	103	May 2026

Table 10.37: BL-1859 Rougher Test Results

Test/Composite	Mass Pull (%)	Rougher Conc Grade			Rougher Conc Recovery
		% Cu	g/t Au	g/t Ag	Cu %	Au %	Ag %
90 mm Grind	4.88	2.73	7.90	10.1	87.5	74.3	72.2
75 mm Grind	4.80	3.28	8.68	12.1	88.3	73.2	75.4
BL-1066 Result (2022)	4.54	3.28	7.03	18.7	88.3	72.6	74.6

The results compare well with those of BL-1066 (completed in 2022) and also highlight only marginal increases in performance at 75 µm compared to 90 µm, thereby confirming the previously baselined primary grind of 90 µm.

A series of batch cleaner tests was also run to calibrate parameters for locked cycle tests. A primary grind of 90 µm was used, with regrinds in the 18 µm- 25 µm range. Once more, tests were run using Polyfloat 4782 and 7150 with H57 and MIBC as frothers. Results are summarized in Table 10.38.

Table 10.38: BL-1859 Cleaner Test Results

Conditions	Mass Pull (%)	Cleaner Conc Grade			Cleaner Conc Recovery
		% Cu	g/t Au	g/t Ag	Cu %	Au %	Ag %
90 µm / 27 µm grind	0.7	22.9	49.7	72	82.7	61.0	63.0
90 µm / 17 µm grind	0.6	27.3	57.5	96	83.4	60.7	66.7
75 µm / 25 µm grind	0.6	23.7	59.7	69	79.4	57.8	43.9
BL1066 (97 µm / 25 µm)	0.9	16.8	34.7	81	85.4	67.5	59.3

The cleaner flotation results showed comparable performance across regrind sizes. While finer regrinding improved copper concentrate quality, gold recovery remained consistent. Given the economic importance of gold to the project, finer regrinding was deemed unnecessary for future tests.

A single locked cycle test was then run using conditions and reagents established by the cleaner tests above. A primary grind of 90 µm was used, together with a 28 µm regrind. Results are summarized in Table 10.39.

Table 10.39: BL-1859 LCT Results

Composite	Mass Pull (%)	Cleaner Conc Grade			Cleaner Conc Recovery
		% Cu	g/t Au	g/t Ag	Cu %	Au %	Ag %
LG-2025 Composite	0.8	20.7	45.0	71	85.3	64.8	69.5

This LCT compares reasonably well to the BL-1066 LCT, although a slightly coarser regrind for this test (28 µm for LG-2025 vs 17 µm for BL-1066) leads to slightly decreased cleaner grade/recovery performance.

10.5.3.6	BL-1990

BL-1990 was primarily intended to assess the metallurgical performance of ore type blends, relative to the performance of the individual components (oxide, mixed, sulfide). These composites were first characterized using rougher and cleaner batch tests, before testing mixtures of these, using PFS mine plans as an indication of early production blends. The ratios used in these Y1, Y2 and Y3 production blends are described in Section 10.2.3, Table 10.11.

The results of the Rougher and Cleaner batch tests are summarized in Table 10.40 and Table 10.41.

CK Gold Project S-K 1300 Technical Report	104	May 2026

Table 10.40: Batch Rougher Tests on BL-1990 Composites

Composite	Mass %	Rougher Concentrate Grade			Rougher Recovery
		% Cu	g/t Au	g/t Ag	Cu %	Au %	Ag %
Sulfide	9.3	2.37	6.3	10.4	91.6	74.3	84.2
	16.1	1.58	4.0	6.9	93.2	74.9	86.9
Mixed	9.0	2.02	5.2	8.5	78.9	76.4	73.8
	13.5	1.35	3.6	6.3	81.7	78.0	76.5
Oxide	5.1	0.76	12.2	4.8	16.3	62.1	55.2
	11.1	0.53	5.0	2.5	23.8	63.3	61.2
Y1 Comp	9.6	1.49	5.2	7.4	61.0	69.3	72.4
	6.0	2.52	8.1	9.3	57.0	69.1	74.7

Table 10.41: Batch Cleaner Tests on BL-1990 Composites

Composite	Mass %	Cleaner Concentrate Grade			Cleaner Recovery
		% Cu	g/t Au	g/t Ag	Cu %	Au %	Ag %
Sulfide	1.2	17.9	39.9	77.0	88.6	60.3	72.1
Mixed	0.5	25.5	65.3	104.0	66.1	69.4	64.9
Oxide	0.2	5.1	237.1	107.0	3.9	46.3	37.4
	0.2	4.6	205.5	70.4	4.2	53.9	31.2
Y2 Comp	1.2	17.0	36.1	74.0	86.6	68.0	71.2

With these results in hand, it appeared that:

●	The performance of sulfide, oxide and mixed composites were similar to previous work.

●	That Y1 and Y2 composites were behaving in line with expectations. Locked Cycle Tests on the blended composites were therefore approved.

Results of these tests are summarized in Table 10.42.

Table 10.42: LCTs on BL-1990 Blended Composites

Composite	Mass %	Final Concentrate Grade			Final Concentrate Recovery
		% Cu	g/t Au	g/t Ag	Cu %	Au %	Ag %
Y1 Comp	0.7	17.8	60.6	142.8	46.0	60.9	74.4
Y2 Comp	0.9	24.9	58.6	138.5	88.1	73.1	76.2
Y3 Comp	1.5	14.8	35.6	62.9	94.1	75.0	76.3

In general, these LCTs were stable and performed as expected, with the Y1 Comp (37% Oxide Comp, 29% Mixed Comp and 33% Sulfide Comp) showing the lowest recovery of metal due to the larger oxide component. The Y2 and Y3 Comp results provide useful data points for the metallurgical model, as the higher mass pull, lower copper grade in the Y3 result helps to illustrate the copper and gold recovery improvements available if a lower-grade product is acceptable to concentrate offtake partners.

With the primary objectives of this program completed, attempts were made to optimize the oxide flotation process, using alternative reagents and also by revisiting the option of gravity concentration in the mill to recover additional gold. These tests only served to confirm that the base case conditions for flotation are probably close to optimum.

CK Gold Project S-K 1300 Technical Report	105	May 2026

10.5.4	XPS Program 4025701.00.

After the initial results achieved with new pilot equipment at BML, it was decided to ship more sample to XPS in Sudbury Ontario, for more Jameson Piloting. This material was sourced from the BML BL-1859 program.

The XPS Program consisted of two parallel sets of tests, with each test consisting of a standard rougher flotation test, a dilution rougher flotation test and finally a pilot rougher test using the L150 rig. The two test sets used a primary grind of 90 µm, concentrate regrind of Set 2 pH 9.0  using lime, and MIBC and/or H57 frothers. However, different collector combinations were used in each set (PAX and A208 in Set 1, PF4782 and PF7150 in Set 2, as this was considered an important factor for Jameson cell performance.

Results of the two sets are summarized in Table 10.43.

Table 10.43: XPS Jameson Rougher Test Results

Collector Set	Test		Mass (%)	Rougher Concentrate Grade			Rougher Recovery
	ID	Type		% Cu	g/t Au	g/t Ag	Cu %	Au %	Ag %
PAX + A208	F1	Rougher	5.1	3.05	8.1	11.4	84.9	69.2	75.3
	F2	Dil. Rougher	5.0	2.53	6.9	9.4	80.0	64.9	71.1
	F2	Dil. Cleaner	1.4	8.73	23.1	30.4	75.7	59.8	62.9
	F3	L150	5.3	3.13	8.8	11.8	86.7	74.7	72.7
PF 4782 + PF7150	F5	Rougher	10.4	1.53	3.9	6.1	88.5	73.2	70.3
	F6	Dil. Rougher	8.1	1.82	4.8	7.5	86.1	71.5	68.9
	F6	Dil. Cleaner	1.9	7.40	18.6	28.9	82.5	66.0	62.6
	F4	L150	8.8	1.83	5.1	7.3	88.7	74.7	75.8

The results highlight a difference in performance between the two collector regimens. In general, the PAX+A208 gave higher grades and lower recoveries, whilst the PF series collectors tended towards higher mass pull and recovery. The mass pull (and metal recovery) differences were observed to be due at least in part to froth stability issues and overall control over froth recovery as well as collector strength and/or efficiency. The PF collectors tended to collapse the more brittle MIBC froth bed, to the point that the stronger H57 frother was required. This stronger, glycol-based reagent led to less control over mass pull, and resultant grade dilution. In contrast, the PAX+A208 combination resulted in more stable, controllable froths, but with lower overall metal recoveries. Rougher mass pulls to the rougher concentrate varied from 5.0% to over 10%, with significant increases in recovery at the higher mass pull. The testwork highlights the importance of froth stability on performance, and the selection of the optimum frother for the final design may still be pending. H57 is perhaps too strong, and MIBC perhaps a little too weak. Fortunately, the reagent dosing facilities included in the FS flowsheet offer sufficient flexibility to allow this fine tuning in early operations.

The significant increase in gold recovery seen at the higher rougher mass pull is notable and drives the FS process design criteria towards the 10% mass pull level (per F5 above). Although this results in a lower grade feed to the cleaner circuit (and of course a larger regrind mill), the high copper grades seen in the BL-1990 locked cycle test (summarized in Table 10.42) indicate good mineral liberation at the selected regrind, and so the wash water system utilized in the Jameson Cell will still be able to achieve ~20% copper concentrate grade.

CK Gold Project S-K 1300 Technical Report	106	May 2026

10.6	GRAVITY CONCENTRATION

One of the opportunities identified in the early SGS work was the addition of a gravity circuit to the flowsheet, especially in the oxide zones, where significant native copper was confirmed visually. With this in mind, limited testwork was conducted by KCA and BML, with largely unremarkable results.

10.6.1	KCA Program (2020-2021)

Gravity tests using a bench scale Knelson concentrator were scheduled on 40 lb samples of each composite. The tests on the Overall Sulfide and Overall Oxide composites were unremarkable, with low recoveries of gold and copper and no obvious opportunity for improvement. For the Hole 4 Composite (high-grade oxide) however, a similar test produced a gravity concentrate with a weight recovery of 1.6%, containing 51.5 g/t Au and 14.6% Cu, with recoveries of 15.4% Au and 22.7% Cu.

In general, the Hole 4 flotation testwork was carried out on the gravity tailings, to determine if the inclusion of a gravity circuit prior to flotation would provide better recoveries than by flotation alone. The results of this work are summarized in Table 10.44.

Table 10.44: KCA Hole 4 Gravity + Flotation vs. Flotation Only

Description	Gravity + Flotation	Flotation Only
Gravity Concentrate Grade (g/t Au; Cu%)	15.5; 14.6	-
Gravity Concentrate Recovery (Au%; Cu%)	15.4; 22.7	-
Overall Flowsheet Recovery
Gold (%)	70	70
Copper (%)	60	57

The gravity test yielded recoveries of 15.4% gold and 22.7% copper. It was expected that this would generate higher overall recoveries for a gravity + flotation circuit. However, the gold recovery (at 70%) was the same. It is concluded that gold recovered by gravity would be recovered in the flotation circuit. The increase in copper recovery was 3%.

10.6.2	BML BL-0789 Program (2021)

Gravity recovery tests using a laboratory scale Kelson Concentrator and shaking table (referred to as “Pan”) were carried out on LCT tailing samples from the Oxide Comp, Oxide Comp 2 and the Sulfide Comp.

Results for the Oxide Comp 2 and the Sulfide Comp were unremarkable, whilst the higher-grade Oxide Comp gave better results, as summarized in Table 10.45. A significant amount of coarse native copper was observed in the high-grade Oxide Comp LCT, and this is apparent in the gravity concentrate.

Table 10.45: Gravity Test on High-Grade Oxide LCT Tailings

%Weight	%Cu	g/t Au	Recovery %Cu	Recovery %Au	%Weight
Pan Conc.	1.0	5.74	23.4	10.4	9.1
Pan Tails	2.8	0.54	4.2	2.6	4.3
Knelson Tails	96.2	0.52	2.4	87.0	86.6

Note that the recovery data presented here represents recovery from the LCT tailings, and not the original LCT mill feed. Calculating the contribution to overall recovery gives a 6% copper and 3.5% gold recovery. It was noted that the majority of gangue material in the pan concentrate is magnetite.

CK Gold Project S-K 1300 Technical Report	107	May 2026

10.6.3	BML BL-1990 Program (2025)

A small program of gravity concentration work was completed at the end of the BL-1990 program, and as with past programs, these gave mostly unremarkable results. Four batch flotation tests were completed using standard flotation test conditions but using a gravity tailing sample rather than a fresh head sample. As per previous work, the gravity circuit consisted of a laboratory Knelson concentrator, and a Mozley Table for cleaning. The recovery of gold to the Mozley concentrate is summarized in Table 10.46.

Table 10.46: BL-1990 Oxide Comp, Gravity Results

Test No.	Mozley Mass (%)	Mozley %Au Recovery	Overall Rougher %Au Recovery (incl. gravity)
Test-17	0.13	3.7	53.3
Test-18	0.07	3.3	65.8
Test-19	0.25	9.0	65.2
Test-20	0.09	17.2	72.8

These latest tests confirm earlier decisions to not include gravity concentration in the CK Gold flowsheet.

10.7	CYANIDATION

10.7.1	KCA Program (2020-21)

Two 24-hour cyanidation tests were carried out at different cyanide strengths, on replicate subsamples of test 90139 flotation tailings. These tests resulted in between 64% and 73% extraction of gold, with reasonable cyanide consumptions of between 0.9 kg/t and 1.7 kg/t.

10.7.2	BML BL-0835/0882 Program (2021-22)

BML also carried out two cyanide leach tests on samples of flotation tailings from the Oxide Comp 2 LCT and the Sulfide Comp LCT. These 24-hour bottle roll tests used 1,000 ppm NaCN and 250 g/t PbNO3 dosage and resulted in gold dissolution of 81% and 74% for oxide and sulfide respectively with cyanide consumption of 0.5 kg/t in both cases. Cyanidation of LCT tailings effectively increased total gold recovery to over 90% for both samples.

10.8	FINAL CONCENTRATE CHARACTERIZATION

10.8.1	Dewatering

The settling and filtration of copper concentrates at the selected grind is well established. In addition, the mass of concentrate produced in laboratory scale tests is far too small for dewatering testwork. For these reasons, no testwork has been completed to assess the performance of CK gold concentrates. This is considered a low-risk item by the QP and allowances have been made in the flowsheet design to cater for additional uncertainty.

10.8.2	Chemical Analysis

10.8.2.1	BML BL-0882 Program (2021)

Samples of final concentrate from each of the BL-0882 LCTs were submitted for minor element analysis. Results are summarized in Table 10.47. In general, these results indicate that a relatively clean copper concentrate will be produced, and commercial penalties from smelters will be very rare.

CK Gold Project S-K 1300 Technical Report	108	May 2026

Table 10.47: BL-0882 LCT Minor Element Analysis

Analyte	LOD	Unit	Method	C1-SS	C2-DS	C3-OX	C4-MIX
Al	0.01%		FUS-Na2O2	2.82	1.82	3.11	2.52
As	5	ppm	FUS-MS-Na2O2	68	151	318	191
Ba	3	ppm	FUS-MS-Na2O2	393	247	604	349
Bi	2	ppm	FUS-MS-Na2O2	28	40	29	30
Ca	0.01%		FUS-Na2O2	6.66	0.69	0.72	1.64
Cd	2	ppm	FUS-MS-Na2O2	11	50	49	21
Ce	0.8	ppm	FUS-MS-Na2O2	57.3	17.6	38.4	35.5
Co	0.2	ppm	FUS-MS-Na2O2	104	168	259	280
Cr	30	ppm	FUS-MS-Na2O2	220	70	460	140
Cs	0.1	ppm	FUS-MS-Na2O2	0.6	0.3	1.8	0.6
Dy	0.3	ppm	FUS-MS-Na2O2	2.3	0.3	1	1.3
Eu	0.1	ppm	FUS-MS-Na2O2	1.4	0.1	0.7	0.7
Ga	0.2	ppm	FUS-MS-Na2O2	8.1	5.2	9.1	7.2
Gd	0.1	ppm	FUS-MS-Na2O2	3.8	1	1.7	1.8
Ge	0.7	ppm	FUS-MS-Na2O2	1.6	0.9	1	1.4
Hg	1	ppm	AR-ICP	7	6	12	10
In	0.2	ppm	FUS-MS-Na2O2	0.9	1.5	2	1
K	0.1%		FUS-Na2O2	0.6	0.5	0.8	0.6
La	0.4	ppm	FUS-MS-Na2O2	25.8	8.2	18.7	16.6
Mg	0.01%		FUS-Na2O2	0.34	0.11	0.21	0.25
Mn	3	ppm	FUS-MS-Na2O2	489	97	264	257
Mo	1	ppm	FUS-MS-Na2O2	73	191	270	109
Na	0.001%		AR-ICP	0.023	0.008	0.013	0.019
Nb	2.4	ppm	FUS-MS-Na2O2	11.5	< 2.4	4.6	3.4
Nd	0.4	ppm	FUS-MS-Na2O2	34.4	7.8	16.3	14.8
Ni	10	ppm	FUS-MS-Na2O2	150	170	330	240
P	0.001%		AR-ICP	0.103	0.05	0.085	0.065
Pb	0.8	ppm	FUS-MS-Na2O2	739	845	1,520	4,160
Pr	0.1	ppm	FUS-MS-Na2O2	7.4	1.8	5.4	4
Rb	0.4	ppm	FUS-MS-Na2O2	10.3	17.5	15.7	15
Sb	2	ppm	AR-ICP	17	15	26	33
Se	8	ppm	FUS-MS-Na2O2	106	158	285	81
Si	0.01%		FUS-Na2O2	9.09	5.56	13.1	8.21
Sm	0.1	ppm	FUS-MS-Na2O2	7.8	1.5	1.8	4.6
Sn	0.5	ppm	FUS-MS-Na2O2	3.7	5.2	18.2	2.1
Sr	3	ppm	FUS-MS-Na2O2	402	196	272	279
Tb	0.1	ppm	FUS-MS-Na2O2	0.7	< 0.1	0.3	0.3
Te	6	ppm	FUS-MS-Na2O2	14	21	< 6	7
Th	0.1	ppm	FUS-MS-Na2O2	6.3	4.1	10.6	6.3
Ti	0.01%		FUS-Na2O2	0.33	0.04	0.1	0.08
Tl	0.1	ppm	FUS-MS-Na2O2	1.9	1.8	1.9	2.3
U	0.1	ppm	FUS-MS-Na2O2	5.3	2.4	2.8	4.5
V	5	ppm	FUS-MS-Na2O2	43	15	37	25
W	0.7	ppm	FUS-MS-Na2O2	3.1	1.2	12.5	2.6
Y	0.1	ppm	FUS-MS-Na2O2	14.3	2	4.7	4.8
Yb	0.1	ppm	FUS-MS-Na2O2	1.1	0.2	0.8	0.7
Zn	30	ppm	FUS-MS-Na2O2	2,210	> 10,000	2,320	3,380
Zr	1	ppm	AR-ICP	16	7	10	9

10.8.2.2	BML BL-0980/1066 Program (2021/22)

Samples of final concentrate from the two LG LCTs run as part of BL-0980 and BL-1066 were submitted for minor element analysis. Results are summarized in Table 10.48. In general, these results confirm that a relatively clean copper concentrate will be produced, and commercial penalties from smelters will be very rare.

CK Gold Project S-K 1300 Technical Report	109	May 2026

Table 10.48: BL-0980 and BL-1066 LCT Minor Element Analysis

Analyte	LOD	Unit	Method	BL980-4 Cu Con D+E	BL1066-3 Cu Con D+E
Al	0.01%		FUS-Na2O2	0.85	0.74
As	5	ppm	FUS-MS-Na2O2	174	77
B	10	ppm	FUS-MS-Na2O2	160	< 10
Ba	3	ppm	FUS-MS-Na2O2	243	71
Be	3	ppm	FUS-MS-Na2O2	< 3	< 3
Bi	2	ppm	FUS-MS-Na2O2	52	36
Ca	0.01%		FUS-Na2O2	0.22	0.27
Cd	2	ppm	FUS-MS-Na2O2	77	40
Ce	0.8	ppm	FUS-MS-Na2O2	8.3	12.4
Cl	0.01%		INAA	< 0.01	0.02
Co	0.2	ppm	FUS-MS-Na2O2	428	228
Cr	30	ppm	FUS-MS-Na2O2	90	200
Cs	0.1	ppm	FUS-MS-Na2O2	0.4	< 0.1
Dy	0.3	ppm	FUS-MS-Na2O2	< 0.3	< 0.3
Er	0.1	ppm	FUS-MS-Na2O2	< 0.1	< 0.1
Eu	0.1	ppm	FUS-MS-Na2O2	0.2	0.2
F	0.01%		FUS-ISE	< 0.01	< 0.01
Ga	0.2	ppm	FUS-MS-Na2O2	2.4	1.6
Gd	0.1	ppm	FUS-MS-Na2O2	0.5	0.5
Ge	0.7	ppm	FUS-MS-Na2O2	0.8	< 0.7
Hf	10	ppm	FUS-MS-Na2O2	< 10	< 10
Hg	1	ppm	AR-ICP	18	-
Ho	0.2	ppm	FUS-MS-Na2O2	< 0.2	< 0.2
In	0.2	ppm	FUS-MS-Na2O2	2.8	1.6
K	0.1%		FUS-Na2O2	0.1	0.1
La	0.4	ppm	FUS-MS-Na2O2	4.9	7.2
Li	15	ppm	FUS-Na2O2	< 15	< 15
Mg	0.01%		FUS-Na2O2	0.05	0.09
Mn	3	ppm	FUS-MS-Na2O2	133	71
Mo	1	ppm	FUS-MS-Na2O2	142	286
Na	0.001%		AR-ICP	0.01	-
Nb	2.4	ppm	FUS-MS-Na2O2	< 2.4	< 2.4
Nd	0.4	ppm	FUS-MS-Na2O2	3.9	6
Ni	10	ppm	FUS-MS-Na2O2	240	230
P	0.001%		AR-ICP	0.048	-
Pb	0.8	ppm	FUS-MS-Na2O2	2,100	598
Pr	0.1	ppm	FUS-MS-Na2O2	1	1.5
Rb	0.4	ppm	FUS-MS-Na2O2	3.6	3.5
Sb	2	ppm	FUS-MS-Na2O2	15	6
Sc	1	ppm	AR-ICP	< 1	-
Se	8	ppm	FUS-MS-Na2O2	89	117
Si	0.01%		FUS-Na2O2	2.48	2.29
Sm	0.1	ppm	FUS-MS-Na2O2	0.5	0.8
Sn	0.5	ppm	FUS-MS-Na2O2	2.4	2.4
Sr	3	ppm	FUS-MS-Na2O2	110	94
Ta	0.2	ppm	FUS-MS-Na2O2	< 0.2	0.5
Tb	0.1	ppm	FUS-MS-Na2O2	< 0.1	< 0.1
Te	6	ppm	FUS-MS-Na2O2	15	12
Th	0.1	ppm	FUS-MS-Na2O2	2.3	3
Ti	0.01%		FUS-Na2O2	0.03	0.03
Tl	0.1	ppm	FUS-MS-Na2O2	4.5	0.9
Tm	0.1	ppm	FUS-MS-Na2O2	< 0.1	< 0.1
U	0.1	ppm	FUS-MS-Na2O2	2.5	3.5
V	5	ppm	FUS-MS-Na2O2	6	12
W	0.7	ppm	FUS-MS-Na2O2	1.4	2.4
Y	0.1	ppm	FUS-MS-Na2O2	1.2	1.2
Yb	0.1	ppm	FUS-MS-Na2O2	< 0.1	0.2
Zn	30	ppm	FUS-MS-Na2O2	> 10,000	7,160
Zr	1	ppm	AR-ICP	8	-

CK Gold Project S-K 1300 Technical Report	110	May 2026

10.8.2.3	BML BL-1990 Program (2025)

Samples of final concentrate from each of the production period (Y1, Y2, Y3) composite LCTs run as part of BL-1900 were submitted for minor element analysis. Results are summarized in Table 10.49. In general, these results further confirm that a clean copper concentrate will be produced, and commercial penalties from smelters will be very rare.

Table 10.49: BL-1990 LCT Minor Element Analysis

Analyte	LOD	Unit	Method	Y1 Comp LCT	Y2 Comp LCT	Y3 Comp LCT
Al	0.01%		FUS-Na2O2	1.58	0.75	0.7
As	5	ppm	FUS-MS-Na2O2	60	271	528
B	10	ppm	FUS-MS-Na2O2	<10	<10	<10
Ba	3	ppm	FUS-MS-Na2O2	178	110	142
Be	3	ppm	FUS-MS-Na2O2	< 3	< 3	< 3
Bi	2	ppm	FUS-MS-Na2O2	27	40	26
Ca	0.01%		FUS-Na2O2	0.16	0.32	0.10
Cd	2	ppm	FUS-MS-Na2O2	54	125	90
Ce	0.8	ppm	FUS-MS-Na2O2	27	16.5	18.9
Cl	0.01%		INAA	<0.01	<0.01	<0.01
Co	0.2	ppm	FUS-MS-Na2O2	255	122	353
Cr	30	ppm	FUS-MS-Na2O2	290	80	470
Cs	0.1	ppm	FUS-MS-Na2O2	0.5	0.4	0.5
Dy	0.3	ppm	FUS-MS-Na2O2	0.8	0.4	0.5
Er	0.1	ppm	FUS-MS-Na2O2	0.4	0.2	0.2
Eu	0.1	ppm	FUS-MS-Na2O2	0.4	0.2	0.3
F	0.01%		FUS-ISE	0.01	0.01	<0.01
Ga	0.2	ppm	FUS-MS-Na2O2	11	10	11
Gd	0.1	ppm	FUS-MS-Na2O2	1.1	0.8	0.9
Ge	0.7	ppm	FUS-MS-Na2O2	< 0.7	< 0.7	< 0.7
Hf	10	ppm	FUS-MS-Na2O2	< 10	< 10	< 10
Hg	1	ppm	AR-ICP	43	73	35
Ho	0.2	ppm	FUS-MS-Na2O2	< 0.2	< 0.2	< 0.2
In	0.2	ppm	FUS-MS-Na2O2	2.8	4.8	2.6
K	0.1%		FUS-Na2O2	0.3	0.1	< 0.1
La	0.4	ppm	FUS-MS-Na2O2	13.2	8	9.4
Li	15	ppm	FUS-Na2O2	< 15	< 15	< 15
Mg	0.01%		FUS-Na2O2	0.13	0.08	0.06
Mn	3	ppm	FUS-MS-Na2O2	168	99	130
Mo	1	ppm	FUS-MS-Na2O2	178	258	175
Na	0.001%		AR-ICP	0.01	0.01	0.01
Nb	2.4	ppm	FUS-MS-Na2O2	< 2.4	< 2.4	< 2.4
Nd	0.4	ppm	FUS-MS-Na2O2	12	7.3	8.7
Ni	10	ppm	FUS-MS-Na2O2	300	110	440
P	0.001%		AR-ICP	0.018	0.016	0.016
Pb	0.8	ppm	FUS-MS-Na2O2	380	1,670	3,030
Pr	0.1	ppm	FUS-MS-Na2O2	3.4	2	2.4
Rb	0.4	ppm	FUS-MS-Na2O2	9	4.7	3.8
Sb	2	ppm	FUS-MS-Na2O2	7	110	168
Sc	1	ppm	AR-ICP	2	3	2
Se	8	ppm	FUS-MS-Na2O2	72	91	85
Si	0.01%		FUS-Na2O2	4.59	2.25	2.1
Sm	0.1	ppm	FUS-MS-Na2O2	1.9	1.2	1.3
Sn	0.5	ppm	FUS-MS-Na2O2	5.3	6	6.6
Sr	3	ppm	FUS-MS-Na2O2	134	67	74
Ta	0.2	ppm	FUS-MS-Na2O2	0.5	0.4	0.3
Tb	0.1	ppm	FUS-MS-Na2O2	0.1	< 0.1	< 0.1
Te	6	ppm	FUS-MS-Na2O2	19	20	12
Th	0.1	ppm	FUS-MS-Na2O2	6.6	4	3.5
Ti	0.01%		FUS-Na2O2	0.05	0.03	0.03
Tl	0.1	ppm	FUS-MS-Na2O2	1.2	1.7	1.9
Tm	0.1	ppm	FUS-MS-Na2O2	< 0.1	< 0.1	< 0.1
U	0.1	ppm	FUS-MS-Na2O2	4.2	2.6	2.6
V	5	ppm	FUS-MS-Na2O2	13	7	10
W	0.7	ppm	FUS-MS-Na2O2	1.5	1.2	2.9
Y	0.1	ppm	FUS-MS-Na2O2	3.8	2.4	2.4
Yb	0.1	ppm	FUS-MS-Na2O2	0.4	0.3	0.2
Zn	30	ppm	FUS-MS-Na2O2	> 10,000	> 10,000	> 10,000
Zr	1	ppm	AR-ICP	26	28	26

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10.9	TAILINGS CHARACTERIZATION

For CK Gold, the final tailing stream consists of the rougher flotation tailing slurry – expected to be slightly coarser than primary grind (80% -90 µm), and the cleaner scavenger tailing slurry – expected to be slightly coarser than the reground cleaner feed product (80% -25 µm). The cleaner scavenger slurry will normally account for less than 10% of the mass of rougher tailing slurry.

The relative scarcity of water in the area dictates that thorough dewatering of tailings slurry is an element of the flowsheet, and to this end the FS process design includes tailings filtration in addition to the more common slurry thickening process. Filtration of slurry at the throughput rates required for this project is a substantial undertaking and therefore a significant program of work has been dedicated to understanding the physical properties of this stream. The metallurgical program has not, however, included detailed chemical analysis of the tailing stream as this is understood to have been included within the tailing storage system designs and supporting work.

10.9.1	Dewatering

10.9.1.1	KCA Program (2020-21)

Samples of flotation tailing solids and solution from the Hole 4 locked cycle flotation test program were shipped to Pocock Industrial Inc, in Salt Lake City. Pocock’s scope of work was to investigate flocculants, gravity sedimentation, pulp rheology, vacuum filtration, and pressure filtration. The objective of the testwork was to provide data that could be used to assist in the selection and sizing of the tailing thickener and filters. However, it should be noted that the material used for this work represents only the upper portion of one hole within the deposit – i.e., not very representative of the bulk of material.

Pocock carried out a size fraction analysis of the Hole 4 flotation tailings and established the P80 to be 65 µm. This is significantly finer than the primary grind used at KCA (86 µm) but may be explained to some extent by the inclusion of the reground cleaner tailings.

Initial work focused on screening of potential flocculant types. A medium/high molecular weight anionic polyacrylamide was selected, based on overall performance, including overflow clarity, decantation rate and underflow slurry viscosity characteristics. Two test methods were subsequently used to characterize the settling/thickening performance, namely static tests in 2 liter cylinders and dynamic tests in a bench-scale continuous test unit. Pocock concluded that a conservatively sized hi-rate thickener, using 55 g/t to 60 g/t flocculant, with a heavy-duty rake mechanism and adequate feed well dilution would be appropriate for Copper King, producing an underflow slurry density of up to 62% solids.

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The apparent viscosity of underflow slurry collected from dynamic settling tests was measured across a range of solids concentrations and shear rates, confirming the maximum underflow density limitation of 62%.

Pocock also investigated both vacuum and pressure filtration. The vacuum tests produced filter cakes with over 20% moisture at rates of 400 kg/m2.hr to 500 kg/m2.hr. The pressure filtration tests achieved cakes with 12.8% moisture at rates of over 2,000 kg/m2.hr.

10.9.1.2	BML BL-0835/0882 Program (2021-2022)

Final tailing slurry from a selection of the main composite LCTs was used as feed for a settling and filtration testwork program at BML. The work included flocculant scoping tests and static settling tests, with subsequent pressure filtration testing of thickened slurries. The scoping tests considered several well-known flocculant products and tested different addition rates and pH adjustments. The work demonstrated that a very high molecular weight, slightly anionic polyacrylamide flocculant (Magnafloc 10) was effective and also that the addition of lime helped to improve the supernatant clarity.

The static settling test series was therefore completed using the MF10 flocculant, and a pH adjustment to 11.0 with lime. Different flocculant dosages give a variety of settling rates and final underflow densities. Underflow density of between 55% and 63% solids was achievable, although rheology tests were not conducted to determine pumping characteristics at these densities. In general, a 20 g/t to 40 g/t flocculant addition was deemed sufficient to obtain good settling rates and the addition of lime to thickener feed helped to give superior overflow clarities. Results are summarized in Table 10.50.

Table 10.50: Static Settling Test Results

Sample	Test	MF10 Dosage (g/t)	% Solids		Settling Rate
			Initial	Final	mm/s
T43 F.Tail (C,D,E)	S1	20	14	63	2.8
	S2	40	14	61.9	2.8
	S3	60	14	60.6	3.5
T44 F.Tail (C,D,E)	S4	20	14	61.6	3.4
	S5	40	14	60.2	2.2
	S6	60	14	61.4	4.1
T44 F.Tail (C,D,E)	S7	20	12.4	59.4	2.3
	S8	40	12.4	59.5	8
	S9	60	12.5	57.1	4.6
T44 F.Tail (C,D,E)	S10	20	13.6	59.5	1.5
	S11	40	13.6	58.5	1.9
	S12	60	13.5	58	3

Batches of tailing slurry from three of the BL-0882 LCTs were thickened to 60% solids then presented to a laboratory scale pressure filtration unit equipped with membrane squeeze and air-blow. The results of this work are plotted on a single chart Figure 10.6 showing the filtration rate vs cake moisture trends for each composite.

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Figure 10.6: Pressure Filtration Testwork Results

Each sample gives a slightly different response, with the DS (Deep Sulfide) sample providing the highest filtration rates at the target moisture of 14% (w/w). As this composite represents mineralization that will dominate the reserve tonnage, then the DS data is suitable for design purposes, but with the understanding that occasional periods of additional mixed or oxide mineralization might de-rate the filtration process.

10.9.1.3	BML BL-1859 Program (2025)

Samples of final tailing from Tests 01, 02 and 04 of the BL-1859 metallurgical program were used as feedstock for a program of vacuum filtration testwork by JORD International.

The sample used for testing was sized, using wet screening for the +38 µm fraction and an LA-950 V2 Horiba laser sizer for the -38 µm fraction. The resultant particle size distribution is shown in Figure 10.7.

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Figure 10.7: Vacuum Filtration – Feed Sample PSD

All tests were conducted at 65% solids (w/w) and used the F133-3 filter cloth. M5250 flocculant was added where indicated, and no pH adjustment was made. Results are summarized in Table 10.51.

Table 10.51: Vacuum Filtration Test Results

Test No.	1	2	4	5	A	B	C	D	E	G	H	I	J
Cake Thickness (mm)	11	11	8	6	8	11	12	14	13	12	12	16	8
Floc Addition (g/t)	0	0	0		30	10	20	20	20	20	20	16	30
Form Time (s)	45	45	25	25	5	15	5	5	5	5	5	10	5
Vibration Stages	-	-	-	2	2	2	1	-	2	2	2	2	2
Stage 1 kPa	-	-	-	350	350	350	450	-	450	450	450	450	450
Stage 2 kPa	-	-	-	350	350	350	-	-	450	600	600	450	450
Drying, including vibration (s)	45	60	60	95	60	45	55	55	55	55	85	75	65
Total Time (s)	90	105	85	120	65	60	60	60	60	60	90	85	70
Total Time (min)	1.50	1.75	1.42	2.00	1.08	1.00	1.00	1.00	1.00	1.00	1.50	1.42	1.17
Cake Moisture (% w/w metallurgical)	20.6	20.5	19.7	14.2	13.2	14.3	15.4	19.8	14.5	14.4	14.5	15.4	13.8
Cake S.G.	1.73	1.73	1.75	2.17	2.21	2.17	2.14	1.75	2.17	2.17	2.16	2.14	2.19
Filtration Rate (kg/m2.h)	604	519	476	336	848	1228	1302	1176	1445	1337	888	1225	775

Source: Jord International, 2025.

Comparing Test D with Test C, one sees that the introduction of Jord’s proprietary ViperTM vibration unit lowers cake moisture from 19.8% to 15.4% - a significant improvement. Introduction of a second ViperTM unit (Test E, Test G) has less of an effect but reduces moisture further to the desired 14.5% (w/w). The calculated filtration rate under these conditions is over 1,400 kg/m2.h

Of note, the tailing samples were passed to this program in filter cake form, suggesting that:

a.	Very minor quantity of ultra fine material, entrained in the original vacuum filter paper, may have been absent from the sample, and,

b.	The flotation test water (including reagents, and at elevated pH) was not used.

Given the significance of the filtration process, and the impact of a mis-calculated filtration rate, the QP recommends that an additional test be conducted using the optimum conditions noted above, but using sample material in slurry form, complete with flotation tailings water.

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10.9.2	Geotechnical

10.9.2.1	BML BL-1990 Program (2025)

Although no settling or filtration work was completed on tailings from this program, tailing material was used as feed into two important characterization programs:

●	Filter Cake geotechnical and handling properties, by Jenike and Johanson (J&J).

●	Filter cake geotechnical properties by WSP, Vancouver (results reported elsewhere).

The J&J testwork is important for the process plant, as the information provided by this is necessary for tailings cake storage bin and discharge chute design – a critical stage in the process flowsheet.

Roughly 36 kg of tailings filter cake received from BML had a particle size distribution (PSD) summarized in Table 10.52.

Table 10.52: J&J Tailing Samples Percentile Particle Diameter

Description	D10	D50	D80	D95	D100
Gold Copper Filter cake, mm	6.6	53.6	107	170	560

Bulk density testing, designed to understand the compaction behavior of filtered cake within a mass-flow bin (lined with Tivar 80, a low friction liner), gave the results summarized in Table 10.53.

Table 10.53: Tailings Compressibility, Particle Density and Bulk Density Results

Parameter	Sample Size (L)	Moisture Content ( %)	Bulk Density, kg/m3			Particle Density (kg/m3)
			Loose	Compacted	Range for EH =0.5 – 5 m
Copper Gold Filter cake	0.06	19	960	-	1170-1540	-
	0.06	14	758	-	1100-1420	-
	9	19	1060	1705	-	-
	6	14	935	1475	-	-
	<0.03	0	-	-	-	2531

Cohesive Strength Tests were also conducted to examine arching and ratholing behavior within a storage bin. The cake is considered cohesive and so tends to form a rathole if stored in funnel flow. Table 10.54 shows the effect of moisture and time at rest on the cohesive strength of the material.

Table 10.54: Summary of Minimum Outlet Size Required for a Hopper (P-FACTOR = 1.00)

Parameter	% Moisture Content (w/w)	Storage Time at Rest	Mass Flow		Funnel Flow
			Bc (m)	BP (m)	BF (m)	DF (m)
Copper Gold Filter Cake	19	0	2.4	1.1	1.5	6.0
		24	2.7	1.3	1.8	6.5
	14	0	2.4	1.1	1.7	5.3
		24	2.8	1.3	2.0	5.5

Where BC is the minimum recommended outlet diameter for a conical hopper in mass flow, BP is the minimum recommended outlet width for a slotted or oval outlet with length = 3 x width, in mass flow. BF is the minimum recommended width of the same rectangular outlet, but in funnel flow and DF is the critical rathole diameter, shown for 3 m of Effective Head. P-Factors >1.0 are overpressures, for example due to vibration or impact upon filling.

Results show how the cohesive strength of the filter cake changes with moisture content and is sensitive to over-pressure at all tested moisture contents. Also, it was noted that if the filter cake is subjected to vibration or compaction while in storage, the minimum outlet size required to prevent a stable arch from forming increases dramatically. For example, if filter cake at 14% moisture is subjected to a P-Factor of 1.5, as could occur due to impact or vibration, the minimum required opening width for a slotted opening mass-flow bin increases from 1.1 m to 1.7 m under continuous flow conditions and from 1.3 m to 2.0 m after 24 hours at rest. Thus, consideration should be given to handling this material gently to avoid over-pressure.

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11 MINERAL RESOURCE ESTIMATES

11.1	INTRODUCTION

This Section has been updated from the “S-K 1300 Technical Report Summary CK Gold Project,” dated February 10, 2025, to include new economic parameters for reporting of Minerals Resources. Database corrections applied since the prior estimate are documented in Section 9.2.1.2 and were confirmed as non-material through sensitivity analysis. Historical assay data quality assessment, including comparative modeling of pre-1997 drilling data, is documented in Section 9.4.

11.2	MINERAL RESOURCE ESTIMATE

The current mineral resource estimate for gold, copper, and silver at the Project was previously disclosed in the S-K 1300 Technical Report Summary for the Project, dated February 10, 2025. The supporting drill hole database incorporates data from all U.S. Gold drilling programs, comprising 59 drill holes totaling 60,132 ft (18,328 m), as well as drilling completed by previous operators. U.S. Gold drilling spans four programs: two holes totaling 2,030 ft (619 m) in 2017; eight holes totaling 8,090 ft (2,466 m) in 2018; 25 holes totaling 20,449 ft (6,233 m) in 2020; and 24 holes totaling 29,562 ft (9,010 m) in 2021.

For the current FS, Mark Shutty, CPG, MAIG, Principal Geologist at Drift Geo LLC, utilized Leapfrog Geo/Edge software (version 2024.1) to construct and update the geological models of the CK Gold deposit using all available drilling data. The constraining pit shell and in-pit resource reporting were completed using MinePlan (version 16.5), incorporating updated metal prices, operating cost parameters, and metallurgical recovery assumptions, with the underlying geological and grade model otherwise unchanged from the prior estimate.

The mineral resource estimate was developed using the following standard procedures:

●	Import of topographic data to establish a digital terrain model of current surface conditions.

●	Import and validation of drill hole interval datasets using Leapfrog Geo tools, including review of assay, survey, and density data.

●	Construction of implicit three-dimensional geological and mineralized domain models using Leapfrog Geo, interpretation of oxidation state based on visual and geochemical logging, and assignment of bulk density values by domain.

●	Evaluation and modeling of experimental variograms aligned with observed mineralization trends, establishing anisotropic ranges of sample influence for grade estimation.

●	Estimation and validation of gold, copper, and silver grades within the three-dimensional block model using Ordinary Kriging.

●	Classification of mineral resources into confidence categories (Measured, Indicated, and Inferred) based on drill spacing, geological continuity, and estimation quality metrics.

●	Application of economic and geometric constraints for resource reporting within an optimized pit shell, as described in the accompanying footnotes.

11.3	GEOLOGICAL MODEL

Beginning in 2020, U.S. Gold facilitated the relogging of all available legacy drill core to ensure consistent interpretation of rock types across the 2020 and 2021 drilling programs. U.S. Gold’s geological datasets were used to evaluate samples and construct three-dimensional geological models in Leapfrog. The primary lithological model includes Proterozoic granodiorite (GD) with varying intensities of potassic alteration (GDK) and mylonitic fabrics (MYL). Mafic dikes (MD), younger pegmatites (PEG), and undifferentiated veins (VN) represent smaller volumes within the mineralized granodiorite domain. Mafic dyke bodies were constructed in Leapfrog as discrete volumes; pegmatites and veins were not modeled separately and were assigned the host rock type, as drilling density is insufficient to model either as throughgoing features. Unmineralized domains were also modeled, including a metasediment unit (MSED) east of the Copper King Fault and overlying Quaternary cover (QC).

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Leapfrog software was used to aggregate and model the GDK, MYL, and MD intrusive sub-units within the GD domain. The CK deposit trends northwest-southeast (290° to 110°), with a general orientation for all modeled intrusive domains of -70° dip at 020° dip direction. An anisotropy ratio of 3:3:1 (maximum:intermediate:minimum) was applied for the GD domain, while a ratio of 5:5:1 was used for the internal GDK and MYL lithologies. The geological model was used to assign domain-specific bulk density values throughout the block model and to establish the eligible volume for grade estimation. Longitudinal and cross-sectional reviews confirm that mineralization generally follows the anisotropy of the host lithologies, with the highest-grade mineralization concentrated within the central portion of the deposit (Figure 11.1).

An oxidation model was created using drill hole data in Leapfrog. Surfaces were generated to produce oxide, mixed, and sulfide solids based on visual logging in the database (Figure 11.2). A global isometric trend was applied to all surfaces. The oxidation methodology is discussed in Section 11.4.

U.S. Gold geologists modeled fault surfaces in Leapfrog using surface exposure, geophysical survey data, and downhole televiewer data. Structure orientation data from the televiewer reconciliation work, interpreted by Piteau Associates, facilitated U.S. Gold’s interpretation of additional faults for evaluation within the model space (Figure 11.3). Mineralized drill samples within the fault-bound blocks were reviewed visually and statistically.

CK mineralization is bounded to the east by a hard structural and lithological boundary at the Copper King Fault, and constrained to the north, northwest, and west by the more ambiguous NW Fault, NE 1 Fault, and West Block Faults, respectively. While the NE 2 Fault is projected to intersect the CK deposit, it remains a poorly defined feature, characterized in drill hole data as a broad zone of deeper oxidation and lower-grade mineralization (Figure 11.4 and Figure 11.5). Bounding structures were used to constrain a single mineralized domain that accommodates the influence of the internal NE 2 Fault on mineralization and oxidation for use in the resource model.

The mineralization domain was defined using a hybrid numerical indicator model developed in Leapfrog Geo, incorporating a calculated gold-equivalent variable at a nominal grade threshold, with a varying structural trend aligned to bounding fault orientations, observed mineralization trends, and modeled intrusive anisotropies. This model constrains the estimation of individual metal grades within a single mineralized domain encompassing the modeled intrusive rock complex.

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Figure 11.1: Vertical Section Showing Lithological Boundaries and Drill Hole Grades

Note: Looking 030° AUEQ g/t

Source: M. Shutty, Drift Geo LLC, 2026.

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Figure 11.2: Vertical Section Showing Oxidation Boundaries and Drill Hole Weathering

Note: Looking 030°.

Source: M. Shutty, Drift Geo LLC, 2026

Figure 11.3: Fault Map with Drill Hole Grades

Note: (≥ 1.5 g/t AUEQ)

Source: M. Shutty, Drift Geo LLC, 2025.

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Figure 11.4: Vertical Section A-A’ Showing Location of Interpreted NE 2 Fault Zone, Oxidation Boundaries and Drill Hole Grades (AUEQ g/t)

Note: Looking 030°.

Source: M. Shutty, Drift Geo LLC, 2025.

Figure 11.5: Vertical Section A-A’ Showing Mineralized Domain, Modeled Oxidation, Structures and Drill Hole Grades (AUEQ g/t)

Note: Looking 030°.

Source: M. Shutty, Drift Geo LLC, 2025.

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11.4	OXIDATION ASSIGNMENT

Metallurgical testing of mineralized rock indicates that sulfide recovery is a function of oxidation state. During core logging, geologists visually estimated the oxidation state and categorized it as either oxide, mixed, or sulfide. The oxidation boundary contacts were modeled in Leapfrog to encompass logged oxidation intervals and modeled structures, resulting in a series of surfaces used to code the block model.

11.5	BLOCK MODEL ORIENTATION AND DIMENSIONS

A 3D model with 20 ft x 20 ft x 30 ft block dimensions was defined to accommodate the CK deposit and optimization pit shell while facilitating the use of a 30’ bench height mining unit. All work was conducted using the NAD83 Wyoming State Plane East coordinate reference system, using imperial units of feet. The block model maintains a north-south and east-west orientation with no rotation and is not sub-blocked. The block model dimensions, and model limits are shown in Table 11.1.

Table 11.1: Block Model Dimensions

Parameter	Minimum	Maximum	Unit Block Size	Number of Blocks
Northing	233,200	237,000	20	250
Easting	648,810	653,810	20	200
Elevation	5,090	7,400	30	977

11.6	COMPOSITING

Nominal sample lengths vary by drill program, but drill holes used in the resource model have a global mean sample length of 5.1 ft. Capped assay intervals were composited to 10 ft fixed-length intervals within the mineralized domain for use through Ordinary Kriging estimation, described in Section 11.11, with the model’s block size (20’ x 20’ x 30’). This method computes 10 ft composite intervals down each drill hole, and length-weight averages the portions of assay intervals that fall within the 10-foot interval. Composites were broken at the mineralized domain boundary using a 50% threshold, with specified handling of residual lengths of less than 5 ft to be added to the previous interval. Descriptive statistics of lengths and metal grades for the raw (original) and composited samples were compared in Table 11.2 and reviewed in 3D as a means of validation.

Table 11.2: Drill Hole Original Sample and Composite Statistics

Parameter	Gold		Copper		Silver
	Composited	Original	Composited	Original	Composited	Original
Count	8,099	15,819	8,099	15,819	6,015	12,393
Length	80,926	80,910	80,926	80,910	60,141	59,948
Mean	0.58	0.58	0.19	0.19	1.48	1.48
SD	0.79	0.85	0.15	0.17	1.59	1.75
CV	1.37	1.46	0.83	0.92	1.07	1.18
Variance	0.63	0.71	0.02	0.03	2.53	3.08
Minimum	0	0	0	0	0.05	0.05
Maximum	9.94	11	3	3	20	20

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11.7	EXPLORATORY DATA ANALYSIS

Raw drill hole sample data and logged lithology data were reviewed visually within Leapfrog’s three-dimensional environment and statistically using a merged assay-lithology dataset. Drill hole attributes including program, type, operator, and location were evaluated against the primary gold and copper variables and an AuEq variable to identify drill holes suitable for resource estimation.

Within the mineralized resource area, 25 vertical percussion rotary drill holes totaling 9,980 ft completed by Caledonia in 1987 were excluded from the resource model. Exclusion was based on four factors: potential sample contamination associated with the rotary percussion drilling method; the vertical orientation of the holes, which is suboptimal for intersecting the deposit’s mineralized structures; missing copper assays; and the use of composited rather than interval sample data. Drill holes located well outside the mineralized resource area were also excluded from the database.

A review of pre-1997 drill hole assay data identified quality considerations relevant to silver assay reliability in historical datasets. These findings, and their implications for the resource estimate, are documented in detail in Section 9. Sensitivity analyses confirmed that the effect of the database corrections, including downhole survey corrections, produced less than 1.5% change in contained metal, and the silver assay quality review is addressed separately in Section 9.3. The resource drill hole database as used for estimation reflects the QP’s assessment of data suitability following this review (Table 11.3).

Table 11.3: Drill Hole Database Summary

Operator and Program	Drill Hole Count	Sum of Drilling (ft)
U.S. Gold
2021	24	29,562
2020	25	20,449
2018	8	8,090
2017	2	2030
Total	59	60,132
Saratoga Gold
2008	8	7,167
2007	27	18,295
Total	35	25,462
Mountain Lake 1997	4	1,880
Compass 1994	25	9,202
Henrietta 1973	9	3,073
ASARCO/Henrietta 1973	1	700
ASARCO
1970	7	2,563
1938	5	1,400
Total	12	3,963
USBM	3	2,630
Copper King	6	2,630
Grand Total	154	109,673

Note: Table of drill holes used in the resource model.

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Metal grades were evaluated against logged and modeled lithologic, structural, and oxidation domains, in combination with surface geology and interpretive geophysical overlays, to delineate mineralization trends and define domains for geostatistical analysis. Contact plots and box plots for the principal metals were generated to assess grade distributions within the CK Gold deposit’s major mineralized host rock types: granodiorite (GD), potassic-altered granodiorite (GDK), and mylonite (MYL). Statistical box plots presented in Figure 11.6 and Figure 11.7 reveal similarly elevated metal grades across the intrusive host rocks, supporting their treatment as related lithological domains.

Figure 11.6: Log Box Plot for AUCAP (g/t) Variable by Host Rock

Source: M. Shutty, Drift Geo LLC, 2025.

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Figure 11.7: Log Box Plot for CUCAP (%) Variable by Host Rock

Source: M. Shutty, Drift Geo LLC, 2025.

Figure 11.8 demonstrates gradational Au and Cu grade changes between the logged lithologies. The GD and MYL hosts generally have nearly identical Au and Cu sample populations, while metal grades in the altered GDK host are lower.

For the resource model, the major mineralized rock types were grouped based on shared lithological genesis and statistical population similarities (Figure 11.9). Granodiorite (GD), potassic-altered granodiorite (GDK), and mylonite (MYL) are interpreted to derive from the same granodiorite protolith, with MYL exhibiting superimposed mylonitic textures and GDK displaying gradational potassic alteration. Approximately 94% of the total contained gold and copper is hosted within samples logged as GD or MYL, with the remaining approximately 6% associated with GDK. Potassic-altered granodiorite occurs primarily at the periphery of the deposit’s higher-grade GD-MYL core. Modeled sediments to the east of the Copper King Fault are unmineralized and sparsely drilled.

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Figure 11.8: Contact Plot Showing Binned Mean Sample Grades for the Au and Cu Variables

GD (l) GDK (r) Contact Plots

GD (l) MYL (r) Contact Plots

MYL (l) GDK (r) Contact Plots

Au (g/t) Contact Plots – 60’ range	Cu (%) Contact Plots – 60’ range

Notes: Au blue, Cu orange. Within a 60 ft Distance.

Source: M. Shutty, Drift Geo LLC, 2025.

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Figure 11.9: Geology and Mineralization with Drill Hole Grades (g/t AUEQ)

Notes: Mineralization is transparent grey wireframe.

U.S. Gold 2021 drill holes are displayed with black collar points and downhole traces.

Source: M. Shutty, Drift Geo LLC, 2025.

11.8	BULK DENSITY DETERMINATION

There are no records of bulk density measurements before 2007 to 2008, during which Saratoga performed 1,336 drill core sample density tests. U.S. Gold later added 80 density measurements through their drilling programs, bringing the current bulk density database to 1,416 determinations.

Approximately 47% of the samples are from the primary mineralization host, granodiorite. The results reveal minimal variation in specific gravity with depth and a small standard deviation for each rock type, indicating consistent bulk density characteristics across the deposit.

A comparison of bulk density relative to depth for granodiorite is presented in Figure 11.10, with other rock types exhibiting a similar uniformity with depth.

The bulk density values were converted to tonnage factor (st/ft3) and assigned to the block model by rock type, Table 11.4. The core is generally whole “stick rock” with infrequent broken zones. Therefore, no deduction from density measurements to account for fracture zones is warranted at this time and should continue to be monitored.

Table 11.4: Bulk Density Values by Rock Type

Rock Type	No. Determinations	Density Average (g/cm3)	SD of Density	Tonnage Factor (st/ft3)
Granodiorite	665	2.7	0.08	0.0843
Potassic-Altered Granodiorite	273	2.68	0.06	0.0837
Mafic Dike	55	2.81	0.1	0.088
Mylonite	372	2.7	0.07	0.0843
Not Logged	13	2.69	0.1	0.0843
Pegmatite	33	2.94	0.06	0.0821
Unknown	5	2.7	0.1	0.0843
Total	1,416	2.7	0.08	0.0843

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Figure 11.10: Density of Granodiorite vs Depth

Source: M. Shutty, Drift Geo LLC, 2025.

There is no density data available for overburden. An SG value of 1.8 g/cm3 (0.0562 st/ft3 was assigned to blocks coded as quaternary cover.

11.9	GRADE CAPPING/OUTLIER RESTRICTIONS

Raw gold, copper, and silver assays were evaluated within the resource drill hole database with histogram and probability plots to identify statistical outliers. These data are generally reflective of a single sample population with few outliers. Outliers were examined to ensure they were not the result of a database transcription error and were geologically reasonable; the location of high-grade samples with respect to nearby samples, lithology, and oxidation was reviewed ahead of establishing capping thresholds, which generally occur at distribution changes noted in the individual metal probability plots Figure 11.11.

Figure 11.11: Sample Distribution

Source: M. Shutty, Drift Geo LLC, 2025.

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Capping was applied using a calculation within the database, with capped results stored in newly defined fields (AUCAP, CUCAP, and AGCAP), which were used for sample compositing and resource estimation.

Gold (Au) is capped at 11.0 g/t Au, Cu is capped at 3.0% and Ag is capped at 20.0 g/t Au. The impact of capping is presented in Table 11.5, which summarizes the number of samples affected by capping and the total metal reduction.

Table 11.5: Capping Thresholds and Metal Loss Table

Parameter	Capping Threshold	Capped Samples	Metal Loss (%)
Gold	11.0 g/t Au	4	0.28%
Copper	3.00% Cu	5	0.36%
Silver	20.0 g/t Ag	8	1.54%

11.10	VARIOGRAPHY

Experimental pairwise relative variograms for the AUCAP, CUCAP, and AGCAP variables were generated to evaluate sample variance, establish search ellipse parameters, and model variograms for grade estimation via ordinary kriging within Leapfrog’s Edge module. All variography was completed using 10.0 ft fixed-length composite samples from resource drill holes falling within the mineralized wireframe domain, with a -74.0° (dip), 26.0° (dip dir.), 100.0° (pitch) orientation, Figure 11.12 and Figure 11.13. This geometry accommodates the apparent steep, NNE-dipping Au-Cu core and shallow SSW-dipping mineralization observed outside of the mineralized core.

Figure 11.12: Gold Composite Points for Resource Drill Holes used for Spatial Modeling – Variography

Notes: Looking 026° at Plane of Best-Fit Mineralization; green arrow indicating 100° pitch.

Source: M. Shutty, Drift Geo LLC, 2025.

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Figure 11.13: Copper Composite Points for Resource Drill Holes used for Spatial Modeling -Variography

Notes: Looking 026° at Plane of Best-Fit Mineralization; green arrow indicating 100° pitch.

Source: M. Shutty, Drift Geo LLC, 2025.

Variograms were modeled for the AUCAP, CUCAP, and AGCAP variables using a nugget component and two additional structures (Figure 11.14). The best-fit orientation of the major, intermediate, and minor axis (-74°, 026°, 100°) for the primary AUCAP and CUCAP variables was applied to AGCAP variable (Table 11.6).

Figure 11.14: Pairwise Relative Variograms and Modeled Structures

Notes: Major (top), Intermediate (middle) and Minor Axis (bottom) for AUCAP (left), CUCAP (center), and AGCAP (right).

Source: M. Shutty, Drift Geo LLC, 2025.

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11.11	ESTIMATION/INTERPOLATION METHODS

The behavior of metal-grade populations within the modeled mineralization domain was analyzed to establish appropriate estimation procedures for the Au, Cu, and Ag variables. Hard boundaries were applied to restrict the influence of composites within the mineralized domain, ensuring that only composites inside the domain contributed to grade estimation for blocks within the same domain. For estimation, original sample grades, capped as necessary, were composited to fixed 10-foot lengths within the mineralized domain. A two-pass Ordinary Kriging (OK) strategy was employed to estimate metal grades throughout the mineralized domain within the 3D block model. This approach utilized metal-specific variogram models for the primary AUCAP (gold) and CUCAP (copper) variables, while AGCAP (silver) was estimated using a single OK pass. Estimation search parameters and sample criteria for each OK pass for Au, Cu, and Ag are summarized in Table 11.7.

A hierarchical approach was applied for the Au and Cu estimators, with high-confidence estimates requiring composites from multiple drill holes over shorter ranges superseding lower-confidence estimates based on composites sourced from greater distances. Nearest Neighbor (NN) estimators were also defined and used to validate the estimated resource models.

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Table 11.6: Variogram Parameter Table

Variogram	Direction			Nugget	Structure 1					Structure 2
	Dip (°)	Dir. (°)	Pitch (°)		Sill	Structure	Major (ft)	Semi-Major (ft)	Minor (ft)	Sill	Structure	Major (ft)	Semi-Major (ft)	Minor (ft)
AUCAP	74	26	100	0.12	0.07	Spherical	100	110	99	0.38	Spherical	1,200	700	431
CUCAP	74	26	100	0.14	0.48	Spherical	200	40	25	0.17	Spherical	850	380	325
AGCAP	74	26	100	0.08	0	Spherical	50	20	20	0.2	Spherical	900	500	300

Table 11.7: Estimation Search and Sample Parameters

Interpolant	Ellipsoid Ranges (ft)			Ellipsoid Directions			Number of Samples
	Maximum	Intermediate	Minimum	Dip (°)	Dip Azimuth (°)	Pitch (°)	Min	Max	Max per Hole
AUCAP_OK1	400	220	140	74	26	100	4	30	2
AUCAP_OK2	200	110	70	74	26	100	4	30	2
CUCAP_OK1	400	220	160	74	26	100	4	30	2
CUCAP_OK2	200	110	80	74	26	100	4	30	2
AGCAP_OK1	400	200	160	74	26	100	4	12	2

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11.12	CLASSIFICATION OF MINERAL RESOURCES

The estimated block grades were classified into Measured, Indicated, and Inferred resource categories based on a combination of estimator attributes and composite sample parameters to ensure cohesive resource block assignment.

●	Measured Classification: Blocks were assigned a Measured classification if their metal grades were estimated during the high confidence pass for the primary metal (AUCAP_OK2), using composites from two or more drill holes and an Ordinary Kriging (OK) variance ≤ 0.20.

●	Indicated Classification: Blocks were assigned an Indicated classification if they were estimated with the same interpolant (AUCAP_OK2) using composites from two or more drill holes and an OK variance ≤ 0.225.

●	Inferred Classification: All remaining estimated blocks within the constraining mineralized domain were classified as Inferred.

The Kriging variance parameter is an additional distance-correlation metric derived from the more restrictive Au spatial model. This approach ensures that resource classification reflects the confidence in grade estimation and spatial continuity of sample locations.

Figure 11.15 and Figure 11.16, display a longitudinal section and a cross-section, respectively, of the classified estimated blocks.

Figure 11.15: Longitudinal Through the 3D Block Model

Notes: Measured (red), Indicated (green) and Inferred (blue) Mineral Resources; 100 ft field of view, Looking 030°

Source: M. Shutty, Drift Geo LLC, 2026.

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Figure 11.16: Cross-Section Slice (2021 Drill Holes Displayed with Black Collar Points)

Notes: Measured (red), Indicated (green) and Inferred (blue) Mineral Resources; 100 ft field of view, looking 300° through the 3D block model.

Source: M. Shutty, Drift Geo LLC, 2026.

11.13	GRADE MODEL VALIDATION

The estimated Ordinary Kriging (OK) grades and the extent of interpolated mineralization were reviewed visually against drill hole composites using bench-level and section slices in Leapfrog’s 3D environment and validated through statistical methods Figure 11.17. A strong correlation between drill hole composite grades and estimated block grades was observed.

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Figure 11.17: Model Validation Slices (Longitudinal and Cross-Section

Notes: 100 ft Field of View Looking 030° and 300°, respectively, through the Au (top), Cu (center) and Ag (bottom); 2021 drill holes are displayed with black collar points.

Source: M. Shutty, Drift Geo LLC, 2025.

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These model validation slices (longitudinal and cross-section), have a 100 ft field of view looking 030° and 300° respectively, through the Au (top), Cu (center), and Ag (bottom) showing estimated resource block models with 10 ft composites displayed along drill hole traces. Analytical results for the 2021 drill holes display black collar points and downhole traces showing the grade and distribution of Au, Cu, and Ag sample intervals against estimated block grades within the constraining mineralized domain.

Global estimated OK metal grades were compared to global estimated Nearest Neighbor (NN) grades at a 0.0 AuEq cut-off for all classified resources within the modeled mineralized domain as a means of identifying global bias (Table 11.8). The estimated metal grades between the OK and NN models for Au, Cu, and Ag were found to be within acceptable tolerances (±1.5%):

●	Au (OK vs. NN): OK grades are 0.39% lower than NN grades.

●	Cu (OK vs. NN): OK grades are 1.06% higher than NN grades.

●	Ag (OK vs. NN): OK grades are 0.31% higher than NN grades.

Table 11.8: Global Estimation Comparison

Domain	Cut-Off (AUEQ) (g/t Au)	Density (ft³/st)	Mass (kt)	AUOK (g/t Au)	AUNN (g/t Au)	AGOK (g/t Ag)	AGNN (g/t Ag)	CUOK (%)	CUNN (%)
MDMN	0	11.81	162,854	0.333	0.334	1.25	1.24	0.147	0.145

Local bias was evaluated using directional swath plots (Figure 11.18) to compare mean grades and volumes of OK and NN estimations for Au, Cu, and Ag within Measured and Indicated classified blocks. Swath plots demonstrate tight correlation between estimators across all three axes, consistent with the global validation statistics presented in Table 11.8.

An additional validation step was completed to evaluate the introduction of any litho-metal bias, particularly within the lower-grade GDK lithological domain. Estimated OK resources within the modeled GDK domain contained 6% (±2%) of the deposit’s combined Au and Cu, while the more similar GD and MYL lithological domains contained the remaining 94% (±2%). While no matching lithologic/block coding between blocks and composites was used during estimation, drill density was sufficient to yield resources that retain identical original logged coding to raw assay litho-metal ratios.

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Figure 11.18: Swath Plots Showing Mean Grades and Volume Histograms for the AUOK/AUNN, CUOK/CUNN and AGOK/AGNN Models

Note: X (left), Y (center) and Z (right); AUOK/AUNN models (blue/gray, top); CUOK/CUNN models (red/gray, middle); AGOK/AGNN models (green/gray, bottom).

Source: M. Shutty, Drift Geo LLC, 2026.

11.14	REASONABLE PROSPECTS OF EVENTUAL ECONOMIC EXTRACTION

Mineral Resources are reported within a Lerchs-Grossmann (LG) optimized pit shell defined using metal prices of US$3,000/oz Au, US$4.40/lb Cu, and US$35/oz Ag, domain-specific metallurgical recoveries, total operating costs of US$12.65/st, a 48° overall pit slope, and a 150 ft (45.7 m) drainage buffer applied as a project-specific geometric constraint on the pit shell boundary. A breakeven AuEq cut-off of 0.205 g/t was derived by dividing operating costs by the net smelter return per gram of AuEq at the resource metal prices and average recoveries, after application of the 2.1% NSR royalty. Reported domain cut-offs of 0.22 g/t (oxide), 0.21 g/t (transitional), and 0.20 g/t (sulfide) are applied at or above the theoretical breakeven, with minor variation reflecting domain-specific metallurgical recoveries.

AuEq grades are calculated using recovery-weighted conversion factors for each metallurgical domain, incorporating realized metal prices after applicable deductions. The conversion factors are disclosed in Footnote 3 of Table 11.13 and Table 11.14). Reported AuEq cut-offs were validated against a net block value flag calculated using grade-bin and RedOx domain recovery schedules; Measured and Indicated AuEq divergence between the two methods is less than 0.2%, confirming that the grade-based cut-offs are a non-material proxy for underlying block economics.

The AuEq definitions are detailed in Table 11.9.

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Table 11.9: AuEq Definitions

Value	Equation
Realized Gold Price	Au Market Price * (1-Royalty %)
Realized Copper Price	Cu Market Price * (1-Royalty %)
Realized Silver Price	Ag Market Price * (1-Royalty %)
Gold Recovery	Varying Average (67% Oxide, 70% Mixed, 73% Sulfide)
Copper Recovery	Varying Average (22% Oxide, 75% Mixed, 90% Sulfide)
Silver Recovery	Varying Average (55% Oxide, 65% Mixed, 72% Sulfide)

The resulting AuEq conversion factors are 0.011505 g AuEq per g of Ag and 1.243175 g AuEq per %Cu for sulfide material; domain-specific factors for oxide and mixed material are provided in Table 11.14.

Table 11.10 contains the AuEq cut-off grades used in the Mineral Resource statement. Table 11.11 shows the metals pricing used in the LG cut-off grade calculation, and Table 11.12 indicates the LG recovery parameters for metals assigned oxide, mixed and sulfide material types.

Table 11.10: AuEq Cut-Off Grades

Material Type	Imperial		Metric
Oxide	0.0065	oz/ton	0.22	g/tonne
Mixed	0.0062	oz/ton	0.21	g/tonne
Sulfide	0.0059	oz/ton	0.2	g/tonne

Table 11.11: Metal Prices (LG and AuEq Cut-off)

Parameter	Value
NSR Royalty* (%)	2.1
Gold Market Price (US$/oz)	3000
Gold Realized Price (US$/oz)	2937
Copper Market Price (US$/lb)	4.4
Copper Realized Price (US$/lb)	4.31
Silver Market Price (US$/oz)	35
Silver Realized Price (US$/oz(	34.27

*NSR Royalty value is sourced from Table 12.2.

Table 11.12: Varying Metal Recoveries by Material Type (LG)

Metal	Oxide (%)	Mixed (%)	Sulfide (%)
Gold	67	70	73
Copper	22	75	90
Silver	55	65	72

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11.15	MINERAL RESOURCE STATEMENT

Mark Shutty, CPG, MAIG, Principal Geologist at Drift Geo LLC (QP) is responsible for the MRE presented in Table 11.13 and Table 11.14. The QP has reviewed all available data as of the effective date and is satisfied that the reported resources reasonably represent the in-situ mineral inventory of the Project. Resources are reported at an AuEq cut-off grade and constrained within an optimized pit shell, establishing a reasonable prospect for eventual economic extraction in accordance with SEC Regulation S-K, Subpart 1300.

Figure 11.19 illustrates a cross-section showing AuEq resources (>0.2 g/t cut-off) and the constraining the LG pit shell.

Figure 11.19: Cross-Section Showing AuEq Resources and Constraining LG Pit Shell

Notes: AuEq >0.2 g/t Cut-Off.

Source: M. Shutty, Drift Geo LLC, 2026.

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Table 11.13: Mineral Resource Statement Effective Date March 30, 2026

(in accordance with the definitions set forth in SEC Regulation S-K, Subpart 1300)

Resource Category	Mass Tons (000’st)	Gold		Copper		Silver (Ag)		Au Equivalent
		Au (koz)	Au (oz/st)	Cu (million lbs)	Cu (%)	Ag (koz)	Ag (oz/st)	AuEq (koz)	AuEq (oz/st)
Measured	39,914	627	0.0157	144	0.18	1,862	0.0467	879	0.022
Indicated	58,585	582	0.0099	177	0.15	2,178	0.0372	911	0.0156
Measured + Indicated	98,499	1,209	0.0123	322	0.16	4,040	0.041	1,790	0.0182
Inferred	47,088	407	0.009	142	0.15	1,436	0.03	677	0.014

1.	Mineral Resources are estimated using OK, constrained by geological domains based on lithology and mineralization controls. The underlying datasets supporting the MRE, including drill hole surveys, assay data, and density measurements, have been reviewed, validated, and verified by the QP. Database corrections made since the PFS, including downhole survey corrections, were confirmed as non-material through sensitivity analysis; the pre-1997 assay quality assessment is addressed in Section 9.

2.	Mineral Resources are reported in short tons within an optimized pit shell, using gold equivalent (AuEq) cut-off grades of 0.22 g/t (0.00642 oz/st) for Oxide material, 0.21 g/t (0.00613 oz/st) for Mixed material, and 0.20 g/t (0.00583 oz/st) for Sulfide material. No dilution or mining recovery factors have been applied. Mineral Resources are reported inclusive of Mineral Reserves; Mineral Resources exclusive of reserves are summarized in Table 11.15 and Table 11.16.

3.	AuEq grades were calculated using metal prices of US$3,000/oz Au, US$4.40/lb Cu, and US$35/oz Ag, after application of a 2.1% NSR royalty, yielding realized prices of US$2,937/oz Au, US$4.31/lb Cu, and US$34.27/oz Ag. Metallurgical recoveries represent mill recovery to concentrate and vary by oxidation domain as follows:

Metal	Oxide	Mixed	Sulfide
Gold	67%	70%	73%
Copper	22%	75%	90%
Silver	55%	65%	72%

Smelter payability factors of 98% Au, 97% Cu, and 95% Ag, as detailed in Table 12.2, are applied as separate deductions in the reserve economic analysis and are not embedded in the above recovery figures. Domain-specific AuEq conversion factors, derived from the ratio of each metal’s NSR contribution to gold’s NSR contribution, are: Oxide - Ag 0.009577 g/g, Cu 0.330 g/%; Mixed - Ag 0.010833 g/g, Cu 1.078 g/%; Sulfide - Ag 0.011507 g/g, Cu 1.240 g/%. LoM average recoveries of 72.5% Au, 85% Cu, and 72% Ag, as reported in Table 14.1, reflect the scheduled ore feed mix, which is weighted toward sulfide material, and differ from simple domain averages due to mine sequence.

4.	The optimized pit shell was generated using the LG method incorporating metal prices of US$3,000/oz Au, US$4.40/lb Cu, and US$35/oz Ag, operating costs of US$2.50/st mining (strip-adjusted), US$7.00/st processing, US$1.65/st tailings, and US$1.50/st G&A (total US$12.65/st), domain-specific metallurgical recoveries as detailed in Footnote 3, a 2.1% NSR royalty, and a 48° slope angle. A theoretical breakeven AuEq cut-off of 0.205 g/t was calculated by dividing total operating costs (US$12.65/st, equivalent to US$13.94/mt) by the NSR per gram of AuEq at average domain recoveries. Reported AuEq cut-offs of 0.20 g/t to 0.22 g/t were validated against a net block value flag incorporating grade-bin and domain-specific recovery schedules; application of the AuEq cut-offs produces M+I resources within 0.2% of contained AuEq ounces compared to the value-flag defined resource, confirming the grade-based cut-offs are a non-material proxy for underlying block economics. A rehandling cost of US$1.00/st applicable to stockpiled ore is excluded from the resource cut-off cost basis as it represents a mine sequencing cost rather than a fundamental extraction cost; this cost is incorporated in the reserve economic analysis.

5.	Metal prices of US$3,000/oz Au, US$4.40/lb Cu, and US$35/oz Ag were selected for resource reporting based on 2-year trailing average prices as of February 2026 and comparison to peer company assumptions. These prices were used to evaluate potential resource upside beyond the mineral reserve base (US$2,100/oz Au, US$4.10/lb Cu, and US$27/oz Ag as detailed in Section 12). Resource prices are above the 36-month historical average of US$2,593/oz Au, US$4.28/lb Cu, and US$30.63/oz Ag (calendar years 2023-2025, sources: World Gold Council, London Metal Exchange, London Bullion Market Association).There are no known legal, political, environmental, social, or permitting factors that would materially affect the reported MRE. There are no known legal, political, environmental, social, or permitting factors that would materially affect the reported MRE.

6.	There are no known legal, political, environmental, social, or permitting factors that would materially affect the reported MRE.

7.	Mineral Resources are classified in accordance with the definitions set forth in SEC Regulation S-K, Subpart 1300. Mineral Resources are reported inclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves have not demonstrated economic viability.

8.	Mineral Resources are reported within U.S. Gold’s mineral tenure holdings, which include Lease No. 0-40828 and Lease No. 0-40858, as described in Section 3.2.1. There are no known encumbrances, liens, or third-party interests that would materially affect U.S. Gold’s ability to develop the Mineral Resources reported herein.

9.	Rounding of reported figures may result in minor apparent discrepancies in totals of tonnage, grade, and contained metal.

10.	There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves. The MRE may be materially affected by environmental, permitting, legal, marketing, or other relevant issues.

11.	Mineral Resources are reported on a 100% Project basis. U.S. Gold holds 100% interest in the CK Gold Project.

12.	The effective date of this Mineral Resource Estimate is March 30, 2026.

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Table 11.14: Mineral Resource Statement (Metric) Effective Date March 30, 2026

(in accordance with the definitions set forth in SEC Regulation S-K, Subpart 1300)

Resource Category	Mass Tonnes (kt)	Gold		Copper		Silver (Ag)		Au Equivalent
		Au (koz)	Au (g/t)	Cu (kt)	Cu (%)	Ag (koz)	Ag (g/t)	AuEq (koz)	AuEq (g/t)
Measured	36,210	627	0.54	66	0.18	1,862	1.60	879	0.76
Indicated	53,147	582	0.34	81	0.15	2,178	1.27	911	0.53
Measured + Indicated	89,357	1,209	0.42	146	0.16	4,040	1.41	1,790	0.62
Inferred	42,717	407	0.30	64	0.15	1,436	1.05	677	0.49

1.	Mineral Resources are estimated using OK, constrained by geological domains based on lithology and mineralization controls. The underlying datasets supporting the MRE, including drill hole surveys, assay data, and density measurements, have been reviewed, validated, and verified by the QP. Database corrections made since the PFS, including downhole survey corrections, were confirmed as non-material through sensitivity analysis; the pre-1997 assay quality assessment is addressed in Section 9.

2.	Mineral Resources are reported in metric tonnes within an optimized pit shell, using gold equivalent (AuEq) cut-off grades of 0.22 g/t (0.00642 oz/st) for Oxide material, 0.21 g/t (0.00613 oz/st) for Mixed material, and 0.20 g/t (0.00583 oz/st) for Sulfide material. No dilution or mining recovery factors have been applied. Mineral Resources are reported inclusive of Mineral Reserves; Mineral Resources exclusive of reserves are summarized in Table 11.15 and Table 11.16.

3.	AuEq grades were calculated using long-term consensus metal prices of US$3,000/oz Au, US$4.40/lb Cu, and US$35/oz Ag, after application of a 2.1% NSR royalty, yielding realized prices of US$2,937/oz Au, US$4.31/lb Cu, and US$34.27/oz Ag. Metallurgical recoveries represent mill recovery to concentrate and vary by oxidation domain as follows:

Metal	Oxide	Mixed	Sulfide
Gold	67%	70%	73%
Copper	22%	75%	90%
Silver	55%	65%	72%

Smelter payability factors of 98% Au, 97% Cu, and 95% Ag, as detailed in Table 12.2, are applied as separate deductions in the reserve economic analysis and are not embedded in the above recovery figures. Domain-specific AuEq conversion factors, derived from the ratio of each metal’s NSR contribution to gold’s NSR contribution, are: Oxide - Ag 0.009577 g/g, Cu 0.330 g/%; Mixed - Ag 0.010833 g/g, Cu 1.078 g/%; Sulfide - Ag 0.011507 g/g, Cu 1.240 g/%. LoM average recoveries of 72.5% Au, 85% Cu, and 72% Ag, as reported in Table 14.1, reflect the scheduled ore feed mix, which is weighted toward sulfide material, and differ from simple domain averages due to mine sequence.

4.	The optimized pit shell was generated using the LG method incorporating metal prices of US$3,000/oz Au, US$4.40/lb Cu, and US$35/oz Ag, operating costs of US$2.50/st mining (strip-adjusted), US$7.00/st processing, US$1.65/st tailings, and US$1.50/st G&A (total US$12.65/st), domain-specific metallurgical recoveries as detailed in Footnote 3, a 2.1% NSR royalty, and a 48° slope angle. A theoretical breakeven AuEq cut-off of 0.205 g/t was calculated by dividing total operating costs (US$12.65/st, equivalent to US$13.94/mt) by the NSR per gram of AuEq at average domain recoveries. Reported AuEq cut-offs of 0.20 g/t to 0.22 g/t were validated against a net block value flag incorporating grade-bin and domain-specific recovery schedules; application of the AuEq cut-offs produces M+I resources within 0.2% of contained AuEq ounces compared to the value-flag defined resource, confirming the grade-based cut-offs are a non-material proxy for underlying block economics. A rehandling cost of US$1.00/st applicable to stockpiled ore is excluded from the resource cut-off cost basis as it represents a mine sequencing cost rather than a fundamental extraction cost; this cost is incorporated in the reserve economic analysis.

5.	Metal prices of US$3,000/oz Au, US$4.40/lb Cu, and US$35/oz Ag were selected for resource reporting based on 2-year trailing average prices as of February 2026 and comparison to peer company assumptions. These prices were used to evaluate potential resource upside beyond the mineral reserve base (US$2,100/oz Au, US$4.10/lb Cu, and US$27/oz Ag as detailed in Section 12). Resource prices are above the 36-month historical average of US$2,593/oz Au, US$4.28/lb Cu, and US$30.63/oz Ag (calendar years 2023-2025, sources: World Gold Council, London Metal Exchange, London Bullion Market Association).There are no known legal, political, environmental, social, or permitting factors that would materially affect the reported MRE. There are no known legal, political, environmental, social, or permitting factors that would materially affect the reported MRE.

6.	There are no known legal, political, environmental, social, or permitting factors that would materially affect the reported MRE.

7.	Mineral Resources are classified in accordance with the definitions set forth in SEC Regulation S-K, Subpart 1300. Mineral Resources are reported inclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves have not demonstrated economic viability.

8.	Mineral Resources are reported within U.S. Gold’s mineral tenure holdings, which include Lease No. 0-40828 and Lease No. 0-40858, as described in Section 3.2.1. There are no known encumbrances, liens, or third-party interests that would materially affect U.S. Gold’s ability to develop the Mineral Resources reported herein.

9.	Rounding of reported figures may result in minor apparent discrepancies in totals of tonnage, grade, and contained metal.

10.	There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves. The MRE may be materially affected by environmental, permitting, legal, marketing, or other relevant issues.

11.	Mineral Resources are reported on a 100% Project basis. U.S. Gold holds 100% interest in the CK Gold Project.

12.	The effective date of this Mineral Resource Estimate is March 30, 2026.

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Mineral Resources exclusive of Mineral Reserves, including all Inferred Resources, are presented in Table 11.15 and Table 11.16. Measured and Indicated Mineral Resources exclusive of reserves comprise material within the resource pit shell that falls below the reserve economic cut-off, as well as material located between the reserve pit shell and the resource pit shell. The spatial distribution and sub-classification of these resources are described in the accompanying footnotes.

The relatively modest volume of Measured and Indicated Mineral Resources exclusive of reserves reflects the high conversion efficiency of the deposit: approximately 84% of Measured and Indicated contained gold converts to Mineral Reserves at FS economic parameters. The balance consists of material that either falls below the reserve cut-off grade within the reserve pit footprint or occupies portions of the deposit at depth and to the southeast that are defined by limited and wide-spaced drilling.

The primary constraint on additional resource definition in peripheral areas is drill data density. Modeled mineralization extends beyond the current resource pit shell to the southeast and at depth (Figure 11.20), and the QP considers these areas to represent genuine exploration upside. Resource growth potential exists through two complementary pathways: infill and extension drilling to support classification of mineralization in data-limited areas, and refinement of the geological and geostatistical model as the drill hole database matures. The current resource pit shell is considered appropriate given the dataset supporting the Feasibility Study estimate.

Figure 11.20: Section Showing Blocks >0.2 g/t AuEq with Nested Resource and Reserves Pit Shells

Source: M. Shutty, Drift Geo LLC, 2026.

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Table 11.15: Mineral Resource Statement (Exclusive of Mineral Reserves) Effective Date March 30, 2026

(in accordance with the definitions set forth in SEC Regulation S-K, Subpart 1300)

Parameter	Mass (000’ st)	Gold		Copper		Silver		Au Equivalent (AuEq)
		Au (koz)	Au (oz/st)	Cu (million lbs)	Cu (%)	Ag (koz)	Ag (oz/st)	AuEq (koz)	AuEq (oz/st)
Measured (within Resource Pit Shell, external to Reserve Pit Shell)	5,124	38	0.0070	13	0.12	278	0.0540	64	0.0130
Measured (within Reserve Pit Shell, below Reserve Cut-Off Grade)	6,128	43	0.0070	15	0.12	314	0.0510	71	0.0120
Measured (within Resource Pit Shell)	11,252	81	0.0070	27	0.12	592	0.0530	135	0.0120
Indicated (within Resource Pit Shell, external to Reserve Pit Shell)	15,602	137	0.0090	42	0.13	610	0.0390	220	0.0140
Indicated (within Reserve Pit Shell, below Reserve Cut-Off Grade)	17,786	146	0.0080	46	0.13	681	0.0380	235	0.0130
Indicated (within Resource Pit Shell)	33,388	283	0.0080	88	0.13	1,292	0.0390	455	0.0140
Measured + Indicated (within Resource Pit Shell)	44,640	364	0.0080	115	0.13	1,884	0.0420	590	0.0130
Inferred (within Resource Pit Shell)	47,088	407	0.0090	142	0.15	1,436	0.0300	677	0.0140
1.	Mineral Resources exclusive of Mineral Reserves are reported within an optimized resource pit shell constrained by AuEq cut-off grades of 0.22 g/t (oxide), 0.21 g/t (transitional), and 0.20 g/t (sulfide). Mineral Resources are classified in accordance with SEC Regulation S-K, Subpart 1300. Mineral Resources that are not Mineral Reserves have not demonstrated economic viability. The Measured + Indicated Resources total of 44,640 kt containing 364 koz Au and 590 koz AuEq represents the S-K 1300 reportable exclusive-of-reserves figure; the sub-classifications presented in this table are provided for additional transparency. Mineral Resources are reported on a 100% Project basis. The estimation methodology, database verification, and classification criteria are described in the Mineral Resource Statement footnotes Table 11.13.

2.	The MRE underlying this table was prepared using the methodology described in the Mineral Resource Statement footnotes (Table 11.13).

3.	To delineate Mineral Resources residing within the reserve pit shell that do not qualify as Mineral Reserves, Measured + Indicated Mineral Resources within the reserve pit shell were identified using proxy AuEq cut-off grades of 0.275 g/t (Oxide), 0.265 g/t (Transitional), and 0.255 g/t (Sulfide). These proxy cut-offs were derived from the reserve economic parameters detailed in Section 12.1.2, including metal prices of US$2,100/oz Au, US$4.10/lb Cu, and US$27/oz Ag, smelter payability factors, operating costs, and domain-specific metallurgical recoveries, and were calibrated to closely replicate the reserve tonnage and contained metal reported in Section 12.2, with residual differences attributable to the discrete nature of the block model. Application of these proxy cut-offs within the reserve pit shell produces results within rounding of the reported reserve figures. Material within the reserve pit shell that falls below these proxy cut-offs is classified as Measured + Indicated Mineral Resources exclusive of reserves and is reported in the second sub-row for each classification.

4.	Mineral Resources reported as “within Resource Pit Shell, external to Reserve Pit Shell” represent Measured + Indicated and Inferred Mineral Resources that fall outside the reserve pit shell footprint but within the resource pit shell. These resources are constrained by the resource pit shell optimization described in Section 11.14 and are not captured within the reserve mine plan. All Inferred Mineral Resources are reported within the resource pit shell and entirely external to the reserve pit shell.

5.	AuEq grades and contained AuEq oz are calculated using the resource metal prices, NSR royalty, and domain-specific metallurgical recoveries described in the Mineral Resource Statement footnotes (Table 11.14). AuEq conversion factors reflect mill recovery to concentrate and differ from the reserve AuEq basis, which additionally incorporates smelter payability factors. Grades are reported as tonnage-weighted averages derived from contained metal and reported tonnage.

6.	Copper is reported in millions of pounds of contained metal. Copper grade is reported as percent (Cu%) of the in-situ material.

7.	Rounding of reported figures may result in minor apparent discrepancies in stated totals of tonnage, grade, and contained metal.

8.	There is no certainty that all or any part of the Mineral Resources reported herein will be converted into Mineral Reserves. The MRE may be materially affected by environmental, permitting, legal, marketing, or other relevant issues. Inferred Mineral Resources have a lower level of confidence than Measured or Indicated Mineral resources and must not be converted directly to Mineral Reserves.

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Table 11.16: Mineral Resource Statement (Metric) (Exclusive of Mineral Reserves) Effective Date March 30, 2026

(in accordance with the definitions set forth in SEC Regulation S-K, Subpart 1300)

Parameter	Mass (kt)	Gold		Copper		Silver		Au Equivalent (AuEq)
		Au (koz)	Au (g/t)	Cu (kt)	Cu (%)	Ag (koz)	Ag (g/t)	AuEq (koz)	AuEq (g/t)
Measured (within Resource Pit Shell, external to Reserve Pit Shell)	4,649	38	0.25	6	0.12	278	1.86	64	0.43
Measured (within Reserve Pit Shell, below Reserve Cut-Off Grade)	5,559	43	0.24	7	0.12	314	1.76	71	0.40
Measured (within Resource Pit Shell)	10,208	81	0.25	12	0.12	592	1.80	135	0.41
Indicated (within Resource Pit Shell, external to Reserve Pit Shell)	14,154	137	0.30	19	0.13	610	1.34	220	0.48
Indicated (within Reserve Pit Shell, below Reserve Cut-Off Grade)	16,135	146	0.28	21	0.13	681	1.31	235	0.45
Indicated (within Resource Pit Shell)	30,289	283	0.29	40	0.13	1,292	1.33	455	0.47
Measured + Indicated (within Resource Pit Shell)	40,497	364	0.28	52	0.13	1,884	1.45	590	0.45
Inferred (within Resource Pit Shell)	42,717	407	0.30	64	0.15	1,436	1.05	677	0.49
1.	Mineral Resources exclusive of Mineral Reserves are reported within an optimized resource pit shell constrained by AuEq cut-off grades of 0.22 g/t (oxide), 0.21 g/t (transitional), and 0.20 g/t (sulfide). Mineral Resources are classified in accordance with SEC Regulation S-K, Subpart 1300. Mineral Resources that are not Mineral Reserves have not demonstrated economic viability. The Measured + Indicated Resources total of 40,497 kt containing 364 koz Au and 590 koz AuEq represents the S-K 1300 reportable exclusive-of-reserves figure; the sub-classifications presented in this table are provided for additional transparency. Mineral Resources are reported on a 100% Project basis. The estimation methodology, database verification, and classification criteria are described in the Mineral Resource Statement footnotes Table 11.14.

2.	The MRE underlying this table was prepared using the methodology described in the Mineral Resource Statement footnotes (Table 11.14).

3.	To delineate Mineral Resources residing within the reserve pit shell that do not qualify as Mineral Reserves, Measured + Indicated Mineral Resources within the reserve pit shell were identified using proxy AuEq cut-off grades of 0.275 g/t (Oxide), 0.265 g/t (Transitional), and 0.255 g/t (Sulfide). These proxy cut-offs were derived from the reserve economic parameters detailed in Section 12.1.2, including metal prices of US$2,100/oz Au, US$4.27/lb Cu, and US$27/oz Ag, smelter payability factors, operating costs, and domain-specific metallurgical recoveries, and were calibrated to closely replicate the reserve tonnage and contained metal reported in Section 12.2, with residual differences attributable to the discrete nature of the block model. Application of these proxy cut-offs within the reserve pit shell produces results within rounding of the reported reserve figures. Material within the reserve pit shell that falls below these proxy cut-offs is classified as Measured + Indicated Mineral Resources exclusive of reserves and is reported in the second sub-row for each classification.

4.	Mineral Resources reported as “within Resource Pit Shell, external to Reserve Pit Shell” represent Measured + Indicated and Inferred Mineral Resources that fall outside the reserve pit shell footprint but within the resource pit shell. These resources are constrained by the resource pit shell optimization described in Section 11.14 and are not captured within the reserve mine plan. All Inferred Mineral Resources are reported within the resource pit shell and entirely external to the reserve pit shell.

5.	AuEq grades and contained AuEq oz are calculated using the resource metal prices, NSR royalty, and domain-specific metallurgical recoveries described in the Mineral Resource Statement footnotes (Table 11.14). AuEq conversion factors reflect mill recovery to concentrate and differ from the reserve AuEq basis, which additionally incorporates smelter payability factors. Grades are reported as tonnage-weighted averages derived from contained metal and reported tonnage.

6.	Copper is reported in kt of contained metal. Copper grade is reported as percent (Cu%) of the in-situ material.

7.	Rounding of reported figures may result in minor apparent discrepancies in stated totals of tonnage, grade, and contained metal.

8.	There is no certainty that all or any part of the Mineral Resources reported herein will be converted into Mineral Reserves. The MRE may be materially affected by environmental, permitting, legal, marketing, or other relevant issues. Inferred Mineral Resources have a lower level of confidence than Measured or Indicated Mineral resources and must not be converted directly to Mineral Reserves.

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11.16	RELEVANT FACTORS THAT MAY AFFECT THE MRE

The MRE for the Project is subject to the following factors that may materially affect the reported estimate:

Metal Prices: Fluctuations in metal prices directly influence the AuEq cut-off grade and the optimized pit shell used to constrain reported resources. A significant decline in gold, copper, or silver prices could reduce the quantity of material meeting the reasonable prospect for economic extraction threshold.

Operating Costs: Variations in mining, processing, tailings management, or general and administrative costs may alter the breakeven cut-off grade and the quantity of estimated resources. Cost escalation driven by labor, energy, consumables, or infrastructure requirements could adversely affect the resource estimate in future reporting periods.

Metallurgical Recovery Assumptions: Modifications to domain-specific metallurgical recovery rates, or changes in the process route applicable to oxide, mixed, or sulfide material, can affect both the AuEq conversion factors and the quantity of material meeting economic thresholds. Recovery assumptions are based on testwork completed to feasibility study level and are described in Section 10.

Geological Model and Estimation Parameters: Additional drilling, new assay data, updated geological interpretations, or revised domain boundary definitions may change tonnage and grade estimates. Variogram parameters, search ellipse orientations, and compositing assumptions are subject to refinement as additional data becomes available.

Database Quality: The resource estimate is based on drill hole data subject to ongoing quality assurance and quality control procedures. Future identification of systematic errors in assay, survey, or density data could necessitate revision of the estimate. Database corrections made since the Preliminary Feasibility Study have been assessed as non-material, as described in Sections 9.2.1.2, 9.4and 11.7. Evaluation of pre-1997 assay data quality, including comparative modeling to assess historical data influence on the resource estimate, is documented in Section 9.4. The spatial distribution of historical and modern drilling, combined with the deposit’s continuous zonation, ensures resource estimates are robust to the inclusion or exclusion of historical data, with differences in primary metal content of less than 1.5%.

Density Estimation: Bulk density values are assigned by lithological domain and applied to block tonnage calculations. Variability in actual bulk density, particularly in transitional and oxide zones, represents a source of uncertainty in reported tonnages.

Pit Slope Geotechnical Parameters: The optimized pit shell used to constrain resources is based on an inter-ramp slope angle of 48°. Revised geotechnical assessments, groundwater conditions, or changes to slope design criteria could alter the pit shell geometry and the quantity of constrained resources.

Regulatory and Permitting: The ability to maintain mineral tenure, secure surface access rights, obtain environmental and other regulatory approvals, and achieve and sustain a social operating license may influence the resource estimate and its conversion to mineral reserves. The Project mineral tenure is described in Section 3.2.

Conversion to Mineral Reserves: There is no certainty that all or any part of the mineral resources will be converted into mineral reserves. Mineral resources that are not mineral reserves have not demonstrated economic viability.

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11.17	QP OPINION

The MRE is well-constrained by three-dimensional wireframes representing geologically realistic volumes of mineralization within the granodiorite intrusive host rocks. Exploratory data analysis conducted on assays and composites shows that the wireframes define appropriate domains for mineral resource estimation. Grade estimation was performed using an interpolation strategy designed to minimize bias in the resulting grade models.

Mineral Resources are constrained and reported using economic and technical criteria to ensure a Reasonable Prospect for Eventual Economic Extraction (RPEEE). The Mineral Resources are presented at a cut-off grade and further constrained within an optimized pit shell. The application of a pit shell constraint prevents the projection of discontinuous resources to uneconomic depths, even at elevated concentrate prices. Together, these constraints form the basis for establishing RPEEE.

In advancing the resource estimate from the PFS to the FS, the underlying drill hole database was subject to systematic review and verification. Corrections were applied to downhole survey data, including resolution of declination and inclination reference errors introduced during prior data processing. In addition, a review of pre-1997 assay data identified quality considerations that are fully documented in Section 9.4. Sensitivity analyses performed on all database corrections confirm that their combined effect on the reported mineral resource is non-material, with differences in contained metal of less than 1.5%, as documented in Section 9; the pre-1997 assay quality review is addressed separately in Section 9.4. These findings validate the integrity of the current resource model and support the QP’s confidence in the reported estimate. Model validation confirms that mean Au and Cu sample grades from the 2021 drilling program (the most recent addition to the drill hole database) are consistent with modeled resource grades; mean Ag grades from the 2021 program are below modeled values, consistent with the historical silver assay quality findings documented in Section 9.4.Mark Shutty, CPG, MAIG, Principal Geologist at Drift Geo LLC (QP) is responsible for resource estimation and resource tabulation. The QP believes that this MRE for the Project is an accurate estimation of the in-situ resources based on the available data and that the available data and the mineral resource model are sufficient for mine design and planning.

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12 MINERAL RESERVE ESTIMATES

The Mineral Resources described in Section 11 are the primary basis for the Mineral Reserve estimate described in this section. The parameters discussed in Section 12.1 are part of the qualifiers that allow the conversion of Mineral Resources to Mineral Reserves. The Mineral Resource refers to the inventory of mineralization that can reasonably be expected to become economic under stated parameters, while the Mineral Reserves identified report a subset of the Mineral Resource that is economic under more rigorous parameters that conform to industry standards and practice, principally metal prices.

The Project Mineral Reserve estimate lies within an open pit design. The pit sits inside a larger, potentially economic resource shell for the Property. The pit design is guided by an economic pit limit analysis based on the economic parameters described in this Section. The designed pit is then scheduled in a mine plan spanning the Project life, and a discounted cash-flow (DCF) model to assess the Project’s economic viability.

12.1	BASIS, ASSUMPTIONS, PARAMETERS, AND METHODS

12.1.1	Pit Optimization 2021

As part of the 2021 PFS study, an economic pit-limit analysis was performed using Vulcan’s Pit Optimizer software, which uses the LG algorithm to determine an economic excavation limit based on input optimization parameters shown in Table 12.1.

Table 12.1: Pit Optimization Parameters

Item	Unit	Value
Gold Price	US$/oz	1,755.00
Copper Price	$US/lb	3.77
Silver Price	US$/oz	23.00
NSR Royalty*	%	2.1
Concentrate Smelting & Transport — Oxide	US$/lb Cu recovered	0.29
Concentrate Smelting & Transport — Mixed	US$/lb Cu recovered	0.32
Concentrate Smelting & Transport — Sulfide	US$/lb Cu recovered	0.37
Cu Refining Charge	US$/lb Cu	0.07
Au Refining Charge	US$/oz	5.00
Ag Refining Charge	US$/oz	0.45
Oxide—Cu Recovery (>0.1% & <0.4%)%		30
Oxide—Au Recovery (>0.3gpt & <1.3 gpt)%		60
Oxide—Ag Recovery (>0.5 gpt)%		61
Mixed—Cu Recovery (>0.1% & <0.4%)%		78
Mixed—Au Recovery (>0.27 gpt & <1.0 gpt)%		60
Mixed—Ag Recovery (>0.5 gpt)%		61
Sulfide—Cu Recovery (>0.15% & <0.4%)%		87
Sulfide—Au Recovery (>0.3 5gpt & <0.65 gpt)%		67
Sulfide—Ag Recovery (>0.5 gpt)%		70
Smelter Payable — %Cu	%	97
Smelter Payable —Au oz/st	%	98
Smelter Payable — Ag oz/st	%	95
Concentrate Grade %Cu — Oxide	%	23
Concentrate Grade %Cu — Mixed	%	21
Concentrate Grade %Cu — Sulfide	%	18
Mining Cost	US$/st	2.50
Process Cost	US$/st processed	7.00
Tailings Cost	US$/st processed	1.65
Site-Wide General & Administrative Cost	US$/st processed	1.50
Pit Slope	Degrees	48

*Note: See definition of Royalty for Wyoming State Land Lease, Section 3.4.

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The pit optimization process considered only Measured and Indicated Mineral Resources; Inferred Resources were excluded from the economic evaluation in accordance with SEC Regulation S-K, Subpart 1300. Metal prices applied in the 2021 optimization were based on a weighted long-term forecast incorporating a three-year trailing average.

The economic excavation limit (pit shell) generated from the 2021 optimization was used to guide the development of the 2024 PFS final pit design. The 2024 PFS design subsequently served as the foundation for the 2025 FS pit design.

The 2021 pit optimization was revalidated through an additional optimization run completed using updated 2025 cost parameters reflecting current-year economic conditions. This supplementary analysis confirms continuity and provides a robust basis for the 2025 FS pit design. The updated optimization demonstrates strong economic performance that exceeds the results of the 2021 pit shell used to guide the 2025 FS design. Ultimate pit limits remain primarily constrained by the available onsite waste storage capacity.

The final pit design establishes the physical boundary for the conversion of Mineral Resources to Mineral Reserves. Measured and Indicated Mineral Resources located within the final pit limits may be converted to Mineral Reserves, subject to applicable modifying factors, including resource classification and cut-off grade criteria. Additional details regarding the mine design are provided in Section 13.

12.1.2	Value Per Ton Cut-Off Grade Calculation

12.1.2.1	Methodology

The value per ton (VPT) “milling cut-off value” calculation for all areas was completed as follows:

●	VPT = (Block Revenue – Process Cost – Tailings Costs -Rehandle Cost - G&A Cost)/Resource Tons

●	Where:

○	Block Revenue = Resource tons x Grades x Recovery x Net Price for each metal.

○	Resource tons and grades are adjusted for mine dilution and ore loss.

○	Process Cost = Resource tons x Process Cost per ton.

○	Tailing Cost = Resource tons x Tailings Cost per ton.

○	Rehandle Cost = Resource tons x Rehandle Cost per ton.

○	General & Administrative (G&A) Cost = Resource tons x G&A Cost per ton.

This calculation is sometimes called the “milling cut-off value” because the mining cost is not considered. The mining cut-off uses a similar calculation but includes the mining cost. The mining cut-off is used to determine the boundary of an economic pit shell, and the milling cut-off has been used in this case to determine the reserves contained within that same shell. For the reserves, the block was considered mill feed if the VPT was equal to or greater than a value of US$0.00/st. If the value was less than this, the block was considered waste.

12.1.2.2	Inputs

The value per ton calculation was carried out with more up-to-date input parameters that were updated as part of the 2025 Feasibility Study. The parameters used for the value-per-ton (VPT) calculation are presented in Table 12.2.

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Table 12.2: VPT calculation input parameters

Item	Unit	Value
Gold Price	US$/oz	2,100.00
Copper Price	US$/lb	4.10
Silver Price	US$/oz	27.00
NSR Royalty*	%	2.1
Concentrate Smelting & Transport — Oxide	US$/lb Cu recovered	0.29
Concentrate Smelting & Transport — Mixed	US$/lb Cu recovered	0.32
Concentrate Smelting & Transport — Sulfide	US$/lb Cu recovered	0.37
Cu Refining Charge	US$/lb Cu	0.07
Au Refining Charge	US$/oz	5.00
Ag Refining Charge	US$/oz	0.45
Oxide—Cu Recovery (>0.1% & <0.4%)%		25
Oxide—Au Recovery (>0.3gpt & <1.3 gpt)%		67
Oxide—Ag Recovery (<0.4 gpt)%		50
Oxide—Ag Recovery (>0.4 gpt)%		60
Mixed—Cu Recovery	%	72.5
Mixed—Au Recovery ( <1.0 gpt)%		67
Mixed—Au Recovery (>1.0 gpt)%		70
Mixed—Ag Recovery	%	70
Sulfide—Cu Recovery ( <0.4%)%		85
Sulfide—Cu Recovery (>0.4% & <0.65%)%		91
Sulfide—Cu Recovery (>0.65%)%		92
Sulfide—Au Recovery (>0.4gpt)%		70
Sulfide—Au Recovery (>0.4gpt & <0.65 gpt)%		72
Sulfide—Au Recovery (>0.65gpt)%		75
Sulfide—Ag Recovery	%	70
Smelter Payable — %Cu	%	97
Smelter Payable —Au oz/st	%	98
Smelter Payable — Ag oz/st	%	95
Concentrate Grade %Cu — Oxide	%	23
Concentrate Grade %Cu — Mixed	%	21
Concentrate Grade %Cu — Sulfide	%	18
Process Cost	US$/st processed	7
Tailings Cost	US$/st processed	1.65
Site-Wide General & Administrative Cost	US$/st processed	1.50
Rehandling cost	US$/st	1.00

12.1.3	Differences In Input Parameters from Final Financial Model

During the 2025 FS, several key inputs including unit operating costs, metal price forecasts, and metallurgical recoveries were updated from the values used in 2021. In addition, it was determined that appropriate mine dilution and ore loss factors should be incorporated into the evaluation.

Similarly, certain input parameters used to calculate the milling cut-off value differ from those applied in the financial model. To confirm that the 2021 pit optimization remained a valid basis for the 2025 FS mine design and Mineral Reserve estimation, an additional pit optimization was completed using the final input parameters adopted in the economic analysis.

The milling cut-off value used to define ore was also reviewed by recalculating the value using the financial model parameters. This validation exercise demonstrated that the ultimate pit limit generated using the updated 2025 parameters extends beyond the limits of the 2021 optimization shell.

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Furthermore, none of the blocks classified as ore under the original ore-definition criteria were reclassified as waste when the VPT-based milling cut-off was recalculated using the updated economic parameters. This confirms that the ore-waste classification applied in the reserve estimation is consistent with, and supported by, the final economic assumptions.

Therefore, it is the QP’s opinion that the mine plan, including the chosen economic pit limit, the chosen cut-off grade and the mine production schedule, is robust to within the scale of these input differences.

12.1.4	Dilution and Ore Loss
12.1.4.1	Dilution

The block model used for Mineral Reserve estimation employs a block size of 20 ft × 20 ft × 30 ft. This block dimension is comparable to, or larger than, the selective mining unit (SMU) achievable with the planned loading equipment (CAT 992 or similar). As a result, no dilution is expected to arise from discrepancies between block model dimensions and operational mining selectivity.

Mineralization is disseminated, with grades transitioning gradually across the orebody. While some dilution will occur during mining, the majority of adjacent material exhibits grades like the ore being extracted. In these cases, dilution is considered negligible.

Material dilution of significance is expected only at contacts between ore blocks and adjacent blocks with materially lower grades. An example of the ore distribution within a representative bench is provided in Figure 12.1. For the purposes of reserve estimation, blocks with a value per ton more than US$3/st below the ore/waste cut off value are classified as diluting blocks

Figure 12.1: Cross-Section of all Blocks on Bench 6950 within the Final Pit Design

(colored by block value)

Note: High-grade ore is shown in yellow, low-grade ore in blue, material with block value <US$3/t (below the low-grade cut-off) in red, and diluting waste blocks in purple, grey, and white. On this bench, the most significant dilution is anticipated in the northwest and southeast portions of the section.

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A bench-by-bench inventory indicates that approximately 3% of all ore blocks are in contact with diluting waste blocks. Of the ore blocks adjacent to diluting material, roughly half are classified as low-grade (value < US$5.5/st). Applying a single dilution factor to all ore blocks would therefore overstate the impact of dilution on the mill feed grade, as low-grade blocks are disproportionately represented at ore–waste contacts. To address this, separate dilution factors were developed for low-grade (LG) ore and high-grade (HG) ore.

For this assessment, ore blocks adjacent to waste were assumed to incur 15% dilution from the neighboring waste block. All diluting blocks were treated as having zero metal content. Dilution in the vertical (Z) direction was considered negligible due to the strong vertical continuity of mineralization.

Applying the 15% dilution factor to ore–waste contact blocks and subsequently back-calculating the resulting dilution across the full ore inventory yielded the dilution factors summarized in Table 12.3 for both LG and HG ore.

Table 12.3: Mine Dilution Considered for Mineral Reserves Estimate

Parameter	Dilution (%)
LG Ore	1.25%
HG Ore	0.25%

12.1.4.2	Ore Loss

Ore loss is expected to occur in areas with isolated ore blocks. In operations these areas are often reclassified as waste to guarantee productivity. The CK Gold mineralization does not have many of these isolated ore blocks. A typical distribution of ore blocks within a bench is shown in Figure 12.2.

Figure 12.2: Ore Distribution within Bench 7010 of the Final Pit Design, HG ore (yellow) and LG ore (blue). Some isolated LG blocks can be seen

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A bench-by-bench inventory identified that only 0.15% of blocks can be classified as isolated. All isolated blocks were found to be low-grade (LG) ore, and therefore separate ore loss factors were developed for low-grade and high-grade (HG) ore, consistent with the approach used for dilution estimation.

In addition to the ore loss associated with isolated blocks, an allowance was included to account for operational inefficiencies and human error.

The resulting ore loss factors applied in the Mineral Reserve estimation are summarized in Table 12.4.

Table 12.4: Ore Loss Considered for the Mineral Reserves Estimate

Parameter	Ore Loss (%)
LG Ore	2.00%
HG Ore	0.50%

12.2	MINERAL RESERVES

The Project Mineral Reserves are provided in Table 12.5. Mohsin Hashmi P.Eng, is the QP responsible for the Mineral Reserves statement. Mineral Reserves are reported inside a detailed pit design using suitable parameters for the site, which was guided by the 2021 pit optimization.

Table 12.5: Mineral Reserve Statement

(in accordance with the definitions set forth in SEC Regulation S-K, Subpart 1300)

Reserve Category	Mass Tons (Mst)	Gold		Copper		Silver		Au Equivalent
		Au (koz)	Au (oz/st)	Cu (lb millions)	Cu (%)	Ag (koz)	Ag (oz/st)	AuEq (koz)	AuEq (oz/st)
Proven (P1)	33.8	582	0.017	129	0.191	1,542	0.046	872	0.026
Probable (P2)	40.8	433	0.011	130	0.16	1,489	0.037	726	0.018
Proven + Probable	74.5	1,015	0.014	260	0.174	3,032	0.041	1,598	0.021

1.	Reserves tabulated above a “milling cut-off value” per ton (see text).
2.	Dilution of 1.5% and 0.25% applied for LG and HG ore material, respectively.
3.	Ore loss of 2.0% and 0.5% applied for LG and HG ore material, respectively.
4.	AuEq values calculated assuming gold price of US$2,100/oz, silver price of US$27/oz, copper price of US$4.10/lb and metallurgical recovery ranges of 67% to 75% for Au, 50% to 70% Ag and 25% to 92% Cu as described in Table 12. 2
5.	Totals may not sum due to rounding.
6.	The effective date of this Mineral Reserve estimate is March 30, 2026.

12.3	CLASSIFICATION AND CRITERIA

Section 11.11 discusses resource classification. Measured and Indicated Resources inside the designed pit are classified as Proven and Probable Mineral Reserves, respectively. Mineral Reserves use the same cut-off grade definitions as Mineral Resources. This reserve classification does not affect the Mineral Resource statement.

12.4	RELEVANT FACTORS

The Project is subject to factors that may impact the Mineral Reserve statement:

●	Economic factors such as changes in metals prices, operating costs, or capital expenditure.
●	Changes to the estimated Mineral Resources.
●	Metallurgical factors affecting recovery.
●	Maintenance of social and environmental license to operate.

CK Gold Project S-K 1300 Technical Report	152	May 2026

13 MINING METHODS

13.1	INTRODUCTION

Open pit, surface mining is the selected mining method for the Project. This mining method is selected based on the size, shape, location, and value of the mineralization on the property. The Project’s disseminated type mineralization has a large extent and is located near to or outcropping at surface. Additionally, open pit optimizations attempting to maximize the recovery of the in-situ resource show economic excavation results using current project parameters and base case metal prices.

Surface mining is a cyclical process where the four main tasks including drilling, blasting, loading, and haulage are occurring concurrently at different areas of the property. In areas to be excavated vertical blast holes are drilled in a regular pattern and charged with blasting agents. The material will be blasted, loaded into 100 st class rigid frame haul trucks, and transported based on material type to one of four different locations, Run of Mine (RoM) Crusher Stockpile, Co-Disposal Tailings Facility, Ore Stockpile or Waste Rock Facility. Wherever possible Crusher Stockpile ore will be directly fed into the primary crusher at the process plant.

13.2	GEOTECHNICAL PARAMETERS AND GENERAL RECOMMENDATIONS

Piteau Associates (Piteau) conducted a geotechnical investigation for the project. Piteau issued a technical memorandum dated September 6, 2022, titled “Recommended Feasibility-Level Geotechnical Slope Designs for the Copper King Open Pit.” This section contains a summary of the report. Following the September 6 report, an updated May 1, 2024 report was completed due to the change in bench height from 20 ft to 30 ft.

The following list summarizes the scope of work that Piteau performed as part of the geotechnical investigation:

●	Full geotechnical logging of five core holes, detailed structure logging.
●	Rock mass strength assessments, laboratory testing and analysis.
●	Structure assessment, Kinematic analysis.
●	Recommended end of life slope design.
●	An assessment of the effects of ground water and pore pressure on slope stability.

Table 13.1 and Figure 13.1 outline the latest slope design recommendations and pit design sectors based on the 30 ft bench design. These sector recommendations have been slightly refreshed for the 2026 feasibility study based on updated geological model for Metasedimentary-Metavolcanic rock unit (MSED).

CK Gold Project S-K 1300 Technical Report	153	May 2026

Table 13.1: Recommended Slope Designs for Presplit Blasted Benches

Design Sector	Max Inter-Ramp Slope Angle (°)	Max Inter-Ramp Slope Height (ft)	Catch Bench Width (ft)	Face Angle (°)
I	52	410	38.8	75
II	54	380	36.7	75
III	54	370	34.6	75
IV	54	480	41.1	75
V	53	460	36.7	75
VI	54	480	41.1	75
VII	53	470	36.7	75
VIII	52	510	41.1	75
IX	53	500	38.8	75
X	54	490	36.7	75
XI	53	460	38.8	75

The following sections contain a summary of the General Recommendations.

13.3	BLENDING AND FINALIZING DESIGNS

Where a range of inter-ramp angle (IRA) is indicated between adjacent design sectors, blending should occur within the design sector with the steeper (greater) design IRA. Similarly, blending from weaker to stronger materials should occur in the stronger (better quality) rock mass materials.

13.3.1	Benching Trials

In the early stages of mining below the overburden and weathered bedrock horizon, benching trials for 80 ft high benches should be considered in areas where bench performance is expected to have the least impact on the stability of haul roads or other critical slope areas to confirm that structural continuity of adversely oriented joint sets is limited and therefore has limited impacts on the bench designs. Bench designs should be updated based on ongoing evaluation of bench performance.

13.3.2	Transitioning from Single to Double Benches

At the transition from single- to triple-benches, the triple-bench catch bench width should be implemented at the crest level of the first triple-bench to avoid steepening the design IRA.

CK Gold Project S-K 1300 Technical Report	154	May 2026

Figure 13.1: Pit Sectors and Recommended Slopes

LEGEND
DESIGN SECTOR
RECOMMENDED INTERRAMP SLOPE ANGLE WITH 30 FT HIGH BENCHES - TRIM BLASTING (PITEAU, 2023)
RECOMMENDED INTERRAMP SLOPE ANGLE WITH 90 FT BENCHES - PRE-SPLIT BLASTING WITH 75° ANGLED BLASTHOLES (PITEAU, 2023)
DESIGN SECTOR BOUNDARY FROM PITEAU (2022) FEASIBILITY STUDY (MINE PLAN "AKF_PH4_pit")
WEST-SOUTHWEST DOMAIN BOUNDARY
NORTH-SOUTH STRIKING FAULT
NORTHEAST-SOUTHWEST STRIKING FAULTS
EAST-WEST STRIKING FAULTS
OVERBURDEN (QC)
FOLIATED GRANODIORITE (GD)
INTENSELY-FOLIATED GRANODIORITE (MYLONITE, MYL)
POTASSIC-ALTERED FOLIATED GRANODIORITE (GDK)
MAFIC DYKES (MD)
METASEDIMENTARY-METAVOLCANIC ROCKS (MSED)
I 38° 52°
II 42° 54°
III 41° 54°
IV 42° 54°
V 39° 53°
VI 41° 54°
VII 40° 53°
VIII 38° 52°
IX 40° 53°
X 41° 54°
XI 39° 53°
236000 N
235500 N
235000 N
234500 N
234000 N
233000 N
650000 E
650500 E
651000 E
651500 E
652000 E
652500 E

NOTES:

1. ULTIMATE PIT MINE PLAN (0311_FINAL_SURFACE1) PROVIDED BY MICON ON DECEMBER 10, 2025. MINE PLAN BASED ON THE WYOMING STATE PLANE COORDINATE SYSTEM.
2. CONTOUR INTERVALS (10 FT) AND SPOT ELEVATIONS ARE BASED ON WYOMING STATE PLANE COORDINATE SYSTEM
3. TRACES FOR LITHOLOGIC CONTACTS AND FAULTS ARE BASED ON USAU'S UPDATED 2025 3D GEOLOGIC MODEL PROVIDED ON DECEMBER 11, 2025 AND USAU'S EXISTING 2022 3D FAULT MODEL PROVIDED MARCH 17, 2022.
4. FOR RECOMMEDED SLOPE DESIGNS FOR 40 AND 80 FT BENCHES, REFER TO FIGURE 22, TABLE VI, AND MEMORANDUM TEXT (4409-TM02 DATED SEPTEMBER 6, 2022). FOR RECOMMENDED SLOPE DESIGNS UPDATED FOR 30 AND 90 FT BENCHES, REFER TO TABLE VI AND ADDENDUM TEXT (4409-TM03 DATED MAY 1, 2023).
5. IN THIS FIGURE, DESIGN SECTOR BOUNDARIES HAVE NOT BEEN UPDATED TO APPLY TO THE NEW MINE PLAN OR GEOLOGIC MODEL AND ARE SHOWN FOR ILLUSTRATIVE PURPOSES ONLY.

0 200 400 600 ft

SCALE: 1" = 300 ft.

U.S. GOLD CORP. - COPPER KING PROJECT
OPEN PIT GEOTECHNICAL ASSESSMENTS
MINE PLAN DESIGN COMPLIANCE REVIEW

PITEAU ASSOCIATES
GEOTECHNICAL AND WATER MANAGEMENT CONSULTANTS
A TETRA TECH COMPANY

ENGINEERING GEOLOGY PLAN SHOWING FAULTS, PITEAU (2022) DESIGN SECTOR BOUNDARIES, AND PITEAU (2023) SLOPE DESIGN RECOMMENDATIONS ON THE COPPER KING ULTIMATE MINE PLAN

BY:	DATE:
RRM	FEB 26
APPROVED:	FIGURE:
PS	1

Source Piteau Associates, 2022

CK Gold Project S-K 1300 Technical Report	155	May 2026

13.3.3	Controlled Blasting

The following recommendations are made with respect to the potential for benches to be excavated up to 90 ft high:

1.	Optimizing slope designs to maximize IRA while maintaining safe working conditions requires controlled blasting on final walls to minimize the damage to intact rock bridges and preserve cohesion on discontinuity surfaces.

a.	Pre-split blasting (with trims) should be considered to improve (increase) effective bench face angles (BFAs) and catch bench widths.
b.	Pre-split blasting could provide increased success for the proposed double benching below the overburden and weathered bedrock zone near the slope crest.
c.	Blast monitoring and pre/post blast inspection should be conducted to continually assess potential blast damage and improve blast performance.

2.	Once a revised Project mine plan is developed with the enclosed feasibility-level slope design recommendations, ongoing evaluation of potential hazards and risks should be carried out through the implementation of standard operating procedures (SOPs), a ground control management plan (GCMP), and regular geotechnical inspection.
3.	An inspection and sign-off system should be used to confirm that the bench crests throughout the pit are adequately scaled, significant breakback is not occurring, and bench face conditions are acceptable. An evaluation of bench design achievement should be carried out to verify that face and crest conditions are adequate for safe development of multiple-lift (double) benches. A qualitative bench design achievement system presented by Read and Stacey (2009) can be modified for specific site conditions as shown in Figure 13.2, and includes evaluation of:

a.	Design face achievement (Df) for the bench configuration.
b.	Face condition (Fc).
c.	The components of the system are summarized in the following ratings tables and chart shown below. For consideration of double benching, bench design achievement results should fall under the “Good Results” category.

4.	To minimize rockfall potential in bedrock, careful bench scaling should be carried out with the shovel bucket during bench excavation. Depending on bench performance, the following additional items may be required:

a.	Daylight-only mining with a spotter; and regular geotechnical inspection.
b.	Construction of rockfall impact berms or other rockfall control measures (e.g., wire mesh, rockfall attenuation fences, etc.) that are appropriately sized to contain rockfall hazards using rockfall modeling.
c.	Local step-outs to gain adequate bench catchment width.
d.	Scaling of the bench crest and face using chain pulled behind a dozer (provided adequate bench width is available).
e.	Scaling with a long-reach backhoe to remove potential rockfall hazards.
f.	Crest trenching with a backhoe in advance of excavation in areas of weaker or highly fractured rock (e.g., weathered bedrock, exposed fault zones or dykes).
g.	Implementing angled pre-split blasting with small diameter blastholes; and/or h. Manual scaling using a scaling contractor with ropes.

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Figure 13.2: Design Face (Df) versus Face Condition (Fc) Chart

Design achievement (Df)			
Component (weighting)	Assigned values		Comments
Bench face angle (50%)	≥ Design	50	Achieved overall bench face angle relative to design
	Design −3°	25	
	Design −5°	10	
	Design −10°	0	
Bench width (40%)	≥ Design	40	Achieved average bench width relative to design
	Design −1 m	35	
	Design −2 m	25	
	Design −3 m	15	
	Design −5 m	0	
Toe position (10%)	On design	10	Is design toe is being achieved?
	Design −1 m	8	
	Design – m	5	
	Design −3 m	0	

Geometry achieved
Face condition requires attention
GOOD RESULTS
Unacceptable results
Good face conditions
Geometry unacceptable
Design Factor (Fd)
Face Condition (Fc)
0
0.1
0.2
0.3
0.4
0.5
0.6
0.7
0.8
0.9
1.0
0.0

Face condition (Fc)			
Component (weighting)	Assigned values		Comments
Half-barrels visible (20%)	≥80%	20	If half-barrels only visible in lower part of bench reduce by 5–10 points
	70–80%	15	
	60–70%	12	
	50–60%	8	
	30–50%	5	
	10–30%	2	
	<10%	0	
Intact rock breakage (15%)	<1/m3	15	Subjective evaluation, interpolate between 0–15
	>5/ m3	0	
Open joints (10%)	All closed – 10	10	Subjective evaluation, interpolate 0–10
	Many open – 0	0	
Loose material on face (20%)	No blocks	20	Assess in terms of rockfall hazard
	Few small blocks	15	
	Large blocks	10	
	Many blocks	0	
Face profile (20%)	Straight	20	Shape of face and basis for variations
	Hard toe	10	
	Overhang crest	5	
	Irregular face	0	
Crest condition(15%)	Achieved	15	For loose rock on crest deduct 0–5 points more
	<1 m loss	12	
	1–2 m loss	10	
	2–3 m loss	5	
	>3 m loss	0

13.3.4	Changes to the Slope Design

As a general comment for future advancement of the Project, it is recommended that any new pit designs or significant revisions to the mine plan (for example to the bench, inter-ramp or overall slope angles or heights) be forwarded to Piteau for review, conformance check, and comment. Additional geotechnical evaluations and analyses may be necessary to check stability.

A geotechnical review was undertaken by Piteau in alignment with prefeasibility recommendation of the updated Life of Mine (LoM) pit design(ultimate pit) during the current feasibility study. The updated ultimate pit design incorporates the geotechnical design recommendations from Piteau (2022). The recommended 65° bench face angle (BFA) has been correctly applied to all 30 ft single-bench configurations, and the recommended 75° BFA (implemented through angled presplit blastholes) has been consistently applied to all 90 ft triple-bench configurations across the design sectors.

Measured inter-ramp slope heights (IRH) are generally consistent with those defined in the Piteau (2022) feasibility study. Exceptions occur in Design Sectors IX, X, XI, I, and II, where IRH values in the south, west, and north walls exceed previous designs (AHF_PH4_pit) by approximately 30 ft to 70 ft. The maximum IRH observed is 560 ft in the upper inter-ramp slopes of Design Sector IX (south wall).

These exceedances are considered geotechnically acceptable, as the kinematic assessment (Appendix D, Piteau 2022) identified no planar or wedge failure mechanisms that would impose a limiting inter-ramp height in these areas.

There were also localized deficiencies identified during this review in the various geotechnical sectors domains that are planned to be finetuned in the next stage of engineering mine design. The localized deficiencies are not expected to have any significant material or economic impact on the feasibility mine design or schedule.

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13.3.5	Bench Scaling and Cleaning Catch Benches

Bench scaling should be carried out with the shovel bucket during bench excavation. Depending on bench performance, additional scaling may be required with scaling chain. Careful pull-back procedures should be carried out to minimize filling of subsequent benches with spilled material.

13.3.6	Slope Monitoring

All slopes should be visually inspected at regular intervals for signs of distress and overall slope movement. Also, a slope displacement monitoring system consisting of survey prisms should be established during early stages of mining and maintained throughout the mine life and operation. Current practice is to measure prisms with automated systems such as robotic total stations (RTS) that include data acquisition and management tools for processing, interpretation, and reporting so that results can be evaluated regularly to assess slope behavior. This can also be supplemented with radar monitoring equipment (if needed) that can provide near real-time monitoring of slope deformations should the need arise. Both prism and radar monitoring provide advanced warning of possible large-scale instability and allow time for appropriate remedial measures to be implemented or mining plans to be modified, to accommodate the instability. Manual or automated wireline extensometers could be used to augment prism or radar monitoring in areas of observed surface deformation and cracking.

If slope movements are measured, monitoring (velocity) thresholds and trigger action response plans (TARPs) should be developed based on the observed slope performance and adjusted as required, to account for the effects of error and noise and to verify and maintain their effectiveness.

Other monitoring slope monitoring techniques such as inclinometers and time domain reflectometers (TDR) (for monitoring subsurface ground movements), or satellite-based surface surveying with global positioning systems (GPS) or InSAR (Interferometric Synthetic Aperture Radar) may need to be incorporated into the slope monitoring system if the need arises.

13.3.7	Visual Inspection Monitoring

Regular inspection of the crest and exposed benches on the mine plan should be carried out to identify any signs of tension cracking, increased raveling/rockfall, or other signs of instability. The locations of observed tension cracks should be surveyed and added to geotechnical plans to allow assessment of slope deformation with respect to slope monitoring data and any potential mechanism(s) of instability. Any unusual signs of slope raveling or distress should be communicated to the Mine Geotechnical Team and assessed accordingly.

13.3.8	Ongoing Data Acquisition, Verification and Updating Design Criteria

Systematic documentation of bench performance (achieved BFA) and structural mapping (by manual or photogrammetric methods) is recommended to be carried out while mining the Copper King pit. If ongoing bench or slope performance is unfavorable and/or structural mapping indicates adverse conditions as new geology is exposed, local revisions to the mine plan may be required.

Documentation of the as-built bench performance of mined slopes is recommended using reliable methods such as photogrammetry models, high-resolution laser scan digital terrain models (DTM), or manual bench documentation mapping. This information can be used to calibrate breakback angles calculated from the kinematic CFA assessments and support potential optimization of the IRAs during mining.

CK Gold Project S-K 1300 Technical Report	158	May 2026

In addition, rockfall field testing and modeling is recommended to calibrate rockfall model input parameters and develop a “site-specific” design catch berm width for rockfall protection instead of the Modified Richie Criteria (Equation 3) which was adopted for this study. Such rockfall calibration could also support potential optimization of the IRAs.

It is recommended that future drilling in bedrock should include geotechnical logging of all parameters comprising RMR (according to Bieniawski, 1976) and consistent PLI testing as described in Section 2.5 in the final (Piteau) report. This geomechanical information should be incorporated into the current geomechanical and rock strength databases developed for the feasibility study and would support future geotechnical evaluations of the CK Gold Project.

13.3.9	Slope Depressurization Measures

Deep-seated stability analysis of the slopes indicated that the east and southeast walls (Design Sectors V and VI near Section E1 and Design Sectors VI and VII near Section SE1) require slope depressurization to meet the design acceptance criteria of a minimum FOS of 1.20 for overall, interramp, and compound slopes. Depressurization targets at these two sections are defined in terms of Hu and are based on the EOM groundwater surface provided by NEIRBO. To achieve acceptable stability, it is required that pore pressures in the east wall slopes (Section E1, west of the Copper King fault) be reduced to levels equivalent to a 1.0 Hu (hydrostatic conditions) (from a 1.4 Hu defined by NEIRBO). In the southeast slope (Section SE1, north of N 234,025) it is required that pore pressures be reduced to levels equivalent to a 1.2 Hu (from a 1.4 Hu). Both Hu targets are for the lower slopes and assume that a 0.8 Hu will be present in the MS-MV unit in the upper slope east of the Copper King fault (at Section E1) and that a 1.0 Hu will be present in the granodiorite rock mass in the upper slope south of N 234,025 (at Section SE1).

Based on these Hu targets, it is recommended that additional 3D hydrogeological modeling be performed that includes simulation of active depressurization measures (such as pumping wells and/or horizontal or inclined drains) in the east and southeast slopes to determine what measures are needed to achieve the depressurization targets. This hydrogeological modeling should also incorporate a mine plan that uses the feasibility slope design recommendations and that has been checked by Piteau for conformance to the design. After hydrogeological modeling of active depressurization is complete, it is recommended that the calculated pore pressures be provided to Piteau (for example, as a “grid” defined by x, y, z coordinates and pore pressure, u) to perform new 2D anisotropic stability analyses of the east and southeast slopes to check if the depressurization targets have been achieved and confirm that the FOS of the overall, interramp, and compound slopes meet the 1.20 design acceptance criteria.

13.3.10	Hydrogeological Monitoring

Stability of the east and southeast slopes is dependent on achieving specific depressurization targets and these areas will likely require some form of active depressurization (i.e., pumping wells and/or drains) which can be defined through additional hydrogeological modeling as described in the Piteau report. As integral part of active depressurization, it is also recommended that hydrogeological monitoring (such as multi-level vibrating-wire piezometers or VWPs) be installed to monitor pore pressures and verify that the required targets in the critical areas of the slope are being achieved in advance of mining and during the LoM.

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13.3.11	Surface Water Control

To assist in achieving and maintaining depressurization targets as well as avoid development of erosional gullies and slope instabilities within the mine plan, the following surface water controls are recommended:

1.	Use perimeter ditches behind the pit crest to capture and divert surface water away from the pit.
2.	Grade haul roads inwards to divert surface water away from the outside edge of the haul roads and create a ditch along the inside lane to capture the water.
3.	Collect surface water in appropriately placed sumps (for example, pit bottom or intermediate locations along haul roads) and pump to proper discharge points outside the pit.
13.3.12	Contingency Planning

The mine plan has only one main haul road providing access to the pit. Single haul road access could pose potential risks to the mining sequence and ore delivery if instabilities develop above or below the haul roads. Ongoing slope monitoring and visual stability inspections should be carried out to prevent the loss of this single main access point into and out of the mine plan.

13.4	HYDROGEOLOGICAL PARAMETERS

A hydrogeology investigation for the Project was conducted by NEIRBO. NEIRBO issued a technical report in December 2023 titled “Hydrogeological Characterization and Groundwater Flow Model.” This section contains a summary of the report.

The Project is located in the Silver Crown mining district of southeast Wyoming, approximately 20 miles west of the city of Cheyenne. The property comprises approximately 1,120 acres (2 square miles) on the southeastern margin of the Laramie Mountains. The Project is fully-owned by U.S. Gold. The Project facilities include an open pit, tailings management facility, two waste rock facilities, plant site, and an ore stockpile area.

The highest elevation in the open-pit area is about 7,100 ft and the pit will be excavated to 6,120 ft. The mine plan has eight years of mining and passive dewatering as the open pit is advanced. The post-mining phase includes pit backfilling with tailings and waste rock. The first two years after mining ends will be dedicated to site reclamation.

The orebody is hosted in granitic rocks that have limited permeability and limited water-storage capacity. Groundwater wells completed in the granite rocks have typically yielded 0 gpm to 5 gpm. The Project has completed an extensive hydrogeological site characterization to support development of a regional groundwater flow model (Flow Model). Aquifer testing has included pumping tests and discrete depth-interval packer testing. Hydraulic conductivity and specific storage properties were estimated from these tests. Groundwater levels and pore pressures were obtained from wells and Vibrating Wire Piezometers.

A calibrated Flow Model was developed to represent the hydrogeological system. The Flow Model simulates pre-mining conditions and hydrological changes during the mining and post-mining phases. The Flow Model predicts groundwater system changes due to passive pit dewatering, natural recharge changes due to facility construction, and pit backfill during the post-mining phase.

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Predictions during the mining and post-mining periods included groundwater-level, pit inflow, streamflow, and evapotranspiration changes. Predicted mine-induced drawdown was greatest near the pit and it decreased rapidly away from the pit. Predicted drawdown was 10 ft or less outside the Operating Permit Boundary at the end of mining. After 150-years, the discernable predicted drawdown extended 180 ft outside the Permit operating boundary in a small area shown on Figure 13.3. The nearest domestic wells were 2,000 ft from the predicted 10-feet drawdown area. At this distance, any mine induced drawdown would likely not be discernable from natural variation and groundwater-level changes induced by the domestic wells themselves.

The Middle Fork of Crow Creek is the nearest stream, and its flow was predicted to decrease 0.02 cubic feet per second ten years after mine-ending. The other stream segments had zero to 0.01 cubic feet per second changes in flow.

Average annual groundwater pit inflow was expected to be less than 15 gpm. This low pit inflow would be manageable using passive, in-pit sumps. Dewatering wells are not expected to be necessary. Cumulative pit inflows during mining were predicted to be 130 acre-feet.

After mining ends, the pit will be backfilled with tailings and waste rock. Groundwater and precipitation will flow into the backfill material and water levels will slowly rise until they stabilize at 6,717 ft after about 130 years. A pit lake is not expected to form since evaporation losses will keep the groundwater level below the top of backfill. This will result in the pit being a hydraulic sink with no groundwater outflows.

Quarterly background groundwater quality data have been obtained in seven project area wells from 2020 Quarter 4 to 2022 Quarter 1. The background water samples indicate the water quality is generally below regulatory standard concentrations. However, a few constituents in select wells have exceeded the standards for domestic, agriculture, and livestock uses. The domestic water-quality standard for fluoride and pH was consistently exceeded in four of the seven wells. Each well has exceeded standards for iron, manganese, mercury, adjusted gross alpha, or sodium adsorption ratio on at least one occasion. Well MW-7, in the middle of the proposed pit, has consistently exceeded the standard for uranium and gross alpha. The adjusted gross alpha standard was exceeded in three of the six samples in MW-7.

Figure 13.3, Figure 13.4 and Figure 13.5 show the predicted drawdown at the end of mining and 150 years post mining, groundwater monitoring locations and predicted open pit groundwater inflows, respectively.

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Figure 13.3: Predicted Drawdown at the End of Mining and Post-Mining Year 150

650,000
655,000
660,000
240,000
235,000
230,000
225,000
Crystal Lake Reservoir
Middle Crow Creek
Middle Crow Creek
Middle Crow Creek
South Crow Creek
S. Crow Creek Reservoir
South Crow Creek
South Fork South Crow Creek
T14N
T13N
R70W
R69W
Non-project wells
Domestic
Stock/Domestic
Stock
Miscellaneous
Spring
Extent of 5-foot drawdown contour at end of mining
Extent of 5-foot drawdown contour 150 years post mining
Extent of ultimate pit
Mine operating permit boundary
Note: Shallow bedrock water levels in model layer 3 are shown
Coordinate System: SPWY NAD 1983 StatePlane Wyoming East FIPS 4901 Feet
Service Layer Credits: Esri, USGS, NOAA
N
Feet
0 1,000 2,000
Document Name: Figure 0_EIS_Summary
Date Saved: 12/13/2023

Figure 13-3. Predicted drawdown at end of mining and 150 years post mining

NEIRBO HYDRO GEOLOGY

Source: NEIRBO Hydro Geology, 2023.

CK Gold Project S-K 1300 Technical Report	162	May 2026

Figure 13.4: Groundwater Monitoring Locations

650,000
655,000
660,000
240,000
235,000
230,000
Crystal Lake Reservoir
Middle Crow Creek
S. Crow Creek Reservoir
South Crow Creek
25
30
36
31
1
6
MW-14B
MW-14A
MW-2
MW-11
CK20-06c
MW-9
MW-3
CK20-04cB
MW-13
MW-7
MW-10
MW-1A
MW-1
MW-12
MW-6
MW-4
MW-5
MW-8B
MW-8A
Gold King #1 Test Well
MW-15A
MW-15B
R70W
R69W
T14N
T13N
Monitoring wells
Aquifer test, quarterly water quality/level for permit application
Aquifer test, periodic water level monitoring
Periodic water level monitoring
Non-project well locations
Mine operating permit boundary
Extent of ultimate pit
Section line
Coordinate System: SPWY NAD 1983 StatePlane Wyoming East FIPS 4901 Feet
Service Layer Credits: Esri, USGS, NOAA
N
Feet
0 1,000 2,000
Document Name: Figure 3-2_MonitoringWells
Date Saved: 11/14/2023

Figure 13-4. Groundwater monitoring locations

NEIRBO HYDRO GEOLOGY

Source: NEIRBO Hydro Geology, 2023.

CK Gold Project S-K 1300 Technical Report	163	May 2026

Figure 13.5: Predicted Open Pit Groundwater Inflows

Source: NEIRBO Hydro Geology, 2023.

CK Gold Project S-K 1300 Technical Report	164	May 2026

13.5	MINE DESIGN

U.S. Gold contracted Micon to develop the mine design and production schedule for the Project. The final mine design was developed in accordance with the pit optimization work described in Section 12.1.1. The resulting design consists of one starter pit and three subsequent phases, which provide logical sequencing for ore extraction and waste removal.

In addition, one small satellite pit was incorporated to ensure an appropriate lithological ore blend during the first quarter of mill ramp-up (Y1Q1).

The final pit floor elevation for the final design is 6,140 fasl. All design parameters are consistent with the selected mining fleet and comply with the geotechnical criteria outlined in Section 13.2. The final pit design is shown in Figure 13.6.

Figure 13.6: 2025 FS Final Pit Design

Source Micon, 2026.

CK Gold Project S-K 1300 Technical Report	165	May 2026

13.5.1	Mine Design Parameters

A summary of the mine design parameters is provided in Table 13.2.

Table 13.2: Mine Design Parameters

Parameter	Value
Road Width (Dual/Single /Pit bottom)	90 ft / 70 ft / 45ft
Road Gradient	10%
Bench Height (Single/Triple)	30 ft / 90 ft
Catch Bench	Every bench above weathering horizon and in sedimentary rock
Every 3 benches below weathering horizon
Catch Bench Width	Single bench: 19 ft – 25 ft
Triple bench: 41 ft – 46 ft
Face Angle	Single bench, trim blast: 65°
Multi bench, presplit blast: 75°
Inter-Ramp Angle	Weathered zone: 32° – 42 °
Below weathered zone 52° - 54°

13.5.2	Waste Rock Facility and Ore Stockpile design

A summary of the design parameters for waste rock facility (WRF) and ore stockpile design is shown in Table 13.3.

Table 13.3: Waste Rock Facility and Stockpile Design Parameters

Parameter	Value
Road Width (ft)	90
Road Gradient (%)	10%
Lift Height (ft)	20
Overall Slope Angle WRF (°)	18.4
Overall Slope Angle Ore Stockpile (°)	26.6
Swell Factor	1.35

13.6	STOCKPILE STRATEGY
13.6.1	LG Ore strategy

To optimize the value profile of material delivered to the mill over the life-of-mine, ore was classified into low-grade (LG) and high-grade (HG) categories.

The cut-off value separating LG and HG ore was determined based on the distribution of in-situ value and the maximum capacity of the LG stockpile. Approximately 17.3 Mt of material within the LoM schedule is classified as LG ore. During the first 3 years of production roughly 1.7 Mst of LG ore is fed directly to the mill due constraints in terms of LG ore stockpile capacity. After year 3 all LG ore coming from the pit is stockpiled and processed after the pit is depleted.

The planned location of the LG ore stockpile is shown in Figure 13.7. The location of the LG ore stockpile is directly adjacent to the Tailing Management Facility (TMF) and build out as the TMF buildup progresses. This design and built out strategy was selected to minimize initial capital costs associated with the placement of impermeable liner that is required for the ore stockpiling areas.

The designed LG stockpile is planned to hold roughly 15.6 Mst once pit operations are completed. Processing of this material, after the pit is depleted, will take approximately 2 years.

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13.6.2	HG Ore Strategy

Limited stockpiling of HG ore is planned during the first production year to optimize the mill feed grade and to reduce the proportion of oxide material processed in Y1Q1.

This HG ore will be temporarily stockpiled in the pre-production mined out area, which lies within the final pit limits. As the stockpile will ultimately be mined through, it does not require installation of an impermeable liner prior to stockpiling.

Figure 13.7: Waste Rock Facility and Ore Stockpile Designs

238000 N
237000 N
236000 N
235000 N
234000 N
233000 N
232000 N
231000 N
649000 E
650000 E
651000 E
652000 E
653000 E
654000 E
655000 E
656000 E
657000 E
658000 E
659000 E

Note: LG ore stockpile (red), HG Stockpile (orange), Waste Rock Facilities (green). The red line represents the rim of the 2025 FS final pit

13.7	MINE SCHEDULE

The primary driver of the mine schedule is the production of sufficient ore, which drives the excavation of waste and other materials to ensure sufficient ore is exposed for mining. The nominal ore production rate was set at 20,000 st/d or 7.3 Mst/y ore delivered to the crusher. In the first year a ramp-up is considered to account for commissioning of the concentrator. Mine life is approximately eight and a half years with almost another two years of ore stockpile processing. The schedule is shown in Table 13.4.

Pre-production activities occur in Year -1, during which 2.53 Mst of material is mined to support construction of site infrastructure and to establish initial access to ore. Between Year 7 and 11, approximately 6.7 Mst of previously placed waste will be rehandled from the Waste Rock Facilities (WRFs) to the Tailings Management Facility (TMF). This material is required for construction of TMF berms as part of the staged tailings storage development plan.

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Table 13.4: Mine Schedule

Year	Ore Mined (Mst)	Waste Mined (Mst)	Total Mined (Mst)	Ore to Stockpile (Mst)	Stockpile Rehandle (Mst)	Waste Rehandle (Mst)	Mill Total (Mst)	Au (oz/st)	Cu (%)	Ag (oz/st)	Au (koz)	Cu (Mlbs)	Ag (koz)
Year-1	-	2.53	2.53	-	-	-	-	-	-	-	-	-	-
Year 1	7.61	9.59	17.2	3.14	0.4	0.28	4.87	0.023	0.22	0.06	114	21	294
Year 2	9.06	12.42	21.47	2.1	0.3	-	7.25	0.019	0.2	0.057	137	29	417
Year 3	8.53	12.23	20.76	1.23	-	-	7.3	0.015	0.18	0.047	109	27	343
Year 4	9.72	8.43	18.15	2.44	-	-	7.28	0.016	0.18	0.045	114	26	329
Year 5	9.69	8.93	18.62	2.41	-	-	7.28	0.016	0.18	0.039	115	26	287
Year 6	9.02	7.95	16.97	1.74	-	-	7.28	0.013	0.2	0.033	96	29	237
Year 7	9.53	2.01	11.54	2.25	-	2.98	7.28	0.014	0.19	0.032	99	27	235
Year 8	7.94	1.19	9.13	0.66	-	2.92	7.28	0.013	0.19	0.035	93	28	253
Year 9	3.42	0.52	3.95	0.33	4.17	0.76	7.27	0.009	0.14	0.033	62	20	239
Year10	-	-	-	-	7.26	-	7.26	0.007	0.12	0.035	48	17	252
Year 11	-	-	-	-	4.17	-	4.17	0.007	0.12	0.035	27	10	145
Total	74.53	65.79	140.32	16.3	16.3	6.93	74.53	0.014	0.17	0.041	1,015	260	3,030

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13.8	WASTE ROCK MANAGEMENT

Over the life of mine, a total of 65.8 Mst of waste rock is scheduled to be mined from the open pit. Of this total, 7.7 Mst is classified as Potentially Acid Generating (PAG), with the remaining material classified as Non-Acid Generating (NAG).

All PAG waste rock will be placed within the lined portion of the Tailings Management Facility (TMF). Within the TMF, PAG material will be utilized primarily for the construction of temporary haul roads placed on top of each tailings lift to support the filling sequence for subsequent lifts.

A substantial portion of the Non-Acid Generating (NAG) waste rock will also be directed to the TMF for use in constructing containment berms around the deposited tailings. In total, approximately 37.2 Mst of waste rock (PAG and NAG combined) is planned for placement within the TMF.

NAG waste rock that is not required for TMF construction will be placed in one of the three engineered Waste Rock Facilities (WRFs), shown in Figure 13.7. The combined storage capacity of the three WSFs is roughly 40.0 Mst.

Between Years 7 and 9, TMF construction requires more waste rock than is generated from ongoing pit operations. During this period, NAG waste rock previously placed in the WRFs will be rehandled and transported to the TMF to meet construction demands. A total of 6.7 Mst of NAG material is planned to be rehandled over this three-year period.

13.9	MINING FLEET REQUIREMENTS

The basis for the calculation of mining fleet is the mining schedule and the haulage model. The amount and type of material moved, and the destination of that material determines the total number operational hours that is needed for each category of mining equipment. The total operational hours required then determine the number of units needed and costs associated with operation.

13.9.1	Trade Off Study Contractor vs Owner Operated

A detailed trade off analysis study was done to evaluate Contractor and Owner Managed mining models. Contractor mining model was selected based on comparable unit costs per ton that aligns well with the relatively short mine life with minimum upfront capital.

Table 13.5: Mining Model Trade Off Table

Cost Description	Contractor (US$)	Owner Managed (US$)	Variance (%)
Ore and Waste Mining Unit Cost* (US$/st)	3.27	3.24	-1
Unit cost for Tailings to Storage Facility and pit backfill (US$/st)	1.41	1.53	8

13.9.2	Equipment Productivity and Usage

For major pieces of mining equipment, the productivity of each unit is estimated based on manufacturer specifications, job site parameters and observed parameters from similar surface mines. Mining equipment has either a variable annual usage basis on the mining schedule or a fixed annual usage. Variable usage equipment has a maximum number of annual hours available for work and a productivity associated with it, shown in Table 13.6. The annual available hours for each piece of equipment are based on the benchmarked Availability and Usage of Availability. 6,225 h/a equates to an 85% Availability, 85% Usage of Availability (UOA), and 95% Operational Efficiency (OE) with exception of drills and support equipment at 80% Availability and UOA. Table 13.7 shows the annual fleet hours and unit requirements.

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Table 13.6: Variable Usage Equipment

Equipment	Annual Hours Available (st/EH)	Productivity (st/EH)
Excavator	6,013	1,050
Loader	6,013	803
Haul Truck	6,013	363 - 112
Dozer	5,326	1,000
Drill	5,326	1,410

Table 13.7: Annual Schedule of Variable Usage Equipment

Year	1	2	3	4	5	6	7	8	9	10	11	Total
Loader Hours (000s)	16.1	20.1	19.7	16.8	16.9	15.1	12.1	12.3	13.2	7.6	4.8	155
Loader Units	4	5	4	3	3	3	2	2	2	2	2	5
Truck Productivity (st/EH)	363	293	262	288	272	248	233	214	113	112	68	257
Truck Hours Req’d 000s)	61	98	107	88	95	98	81	77	99	65	61	929
Truck Units	11	17	18	15	16	17	14	13	17	11	11	18
Dozer Hours (000s)	24	37	37	37	37	37	37	37	32	32	21	371
Dozer Units	5	7	7	7	7	7	7	7	6	6	4	7

Haul truck productivity is variable and is based on a haulage model that calculates cycle times based on the location of the material mined and the destination. Cycle times and the mine schedule are used to estimate the truck hours needed to meet the schedule. The annual available hours are based on the distance and the average speed for the haulage segment, with allowances for loading, dumping, and waiting. For excavators and wheel loaders the estimated productivity is based on the calculated loading times to position and fill the selected haul trucks. Dozer productivity is based on manufacturer nomographs. Blasthole drill productivity is based on average penetration rates and blast spacing to break the scheduled rock per the detailed fragmentation provided by a blasting manufacturer. Other minor and support equipment does not have a calculated productivity, but a fixed annual usage is assigned based on similar surface mining operations. Table 13.8 shows the fleet size and scheduled hours for the fixed usage equipment.

Table 13.8: Fixed Usage Equipment

Equipment	Hours Scheduled per Unit	Fleet Size
Water Truck	5,326	4
Motor Grader	5,326	3
Service/Fuel Truck	5,326	2
Crane Truck	1,000	1
Excavator	6,013	1

13.10	MINE PERSONNEL REQUIREMENTS

Hourly mine personnel requirements for equipment operators and mechanical labor are based on the annual equipment hourly usage. Salaried based employees are specified at typical staffing levels. All hourly mine employees and supervision of all mine employees are by the mine owner. The owner also provides Site General and Administrative (Site G&A) labor, mine planning and engineering, and environmental compliance. Table 13.9 shows the total project employment over the life of the Project and subsequent tables provide mine employment (Table 13.10), tailings disposal employment (Table 13.11) and site G&A employment (Table 13.12).

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Table 13.9 Mine Employment

Year	-2	-1	1	2	3	4	5	6	7	8	9	10	11	Total
Mine Employment	7	29	180	251	255	233	241	244	224	220	207	138	100	255
Tailings Employment	0	0	30	48	48	44	44	44	40	40	58	57	43	57
Mine G&A	2	7	23	27	27	27	27	27	27	27	25	19	12	27
Total Mine Employment	9	36	233	326	330	304	312	315	291	287	290	224	155	330

Table 13.10 Mine Employment Detailed Breakdown

Year	-2	-1	1	2	3	4	5	6	7	8	9	10	11	Total
Loading and Hauling	3	9	52	72	76	63	68	68	59	59	64	31	31	94
Loading Operators	1	3	18	22	17	13	13	13	13	13	14	10	10	22
Hauling Operators	2	6	34	50	59	50	55	55	46	46	50	21	21	59
Drill and Blast		5	24	29	29	24	24	24	18	18	13			29
Mine Support	2	3	43	60	60	60	60	60	60	60	50	44	32	60
Mine Maintenance	-	5	38	63	63	59	62	65	60	56	55	34	22	63
Mine G&A	2	7	23	27	27	27	27	27	27	27	25	29	12	27
Mine Total	7	29	180	251	255	233	241	244	224	220	207	138	97	255

Table 13.11 Tailings Disposal Employment

Year	-2	-1	1	2	3	4	5	6	7	8	9	10	11	Total
Hauling Operators	0	0	13	21	21	17	17	17	13	13	26	30	26	30
Tailing Support	0	0	17	27	27	27	27	27	27	27	27	27	17	27
Tailings Total	0	0	30	48	48	44	44	44	40	40	53	57	43	57

Table 13.12 Mine G&A Employment

Year	-2	-1	1	2	3	4	5	6	7	8	9	10	11	Total
Operations Manager	1	1	1	1	1	1	1	1	1	1	1	1	1	1
Mine General Foreman	1	2	2	2	2	2	2	2	2	2	2	2	1	2
Dispatch Builder	0	2	2	2	2	2	2	2	2	2	2	2	1	2
Dispatch Operator	0	2	2	2	2	2	2	2	2	2	2	2	1	2
Drill and Blast Supervisor			8	9	9	9	9	9	9	9	9	4	4	9
Mine Supervisors			1	2	2	2	2	2	2	2	1	0	0	2
Fuel Truck Operator			3	4	4	4	4	4	4	4	4	4	2	4
Mine Laborer			4	5	5	5	5	5	5	5	4	4	2	5
Mine G&A Total	2	7	23	27	27	27	27	27	27	27	25	19	12	27

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13.11	MINE END OF PERIOD PROGRESSION MAPS

End of year topographic maps showing the excavation progression are shown in Figure 13.8 to Figure 13.16.

Figure 13.8: Mine Progression – End of Year 1

Figure 13.9: Mine Progression – End of Year 2

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Figure 13.10: Mine Progression – End of Year 3

Figure 13.11: Mine Progression – End of Year 4

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Figure 13.12: Mine Progression – End of Year 5

Figure 13.13: Mine Progression – End of Year 6

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Figure 13.14: Mine Progression – End of Year 7

Figure 13.15: Mine Progression – End of Year 8

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Figure 13.16: Mine Progression – End of Year 9

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14 PROCESS AND RECOVERY METHODS

14.1	INTRODUCTION

The CK Gold processing facility has been designed to process 20,000 st/d of gold/copper sulfide ore. The processing facility and the unit operations therein are designed to produce a copper/gold flotation concentrate filter cake, containing between 12% Cu and 18% Cu, and approximately 1 oz/st and 2.5 oz/st Au and Ag, respectively.

The process facilities will consist of: RoM ore crushing circuit, crushed ore stockpile, semi-autogenous grinding (SAG) mill/ball mill comminution circuit, rougher flotation, regrind circuit, and cleaner flotation to liberate, recover, and upgrade the copper and gold from the RoM ores. Flotation concentrate will be thickened, filtered, and stored for subsequent shipping. Tailings from the process plant will be filtered and conveyed to a tailings bin, where the dry-filtered cake will be loaded into haul trucks for transportation to the dry-stack tailings facility.

In summary, the process plant will consist of the following unit operations and facilities:

●	RoM receiving area from the open pit mine.
●	Jaw crushing system, crushed ore stockpile, and stockpile reclaim system to convey crushed ore to the milling area.
●	SAG/Ball mill circuit incorporating cyclones for classification.
●	SAG mill pebble crushing and recycling circuit.
●	Rougher and Rougher-Scavenger flotation circuit, using Jameson Cell flotation technology.
●	Rougher concentrate regrinding circuit.
●	Cleaner flotation circuit incorporating three Jameson Cell flotation stages.
●	Flotation concentrate thickening and filtration circuit, including a storage shed with several days’ production capacity.
●	Tailings thickening and filtration circuits.
●	Tailings disposal and storage on the Tailings Storage Facility (TSF).
●	Reagent handling, utilities, process water, and raw-water systems.

The block flow diagram for the processing facility is shown in Figure 14.1.

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Figure 14.1: Block Flow Diagram – Processing Facility

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14.2	PROCESS PLANT DESIGN
14.2.1	Process Design Criteria

The process facilities have been designed for an average of 20,000 st/d throughput, equivalent to 7,300,000 st/a. The key process design criteria used in the FS design are outlined in Table 14.1.

Table 14.1: Major Design Criteria

Criteria	Unit	Value
Operating Days per Year	Days	365
Mine Life	Years	11
Average Daily Throughput	st	20,000
Plant Availability – Crushing Circuit	%	75
Plant Availability – Milling/Flotation Circuit	%	91.3
Plant Availability – Concentrate Dewatering Circuit	%	85
Plant Availability – Tailings Dewatering Circuit	%	92.7
LoM Copper Feed Assay	%	0.17
LoM Gold Feed Assay	oz/st	0.014
LoM Silver Feed Assay	oz/st	0.041
LoM Copper Recovery	%	80.6
LoM Gold Recovery	%	71.5
LoM Silver Recovery	%	68.7
14.2.2	Operating Schedule and Availability

The processing plant will be designed to operate in two 12-hour shifts per day, 365 days per year.

The average crushing circuit availability is expected to be 75% throughout the LoM, and the comminution and flotation circuit availability is expected to be 91.3% over the LoM. This allows sufficient downtime for scheduled and unscheduled maintenance of process plant equipment.

14.3	PROCESS PLANT DESCRIPTION
14.3.1	Primary Crushing

Ore from the open pit will be delivered by haul trucks (or loader) to the dump hopper static grizzly. Oversize material is expected to be less than 2% of the overall mass, but on the occasion that it occurs, the static grizzly is served by a hydraulic rock breaker.

The dump hopper will be discharged in a controlled manner using an apron feeder, which will feed the ore on to a vibrating grizzly. Ore particles smaller than 4” will pass through the grizzly to a discharge conveyor, whilst the oversize (approximately 50% of the feed) will be directed to the jaw crusher. The discharge from the jaw crusher will re-join the grizzly undersize on the discharge conveyor and will be conveyed to the crushed ore stockpile.

The crushing circuit will be equipped with a dust suppression system to control the fugitive dust generated during ore dumping and crushing.

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14.3.2	Crushed Ore Stockpile and Reclaim

The crushed ore conical stockpile will receive ore from the crushing circuit and will have a live ore capacity of 10,000 st (12 hours), equivalent to a total capacity of 28,500 st (34 hours). The stockpile will not be covered, which provides opportunity to manage the pile with a bulldozer, should this be necessary.

Crushed ore from the stockpile will be reclaimed in a controlled manner using six discharge chutes and four vibrating pan feeders. Of the six chutes, two will be initially blocked off with blanking plates and may be reopened and utilized in the future if deemed necessary. Only two of the four pan feeders are required to discharge the design tonnage to the SAG Mill via the SAG Mill Feed Conveyor. Feeder operation is anticipated to be automatically cycled to promote uniform stockpile drawdown and consistent feed to the SAG Mill.

A belt weigh scale will measure the feed to the SAG mill and will allow mill feedrate control by continuously adjusting the rate at which the pan feeders operate.

14.3.3	Grinding Circuit

The grinding circuit employed for the project includes a SAG mill in series with a ball mill. It will be a two-stage grinding operation with the SAG mill in a closed circuit with a pebble crusher and the ball mill in a closed circuit with classifying hydrocyclones. The SAG mill internal discharge screen will be equipped with pebble ports to allow removal of the coarse pebbles that tend to accumulate within the mill. Grinding will be conducted as a wet process at a nominal rate of 912.7 st/h of material (dry basis).

The grinding circuit will include:

●	SAG Mill Feed Conveyor.
●	Pebble Crusher Feed and Discharge Belts.
●	Conveyor Weigh Scales and Metal Detectors.
●	SAG Mill - 34 ft diameter x 17 ft EGL, equipped with 2 x 8,100 hp motors.
●	Ball Mill - 24 ft diameter x 34.5 ft EGL, equipped with 2 x 8,100 hp motors.
●	Pebble Crusher (400 hp).
●	SAG Mill Discharge Vibrating Screen (10’ wide x 20’ long).
●	Cyclone feed slurry pumps.
●	Hydrocyclone cluster with 11 (10 operating, 1 spare, 1 blank) hydrocyclones.

Crushed ore reclaimed from the stockpiles will be fed to the SAG mill at a controlled rate. Water will be added to the SAG mill feed for wet ore grinding. The SAG mill will generally operate at 75% of its theoretical critical speed.

The SAG mill internal discharge screen will be equipped with pebble ports to enable removal of critical-size material. Oversize material removed at the SAG mill discharge will be conveyed via transfer conveyors to the pebble crusher. A cone crusher will crush the pebbles to a P80 of approximately 0.5 inch. The crushed pebbles will be returned to the conveyor belt feeding the SAG mill for further grinding. The SAG mill external discharge screen underflow slurry will gravitate into the cyclone feed pump box, from where it will be pumped to the hydrocyclone cluster.

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The ball mill will operate in closed-circuit with a cluster of hydrocyclones. The product from the ball mill will be discharged into the cyclone feed pump box, combining with the SAG mill discharge to become the hydrocyclone feed slurry. The target classification size for the hydrocyclones will be 80% finer than 90 µm, and the circulating load to the ball mills will be targeted at 300% with the cyclone underflow returning to the ball mill as feed slurry. Dilution water will be added to the grinding circuit as required.

The fine hydrocyclone overflow stream from the classification circuit will be piped across to the flotation circuit via a sampling station. The pulp density of the cyclone overflow slurry will be approximately 35% solids.

Grinding media, consisting of 5” forged balls for the SAG and 2.5” hi-chrome balls for the ball mill, will regularly be added to the grinding circuit to maintain charge level and grinding efficiency.

A multi-axis relining machine will be available for occasional replacement of mill liners. The machine will be configured to work on both mills and will be lifted into position using the mill overhead crane, which serves the entire mill area. Additional relining equipment such as bolting machines, will be provided and overhead hoists are provided to allow safe and efficient operation of these machines.

14.3.4	Flotation and Regrind Circuits

The flotation of milled slurry will be carried out using a multi-stage circuit consisting of Rougher, Scavenger and Cleaner flotation stages. The flotation technology employed for the project (Jameson Cells) is a modern approach, with this proprietary equipment giving high metallurgical efficiency, low power consumption and a compact footprint. Rougher and Scavenger Jameson Cells are designed and configured to recover greater than 90% of the valuable sulfide minerals into 10% of the feed mass. The Rougher/Scavenger Concentrate slurry is then collected and pumped to a concentrate open regrinding circuit, consisting of a vertical mill and classifying hydrocyclones. The regrind circuit is designed to reduce particle fineness in the concentrate from 80% passing 90µm to approximately 80% passing 25µm and in doing so allows further rejection of silicate and sulfide gangue minerals in downstream processes.

After regrinding, the combined rougher/scavenger concentrate is further upgraded (cleaned) using smaller Jameson cells. These smaller units are arranged in a single cleaner- scalper stage and a cleaner-scavenger with re-cleaner stage configuration to reduce cleaner tail losses. Concentrate from the cleaner-scalper and re-cleaner stages will be pumped to the concentrate thickener as a final product.

The flotation circuit will include the following equipment:

●	Flotation Reagent Addition Facilities.
●	Rougher/Scavenger Flotation Cells, 2 off Jameson B6500/24 units.
●	Concentrate Regrind Vertical/Tower Mill, 2,500 hp.
●	Regrind Circuit Classification Cyclone Cluster.

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●	Cleaner Scalper Flotation Cell – single Jameson E3432/8 unit.
●	Cleaner Scavenger Flotation Cell – single Jameson E3432/8 unit.
●	Re-Cleaner Flotation Cell – single Jameson Z1600/1 unit.
●	Pump Boxes and Standpipes.
●	Slurry and concentrate pumps.
●	Sampling Systems.

Flotation reagents will be added to the flotation circuit as defined through testing. The reagents include the collectors PAX and A-208, the Frother MIBC, and Lime as the pH-modifying reagent. Provision will also be made for supplementary reagent addition to the cleaner stages of the flotation circuit.

The cyclone overflow from the grinding circuit will feed the flotation circuit by gravity flow from the ball mill cyclone cluster. The slurry will be manually monitored for particle size, and flotation feed samples will be taken automatically to allow for proper metallurgical accounting. Cyclone overflow slurry from the ball mill will discharge into the mechanically agitated flotation conditioner tank, where frother, collector, and pH-modifying reagents will be added. A 10-minute conditioning time has been determined to be sufficient, based on metallurgical testwork results. The slurry is then pumped from the conditioner tank to the rougher flotation Jameson Cell at a design dry solids rate of 912.7 st/h. The Jameson Cell design employs a self-aspirating technique to aerate the pulp under high pressure before allowing it to segregate in a quiescent zone, with froth-washing water included to reduce the misplacement of entrained gangue. In the rougher flotation Jameson Cell, sulfide minerals will be selectively recovered into a rougher concentrate froth consisting of approximately 10% of the plant feed throughput. The rougher tailings slurry will be sampled automatically for process control and metallurgical accounting purposes before gravitating into the tailings thickener feed pump box.

Rougher concentrate slurry will gravitate from the rougher-scavenger cell to the regrind mill cyclone feed box, from where it will be pumped to the regrind cyclones. Cyclone underflow will gravitate to the regrind mill feed box, where it is pumped to the regrind mill for the second pass. Regrind media is charged via regrind media hopper to assist regrinding to the target size in an inert (oxygen-depleted) environment. Cyclone overflow, with a target particle size of 80% passing 25 µm, will gravitate to the cleaner-scalper cell feedbox. Reground slurry exiting the regrind mill will be screened. The screen oversize will report back to the regrind mill feed box. The screen undersize will report to the underflow discharge box and then is pumped to the cleaner-scalper cell feedbox for further treatment.

The cleaner-scalper Jameson Cell will produce a concentrate froth that will be combined with the re-cleaner concentrate; the combined slurry stream will gravitate to the concentrate thickener feedbox after being sampled for metallurgical accounting and process control. The cleaner-scalper tailings gravitate to the cleaner-scavenger feedbox, where they are mixed with the pumped re-cleaner tailings and fed to the cleaner-scavenger cell to float remaining gold/copper particles from the tails of both cleaners. Cleaner-scavenger tailings are sampled automatically for metallurgical accounting and process control and will gravity flow to the tailings thickener feed box. Cleaner-scavenger concentrate gravitates to the re-cleaner feedbox for final cleaning. The final concentrate (a combination of cleaner-scalper and re-cleaner concentrate) will have a gold grade of between 1 and 3 oz/st and a copper grade of between 12% and 18% (the selected grade at any point in time will depend on prevailing market conditions and metal prices).

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14.3.5	Concentrate Dewatering and Storage

Cleaner flotation concentrate slurry will be thickened, filtered, and stored as a cake before shipment to domestic or overseas markets. The concentrate dewatering circuit will consist of the following equipment:

●	Concentrate thickener (20-foot diameter).
●	Concentrate thickener underflow pumps.
●	Concentrate filter feed tank.
●	Concentrate filter press feed pumps.
●	Concentrate filter press, complete with various auxiliaries.
●	Filter cake handling conveyors, and a storage shed.

Copper-gold flotation concentrate will gravitate from the flotation circuit to the concentrate thickener feedbox. Flocculant will be added to the feedbox to accelerate the settling process and improve overflow quality. Thickened concentrate slurry, with an underflow density between 55% and 60% solids, will be pumped from the base of the thickener to the concentrate filter feed tank using underflow slurry pumps.

The concentrate thickener overflow will consist mainly of water with minimal solids (<0.5%). This stream will be pumped to the flotation service water tank and used in the flotation circuit for slurry density adjustment and froth washing above the cells. The flotation service water tank will be topped up with process water as required.

The concentrate filter feed tank will be mechanically agitated and will act as a surge tank with approximately 14 hours of retention time.

The concentrate filter will be a vertical filter press with the capacity to dewater the slurry to a final cake moisture content of less than 10% (w/w). Filtrate from the press will be returned to the concentrate thickener feedbox. Filter cake will be discharged via a chute into a screw feeder and then onto a high-angle tubular conveyor. The cake will be transported to the concentrate storage shed, where it will be sampled and loaded into bulk carriers.

14.3.6	Tailings Dewatering and Storage

The final flotation tailings gravitate from both the rougher and cleaner circuits separately to the tailings thickener, where the slurry is thickened and filtered. The resulting cake is then hauled and stacked in the tailings storage area.

The following process equipment will be required in the tailings handling area:

●	Tailings thickener (138-foot diameter).
●	Tailings thickener underflow pumps.
●	Tailings filter feed tank (with agitator).
●	Tailings filter feed pumps.
●	Tailings vacuum belt filters complete with auxiliaries.
●	Tailings filter conveyors (transfer and diverter).
●	Tailings filter cake bin and discharge feeder.

CK Gold Project S-K 1300 Technical Report	183	May 2026

The final tailings slurry will consist of rougher scavenger flotation tailings and cleaner scavenger tailings. Each stream will gravitate from flotation to the tailings thickener feedbox, where it will be dewatered in a thickener and then stored ahead of vacuum filtration in a mechanically agitated tank. The tailings thickener is a 138-foot diameter steel tank with auto-lifting rakes and a high-rate feedwell, producing an underflow density of up to 58% solids by weight. Flocculant will be used to facilitate the settling of the solids and will aid in supernatant clarity.

Slurry will be pumped from the thickener to the filter feed tank using thickener underflow slurry pumps (one running, one standby). The tailings filter feed tank will be mechanically agitated to avoid settling and blockages and will act as a surge tank with approximately three hours of retention time.

Filtration of the tailings slurry will be carried out using four vacuum belt filter units with vibrating technology to assist with final cake moisture reduction. Each vacuum belt filter will dewater the tailings to produce a “dry” cake with a moisture content of roughly 14.5%. Filtrate from each filter will be returned to the tailings thickener. Dewatered cake will be discharged at the end of the belt via a chute directly onto a transfer conveyor, which will transport the cake to a storage bin with 30 minutes of surge capacity. Flocculant will be added to the filter feed slurry to further assist with the dewatering process.

Thickening and filtration of the tailings will facilitate the recovery of process water required for reuse in the plant before the final deposition of the plant tailings. Reclaim process water will be recovered as overflow from the tailings thickener and as filtrate from the tailings filters.

14.3.7	Reagent Handling and Storage

Various chemical reagents will be added to the grinding and flotation circuits to modify the mineral particle surface characteristics and enhance the floatability of the valuable mineral particles into the concentrate product. These reagents will be used in the process slurry streams to facilitate the recovery of the copper and gold minerals during flotation.

Additionally, flocculant will be used to assist in dewatering operations. This reagent promotes the aggregation of fine particles into larger clusters (flocs), which significantly increases the settling rate in thickeners and improves overall filtration efficiency.

Raw water will be used to prepare these reagents, which will be supplied in powder/solid form or as solutions that require dilution prior to addition to the slurry. These reagent solutions will then be added at various points in the flotation circuits and streams using metering pumps.

Preparation and handling of these chemicals will require:

●	A flocculant preparation and dosing system.
●	A lime storage, slaking, and distribution system
●	A frother (MIBC) storage and distribution system.
●	A PAX mixing and distribution system.
●	A208 dosing pumps only.
●	Applicable safety equipment.

CK Gold Project S-K 1300 Technical Report	184	May 2026

The PAX collector reagents will arrive at the plant as dry flakes in super sacks. The flakes are dissolved in an agitated mixing tank with water at 10% w/w. The solution will be transferred from the mixing tank to the PAX storage tank, and then pumped via a ring main system to both the rougher conditioning tank and the cleaner-scalper Jameson cell at a 10% w/w concentration.

The A-208 collector is delivered in drums and then meter pumped to the addition points.

The frother (MIBC) will be delivered in bulk and transferred to an external storage tank before being pumped to a head tank inside the building. From there, dosing pumps will deliver the MIBC to the various addition points within the flotation circuit.

Flocculant will be hydrated in a flocculant mix tank to a 0.25% weight-strength solution. This solution will be further diluted to 0.05% w/w before addition to the process using in-line mixers. A single flocculant makeup facility will supply the tailings and concentrate thickeners, and all tailings vacuum belt filters.

Quick lime will be delivered in bulk and will be off-loaded pneumatically into a silo. Quicklime will be fed to a detention-type slaking system to produce a lime slurry with approximately 20% solids in suspension. This slurry will be pumped to a mechanically agitated lime day tank and further diluted to 15% w/w solids. From the day tank, lime slurry will be pumped via a pressurized ring-main to the addition points.

To ensure spill containment, the reagent preparation facility will be located within a separate bunded area. Storage tanks will be equipped with level indicators and instrumentation to ensure that potential spills are immediately apparent during normal operation. Appropriate ventilation, fire and safety protection, emergency shower and eye wash stations, and Material Safety Data Sheet stations will be provided at the facility. Each reagent line and addition point will be labelled following the Mine Safety and Health Administration (MSHA) standards. All operational personnel will receive MSHA training and additional training for the safe handling and use of the reagents.

14.3.8	Water Systems
14.3.8.1	Raw Water System

Raw water will be supplied to the process plant using new pumps and an overland pipeline from the Crystal Lake Reservoir, approximately 1.5 miles north of the mine.

Raw water will be stored at the process plant in a 144,000-gallon raw water tank, from which it will be pumped through a distribution header to the various areas of the plant. The tank will hold approximately 5 hours of water at normal consumption levels.

Raw water will be used for slurry pump gland service, flocculant mixing, concentrate filter wash water, spray water top-ups, occasional supply to the fire water tank, and as makeup for the process water tank.

14.3.8.2	Process Water Supply System

Process water is stored within two 275,000-gallon process water tanks and pumped via a pressurized ring main to the mills and various other areas of the process plant. The process water tanks are designed to hold approximately one hour of water at normal consumption levels and will normally be run at an intermediate level so as to contain additional water after a plant stoppage. The tanks will be primarily fed using tailings thickener overflow water, with additional (top-up) supplies from the raw water system and from the general-purpose pond to the south of the plant.

CK Gold Project S-K 1300 Technical Report	185	May 2026

14.3.8.3	Storm/Run-Off Water

Additional water will be available within the overall water balance on an occasional basis, sourced from the tailings area drainage system, the in-pit dewatering system, and the site run-off control system. Water from these systems will be pumped from its source to the general-purpose pond to the south of the process plant, from where it can be pumped as makeup to the process water tank. This helps to reduce the volume of raw water required by the process plant.

Water collected in the pond may contain hydrocarbons or other deleterious substances resulting from vehicle traffic within the disturbed watershed. Consequently, an oil skimmer will be necessary to remove these contaminants before the water is fed into the process.

14.3.8.4	Flotation Service Water

Water recovered from the concentrate thickener overflow can contain traces of gold-enriched concentrate; therefore, it will be collected in the service water tank and pumped to the flotation circuit for use as dilution and spray water. The service water tank adjacent to the concentrate thickener will be gravity-fed and topped up with process water, as required.

14.3.8.5	Fire Water System

Raw water for the fire protection system will be stored in a 100,000-gallon tank located on a hillside near the plant. This tank will be filled from the raw water ring main and will be routinely cycled to maintain freshness. The static pressure generated by the tank’s elevated location will keep the firewater system energized; therefore, pumps will not be required to maintain adequate working pressure.

14.3.9	Air Supply Systems

The process plant compressed air systems are designed to supply air to the following areas:

●	A dedicated compressor and receiver system will supply drying air to the concentrate filter press unit.
●	Two screw compressors (configured for one operational unit and one stand-by unit), an air receiver, and an air dryer will supply instrument air distributed to the entire facility.

The instrument air compressors and the concentrate filter compressor are to be housed within a dedicated facility adjacent to the main process plant. Compressed air will be distributed throughout the plant via a centralized piping system. A separate, dedicated air receiver for the concentrate filter will be positioned within the designated filter area.

14.4	PROCESS PLANT LABOR

Process plant salaried personnel estimates were developed to provide adequate supervision and technical support for the daily operation of the process facility. The required salaried personnel for the process facility is estimated at 12 people, as detailed in Table 14.2.

CK Gold Project S-K 1300 Technical Report	186	May 2026

Table 14.2: Salaried Personnel

Position	Count
Management
Mill Superintendent/ Manager	1
Met Accountant (Concentrates)	1
Executive Assistant	1
Technical
Plant Metallurgist	2
Operations
Mill Trainer	1
Plant Safety/Occ health Officer	1
Maintenance
Maintenance Engineer	1
Electrical/Instrumentation Supervisor	1
Mechanical Supervisor	1
Maintenance Planner	2
Total Salaried	12

Salaried personnel will supervise a total of 76 hourly employees, as detailed in Table 14.3 Process positions, both salaried and hourly, that require 24-hour coverage per day will be staffed by rotating 12- hour shifts.

Table 14.3: Hourly Personnel

Position	Count
Operations
Shift Supervisor	4
Control Room Operator	4
Crusher/Conveying Area Operator	4
Grinding Operator	4
Flotation & Concentrate Filter Operator	4
Tailings Thickening/Filtration/Handling Operator	8
Reagent Area Operators	4
FEL Driver, Concentrates	2
Operator, Concentrate Rail Head	2
Laborer - Operations	16
Vacation Cover - Laborers	4
Maintenance
Mechanical/Electrical Senior Supervisor	2
Electrician	3
Instrumentation	3
Mechanical	4
Laborers - Maintenance	8
Total Hourly	76

CK Gold Project S-K 1300 Technical Report	187	May 2026

15 INFRASTRUCTURE

15.1	ROADS
15.1.1	Project Access Road

The Project access road is a gravel road that initiates at County Road 210 (also named Crystal Lake Road), heads south and then west to the Project site boundary (Figure 15.1). The access road is approximately 4.2 miles long and 26 ft wide, generally centered along a 60-foot-wide RoW. The Project site boundary extends to County Road 210 following the access road RoW. A typical cross-section of the access road is shown on Figure 15.2.

Fencing will be installed along the RoW boundary. The access road does not cross any streams. The material for sub-base, base, and gravel surfacing will be sourced from borrow areas within the Project site.

Access road construction will be one of the first tasks performed in the construction phase, following stripping and stockpiling of topsoil. The Project will obtain a permit for the access road connection to County Road 210 from Laramie County.

15.1.2	Ex-Pit Haul Roads

Ex-pit haul roads are designed with a width of 90 ft to accommodate 100 st haul trucks. Ex-pit haul roads will be constructed primarily in fill, using a minimum of 3 feet of waste rock providing a suitable base for haul truck operations. A plan view of all ex-pit haul roads and associated sections are shown in Figures 15.3 and 15.4, respectively.

Haul road cut-and-fill volumes are included in the CAPEX cost estimate.

Haul roads, including those required for pre-production, will be constructed in phases. Pre-production haul roads will connect the pit to the ore stockpile, primary crusher, and TMF, and will also be used to haul tailings from the tailings loadout bin to the TMF. Figure 15.5 shows the ex-pit haul roads to be completed before the start of mining.

Due to limited availability of mine waste during pre-production, the south haul road will not be constructed to its ultimate configuration. The south haul road will be built to the ultimate configuration during Year 1 as mine waste is available. The north haul road will be roughly graded with native materials during pre-production, as it will ultimately be covered by the Ore Stockpile. Portions of the north haul road outside of the ore stockpile limits will be armored with waste rock as needed during operations.

CK Gold Project S-K 1300 Technical Report	188	May 2026

Figure 15.1: Project Access Road

WYOMING
PROJECT LOCATION
90
25
80
Laramie
Cheyenne
14N 70W
14N 69W
13N 70W
13N 69W
Copper King Mine
Middle Crow Creek
CRYSTAL LAKE ROAD
South Crow Creek
South Crow Creek Reservoir
Hecla
BM 6755
108-1
210-1
Copyright © 2013 National Geographic Society, i-cubed

EXPLANATION

ACCESS ROAD

BHE POWER LINE

OPERATING PERMIT BOUNDARY

N

0 2,000'

Trihydro CORPORATION
1252 Commerce Drive
Laramie, WY 82070
www.trihydro.com
(P) 307/745.7474 (F) 307/745.7729

FIGURE 15-1

MINE LOCATION MAP

CK GOLD MINE
GOLD KING CORP.
LARAMIE COUNTY, WYOMING

Drawn By: BR	Checked By: ZH	Scale: 1" = 2,000'	Date: 5/24/23	File: 1_MineLoc_MP-F1

Source: Trihydro, 2023.

CK Gold Project S-K 1300 Technical Report	189	May 2026

Figure 15. 2: Site Infrastructure Plan

LEGEND:
GROUND CONTOURS
SITE CONTOURS - BY OTHERS
TMF, HAUL ROAD, WRF & ORE CONTOURS
POND CONTOURS
POND
LOW-GRADE ORE
WASTE ROCK
TAILINGS
DRAINAGE/FLOW PATH
ROADS
TOPSOIL STOCKPILE AREAS
POWER LINE
RAW WATER PIPE
RAW WATER PIPE EASEMENT
RETURN WATER PIPE
FENCE LINE
PLSS SECTION LINES
ULTIMATE PIT LIMITS
TMF LINER LIMITS (BURIED)
ORE LINER LIMITS (BURIED)
PERMIT LIMITS
ULTIMATE PIT LIMITS
WEST WASTE ROCK FACILITY (WWRF)
WWRF-1 POND
WWRF-3 POND
WWRF-2 POND
EWRF POND
TMF-3 POND
SWWRF POND
OPEN PIT
WASTE ROCK FILL
EAST WASTE ROCK FACILITY (EWRF)
LOW-GRADE ORE
CREST ELEV: 7180.0
CREST ELEV: 7250.0
NORTH HAUL ROAD
SOUTHWEST WASTE ROCK FACILITY (SWWRF)
CREST ELEV: 7250.0
TAILINGS MANAGEMENT FACILITY (TMF)
CREST ELEV: 7180.0
FIRE WATER TANK
PRIMARY CRUSHER
FUEL DEPOT
TRUCK WASH/TRUCK SHOP PAD
TMF-1 POND
SOUTH HAUL ROAD
ACCESS ROAD
CRUSHED ORE STOCKPILE
TAILINGS THICKENER
PROCESS PLANT
TAILINGS LOADOUT BIN
LABORATORY
MILL CONTROL
LAYDOWN YARD
MILL SITE POND
WAREHOUSE
TRUCK SCALE
SOUTH CREEK POND
CR-270
N
SCALE (FT)
0 500 1,000
CONTOUR INTERVAL 20 FT

PROJECT NUMBER: 985					
REVISION	DATE	DESCRIPTION	PREPARED	REVIEWED	APPROVED
A	04/2026	ISSUED FOR REVIEW	TG	DJR	
B	04/2026	ISSUED FOR FS	TG	DJR	

PREPARED FOR: U.S. GOLD CORP

PREPARED BY: TIERRA GROUP INTERNATIONAL; BBA

CK GOLD PROJECT

GENERAL FACILITIES ARRANGEMENT

FIGURE 01

Troy Horn – Z:\US Gold\CK Gold Project\Dry Stack and SWMMP\FS Support\CAD\Figures\Stacking Plan\Overall Site Plan\Fig01 – General Facilities Arrangement 20260323.dwg – 4/17/2026 4:07 PM

Source: Tierra Group International, 2026.

CK Gold Project S-K 1300 Technical Report	190	May 2026

Figure 15.3: Haul Roads

ULTIMATE PIT LIMITS
WWRF-1 POND
EWRF POND
TMF-3 POND
WWRF-3 POND
WWRF
SWWRF POND
WASTE ROCK FILL
OPEN PIT
WWRF-2 POND
EWRF
LOW-GRADE ORE
NORTH HAUL ROAD
SWWRF
TMF-2A POND
TMF
FIRE WATER TANK
TMF-2B POND
SOUTH HAUL ROAD
PRIMARY CRUSHER
FUEL DEPOT
TMF-1 POND
TRUCK WASH/TRUCK SHOP PAD
ACCESS ROAD
CRUSHED ORE STOCKPILE
TAILINGS THICKENER
PROCESS PLANT
LABORATORY
TAILINGS LOADOUT BIN
LAYDOWN YARD
MILL CONTROL
MILL SITE POND
WAREHOUSE
PRILL SILO
SOUTH CREEK POND
TRUCK SCALE
N
SCALE (FT)
0 400 800
CONTOUR INTERVAL 20 FT

LEGEND:

- GROUND CONTOURS
- SITE CONTOURS – BY OTHERS
- POND CONTOURS
- WASTE ROCK
- TEMPORARY NORTH ROAD GRADING
- DRAINAGE/FLOW PATH
- ROADS
- POWER LINE
- TOPSOIL STOCKPILE AREAS
- RAW WATER PIPE
- RAW WATER PIPE EASEMENT
- RETURN WATER PIPE
- FENCE LINE
- PLSS SECTION LINES
- ULTIMATE PIT LIMITS
- ULTIMATE TMF LIMITS
- ULTIMATE WASTE ROCK LIMITS
- TMF LINER LIMITS
- ORE LINER LIMITS
- PERMIT LIMITS

Troy Holm – Z:\US Gold\CK Gold Project\Dry Stack and SWMP\FS Support\CAD\Drawing Set\TMF FS\12-14 NORTH & SOUTH HAUL ROAD PLAN PROFILES AND SECTIONS.dwg – 4/17/2026 5:51 PM

PROJECT NUMBER: 985

REVISION	DATE	DESCRIPTION	PREPARED	REVIEWED	APPROVED
A	04/2026	ISSUED FOR REVIEW	TG	DJR	
B	04/2026	ISSUED FOR FS	TG	DJR	

PREPARED FOR: U.S. GOLD CORP

PREPARED BY: TIERRA GROUP INTERNATIONAL

CK GOLD PROJECT

HAUL ROADS PLAN

FIGURE 12

Source: Tierra Group International, 2026.

CK Gold Project S-K 1300 Technical Report	191	May 2026

Figure 15.4: Haul Road Sections

Troy Holm - Z:\US Gold\CK Gold Project\Dry Stack and SWMP\FS Support\CAD\Drawing Set\TMF FS\12-14 NORTH & SOUTH HAUL ROAD PLAN PROFILES AND SECTIONS.dwg - 4/10/2026 12:08 PM

90.0 FT
1 14|14
2.5
1
2.5
1

C 12|14 NORTH HAUL ROAD ROADWAY WITH BERMS SECTION (TYP.)
NOT TO SCALE

5.0 FT
2
1
2
1

1 14|14 HAUL ROAD SAFETY BERM SECTION (TYP.)
NOT TO SCALE

90.0 FT
1 14|14
2.5
1
2.5
1

D 12|14 SOUTH HAUL ROAD ROADWAY WITH BERMS SECTION (TYP.)
NOT TO SCALE

30.0 FT
2 14|14

E 12|14 SOUTH HAUL ROAD TO TMF-3 POND ACCESS ROAD SECTION (TYP.)
NOT TO SCALE

2.5 FT
2
1
2
1

2 14|14 ACCESS ROAD SAFETY BERM SECTION (TYP.)
NOT TO SCALE

PROJECT NUMBER: 985

REVISION	DATE	DESCRIPTION	PREPARED	REVIEWED	APPROVED
A	04/2026	ISSUED FOR REVIEW	TG	DJR	
B	04/2026	ISSUED FOR FS	TG	DJR	

PREPARED FOR: U.S. GOLD CORP

PREPARED BY:

CK GOLD PROJECT

HAUL ROAD SECTIONS

FIGURE 14

Source: Tierra Group International, 2026.

CK Gold Project S-K 1300 Technical Report	192	May 2026

Figure 15.5: Pre-Production Site Plan

LEGEND:
GROUND CONTOURS
SITE CONTOURS – BY OTHERS
TMF, HAUL ROAD, & WRF CONTOURS
POND CONTOURS
POND
CURRENT YEAR WASTE ROCK
TEMPORARY NORTH ROAD GRADING
DRAINAGE/FLOW PATH
ROADS
TOPSOIL STOCKPILE AREAS
POWER LINE
RAW WATER PIPE
RAW WATER PIPE EASEMENT
RETURN WATER PIPE
FENCE LINE
PLSS SECTION LINES
ULTIMATE PIT LIMITS
ULTIMATE TMF LIMITS
ULTIMATE WASTE ROCK LIMITS
PHASE 1 TMF LINER LIMITS
PHASE 1 ORE LINER LIMITS
PHASE 2 & 3 TMF LINER LIMITS (FUTURE)
PHASE 2 ORE LINER LIMITS (FUTURE)
PERMIT LIMITS
ULTIMATE PIT LIMITS
WWRF
WWRF-3 POND
EWRF POND
TMF-3 POND
SWWRF POND
OPEN PIT
WWRF-2 POND
1A STARTER BERM
WASTE ROCK FILL
EWRF
NORTH HAUL ROAD (TEMPORARY GRADING)
PRE-PRODUCTION PIT
LOW-GRADE ORE
NORTH HAUL ROAD
TMF-2A POND
SWWRF
TMF
FIRE WATER TANK
PRIMARY CRUSHER
FUEL DEPOT
TMF-1 POND
SOUTH HAUL ROAD
TRUCK WASH/TRUCK SHOP PAD
TAILINGS THICKENER
ACCESS ROAD
CRUSHED ORE STOCKPILE
PROCESS PLANT
TAILINGS LOADOUT BIN
LABORATORY
LAYDOWN YARD
MILL CONTROL
MILL SITE POND
WAREHOUSE
TRUCK SCALE
SOUTH CREEK POND
N
SCALE (FT)
0 500 1,000
CONTOUR INTERVAL 20 FT

PROJECT NUMBER: 985					
REVISION	DATE	DESCRIPTION	PREPARED	REVIEWED	APPROVED
A	04/2026	ISSUED FOR REVIEW	TG	DJR	
B	04/2026	ISSUED FOR FS	TG	DJR	

PREPARED FOR: U.S. GOLD CORP

PREPARED BY: TERRA GROUP INTERNATIONAL; BBA

CK GOLD PROJECT

PRE-PRODUCTION

FIGURE 02

Troy Holm – Z:\US Gold\CK Gold Project\Dry Stack and SWWMP\FS Support\CAD\Figures\Stacking Plan\Overall Site Plan\Fig02 – Year 00 20260323.dwg – 4/17/2026 4:10 PM

Source: Tierra Group International, 2026.

CK Gold Project S-K 1300 Technical Report	193	May 2026

15.2	ORE STOCKPILE

The Ore Stockpile is located on the north side of the TMF and will store up to 15.6 Mst of low-grade ore for future processing. The Ore Stockpile will operate as an independent structure from the TMF until Year 2, after which the ore will fill the valley between the Ore Stockpile and the TMF. Ore will then be placed directly against tailings. The Ore Stockpile will be constructed in two phases: Phase 1 will accommodate approximately 1.7 Mst (9 months of operations). Phase 2 will be built during Year 1, increasing the storage capacity to 2.4 Mst.

The Ore Stockpile will have a composite liner system (CLS) consisting of 80-mil double-sided textured Liner Low-Density Polyethelene (LLDPE) geomembrane overlying a prepared subgrade of compacted clays and silts. The 80-mil liner for the Ore Stockpile will connect to the TMF 60-mil liner; however, no ore will be placed directly on the 60-mil liner. The Ore Stockpile will have a maximum elevation of approximately 7,150 ft above mean sea level (amsl). Figure 15.6 shows the maximum extent of the ore stockpile during Year 8.

Foundation preparation will include clearing, grubbing, and stripping of topsoil. Unsuitable overburden material will also be removed, including soils that are unable to be compacted and used in the CLS subgrade, such as saturated soils or soils that are not clay or silt. Low-permeability clays and silts within the Ore Stockpile footprint will be ripped, moisture conditioned, and compacted, forming the CLS subgrade. Areas without suitable low-permeability materials will be covered with a minimum of 1 foot of low-permeability fill and compacted. Approximately 762,372 square feet of geomembrane is required for Phase 1, and an additional 1,021,817 square feet is required for Phase 2. The CLS will have an effective permeability of 10 -7 cm/s or lower.

An underdrain system consisting of only primary pipes surrounded by gravel and geotextile will be installed below the liner to convey incident groundwater seeps beneath the Ore Stockpile to TMF-3 (Figure 15.7 and Figure 15.8). Secondary drains are not included in this design because of the topography and geometry of the Ore Stockpile area.

The Ore Stockpile CLS will be covered with a 16-oz non-woven geotextile or a 3-foot gravel layer (overliner) protecting the liner from damage during ore placement. The gravel layer will be used on steep sections where slope stability of the outer slope is a concern. Drainage pipes will be placed on top of the liner promoting drainage from the base of the ore. Like the underdrain, the overdrain system consists of a primary drain that is constructed to convey drainage to the TMF-3 Pond (Figure 15.7).

The primary under and overdrains will be constructed of perforated pipe surrounded by drainage gravel and wrapped in non-woven geotextile. Figure 15.8 shows the typical primary drain cross-sections.

Tierra Group/BBA conducted a geotechnical investigation in 2025. Soil properties determined during the investigation were used along with data from previous investigations (by others) to develop material properties for the Ore Stockpile stability analysis.

CK Gold Project S-K 1300 Technical Report	194	May 2026

Figure 15.6: Ore Stockpile

WWRF-1
POND
WWRF-3
POND
WWRF-2
POND
WWRF
EWRF
POND
TMF-3
POND
EWRF
ORE STOCKPILE
CREST ELEV. 7150.0
CREST ELEV. 7250.0
NORTH HAUL ROAD
TMF
CREST ELEV. 7180.0
SOUTH HAUL ROAD
ACCESS ROAD

LEGEND:

- 6500 GROUND CONTOURS
- 6500 SITE CONTOURS - BY OTHERS
- 6500 TMF, HAUL ROAD, WRF & ORE CONTOURS
- 6500 POND CONTOURS
- POND
- LOW-GRADE ORE
- WASTE ROCK
- TAILINGS
- DRAINAGE/FLOW PATH
- ROADS
- TOPSOIL STOCKPILE AREAS
- POWER LINE
- RAW WATER PIPE
- RAW WATER PIPE EASEMENT
- RETURN WATER PIPE
- FENCE LINE
- PLSS SECTION LINES
- ULTIMATE PIT LIMITS
- TMF LINER LIMITS (BURIED)
- ORE LINER LIMITS (BURIED)
- PERMIT LIMITS

N

SCALE (FT)
0 300 600

CONTOUR INTERVAL 20 FT

Troy Holm - Z:\US Gold\CK Gold Project\Dry Stack and SWWMP\FS Support\CAD\Figures\Stacking Plan\Overall Site Plan\Ore Stockpile Plan View 20260324.dwg - 4/10/2026 2:53 PM

PROJECT NUMBER: 985

REVISION	DATE	DESCRIPTION	PREPARED	REVIEWED	APPROVED
A	04/2026	ISSUED FOR REVIEW	TG	DJR	
B	04/2026	ISSUED FOR FS	TG	DJR	

PREPARED FOR: U.S. GOLD CORP

PREPARED BY: TIERRA GROUP INTERNATIONAL

CK GOLD PROJECT

ORE STOCKPILE

FIGURE 01

Source: Tierra Group International, 2026.

CK Gold Project S-K 1300 Technical Report	195	May 2026

Figure 15.7: Ore Stockpile Drains

WWRF-1 POND
WWRF-3 POND
WWRF-2 POND
WEST WASTE ROCK FACILITY
EAST WASTE ROCK FACILITY
EWRF POND
TMF-3 POND
TMF-2A POND
TMF
NORTH HAUL ROAD
SOUTH HAUL ROAD
ACCESS ROAD
MIDDLE TRIBUTARY OF MIDDLE CROW CREEK
SOUTH TRIBUTARY OF MIDDLE CROW CREEK
SOUTH CROW CREEK
A
01
02
LEGEND:
6500 GROUND CONTOURS
6500 SITE CONTOURS – BY OTHERS
6500 TMF, HAUL ROAD, WRF & ORE CONTOURS
6500 POND CONTOURS
POND
WASTE ROCK
DRAINAGE/FLOW PATH
ROADS
TOPSOIL STOCKPILE AREAS
POWER LINE
RAW WATER PIPE
RAW WATER PIPE EASEMENT
RETURN WATER PIPE
FENCE LINE
PLSS SECTION LINES
ULTIMATE PIT LIMITS
PERMIT LIMITS
TMF LINER LIMITS
ORE LINER LIMITS
PHASE 1 PRIMARY OVERDRAIN
PHASE 2 PRIMARY OVERDRAIN
N
SCALE (FT)
0 300 600
CONTOUR INTERVAL 20 FT

PROJECT NUMBER: 985					
REVISION	DATE	DESCRIPTION	PREPARED	REVIEWED	APPROVED
A	04/2026	ISSUED FOR REVIEW	TG	DJR	
B	04/2026	ISSUED FOR FS	TG	DJR	

PREPARED FOR: U.S. GOLD CORP

PREPARED BY: TIERRA GROUP INTERNATIONAL

CK GOLD PROJECT

ORE STOCKPILE UNDERDRAIN

FIGURE 01

Troy Holm – Z:\US Gold\CK Gold Project\Dry Stack and SWMMP\FS Support\CAD\Figures\Stacking Plan\Overall Site Plan\Ore Stockpile Overliner Plan View 20260324.dwg – 4/17/2026 5:13 PM

Source: Tierra Group International, 2026.

CK Gold Project S-K 1300 Technical Report	196	May 2026

Figure 15.8: Ore Stockpile Drain Sections

2.0 FT
12-IN PERFORATED ADS
N-12 DUAL WALL PIPE
OVERLINER
1.5 FT
1.5
1
2-IN DRAINAGE GRAVEL
1.5
1
12-OZ NON-WOVEN
GEOTEXTILE
80mil DOUBLE-SIDED TEXTURED
GEOMEMBRANE LINER
6.5 FT
CLS PREPARED
SOIL SUBGRADE
12-OZ NON-WOVEN
GEOTEXTILE
2-IN DRAINAGE GRAVEL
2.0 FT
6-IN PERFORATED ADS
N-12 DUAL WALL PIPE
1.0 FT
A
01 02

TMF PRIMARY OVERDRAIN & UNDERDRAIN CROSS-SECTION (TYP.)

SCALE: AS SHOWN

Source: Tierra Group International, 2026.

CK Gold Project S-K 1300 Technical Report	197	May 2026

15.3	WASTE ROCK FACILITIES

The Project will utilize the West, Southwest, and East Waste Rock (storage) Facilities (WWRF, SWWRF, EWRF) for storing non-mineralized material from the pit. Figure 15.2 shows the location of each storage area in proximity to the pit, mill, truck shop, and Tailings Management Facility (TMF). Each storage facility will have the topsoil stripped and stockpiled in designated areas prior to placing rock material.

The SWWRF is located primarily in Section 36, west of the pit (Figure 15.9). The WWRF and EWRF are located mainly in Section 36, with a portion in Section 31, within the valley of the ephemeral Middle tributary to Middle Crow Creek (to the southeast of the pit) (Figure 15.10). Details of the waste rock facilities are summarized below:

●	SWWRF – 12.1 Mst capacity; 7,250 ft amsl final elevation.

●	WWRF – 10.0 Mst capacity; 7,130 ft amsl final elevation.

●	EWRF – 12.1 Mst capacity; 7,130 ft amsl final elevation.

All WRF slopes will be 3H:1V to facilitate closure. At the end of the LoM, topsoil replacement and revegetation are planned for closure.

An access road to the SWWRF Pond and run-off collection channel will be constructed on the west side of the SWWRF. The collection channel was sized to safely convey the peak flow generated by the 100-year 24-hour storm event to the SWWRF Pond. The channel will have a trapezoidal geometry with a 3-foot bottom width, 2H:1V side slopes, and a minimum channel depth of 3 feet (including 1-foot of freeboard). Test data and results from prior studies, along with the 2025 Geotechnical Investigation conducted by Tierra Group/BBA, were used to develop material properties for the SWWRF, EWRF, and WWRF slope stability analyses. Stability analyses for all WRFs meet or exceed minimum design criteria.

CK Gold Project S-K 1300 Technical Report	198	May 2026

Figure 15.9: SWWRF

SWWRF POND
OPEN PIT
SWWRF
SWWRF POND ACCESS ROAD
FIRE WATER TANK
7100
7200
10.0%

LEGEND:

- 6500 GROUND CONTOURS
- 6500 SITE CONTOURS – BY OTHERS
- 6500 GRADING CONTOURS
- GRADED SURFACE
- RAW WATER PIPE
- RETURN WATER PIPE
- PERMIT LIMITS

N

SCALE (FT)
0 200 400
CONTOUR INTERVAL 10 FT

SWWRF PLAN VIEW
SCALE: AS SHOWN

PROJECT NUMBER: 985					
REVISION	DATE	DESCRIPTION	PREPARED	REVIEWED	APPROVED
A	04/2026	ISSUED FOR REVIEW	TG	DJR	
B	04/2026	ISSUED FOR FS	TG	DJR	

PREPARED FOR: U.S. GOLD CORP

PREPARED BY:

CK GOLD PROJECT

SWWRF

FIGURE 01

Source: Tierra Group International, 2026.

CK Gold Project S-K 1300 Technical Report	199	May 2026

Figure 15.10: WWRF and EWRF

LEGEND:
6500 GROUND CONTOURS
6500 SITE CONTOURS – BY OTHERS
6500 TMF, HAUL ROAD, WRF & ORE CONTOURS
6500 POND CONTOURS
POND
LOW-GRADE ORE
WASTE ROCK
TAILINGS
DRAINAGE/FLOW PATH
ROADS
TOPSOIL STOCKPILE AREAS
RAW WATER PIPE
RAW WATER PIPE EASEMENT
RETURN WATER PIPE
FENCE LINE
PLSS SECTION LINES
ULTIMATE PIT LIMITS
TMF LINER LIMITS (BURIED)
ORE LINER LIMITS (BURIED)
PERMIT LIMITS
ULTIMATE PIT LIMITS
OPEN PIT
WEST WASTE ROCK FACILITY (WWRF)
WWRF-1 POND
WWRF-2 POND
WWRF-3 POND
EWRF POND
EAST WASTE ROCK FACILITY (EWRF)
NORTH HAUL ROAD
LOW-GRADE ORE
CREST ELEV: 7180.0
TMF
N
SCALE (FT)
0 500 1,000
CONTOUR INTERVAL 20 FT

PROJECT NUMBER:	985				
REVISION	DATE	DESCRIPTION	PREPARED	REVIEWED	APPROVED
A	04/2026	ISSUED FOR REVIEW	TG	DJR	
B	04/2026	ISSUED FOR FS	TG	DJR	

PREPARED FOR: U.S. GOLD CORP

PREPARED BY: TIERRA GROUP INTERNATIONAL

CK GOLD PROJECT

EWRF & WWRF PLAN VIEW

FIGURE 01

Troy Hoim – Z:\US Gold\CK Gold Project\Dry Stock and SWMP\FS Support\CAD\Figures\Stacking Plan\Overall Site Plan\EWRF and WWRF 20260409.dwg – 4/17/2026 4:38 PM

Source: Tierra Group International, 2026.

CK Gold Project S-K 1300 Technical Report	200	May 2026

15.4	TAILINGS DISPOSAL

Tailings generated in the flotation process will be filtered to an optimum low moisture content to produce “dry stack” tailings, thereby maximizing water conservation and structural strength and avoiding the need for a tailings dam and the associated environmental and safety risks. The tailings slurry produced by flotation initially containing about 65% water (by weight) will first be thickened for initial water recovery. The water content of the thickened underflow slurry will be reduced to about 45%, while the thickener overflow water will be returned to the process for reuse. The thickened slurry will be pumped to storage tanks ahead of a large pressure filtration plant comprising multiple large pressure filters that further reduce the water content to less than 15% (typically 14% metallurgical1 ). This leaves the solids as a compressed “cake” material that will be dropped from the press onto a conveyor for transportation to the TMF.

Approximately 2,400 st/h of slurry will be sent to the tailings thickener, with approximately 1,057 st/h of tailings produced on average. Processed tailings will be hauled to and placed in the TMF until Year 8.25. After that, the remaining tailings produced will be hauled to and placed in the open pit (as described in Section 15.5.4).

15.4.1	Chemical Characteristics

Geochemical testing of mine rock and tailings using industry standard methods on representative samples (Geochemical Solutions 2023) indicates limited probability to produce acid rock drainage (ARD) and/or metal release to water. Static geochemical testing on tailings samples produced by locked cycle laboratory testing indicates that the tailings are not acid generating. Static geochemical testing of waste rock samples indicates only a small percentage of waste rock is potentially acid generating (PAG). Confirmatory kinetic and leach test results show no, or low, production of acidic water or metal release for the tested samples. Section 17.1.4 presents additional details on the geochemical characterization of tailings and pit rock.

15.4.2	TMF Design and Construction

The TMF is located east of the process plant within a valley formed by the ephemeral south tributary to Middle Crow Creek (Figure 15.2). The TMF will be constructed in three phases (Phases 1, 2, and 3) to defer capital costs and limit geomembrane liner exposure (Figure 15.10). The TMF will ultimately store 61.5 Mst of tailings over the facility’s life. During Phase 1, a starter berm will be built in two phases (Phase 1A and 1B) on the east side to provide structural support during initial tailings placement. Each phase of the TMF will consist of a prepared subgrade, underdrain collection system (underdrain), CLS, seepage collection system (overdrain), tailings, and waste rock. The TMF CLS includes a 60-mil LLDPE geomembrane overlying a prepared subgrade of compacted clays and silts. Phases 1, 2, and 3 will have liner areas covering 4,147,910, 3,134,700, and 2,957,647 square feet, respectively. PAG will be stored in the TMF and used to construct internal TMF haul roads over tailings.

1 Metallurgical water content is tailings moisture by total weight. Geotechnical water content is measured by dry weight. A 14% tailings moisture metallurgical is equivalent to 16.3% geotechnical.

CK Gold Project S-K 1300 Technical Report	201	May 2026

Tailings filtration produces tailings at near-optimal moisture content for compaction, maximizing geotechnical strength and stability. The risk of tailings and/or process water discharge from the TMF and the magnitude of seepage to groundwater are thereby significantly reduced. During tailings placement, the waste rock buttress will be constructed to maintain slope stability and provide tailings erosion protection. The minimum width of the waste rock buttress is 90 ft to accommodate haul trucks. The waste rock will be placed in 20-foot-thick lifts, spread with dozers, and compacted by haul truck traffic. The top of the TMF will be capped with 3 feet of waste rock during operational conditions where tailings would be exposed for an extended period of time. A vegetated soil cover will be placed over the closed TMF to promote stormwater conveyance, prevent surface water ponding, disperse run-off, limit erosion, and promote native vegetation growth. Table 15.1 provides annual tailings and waste rock quantities planned for the TMF.

Table 15.1 summarizes TMF design criteria. The TMF is not considered a dam under the State of Wyoming 2023 Statutes (Wyoming, 2023) and there are no design requirements for filtered tailings facilities in Wyoming. TMF design criteria were established based on criteria from various sources shown in Table 15.2.

The Phase 1A starter berm will be built during pre-production using mine waste placed in 2- to 3-foot lifts (depending on waste rock particle size). The Phase 1B starter berm expansion will be built during Year 1 operations. Waste rock will be placed around the tailings perimeter as the tailings level rises. Figure 15.11 shows a representative TMF cross-section.

TMF foundation preparation will include clearing, grubbing, and stripping of topsoil. Unsuitable overburden material will also be removed. Areas of the TMF with excess low-permeable material will serve as a borrow source for areas with unsuitable subgrade material. Areas without suitable subgrade will be covered with a minimum of 1 foot of low-permeability fill and compacted. The CLS will have an effective permeability of 10-7 cm/s or lower, as required by the DEQ – WQD. Saturated soils may be reworked and dried for later use. Claystone and siltstone presenting structure or light cementation will be ripped and worked prior to use as subgrade.

In Phase 2 of the TMF, the metasediment rock outcrop where the valley narrows will be drilled, blasted, and dozed to an approximate 2.5H:1V slope. The slope will be dressed and covered with at least 12 inches of compacted soil prior to liner placement. The excess rock will be used in the TMF buttress, for haul road maintenance, or similar uses. The remaining subgrade will be compacted to a minimum of 90% Standard Proctor Maximum Dry Density (SPMDD) to provide a firm surface for underdrain and CLS construction.

An underdrain system will be installed below the CLS to collect and convey groundwater seeps beneath the TMF to the TMF-3 pond. The underdrain system consists of a primary drain that follows the TMF valley bottom and secondary drains that convey seepage to the primary drain (Figure 15.12). All underdrains will be surrounded by gravel and geotextile to prevent the migration of fine-grained material into the drains (Figure 15.13). The primary underdrain will also serve as a conduit for TMF-2A and TMF-2B to drain into TMF-3.

CK Gold Project S-K 1300 Technical Report	202	May 2026

An overdrain system will be installed on the CLS prior to tailings placement. The purpose of the overdrain is to maintain a low hydraulic head in the bottom of the tailings mass, promote free drainage of the tailings, and minimize the possibility for the tailings to become saturated. Like the underdrain, the overdrain consists of a primary drain that is constructed to follow the valley bottom and secondary drains that are set in the minor valley bottom topography as shown on (Figure 15.14). Overdrains will be surrounded by gravel and geotextile to protect pipes and prevent migration of tailings into the drains (Figure 15.15).

Tailings will be placed and compacted adjacent to and above the seepage collection drains. The tailings will be hauled by trucks from the tailings loadout bin at the mill along the south haul road to the TMF, where they will be end-dumped in 20-foot-thick lifts and spread with low-ground-pressure dozers. Tailings consist primarily of silt-sized particles with lesser amounts of fine sand and clay. Tailings will be placed and spread to prevent damage to the drains or CLS. PAG waste rock will be placed on the tailings surface forming access roads to support the haul trucks. Supplemental NAG waste rock will be used if PAG is not available when roads are constructed. Internal haul roads will cover approximately 35% of each lift area and have a thickness of 6 feet (extra capacity required for internal haul roads was considered in facility design). The tailings crest will be graded west to prevent standing water from pooling on top of the tailings. Surface water run-on will be controlled by temporary ditches around the perimeter that will divert water away from the TMF. The top lift in areas where tailings are not being actively placed will be rolled with a smooth drum compactor to 90% SPMDD to reduce infiltration and fugitive dust.

Tierra Group/BBA (2025a) performed limit equilibrium slope stability analyses of the TMF under static, pseudo-static and post-peak loading conditions, to verify that acceptable slope stability factors of safety (FOS) are obtained for all cases.

CK Gold Project S-K 1300 Technical Report	203	May 2026

Figure 15.11: TMF Phase Plan

LEGEND:
6500 GROUND CONTOURS
6500 SITE CONTOURS – BY OTHERS
6500 TMF, HAUL ROAD, WRF & ORE CONTOURS
6500 POND CONTOURS
DRAINAGE/FLOW PATH
ROADS
TOPSOIL STOCKPILE AREAS
POWER LINE
RAW WATER PIPE
RAW WATER PIPE EASEMENT
RETURN WATER PIPE
FENCE LINE
PLSS SECTION LINES
ULTIMATE PIT LIMITS
TMF LINER LIMITS
ORE LINER LIMITS
PERMIT LIMITS
CR-270
ULTIMATE PIT LIMIT
OPEN PIT
WASTE ROCK FILL
SWWRF POND
SWWRF
WWRF
WWRF-1 POND
WWRF-2 POND
WWRF-3 POND
EWRF POND
EWRF
TMF-3 POND
ORE PHASE 01
ORE PHASE 02
TMF PHASE 01
TMF PHASE 02
TMF PHASE 03
TMF-2A POND
TMF-1 POND
FIRE WATER TANK
PRIMARY CRUSHER
FUEL DEPOT
TRUCK WASH/TRUCK SHOP PAD
TAILINGS THICKENER
CRUSHED ORE STOCKPILE
PROCESS PLANT
LABORATORY
TAILINGS LOADOUT BIN
LAYDOWN YARD
MILL CONTROL
MILL SITE POND
WAREHOUSE
TRUCK SCALE
SOUTH CREEK POND
PRILL SILO
ACCESS ROAD
N
SCALE (FT)
0 500 1,000
CONTOUR INTERVAL 20 FT

PROJECT NUMBER: 985					
REVISION	DATE	DESCRIPTION	PREPARED	REVIEWED	APPROVED
A	04/2026	ISSUED FOR REVIEW	TG	DJR	
B	04/2026	ISSUED FOR FS	TG	DJR	

PREPARED FOR: U.S. GOLD CORP

PREPARED BY: TERRA GRANDE INTERNATIONAL, BBA

CK GOLD PROJECT

TMF PHASE PLAN

FIGURE 01

Troy Heim – Z:\US Gold\CK Gold Project\Dry Stack and SWMP\FS Support\CAD\Figures\Stacking Plan\Overall Site Plan\TMF Phase Plan 20260407.dwg – 4/17/2026 5:37 PM

Source: Tierra Group International, 2026.

CK Gold Project S-K 1300 Technical Report	204	May 2026

Table 15.1: Annual Quantity of Tailings and Waste Rock to the TMF

Data	Units	Y1	Y2	Y3	Y4	Y5	Y6	Y7	Y8	Y9	Total
Total Mill Feed (Stored in TMF)	000 st	4,882	7,273	7,320	7,300	7,300	7,300	7,300	7,300	5,475	61,450
Total Waste Rock (Shell)	000 st	5,130	5,622	5,547	0	1,779	1,671	3,997	3,116	539	27,401
Total Waste Rock (Internal PAG and NAG for Roads)	000 st	864	1,548	993	990	1,506	1,413	990	990	743	10,037

Table 15.2: TMF Design Criteria

Category	North	Criteria	Basis	Source
Dam Hazard Classification	Hazard Classification	Not Required	Based on source hazard classification definitions.	Wyoming Rules and Regulations
Slope Stability	Static FOS (operational)	≥ 1.3	TMF should provide sufficient strength to withstand anticipated static loading conditions (i.e., no additional external forces).	NDEP-BMRR, 2015
	Static FOS (long-term)	≥ 1.5
	Pseudo-Static FOS	≥ 1.1	The TMF should withstand forces from earthquake events. Pseudo-static analyses were used to simulate earthquake loading.
	Post-Earthquake FOS	≥ 1.1	The TMF should remain stable with residual strength parameters for materials that could weaken during earthquake loading.	CDA, 2019
Seismicity	Design Earthquake Event	2,475-yr	-	RCRA Subtitle D, Part 258
	PGA	0.14g	Wyoming Seismic Hazard Map	Wyoming State Geological Survey, 2014
	Horizontal acceleration for pseudo -static analysis (kh)	0.093g	Bray and Rathje, 1998.	Bray and Rathje, 1998.

CK Gold Project S-K 1300 Technical Report	205	May 2026

Figure 15.12: TMF Section

ULTIMATE PIT LIMIT
WEST WASTE ROCK FACILITY (WWRF)
WWRF-1 POND
EWRF POND
TMF-3 POND
WWRF-3 POND
WWRF-2 POND
SWWRF POND
OPEN PIT
WASTE ROCK FILL
EAST WASTE ROCK FACILITY (EWRF)
NORTH HAUL ROAD
LOW-GRADE ORE
CREST ELEV: 7180.0
SOUTHWEST WASTE ROCK FACILITY (SWWRF)
CREST ELEV: 7250.0
TAILINGS MANAGEMENT FACILITY (TMF)
SOUTH HAUL ROAD
FIRE WATER TANK
PRIMARY CRUSHER
FUEL DEPOT
TMF-1 POND
TRUCK WASH/TRUCK SHOP PAD
TAILINGS THICKENER
ACCESS ROAD
SOUTH CROW CREEK
CRUSHED ORE STOCKPILE
PROCESS PLANT
TAILINGS LOADOUT BIN
LAYDOWN YARD
LABORATORY
MILL CONTROL
MILL SITE POND
WAREHOUSE
TRUCK SCALE
PRILL SILO
SOUTH CREEK POND

LEGEND:

- 6500 GROUND CONTOURS
- 6500 SITE CONTOURS – BY OTHERS
- 6500 TMF, HAUL ROAD, WRF & ORE CONTOURS
- 6500 POND CONTOURS
- POND
- LOW-GRADE ORE
- WASTE ROCK
- DRAINAGE/FLOW PATH
- ROADS
- TOPSOIL STOCKPILE AREAS
- POWER LINE
- RAW WATER PIPE
- RAW WATER PIPE EASEMENT
- RETURN WATER PIPE
- FENCE LINE
- PLSS SECTION LINES
- TOPSOIL STOCKPILE
- ULTIMATE PIT LIMITS
- TMF LINER LIMITS (BURIED)
- ORE LINER LIMITS (BURIED)
- PERMIT LIMITS

N

SCALE (FT)
0 500 1,000

CONTOUR INTERVAL 20 FT

ELEVATION (FT)
7800
7500
7200
6900
6600
ELEV:7150.00
ELEV:7180.00
ELEV:7180.00
ELEV:7250.00
ELEV:7250.00
ELEV:7150.00
TMF-3 POND
DISTANCE (FT)

A 01 01 **TMF LONGITUDINAL SECTION**
SCALE: AS SHOWN

PROJECT NUMBER: 985					
REVISION	DATE	DESCRIPTION	PREPARED	REVIEWED	APPROVED
A	04/2026	ISSUED FOR REVIEW	TG	DJR	
B	04/2026	ISSUED FOR FS	TG	DJR	

PREPARED FOR: U.S. GOLD CORP

PREPARED BY: TIERRA GROUP INTERNATIONAL

CK GOLD PROJECT

GENERAL FACILITIES ARRANGEMENT

FIGURE 01

Troy Holm – Z:\US Gold\CK Gold Project\Dry Stock and SWWRF\FS Support\CAD\Figures\Stacking Plan 20260212\Fig01 – General Facilities Arrangement 20260212.dwg – 4/17/2026 5:46 PM

Source: Tierra Group International, 2026.

CK Gold Project S-K 1300 Technical Report	206	May 2026

Figure 15.13: TMF Underdrain

LEGEND:
GROUND CONTOURS
SITE CONTOURS - BY OTHERS
HAUL ROAD CONTOURS
POND CONTOURS
WASTE ROCK
TEMPORARY NORTH ROAD GRADING
SITE LIMIT - BY OTHERS
TMF & HAUL ROAD LIMIT
DRAINAGE/FLOW PATH
ROADS
POWER LINE
RAW WATER PIPE
RAW WATER PIPE EASEMENT
FENCE LINE
PLSS SECTION LINES
ULTIMATE PIT LIMITS
ULTIMATE TMF LIMITS
ULTIMATE WASTE ROCK LIMITS
PHASED LINER LIMITS
PHASED ORE LINER LIMITS
PERMIT LIMITS
PHASE 1 PRIMARY UNDERDRAIN
PHASE 2 PRIMARY UNDERDRAIN
PHASE 3 PRIMARY UNDERDRAIN
PHASE 1 SECONDARY UNDERDRAIN
PHASE 2 SECONDARY UNDERDRAIN
PHASE 3 SECONDARY UNDERDRAIN
OPEN PIT
ULTIMATE PIT LIMIT
WASTE ROCK FILL
SWWRF POND
SWWRF
WWRF
WWRF-1 POND
WWRF-2 POND
WWRF-3 POND
EWRF
EWRF POND
TMF-3 POND
TMF-2A POND
TMF-1 POND
TMF
LOW-GRADE ORE
NORTH HAUL ROAD
SOUTH HAUL ROAD
ACCESS ROAD
FIRE WATER TANK
PRIMARY CRUSHER
FUEL DEPOT
TRUCK WASH/TRUCK SHOP PAD
TAILINGS THICKENER
CRUSHED ORE STOCKPILE
PROCESS PLANT
LABORATORY
TAILINGS LOADOUT BIN
MILL CONTROL
LAYDOWN YARD
MILL SITE POND
WAREHOUSE
TRUCK SCALE
SOUTH CREEK POND
PRILL SILO
NORTH TRIBUTARY OF MIDDLE CROW CREEK
MIDDLE TRIBUTARY OF MIDDLE CROW CREEK
SOUTH TRIBUTARY OF MIDDLE CROW CREEK
SOUTH CROW CREEK
236000.0N
234000.0N
232000.0N
N
SCALE (FT)
0 400 800
CONTOUR INTERVAL 20 FT

Troy Holm - Z:\US Gold\CK Gold Project\Dry Stack and SWWMP\FS Support\CAD\Drawing Set\TMF FS\05 UNDERDRAIN PLAN.dwg - 4/17/2026 5:55 PM

PROJECT NUMBER: 985

REVISION	DATE	DESCRIPTION	PREPARED	REVIEWED	APPROVED
A	04/2026	ISSUED FOR REVIEW	TG	DJR	
B	04/2026	ISSUED FOR FS	TG	DJR	

PREPARED FOR: U.S. GOLD CORP

PREPARED BY: TIERRA GROUP INTERNATIONAL

CK GOLD PROJECT

TMF UNDERDRAIN

FIGURE 05

Source: Tierra Group International, 2026.

CK Gold Project S-K 1300 Technical Report	207	May 2026

Figure 15.14: TMF Underdrain and Overdrain Sections

Source: Tierra Group International, 2026.

CK Gold Project S-K 1300 Technical Report	208	May 2026

Figure 15.15: TMF Overdrain

LEGEND:
GROUND CONTOURS
SITE CONTOURS - BY OTHERS
HAUL ROAD CONTOURS
POND CONTOURS
WASTE ROCK
TEMPORARY NORTH ROAD GRADING
SITE LIMIT - BY OTHERS
TMF & HAUL ROAD LIMIT
DRAINAGE/FLOW PATH
ROADS
POWER LINE
RAW WATER PIPE
RAW WATER PIPE EASEMENT
FENCE LINE
PLSS SECTION LINES
ULTIMATE PIT LIMITS
ULTIMATE TMF LIMITS
ULTIMATE WASTE ROCK LIMITS
PHASED TMF LINER LIMITS
PHASED ORE LINER LIMITS
PERMIT LIMITS
PHASE 1 PRIMARY OVERDRAIN
PHASE 2 PRIMARY OVERDRAIN
PHASE 3 PRIMARY OVERDRAIN
PHASE 1 COLLECTOR OVERDRAIN
PHASE 2 COLLECTOR OVERDRAIN
PHASE 3 COLLECTOR OVERDRAIN
N
SCALE (FT)
0 400 800
CONTOUR INTERVAL 20 FT
ULTIMATE PIT LIMIT
OPEN PIT
WWRF
WWRF-1 POND
WWRF-2 POND
WWRF-3 POND
EWRF POND
EWRF
TMF-3 POND
SWWRF POND
SWWRF
WASTE ROCK FILL
NORTH HAUL ROAD
LOW-GRADE ORE
TMF-2A POND
TMF
TMF-1 POND
SOUTH HAUL ROAD
ACCESS ROAD
FIRE WATER TANK
PRIMARY CRUSHER
FUEL DEPOT
TRUCK WASH/TRUCK SHOP PAD
TAILINGS THICKENER
CRUSHED ORE STOCKPILE
PROCESS PLANT
LABORATORY
TAILINGS LOADOUT BIN
MILL CONTROL
MILL SITE POND
LAYDOWN YARD
WAREHOUSE
TRUCK SCALE
SOUTH CREEK POND
PRILL SILO
NORTH TRIBUTARY OF MIDDLE CROW CREEK
MIDDLE TRIBUTARY OF MIDDLE CROW CREEK
SOUTH TRIBUTARY OF MIDDLE CROW CREEK
SOUTH CROW CREEK
A 06 07
B 06 07
236000.0N
234000.0N
232000.0N

PROJECT NUMBER:	985				
REVISION	DATE	DESCRIPTION	PREPARED	REVIEWED	APPROVED
A	04/2026	ISSUED FOR REVIEW	TG	DJR	
B	04/2026	ISSUED FOR FS	TG	DJR	

PREPARED FOR: U.S. GOLD CORP

PREPARED BY: TERRA GROUP INTERNATIONAL, BBA

CK GOLD PROJECT

TMF OVERDRAIN

FIGURE 06

Troy Holm - Z:\US Gold\CK Gold Project\Dry Stack and SWMP\FS Support\CAD\Drawing Set\TMF FS\06-07 OVERDRAIN PLAN AND SECTIONS.dwg - 4/17/2026 5:39 PM

Source: Tierra Group International, 2026.

CK Gold Project S-K 1300 Technical Report	209	May 2026

15.4.3	TMF Environmental Management

The following specific environmental management aspects will be incorporated into the TMF operation and maintenance plan:

●	Erosion and sediment control
●	Water management and seepage control
●	Dust control
●	Off-specification tailings management
●	PAG waste rock disposal
●	Monitoring and inspection
●	Reclamation

These environmental management controls are further described in Section 17.2.1.

15.4.4	Pit Backfilling

The pit is planned to be excavated for approximately 8.25 years and will generate an ore stockpile to be fed to the process plant. The stockpiled ore will be depleted during the last two years of post-mining mineral processing and the associated tailings will be transported to the pit bottom for backfilling up to an elevation of 6,630 ft amsl (assuming this plan is consistent with other possible closure plans for the pit concerning its potential alternative use as a water storage reservoir). Then, with a combination of blasting and earthmoving, the pit rim will be bulldozed into the pit to create a 3H:1V final pit wall slope. The final backfilled pit elevation will be approximately 6,720 ft amsl, as shown on Figure 15.16. The associated long-term ARD implications and effects on groundwater are described in Sections 17.1.2 and 17.2.1.

CK Gold Project S-K 1300 Technical Report	210	May 2026

Figure 15.16: Open-Pit Backfill and Pit Wall Grading

Source: NEIRBO, 2023.

15.5	MINE INFRASTRUCTURE

Mine infrastructure required for conventional open pit mining typically includes a truck shop and wash bay (heavy equipment maintenance, parts storage, and controlled wash-down with oil/water separation), fuel storage and dispensing facilities (bulk diesel tanks, metered dispensing, lubrication/oil storage, spill containment, and fire protection), explosives storage and handling facilities (licensed magazine(s), detonator storage, secure access control, and a designated loading/assembly area in accordance with applicable regulations), and mine dewatering and water management systems (sump and pump stations, pipelines/hoses, sediment control, and discharge/recirculation infrastructure).

Civil works and connections to power, water supply, and other utilities required to service the mining infrastructure will be constructed during the initial construction phase, including foundations/pads, drainage, stormwater diversion, and containment systems as required. The mining contractor will provide the detailed design, procurement, installation, and commissioning of the mine infrastructure during the mobilization phase prior to commencing mining operations.

CK Gold Project S-K 1300 Technical Report	211	May 2026

15.6	PROCESS PLANT

15.6.1	PLANT FACILITY EARTHWORK

The Project’s mill and associated infrastructure are situated to the south of the pit within Section 36, is illustrated in Figure 15.17. Site grading plan have been developed for the mill area, mining equipment maintenance zone, administration building and warehouse, primary crusher, ore stockpile, and all supporting facilities. The site grading design aims to optimize the balance between cut and fill volumes, effectively manage stormwater run-off, and mitigate erosion risks. Each pad has been engineered with a gentle slope to ensure proper drainage throughout the facility. All surface run-off water and contact water will report to the collection ditch and accumulate in Mill Pond.

Figure 15.18 summarizes the bank cut and fill volumes and overall grading area.

Table 15.3: Plant Area Quantities

Grading Area	Excavation (CY)	Backfill (CY)
Dump Area	53,968.9	20,703.8
Primary Crushing	24,632.2	-
Mill Site Pond	7,434.2	86
Mill and Stockpile Area	135,318.1	163,552.4
Warehouse	24,477.7	5,640.7
Truck Shop	13,590.8	26,591.5
Plant Roads	28,555	15,529
Total	287,977.10	232,104.30

CK Gold Project S-K 1300 Technical Report	212	May 2026

Figure 15.17: Mill and Truck Area

N: 233000'
N: 232500'
N: 232000'
N: 231500'
N: 231000'
N: 230500'
E: 649000'
E: 650000'
E: 650500'
E: 651000'
E: 651500'
E: 652000'
MAGNETIC NORTH
PLANT NORTH
15°
2850
3440
3210
'BLUE SKY' PIT EXTENTS
3420
SEDIMENT POND
4210
4250
2210
LAWDOWN YARD AREA
2830
2810
2220
2320
AHU
2100 PROCESS PLANT
2630
2920
4150
2700
2530
3450
3100
3430
SEPTIC TANK
4140
3355
MILL POND
POI BLACKHILLS
4173
4171
3410
4220
RAW
PRELIMINARY

CK GOLD PROJECT WBS AREAS

No	FACILITY
2100	Process Plant Building
2210	Primary Crushing
2220	Crushed Ore Stockpile
2310	SAG Milling
2320	Pebble Crushing
2330	Ball Milling
2340	Regrind Milling
2410	Rougher Flotation
2430	1st Cleaner Flotation
2440	2nd Cleaner Flotation
2450	3rd Cleaner Flotation
2460	Cleaner Scavenger Flotation
2510	Concentrate Thickening
2520	Concentrate Filters
2530	Concentrate Bagging and Storage
2610	Tailings Thickening
2620	Tailings Filtering
2630	Tailings Load Out
2700	Reagents
2810	Compressed Air System
2830	Process Water System
2850	Fire Protection System
2910	E-Room 1
2920	E-Room 2
2930	E-Room 3
2940	Control Room
3100	Tailings Storage Facility
3210	Ore Stockpile
3355	Mill Site Pond
3410	Site Access Road
3420	North Haul Road
3430	South Haul Road
3440	Crusher Access Haul Road
3450	Light Vehicle Roads
4120	Raw Water Supply
4130	Potable Water Supply
4140	115kV Overhead Line
4150	115kV Substation
4170	Admin Building and Changehouse
4171	Warehouse
4172	Assay and Metallurgical Laboratory
4173	Guardhouse
4174	Truck Scale
4180	Propane / Natural Gas Supply
4190	Communications
4210	Fuel Storage and Dispensing
4220	Explosives Facility
4250	Truck Shop and Wash Bay

0 50 100 150 200 250 300
Approximate Scale (ft)

HALYARD ISSUED FOR INFORMATION

CK GOLD MINE SITE
3210
3100
DWG AREA
KEYPLAN

NOTES:

1. ALL DIMENSIONS AND COORDINATES ARE IN FEET.
2. TOPOGRAPHY IS WYOMING EAST STATEPLANE NAD 83 US SURVEY FEET.

LEGEND:

- SITE PONDS
- TOP SOIL STOCKPILES
- 13.8 kW POWERLINES
- WATER PIPELINE
- PROPERTY FENCE
- TAILINGS STORAGE FACILITY

CK GOLD SITE PLAN

SCALE: 1/128" = 1'-0"

REFERENCE DRAWINGS	
Number	Description

REVISIONS			
Rev.	Change	Name	Date
A	ISSUED FOR COMMENTS	B.MAYO	2024.07.24
B	ISSUED FOR CLIENT REVIEW	B.MAYO	2025.08.08
B1	ISSUED FOR CLIENT REVIEW	B.MAYO	2025.11.16

HALYARD

SIZE ANSI D	SCALE 1/128"=1'-0"	
CLIENT		
PROJ. MNGR	2024.07.24	A.ZAITCHENKO
PROJECT ENG	2024.07.24	A.HOLLOWAY
PROCESS ENG		
DESIGN ENG.	2024.07.24	S.ARYAN
CHECKED	2024.07.24	L.MIKHAILENKO
DRAWN	2024.07.24	B.MAYO
	DATE	NAME

Copying of this document and giving it to others, and the use or communication of the contents thereof are forbidden without express authority. Offenders are liable to the payment of damages. All rights are reserved in the event of the grant of the registration of utility model or design.

CLIENT: U.S. GOLD CORP

DESCRIPTION: CK GOLD PROJECT FEASIBILITY STUDY SITE PLAN

PROJECT No	DRAWING NUMBER	SHEET	Rev.
H22304	M25058-2000-C-DWG-0001	1OF1	B1

Source: Halyard, 2025.

CK Gold Project S-K 1300 Technical Report	213	May 2026

Figure 15.18: Mill and Truck Area Grading

MAGNETIC NORTH
PLANT NORTH
15
FIRE WATER TANK ACCESS ROAD
FIRE WATER TANK AREA
7275.00
DUMP AREA
7170.00
DUMP HAUL ROAD
7144.00
BATTERY LIMITS
TRUCK SHOP AREA
7140.00
CRUSHING AREA
7127.60
7119.50
7122.11
7102.85
7097.89
STOCKPILE AREA
7116.00
PROCESS PLANT AREA
7101.00
7096.99
7116.00
ACCESS ROAD
ROAD
7100.00
7100.90
7099.70
EXPLOSIVES STORAGE ACCESS ROAD
EXPLOSIVES STORAGE AREA
7150.00
7150.00
POND AREA
7078.00
WAREHOUSE / WEIGH SCALE AREA
7130
RAV
0 50 100 150 200 250 300
Approximate Scale (ft)

PRELIMINARY

SITE GRADING PLAN

SCALE: 1" : 150'

ISSUED FOR INFORMATION

REFERENCE DRAWINGS	
Number	Description

REVISIONS			
Rev.	Change	Name	Date
A	ISSUED FOR INTERNAL REVIEW	S.JOHN	2025.09.30
0	ISSUED FOR FEASIBILITY STUDY	S.JOHN	2025.12.13

HALYARD micon INTERNATIONAL

SIZE	SCALE	
ANSI D	1":150'	
CLIENT		
PROJ. MNGR	2025.07.17	A.ZAITCHENKO
PROJECT ENG	2025.07.17	A.HOLLOWAY
PROCESS ENG		
DESIGN ENG.	2025.07.17	A.DHARGYAL
CHECKED	2025.07.17	B.MAYO
DRAWN	2025.07.17	S.JOHN
	DATE	NAME

Copying of this document and giving it to others, and the use or communication of the contents thereof are forbidden without express authority. Offenders are liable to the payment of damages. All rights are reserved in the event of the grant of the registration of utility model or design.

CLIENT: U.S. GOLD CORP

DESCRIPTION: CK GOLD PROJECT FEASIBILITY STUDY BATTERY LIMITS SITE GRADING PLAN

PROJECT No	DRAWING NUMBER	SHEET	Rev.
M25058	M25058-3300-C-DWG-0001	1OF1	0

Source: Halyard, 2025.

CK Gold Project S-K 1300 Technical Report	214	May 2026

15.6.2	Layout

The process plant layout was developed to follow the natural landscape and to maximize gravity-driven material flow wherever practical. The haul-truck dump pocket is positioned on elevated ground along the hillside to minimize rehandling and to provide a direct feed arrangement to the primary crusher. Crushed ore from the crusher is then transferred by conveyor to the crushed-ore stockpile, which provides surge capacity and decouples upstream mining/primary crushing operations from downstream milling operations.

Ore is reclaimed from the crushed-ore stockpile through belt feeders that regulate withdrawal rates and maintain a steady feed to the downstream conveying system. The reclaimed material reports to a stockpile reclaim conveyor and associated transfer points, and is conveyed to the Process Building at a controlled tonnage. This reclaim arrangement supports consistent mill feed and provides operational flexibility for stockpile management and blending.

The Process Building houses the primary comminution and concentration circuits, with major equipment arranged to support straightforward maintenance access and efficient material transfer between stages. The grinding circuit consists of a SAG mill followed by a ball mill in series, providing the required size reduction prior to flotation. Downstream of grinding, the flotation equipment is installed to produce concentrate, followed by a regrind mill to achieve final liberation targets as required. The building also contains the tailings filtration plant to dewater tailings prior to transport and deposition.

The tailings thickener is located immediately north of the Process Building to shorten slurry piping runs and to take advantage of gravity flow where practical. The thickener and associated feed/discharge piping are situated within a fully bunded, lined containment area with perimeter berms to control and capture any spills or overflows. Collected runoff and any thickener-area spillage is directed via graded sumps and ditches to the mill pond located on the south side of the plant for recovery and reuse, in accordance with the site water management plan.

Filtered tailings are discharged from the Process Building and conveyed by belt conveyors to a dedicated truck-loading bin. The bin is designed to provide adequate live capacity and controlled discharge to facilitate safe, efficient loading of haul trucks. Loaded trucks will transport the filtered tailings to the tailings management facility (TMF) for placement in accordance with the overall tailings deposition plan and site operating procedures.

The concentrate filtration plant is located on the south side of the Process Building to support a direct, contained transfer path to product storage and loadout. Filtered concentrate is transferred from the filtration area to the covered concentrate storage using tubular conveyors to minimize dust generation and to protect product quality. Concentrate prepared for shipment is reclaimed from storage and loaded into highway trucks using a front-end loader (or equivalent loadout equipment) within the covered area to reduce spillage and maintain housekeeping standards.

Reagent storage and preparation systems are located in an adjacent, dedicated building that is physically separated from the main Process Building for fire protection and operational segregation. This area is equipped with appropriate ventilation, access control, and spill management features, including secondary containment sized for the largest credible release. The layout provides safe delivery routes for bulk reagents and supports efficient transfer to the process while meeting applicable environmental and safety requirements.

Overall Process Plant layout is indicated in Figure 15.19 to Figure 15.25.

CK Gold Project S-K 1300 Technical Report	215	May 2026

Figure 15.19: Process Plant

CK GOLD PROJECT WBS AREAS
No FACILITY
2100 Process Plant Building
2210 Primary Crushing
2220 Crushed Ore Stockpile
2310 SAG Milling
2320 Pebble Crushing
2330 Ball Milling
2340 Regrind Milling
2410 Rougher Flotation
2430 1st Cleaner Flotation
2440 2nd Cleaner Flotation
2450 3rd Cleaner Flotation
2460 Cleaner Scavenger Flotation
2510 Concentrate Thickening
2520 Concentrate Filters
2530 Concentrate Bagging and Storage
2610 Tailings Thickening
2620 Tailings Filtering
2630 Tailings Load Out
2700 Reagents
2810 Compressed Air System
2830 Process Water System
2850 Fire Protection System
2910 E-Room 1
2920 E-Room 2
2930 E-Room 3
2940 Control Room
3100 Tailings Storage Facility
3210 Ore Stockpile
3355 Mill Site Pond
3410 Site Access Road
3420 North Haul Road
3430 South Haul Road
3440 Crusher Access Haul Road
3480 Light Vehicle Roads
4120 Raw Water Supply
4130 Potable Water Supply
4140 115kV Overhead Line
4150 115kV Substation
4170 Admin Building and Changehouse
4171 Warehouse
4172 Assay and Metallurgical Laboratory
4173 Guardhouse
4174 Truck Scale
4180 Propane / Natural Gas Supply
4190 Communications
4210 Fuel Storage and Dispensing
4220 Explosives Facility
4250 Truck Shop and Wash Bay
LAYDOWN YARD AREA
SEPTIC TANK
AHU
4250
4210
2220
2320
2530
2510
4150
4140
3480

Source: Halyard, 2025.

Figure 15.20: Process Plant – Grinding Area

MATCH LINE
M25058-2620-G-DWG-0007
M25058-2610-G-DWG-0012
MATCH LINE
SAG MILL FEED BEARING ℄
SAG MILL FLOATING BEARING℄
BALL MILL FEED BEARING ℄ IN LINE WITH COLUMN LINE
BALL MILL FLOATING BEARING ℄
HYDROCYCLONE ℄
2330-SA-3041 CYCLONE OVERFLOW PRIMARY SAMPLER
2330-PU-3038, CYCLONE FEED PUMP NO. 1
SAG MILL CONVEYOR HEAD CHUTE
BALL MILL LUBE UNIT
SAG MILL BALL LOADING CHUTE
SAG MILL
SAG MILL DISCHARGE SCREEN
BALL MILL
BALL MILL BALL DISCHARGE CHUTE
MOVING POSITION
H
G
F
E
D
C
B
A
1
2
3
4
5
6
7
8
9
10
11

GRINDING AREA PLAN

SCALE 3/64" = 1'

Source: Halyard, 2025.

CK Gold Project S-K 1300 Technical Report	216	May 2026

Figure 15.21: Process Plant –Flotation Regrind and Tailing Filters

Source: Halyard, 2025.

Figure 15.22: Process Plant – Tailing Thickener

MATCH LINE
M25058-2610-G-DWG-0012
M25058-2630-G-DWG-0011
183'-8"
I/S TO I/S OF
BUNDED AREA
AMP ACCESS FOR EQUIPEMENT
25'-0"
5'-0"
4'-0"
EGRESS
LADDER
2610-TH-6055,
TAILINGS
THICKENER
TOTAL CONTAINMENT 7148 M^3
13'-11"
2830-TK-8000,
PROCESS
WATER TANK NO. 1
Ø138'-4½"
Ø56'-11½"
2830-TK-8017,
PROCESS
WATER TANK NO. 2
Ø46'-7½"
ACCESS FROM
GRADE
32'-6"
110'-0"
100'-0"
12'-6"
10'-0"
Ø58'-11"
2850-TK-8018,
RAW WATER TANK
Ø29'-½"
37'-4½"
25'-6½"
Ø26'-0"
24'-½"
60'-0"
A
0012
MATCH LINE
M25058-2620-G-DWG-0007
M25058-2620-G-DWG-0008
M25058-2620-G-DWG-0009
8
9
10
11
12
13
14
15
16
17
18
19
20
WC
H
2410-TK-4000,
ROUGHER
CONDITIONING
TANK
PLATFORM ACCESS FROM GRINDING AREA
PLATFORM ACCESS FROM GRINDING AREA

TAILINGS THICKENER PLAN

SCALE 3/64" = 1'

Source: Halyard, 2025.

CK Gold Project S-K 1300 Technical Report	217	May 2026

Figure 15.23: Process Plant – Tailings Loadout

MATCH LINE
TAILINGS TRANSFER TOWER
SINGLE WALKWAY WITH CONVEYOR HOOD
WC
H
16
17
18
19
20
21
22
23
24
25
26
27

TAILINGS LOADOUT BIN PLAN VIEW

Source: Halyard, 2025.

Figure 15.24: Process Plant – Reagent Storage

Source: Halyard, 2025.

CK Gold Project S-K 1300 Technical Report	218	May 2026

Figure 15.25: Process Plant – Concentrate Storage

Source: Halyard, 2025.

15.6.3	Equipment

A comprehensive mechanical equipment list was developed based on the project Process Flow Diagrams (PFDs) and the associated process design basis. The list identifies all major mechanical and packaged items and captures key information such as service description, preliminary sizing/duty, design and operating conditions, applicable codes and standards, materials of construction, and utility and tie-in requirements. Process equipment was selected, designed, and specified using available material test data, process and operating envelopes, and vendor input from major equipment manufacturers, together with established good engineering practice. Where vendor packages were anticipated, requirements were defined to support consistent evaluation, interface coordination, and integration with the overall process and layout.

Equipment layouts were developed to support safe operation and efficient maintenance, incorporating access, lifting and handling, removal paths, and equipment clearances. Layout development considered operational walkthroughs, routine inspection and isolation points, and maintainability requirements such as pull-space for bundles, access to rotating equipment, and proximity to utilities and drainage. The arrangement also accounted for practical constructability, routing of piping and electrical/instrument interfaces, and segregation where required, consistent with good engineering practice and the project’s overall plot plan constraints.

A set of design criteria and project specifications was developed to define the statutory, safety, and operational requirements governing equipment selection and design. These documents established the basis for design and operating conditions, required allowances and margins, environmental and site conditions, inspection and testing expectations, and applicable codes, standards, and regulatory obligations. The criteria also defined the expected operating regime and specified a proposed equipment life of 10 years, with requirements aimed at supporting reliability, maintainability, and consistency across supplier packages and engineered items.

CK Gold Project S-K 1300 Technical Report	219	May 2026

Equipment specifications and datasheets were prepared for the identified items and issued to a selected list of vendors to obtain budgetary quotations and confirm technical assumptions. Enquiries were used to validate key equipment data (e.g., capacities, materials, weights/dimensions, utilities, and performance guarantees) and to identify any vendor-specific constraints that could affect plot space, interfaces, or delivery. Vendor feedback was incorporated, as appropriate, to refine the layouts, and used for capital and operating cost estimates.

15.6.4	Building

The Process Building is designed as a conventional pre-engineered building (PEB). The structural layout incorporates two crane runways aligned in the east–west direction to support material handling and maintenance activities within the building footprint.

The building will be equipped with an HVAC system designed to maintain indoor conditions within ranges compatible with process equipment operation and maintenance requirements. Space heating will be provided by propane-fired heaters supplied from an on-site propane storage tank, with propane delivered by truck as required.

The building structure and installed equipment are predominantly supported on conventional concrete spread footings. Based on the geotechnical engineer’s recommendations, selected areas of the Process Building will require deep foundation support. To inform constructability and budget development, a qualified deep foundation contractor with relevant experience was retained to provide a technical proposal and budgetary quotation. Aggregate piers were evaluated as a potential deep ground improvement solution and have been included in the project capital cost estimate.

The Process Building includes a concrete slab-on-grade incorporating collection sumps equipped with sump pumps. This system is intended to capture and remove slurry and washdown effluent generated during operations, supporting housekeeping and controlled drainage within the building.

Final foundation selection and extents should be confirmed during detailed design in coordination with the geotechnical engineer and the selected specialty contractor, including verification of load criteria for equipment and crane runway reactions, and confirmation of sump discharge routing and tie-in requirements.

Figure 15.26: Process Plant Building

Source: Halyard, 2025.

CK Gold Project S-K 1300 Technical Report	220	May 2026

15.7	BUILDINGS

15.7.1	Admin and Change House Building

An Admin and Change House building will be provided to support on-site personnel during construction, commissioning, and operations. The facility will include administrative work areas, meeting space, change rooms, washrooms, showers, lunch/break areas, and secure storage as required for site activities.

The Admin and Change House is planned to be installed in the early stages of site mobilization to support construction supervision and contractor personnel. Feasibility planning assumes the majority of the building will be fabricated off-site as transportable modules, with on-site activities limited to civil works (foundations, pads, and underground services), module set and connection, and commissioning of building utilities. Temporary services may be used during construction, with permanent tie-ins completed as site utilities become available.

Figure 15.27: Admin and Change House Building

120'-0"
12'-0"
LUNCH ROOM
WOMEN'S CLEAN
WOMEN'S SHOWERS
WOMEN'S DIRTY & W/C
MEN'S CLEAN
MEN'S W/C
UP
STAIRS 2
MEN'S DIRTY
STAIRS 1
MAIN ENTRANCE VEST.
KITCHEN
PPE STORES
LAUNDRY
JAN.
MEN'S SHOWERS
ASSAY LAB
MET LAB
CONTROL ROOM
60'-0"

LEVEL 1 FLOOR PLAN

120'-0"
12'-0"
MTG 1
MTG 2
TRAINING
OFFICE 1
OFFICE 2
OFFICE 3
OFFICE 4
DN
STAIRS 2
BOARD ROOM
JAN.
MEC
W/C
W/C
OFFICE 5
OPEN OFFICE
OFFICE 6
ELEC
RECEPTION
STAIRS 1
DN
KITCHEN
SERVER I.T.
SAFETY INDUCTION
OFFICE 10
OFFICE 9
OFFICE 8
OFFICE 7
MTG 3
60'-0"

LEVEL 2 FLOOR PLAN

Source: Halyard, 2025.

CK Gold Project S-K 1300 Technical Report	221	May 2026

15.7.2	Warehouse

The proposed warehouse will be constructed to accommodate ongoing needs for storage of supplies and materials. The facility is intended to provide secure, weather-protected space for receiving, staging, and storage in support of ongoing operations.

The building will be delivered as a conventional pre-engineered metal building (PEMB) system supported on conventional cast-in-place concrete foundations with a slab-on-grade floor.

Figure 15.28: Warehouse

15°
MAGNETIC NORTH
PROCESS PLANT NORTH
N
w1
w2
w3
w4
w5
w6
w7
w8
168'-0"
24'-0"
24'-0"
24'-0"
24'-0"
24'-0"
24'-0"
24'-0"
12'-0"
wA
wB
wC
wD
64'-0"
21'-0"
22'-0"
21'-0"
12'-0"
12'-0"

WAREHOUSE PLAN

SCALE: 3/32" = 1' - 0"

Source: Halyard, 2025.

15.8	POWER AND WATER

15.8.1	Power Supply

Electrical power for the Project will be supplied by a local utility company, Black Hills Energy, under an Industrial Contract Service Agreement. The anticipated Connected Power Load for the Project is approximately 40 megawatts (MW) with a Demand Power Load of 27 MW. The power demand for the Project requires that a new 115 kV power line be constructed for the Project by Black Hills Energy. The power line would be constructed from Black Hills Energy’s West Cheyenne substation, located approximately 16 miles east of the Project to a new Black Hills Energy owned, built and operated 115/13.8 kV (50 MVA) distribution substation (including transformer) near the mine. The powerline alignment would take advantage of existing easements and planned county roads in the vicinity of the Project. The alignment would require easements from the City of Cheyenne, State of Wyoming, and two local ranches.

The mine electrical facilities would be required to provide sufficient reactive support for the mine’s electrical system to maintain reliability and voltage levels on the Black Hills Energy system. Black Hills Energy performed a load addition report to determine the impact of the CK Gold proposed mining operation.

CK Gold Project S-K 1300 Technical Report	222	May 2026

Unit costs for construction of the infrastructure for the power line and unit rates for the delivered power under an Industrial Contract were provided by Black Hills Energy in August 2022. A cost estimate for the RoW easement was also provided by Black Hills Energy. The estimated construction costs for the proposed power line, easement cost and substation have an option to be amortized in an addition to the base power unit rate charged. The estimated construction cost for the proposed power line and substation is included in the power supply rate and will be amortized over the LoM. The power unit rate inclusive of amortized power supply construction costs the unit rate is estimated to be 7.1. c/kWh.

The easement costs are US$140,000 per mile.

15.8.2	Power Distribution

Electrical power to the site will be supplied via a 13.8 kV overhead powerline routed from the south side of the property. The incoming supply will be distributed across the site via a combination of overhead lines and underground cabling to serve the Process Plant building, Crusher and Stockpile, Truckshop and Washbay, and water collection ponds. Distribution will be arranged to suit operational reliability, maintainability, and safe access for isolation and maintenance activities.

Prefabricated electrical rooms (E-Rooms) will house key power distribution equipment, including switchgear, variable frequency drives (VFDs), and unit substations. These E-Rooms will be positioned to minimize cable runs, support efficient commissioning and maintenance, and provide appropriate separation from process areas while maintaining convenient access for operations.

●	Main Plant Substation ER-2930 – south of the Process Plant.

●	Electrical Room ER-2910 – Crusher Station.

●	Electrical Room ER-2920 – northeast of the Process Plant.

Emergency power will be provided by a standby diesel generator to support critical loads during loss of the normal supply. The standby system will be arranged to enable safe changeover and to maintain essential services required for personnel safety, communications, lighting, and critical control and protection functions, as applicable. Fuel storage, refuelling arrangements, ventilation, and routine testing/maintenance requirements will be incorporated into the installation to support reliable operation when required.

15.8.3	Water Supply

The Project will operate in a net water deficit situation, given that the mean annual evapotranspiration exceeds the mean annual precipitation. The Project’s total average water consumption is 562 gpm. This number is the estimated total consumption, excluding reductions in demand for water from off-site sources associated with planned water saving measures. Water consumption includes use for mineral processing, general operations and dust control. Tierra Group developed a site-wide water management plan to maximize water reuse and minimize freshwater make-up. Details of the site-wide water management plan can be found in Section 17.2.3.

The Project has a water supply agreement with the Cheyenne Board of Public Utilities (BOPU). Sunrise Engineering was retained to design a water supply line from the Crystal Reservoir.

Sunrise Engineering was engaged to design a dedicated water supply pipeline originating from Crystal Reservoir. The planned infrastructure consists of an 8-inch diameter HDPE pipeline, which will convey water from the pumping station situated on the southeast shore of Crystal Reservoir to the freshwater storage tank located to the north of the Process Plant Building. The proposed design includes the raw water intake system, pump booster station and electrical power supply line and control from the Process plant area.

CK Gold Project S-K 1300 Technical Report	223	May 2026

Schematic route of the proposed pipeline is indicated on Figure 15.19.

A construction cost estimate for this waterline was provided at US$5,800,000.

The cost of water supply was estimated at US$5.325/1000 gallons and included in the OPEX and cash flow model.

Water generated from pit dewatering, surface run-off, and waste rock and tailings seepage will be recycled for use in mineral processing and/or dust suppression to supplement water supplied from the Christal Lake pipeline.

Alternatively, other sources of water for the Project include on-site existing surface water rights and potential new on-site wells.

U.S. Gold, operating under a water agreement with Ferguson Ranch, is conducting a water exploration program on land immediately north of the Project area. The Casper Formation, a significant water-bearing rock, has been intercepted twice in the Red Canyon area one mile north of the proposed project water tank. Significant sandy intervals have been logged and the geophysical log indicates high resistivity consistent with sand-bearing intervals. U.S. Gold is conducting draw down tests and will model the hydrology and estimate the water well pumping capacity. The potential ease of construction, operation and cost savings make the Red Canyon water well the alternative water source.

CK Gold Project S-K 1300 Technical Report	224	May 2026

Figure 15.29: Water Pipeline

CRYSTAL LAKE RESERVOIR
WPP01
WPP02
WPP03
WETLANDS
WPP04
14700810000100
CITY OF CHEYENNE
CNTY RD 210
WPP05
14702510000100
FERGUSON RANCH INC
WPP06
14702640000200
FEGLER, KRISTOPHER S.
WPP07
WPP08
WETLANDS
WPP09
14703510000800
GOLD KING CORP
WPP10
WPP11
PROPOSED CK GOLD
ORE STOCKPILES
14703510000400
GOLD KING CORP
WPP12
WPP13
WPP14
14701030000300
STATE OF WYOMING
14703540000300
ADKISON, DAN ET UX
WPP15
WPP16
WPP17
PROPOSED CK GOLD SITE
14703540000400
ADKISON, DAN ET UX
N
SCALE
0 500' 1000'
HORIZ: 1" = 1000'
Know what's below.
Call before you dig.
1-800-849-2476
FOR REVIEW ONLY
DRAFT
NOT FOR CONSTRUCTION
11/17/2025
REVISION NUMBER
COMMENT
DATE
REVISION NUMBER
COMMENT
DATE
REVISION NUMBER
COMMENT
DATE
SUNRISE ENGINEERING
U.S. GOLD CORP. (USAU)
CRYSTAL-CK GOLD PIPELINE
MAP KEY

Source: Sunrise, 2025.

CK Gold Project S-K 1300 Technical Report	225	May 2026

15.8.4	Potable Water

Potable water will be delivered to site by licensed water-hauling trucks and transferred to the potable water holding tank located outside the Admin and Changehouse Building. Deliveries will be scheduled as required to maintain an adequate supply for drinking, handwashing, and other domestic uses, and will be managed to prevent cross-contamination during loading, unloading, and storage.

15.8.5	Waste Disposal

Sanitary sewage will be conveyed to and collected in an on-site septic tank. The septic tank will provide primary treatment by allowing solids to settle and scum to separate prior to off-site disposal. The tank will be sized and installed in accordance with applicable local requirements and manufacturer recommendations, including provision for access covers to allow inspection and pumping. Accumulated septage will be removed at regular intervals, and as required to maintain proper operation, by a licensed sewage hauling contractor using a vacuum truck, and transported to an approved receiving facility for treatment and disposal.

CK Gold Project S-K 1300 Technical Report	226	May 2026

16 MARKET STUDIES

16.1	FLOTATION CONCENTRATES

The Project will produce a copper-gold flotation concentrate at a rate of between 200 and 300 wet tons per day. The product will include marketable concentrations of copper, gold, and silver, will be largely free of deleterious elements and is expected to be of significant interest to domestic and overseas smelters alike. The concentrate product will contain 8% to 9% moisture and will be transported in bulk form.

Recent strong demand for commodities such as copper in the Asian markets has tended to stimulate the expansion of processing capacities for raw materials in the East, and this together with more stringent environmental regulation in the West has driven a steady reduction of similar processing capacities elsewhere in the international market. This global balancing of supply and demand is expected to continue, and Asian copper smelting capacity should absorb much of the new copper concentrate production capacity that will be realized.

The quantity, quality, and value of the CK Gold concentrate product opens the possibility of shipment to a wide range of geographic regions, although focus will be placed on regions and consumers that provide the optimum return to the Project. At least two smelters within North America are able to accept the CK Gold concentrate product, whilst a larger number of international facilities are also under consideration. With gold accounting for at least 70% of the project’s revenues, those facilities with a greater emphasis on the accountability of this metal will be preferred. Metallurgical testing has highlighted a strong inverse correlation between copper concentrate grade and recovery of gold, meaning that higher gold revenues are theoretically possible through the production of a lower-grade copper concentrate product. Markets that can accept lower copper concentrations (below 15%) will be preferred, assuming that gold and silver accountability is still acceptable and that transportation costs do not neutralize the gold recovery advantage.

16.2	GENERAL CONSIDERATIONS

Based on the results of recent metallurgical testwork, the flotation concentrate will be a clean product that will be in demand for its contained gold and lack of deleterious elements. The minor element analyses summarized in Table 16.1 have been communicated to smelters and traders with positive feedback. While the anticipated average copper content is slightly lower than many copper concentrates with a 13% to 15% copper grade, the gold grade of 25 g/mt to 55 g/mt and a sulfur-to-copper ratio of at least 1:1 will make it attractive to smelter facilities.

As the Project develops toward production, it is recommended that focus is maintained on selective smelting and refining complexes that currently process copper concentrates in North America. Compared to overseas markets, transportation logistics and timelines should be more streamlined, resulting in more attractive payment terms.

Normal deviations in moisture content and the methods established to sample and determine the settlement dry weight must be closely examined and controlled to ensure appropriate confidence in the metallurgical balance. It is recommended that moisture samples be taken when the filter cake product batches are weighed and sampled for assay. Care must be taken to immediately seal the moisture samples and follow the established procedures for drying and determination of dry weight. Sampling for assay determination should be carefully monitored but is expected to follow normal procedures. Samples will be taken from trucks via representative “spearing” when departing site, and this sampling process may be automated if required.

Note that although sampling at source is recommended, final settlement results will always be determined from samples taken at the receiving smelter, during which the Seller may be present and/or represented.

CK Gold Project S-K 1300 Technical Report	227	May 2026

Assaying, exchange of assay results, and the splitting limits for determining settlement results will be determined during final contract negotiations and must be professionally managed.

It is anticipated that loss of material will occur as the bulk concentrate is loaded, transported and unloaded. More complex transloading solutions will generally result in higher losses. A 0.3% mass loss has been assumed in the feasibility study NSR calculations.

16.2.1	Accountable and Deleterious Metals

The flotation concentrate shipped from the Project will contain accountable levels of copper, gold, and silver, with generally low levels of deleterious elements. The anticipated ranges of minor/non-payable metals are summarized in Table 16.1.

Table 16.1: Minor Element Summary

Major Element	Min % (w/w)	Max % (w/w)	Average % (w/w)	Minor Element	Min ppm (w/w)	Max ppm (w/w)	Average ppm (w/w)
Cl	0	0.02	<0.01	As	50	300	200
F	0	0.01	<0.01	Bi	<10	40	30
Fe	10	32	23	Cd	<10	75	45
S	15	33	28	Co	100	450	240
Si	7	14	6	Cr	70	470	200
Al	0.1	3.1	2	Hg	6	18	10
K	0.1	1	0.5	Ni	70	400	200
Na	<0.1	0.1	<0.1	Pb	400	4,000	1,400
Ca	0.2	1.6	0.65	Sb	8	114	35
Mg	0.05	0.3	0.15	Se	70	280	120
				Te	8	110	40
				Zn	1,600	27,000	10,000

16.2.2	Production Schedule

The metallurgical model outlined within Section 22 has been used, together with latest mine plan information, to prepare estimates of concentrate production rates and specifications by year over the LoM. The quantity and quality of concentrate produced will depend on the process plant feed grades, the mixture of oxide, mixed and sulfide mineralization and the prevailing market conditions for copper/gold concentrates. Two examples of anticipated concentrate production are given below, corresponding to a moderate mass pull (Table 16.2) and a more aggressive, high mass pull, low-grade scenario (Table 16.3) with correspondingly higher metal recoveries.

CK Gold Project S-K 1300 Technical Report	228	May 2026

Table 16.2: Concentrate Production Schedule Estimate – Low Mass Pull

Parameter	Y1	Y2	Y3	Y4	Y5	Y6	Y7	Y8	Y9	Y10	Y11	LoM
Dry Tons (st)	33,366	65,566	71,768	64,128	71,572	75,103	70,942	73,877	45,159	35,284	20,241	627,007
Wet Tons (st)	36,202	71,139	77,868	69,579	77,656	81,487	76,972	80,157	48,997	38,283	21,962	680,302
Cu grade (%)	12.7	16.4	16.9	16.6	16.5	16.5	16.5	16.5	15.9	15.4	15.4	16.2
Gold Grade
(oz/st)	2.41	1.47	1.33	1.03	1.21	0.85	0.98	0.92	0.93	0.88	0.88	1.14
(g/mt)	83	50	46	35	41	29	34	31	32	30	30	39
Silver Grade
(oz/st)	5.69	4.05	3.37	2.99	2.68	2.03	2.19	2.28	3.49	4.78	4.78	3.17
(g/mt)	195	139	116	103	92	70	75	78	120	164	164	109
S grade (%)	28.1	27	27.4	28.7	28.9	28.9	28.9	28.9	28.7	28.5	28.5	28.7
Fe grade (%)	29.6	25.9	25.4	26.2	26.4	26.4	26.4	26.4	27.2	27.8	27.8	27.1

Table 16.3: Concentrate Production Schedule Estimate – High Mass Pull

Parameter	Y1	Y2	Y3	Y4	Y5	Y6	Y7	Y8	Y9	Y10	Y11	LoM
Dry Tons (st)	44,497	86,359	94,355	84,187	93,940	98,574	93,111	96,964	59,368	46,462	26,654	747,947
Wet Tons (st)	48,279	93,700	102,375	91,343	101,925	106,953	101,026	105,206	64,414	50,411	28,919	894,550
Cu grade (%)	10.0	12.9	13.3	13.0	13.0	13.0	13.0	13.0	12.5	12.1	12.1	12.7
Gold Grade
(oz/st)	1.88	1.15	1.03	0.79	0.92	0.64	0.75	0.70	0.71	0.68	0.68	0.88
(g/mt)	64	39	35	27	32	22	26	24	24	23	23	30
Silver Grade
(oz/st)	4.45	3.24	2.70	2.40	2.15	1.63	1.76	1.83	2.79	3.81	3.81	2.53
(g/mt)	153	111	93	82	74	56	60	63	96	131	131	87
S grade (%)	22.2	21.3	21.6	22.6	22.7	22.7	22.8	22.8	22.6	22.5	22.5	22.6
Fe grade (%)	23.5	20.4	20.0	20.7	20.8	20.8	20.8	20.8	21.5	21.9	21.9	21.3

CK Gold Project S-K 1300 Technical Report	229	May 2026

16.2.3	Metal Pricing

Gold, copper, and silver each contribute to the project revenue stream and so future price predictions are necessary for this Feasibility Study. The metal price assumptions outlined below for purposes of the economic analysis in this study may differ from the metal prices used to establish the resource and reserve inventories which are cast at lower levels (see relevant sections). A conservative approach was adopted in outlining resource and reserve inventories.

Commodity price forecasts use a combination of three-year rolling averages, long-term consensus pricing, and benchmarks to pricing used by industry peers over the past year. Higher metal prices are used for the mineral resource estimates to ensure the mineral reserves are a subset of, and not constrained by, the mineral resources, in accordance with industry-accepted practice. The base-case metal prices used in the Project’s economic evaluation within this Feasibility Study are shown in Table 16.4.

Table 16.4: Feasibility Study Base Case Metal Prices

Metal	Unit	Base Case Price
Gold	US$/oz	3,250
Copper	US$/lb	4.50
Silver	U$S/oz	40

16.2.4	Smelting and Refining Charges

The smelting and refining terms used within the Feasibility Study economic models are consistent with current market trends. The QP has established current market trends through discussions with a number of smelters and commodities traders, in addition to ongoing consultation with industry experts and operators with producing projects.

No forward-looking adjustments are made to these terms in later years.

Discussions with several concentrate offtake companies have continued and indicative term sheets have been received in response to formal requests. No definitive smelter agreements have been obtained for the concentrate at this time. It is apparent however, that it will not be difficult to market the concentrate under normal market conditions, due mainly to the higher gold grade and the absence of deleterious elements.

Metallurgical testwork results indicate that deleterious elements in the concentrate will be at levels below typical industry penalty thresholds.

Table 16.5 summarizes the smelter terms utilized for FS economic analysis. These terms are based upon the verbal and written terms received from several potential offtake partners, and have been applied quarterly for the first three years and so account for short-term variability in payable metal grades as the mix of plant feed ore type changes (Refer to Section 16.2.2).

Table 16.5: LoM Average Smelting and Refining Terms

Term	Unit	Copper	Gold	Silver
Minimum Deduction	%, g/dmt	1.00 – 1.50	n/a	n/a
Payable Metal	%	96.5	90.00 – 98.00	90
Base Smelting Charge	US$/dmt	60	n/a	n/a
Copper Refining Charge	US$/lb payable	0.06	n/a	n/a
Gold / Silver Refining Charge	US$/oz	-	0.6	0.5
Concentrate Moisture	%	8.5

CK Gold Project S-K 1300 Technical Report	230	May 2026

Note that a range of minimum deduction levels are used for copper, inversely proportional to the copper concentrate grade (i.e., a lower copper grade incurs a higher minimum deduction). Likewise, the gold payable percentage is linked to the concentrate gold grade, with higher grades attracting better payable percentages.

16.2.5	Transportation

The bulk concentrate will be shipped from site on a continuous basis using rear or side-tipping trucks (30 yd3 to40 yd3 capacity) to a transloading facility in Laramie. The transloading facility will include a fully enclosed storage building designed to minimize losses and will be suitable for indoor loading of gondola rail cars by front end loader. Storage capacity within this facility will be equivalent to 10 days to 12 days of production. From the transloading facility, gondolas can be transported easily to domestic smelters, or to the Pacific coast in Guaymas, Mexico for ocean shipment overseas.

The feasibility study takes the cost of shipping by road and rail, together with loading/offloading and other handling costs at transloading and destination facilities into account. A total cost of US$177 per wet tonne has been assumed, based on an assumed delivery to a North American smelter destination.

16.3	MINING CONTRACT

The project will adopt a contract mining strategy under which an experienced mining contractor will be responsible for all primary mining activities. These activities will include pit drilling, blasting, loading, hauling, and the placement of tailings. The contractor will supply the necessary equipment, workforce, and operational expertise to execute these tasks in accordance with the project’s production schedule, safety requirements, and environmental standards.

A separate contract will be negotiated for aggregate mining and production of approximately 1,200,000 short tons of waste in Year-1, Q1. Waste material mined as part of these operations will be used in project construction activities. At the end of Year-1, Q1 this mining contract will be closed.

It is contemplated that one of several contractors will be selected to conduct topsoil stripping, ground preparation and pre-production mining to satisfy initial construction needs. RoM rock will be crushed and screened to provide various crushed product sizes to serve as aggregate, material for drainage infrastructure, top-dressing for roads and around the site, and over-liner material.

16.4	OTHER CONTRACTS

Besides power supply, negotiation will be held for major consumer item supplies encompassing fuels oils, and grease, reagent supply. Proximal to the Project is a major prill manufacturer for ANFO explosives and contractors for the downhole supply of explosives for blasting on site. Additionally, contracts for several non-core activities such as employee bussing, security, and waste disposal will be established. Where possible contract services for administrative functions will be sought in nearby Cheyenne.

CK Gold Project S-K 1300 Technical Report	231	May 2026

17 ENVIRONMENTAL STUDIES

17.1	INTRODUCTION

This chapter summarizes the status of environmental compliance, permitting and community engagement, including the following specific topics:

●	Results of environmental studies (Section 17.2): Environmental studies began in October 2020 to establish the pre-mining site conditions and fulfill the information requirements for Project permitting. The scope and results of these studies, which include environmental baseline characterization, groundwater and seepage modeling, and geochemical characterization of tailings and mine rock, are summarized herein.

●	Requirements and plans for waste and tailings disposal, site monitoring, and water management during operations and after mine closure (Section 17.3): Based on the Project mine plan and results of the environmental studies, specific requirements, and plans have been identified and summarized for management of waste rock and tailings, site monitoring and water management, to avoid or mitigate environmental impacts throughout the Project life cycle.

●	Project permitting requirements, the status of permit applications, and requirements to post a reclamation bond (Section 17.4): Permitting is primarily at the state and local level; no major federal permits are required. The principal state permits have been obtained and are described herein. Additional required state and local level permitting is also identified. Bonding is in place for the reclamation of areas to be disturbed during the first year of construction and mining operations, and additional reclamation bonding will be required annually for subsequent operations.

●	Plans, negotiations, and agreements with local individuals and groups (Section 17.5): Other than permitting, various agreements with local stakeholders needed for the construction and operation of the Project are described.

●	Mine closure plan, including remediation and reclamation, and associated costs (Section 17.6): The state has approved a reclamation plan covering the full extent of the project, which is summarized herein. The state also developed a reclamation cost estimate, which it accepted as part of the reclamation bonding process.

●	The qualified person’s opinion on the adequacy of current plans to address issues related to environmental compliance, permitting, and local individuals or groups (Section 17.7).

●	Commitment to local procurement and hiring (Section 17.8).

17.2	ENVIRONMENTAL STUDIES

17.2.1	Baseline Characterization

Baseline characterization studies began in October 2020 to establish the pre-mining site conditions and fulfill the information requirements for Project permitting. The baseline studies have been concluded and the associated reports submitted to the state as part of the various permit applications required by the Wyoming Department of Environmental Quality (Section 17.4).

17.2.1.1	Land Use

The Project site is located on land owned by the State of Wyoming (Section 36) and the Ferguson Ranch (south half of Section 25 and Section 31), as shown on Figure 17.1. In Section 36, the surface and minerals are owned by the State of Wyoming and the surface is leased for grazing to the Ferguson Ranch, Inc. The Project site has been used as rangeland for cattle grazing and mineral exploration.

CK Gold Project S-K 1300 Technical Report	232	May 2026

Past mining activity occurred on the site and in the surrounding historical Silver Crown Mining District since the district was established in 1879, including prospecting, exploration drilling, surface mining, and expansive underground excavation. The Project is centrally located within the historic Copper King Mine and has been the focus of past exploration and mining activities associated with that Mine. The mine is considered one of the top five gold deposits in the state of Wyoming (Hausel 2019). The deposit was first discovered by James Adams of the Adams Copper Mining and Reduction Company in 1881. The deposit was primarily developed as an underground copper mine. But despite several mining campaigns spanning several generations and transfers of ownership, much of the deposit is still intact. At least 13 exploratory drilling programs with over 173 drill holes have been developed on the site since 1930 for metallurgical, technical, hydrological, and resource expansion purposes.

17.2.1.2	Climate

The Project has operated a weather station on the Project site since November 2020. Figure 17.2 shows the location of the Project weather station. Additionally, more than 20 weather stations are located between Laramie and Cheyenne and provide temperature, precipitation, wind speed, and wind direction measurements.

Based on data compiled from the site weather station and other surrounding stations (the latter over at least a ten-year period), the daily average temperature ranges from about 25°F in February to about 70°F in July. The average low temperature is -11°F in February and the average high is 90°F in July.

The Project site is in a net water deficit. The average annual precipitation is about 17 inches, while the annual evaporation is about 53 inches, as determined by the on-site meteorological station. May is the wettest month, with an average of about 3 inches; January is the driest, with an average of about 0.6 inches. Snowfall typically occurs from September to May.

The site experiences relatively strong winds, with an average monthly wind speed ranging from about 8 mph in July to about 17 mph in December. For those same months, the average maximum wind speeds are 43 mph and 63 mph, respectively, with peak wind speeds of 55 mph and 75 mph (86 mph for January). The predominant wind direction is westerly.

17.2.1.3	Air Quality

The Project has monitored baseline air quality since November 2020 to collect ambient air quality data and establish the pre-mining air quality. The air quality monitoring station is located approximately 0.2 miles north of the Project site on the Ferguson Ranch along County Road 210, as shown in Figure 17.2. The location was selected in general accordance with 40 CFR Part 58 Ambient Air Quality Surveillance. The station collects integrated particulate matter data sized less than 10 µm (PM10) once every six days over 24 hours using two collocated BGI PQ200 particulate air samplers. The samplers collect integrated 24-hour samples in accordance with EPA protocols (Quality Assurance Guidance Document 2.11, Reference Method for the Determination of Particulate Matter as PM10 in the Atmosphere).

To date, the background air quality has met the National Ambient Air Quality Standard 24-hour PM10 level of 150 μg/m3, with PM10 measurements ranging from 0 μg/m3 to 45 μg/m3.

CK Gold Project S-K 1300 Technical Report	233	May 2026

17.2.1.4	Surface Water and Wetlands

An Aquatic Resources Inventory (ARI) was performed in September 2020 (Trihydro 2020) to identify jurisdictional Waters of the United States in and around the Project site. The United States Army Corps of Engineers (USACE) regulates jurisdictional Waters of the US, which are defined and regulated by Section 404 of the Clean Water Act (CWA) 33 CFR Part 328.3 and Section 10 of the Rivers and Harbors Act (RHA) 33 USC 1344, including streams and wetlands. The jurisdictional waters and wetlands were identified to facilitate Project infrastructure planning to prevent impacts on the Waters of the US.

The surface water features investigated under the ARI are shown on Figure 17.3. They include the intermittent South Crow Creek, the ephemeral South and Middle tributaries of Middle Crow Creek, and the perennial/intermittent North tributary of Middle Crow Creek. Based on the findings of the ARI, on February 5th, 2021 the USACE issued an Approved Jurisdictional Determination (AJD) for the drainages and wetlands within the Project area. The AJD is the official determination from the USACE on the Waters of the US that are present in the Project area. The jurisdictional Waters of the US identified in the AJD include South Crow Creek and the North tributary to Middle Crow Creek. The AJD concluded that the drainages and wetlands associated with the South and Middle tributaries to Middle Crow Creek are not jurisdictional Waters of the US. The Project mine facilities have been designed to avoid and will not impact jurisdictional Waters of the US.

In November 2023, Western EcoSystems Technology (WEST) prepared an additional ARI report (WEST 2023a) for the proposed Project access road and vicinity. This ARI identified one dry drainage with a defined channel that may be jurisdictional. The access road will not cross the drainage, and mine activities will not affect it.

A surface water baseline monitoring program was initiated in October 2020 and completed in April 2022. The program included a collection of surface water quality samples, field water quality parameters, and stream flow measurements monthly at up to six monitoring locations within the Project site, as shown in Figure 17.3. The monitoring locations are located along the primary surface water features within the Project and include the intermittent South Crow Creek, the South and North tributaries to Middle Crow Creek, and one spring in the South tributary of Middle Crow Creek.

17.2.1.5	Groundwater

Groundwater monitoring at the Project site began in 2020 to characterize the potentiometric surface, groundwater flow, and groundwater quality (NEIRBO Hydrogeology 2023). Data has been collected over a period of approximately 18 months using monitoring wells, standpipe wells, vibrating wire piezometers (VWP), HQ core holes, and reverse-circulation boreholes. This data formed the basis for development of a groundwater flow model, as described in Section 17.2.2.

Quarterly groundwater monitoring has been performed at seven monitoring wells within the Project site (MW-1, MW-3, MW-4, MW-5 MW-7, MW-8a, MW-8b), as shown on Figure 17.3. Groundwater sampling started in the fourth quarter of 2020. Results from six quarterly sampling events were included in the Mine Operating Permit application submitted to the DEQ-LQD in January 2024.

CK Gold Project S-K 1300 Technical Report	234	May 2026

Figure 17.1: Project Site and Access Road Location

22
23
24
19
20
21
CRYSTAL LAKE RESERVOIR
MIDDLE CROW CREEK
COUNTY ROAD 210
27
26
25
30
29
28
COUNTY ROAD 210
COUNTY ROAD 210
ACCESS ROAD
SOUTH CROW CREEK RESERVOIR PIPELINE
34
35
36
31
32
33
SOUTH CROW CREEK
T14N R70W
T14N R69W
T13N R70W
T13N R69W
SOUTH CROW CREEK
SOUTH CROW CREEK RESERVOIR
3
2
1
6
5
4

Image Cite: Bing Aerial Imagery, Microsoft Corporation, 2023

NOTE:
PARCEL BOUNDARIES SUPPLIED BY WYOMING PARCEL VIEWER. BOUNDARIES ARE APPROXIMATE AND NOT SURVEYED.

EXPLANATION

- TOWNSHIP/RANGE
- SECTION
- COUNTY ROAD 210
- LOCAL DIRT ROADS
- INTERMITTENT/PERENNIAL STREAM
- WATER BODIES
- STATE OF WYOMING
- OPERATING PERMIT BOUNDARY
- ACCESS ROAD
- ACCESS ROAD EASEMENT
- PARCEL BOUNDARY
- SOUTH CROW CREEK RESERVOIR PIPELINE
- PAST MINING ACTIVITIES
- LOCAL GOVERNMENT

N

0 2,000'

Trihydro
CORPORATION
1252 Commerce Drive
Laramie, Wyoming 82070
www.trihydro.com
(P) 307/745.7474 (F) 307/745.7729

FIGURE 17-1

MINE AREA AND ACCESS ROAD

CK GOLD MINE
GOLD KING CORP.
LARAMIE COUNTY, WYOMING

Drawn By: BB	Checked By: ZH	Scale: 1" = 2,000'	Date: 12/15/23	File: 74L_APP-D1_FIGD1-F1

Source: Trihydro, 2020.

CK Gold Project S-K 1300 Technical Report	235	May 2026

Figure 17.2: Locations of the Meteorological Station and PM10 Monitoring Station

Air Sampler
210
ARS Station

Google Earth
N

Google Earth
N

Notes:

"ARS Station" is the Copper King Meteorological Site (COKI-MS)

"Air Sampler" is the Copper King PM10 Site (COKI-PM)

The red line delineates the Project site boundary

Source: Air Resource Specialists year?

CK Gold Project S-K 1300 Technical Report	236	May 2026

Figure 17.3: Surface and Groundwater Sampling Locations

COUNTY ROAD 210
NORTH TRIBUTARY OF MIDDLE CROW CREEK
MIDDLE TRIBUTARY OF MIDDLE CROW CREEK
SOUTH TRIBUTARY OF MIDDLE CROW CREEK
SOUTH CROW CREEK
R70W
R69W
T14N
T13N
25
26
29
30
31
32
35
36
1
2
5
6
7000
7100
7150
6950
SW-1
SW-2
SW-3
SW-4
SW-5
SW-6
MW-1
MW-2
MW-3
MW-4
MW-5
MW-6A
MW-6B

EXPLANATION

- SURFACE CONTOURS (10-FOOT INTERVAL)
- OPERATING PERMIT BOUNDARY
- SECTION LINE
- TOWNSHIP/RANGE LINE
- COUNTY AND GRAVEL ROADS
- LOCAL 2-TRACK ROADS/TRAILS
- RESERVOIR
- INTERMITTENT/PERENNIAL STREAMS
- EPHEMERAL DRAINAGE/STREAM
- MONITORING WELL / GROUNDWATER SAMPLING LOCATION
- SURFACE WATER MONITORING

N

0 1000'

Trihydro CORPORATION

1252 Commerce Drive
Laramie, Wyoming 82070

FIGURE 17-3

BASELINE SURFACE AND GROUNDWATER SAMPLING LOCATIONS

CK GOLD MINE
GOLD KING CORP.
LARAMIE COUNTY, WYOMING

Drawn By: BB	Checked By: ZH	Scale: 1" = 1000'	Date: 12/18/23	File: 74L_APP-D6_HYDROLOGY

Source: Trihydro, 2020.

CK Gold Project S-K 1300 Technical Report	237	May 2026

Results indicate that the groundwater is generally of a bicarbonate type. Wells MW-7 and MW-8a are drilled in granodiorite and alluvium, respectively, and have calcium-bicarbonate type water, whereas MW-1, 3, 4, and 5, drilled in granodiorite and metasediments, have sodium bicarbonate water. Monitoring well MW-8b has a mixed calcium-sodium bicarbonate water and is the only well screened in the White River Formation (NEIRBO Hydrogeology 2023).

Water quality has mostly met standards, although some measurements have been above DEQ limits, variably between domestic, agricultural, and livestock standards. Table 17.1 summarizes the baseline groundwater quality that exceeds DEQ standards in each monitoring well for each quarter, as reported by NEIRBO Hydrogeology (2023).

Table 17.1: Baseline Monitoring Wells with Constituent Concentrations Exceeding Water Quality Standards

Constituent	2020 Q4	2021 Q1	2021 Q2	2021 Q3	2021 Q4	2022 Q1
Fluoride	1, 3, 4, 5	1, 3, 4, 5	1, 3, 4, 5	1, 3, 4, 5	1, 3, 4, 5	1, 3, 4, 5
pH	1, 3, 4, 5	1, 3, 4, 5	1, 3, 4	1, 3, 4, 5	1, 3, 4, 5	1, 3, 4
Dissolved Iron	3, 5	5	—	—	7	—
Total Iron	1, 3, 5, 7	3, 5	3, 4, 5	—	5, 7	4, 7
Mercury	—	7	7	—	—	—
Manganese	3, 7, 8a, 8b	7, 8a, 8b	7, 8a, 8b	7, 8a, 8b	7, 8b	4, 7
Sodium Adsorption Ratio (SAR)	1, 4	4	4	1, 4	4	4
Dissolved Uranium	7	7	7	7	7	7
Total Uranium	*	*	*	*	7	7
Gross Alpha	7	3, 7	7	3, 7	7	3, 7
Adjusted Gross Alpha	—	3	7	—	7	7

Notes: From NEIRBO Hydrogeology 2023:

●	Well names are preceded by “MW-”.
●	Wells listed for each constituent exceeded at least one of the DEQ water-quality standards for Class 1 Domestic, Class 2 Agriculture, or Class 3 Livestock uses
●	“—” No wells exceeded standards.
●	“*”Not measured.

17.2.1.6	Soils

The Project site is located on the eastern flank of the Laramie Range between the Rocky Mountains and High Plains sections of the Great Plains physiographic province. The Laramie Range is an approximately 130-mile-long mountain range between Laramie and Cheyenne, Wyoming, that trends north from the Colorado-Wyoming border towards Casper, Wyoming. The Laramie Range consists of granite/granodiorite peaks and rolling hills bound to the east non-conformably by shallow eastward dipping sedimentary rocks of the White River Formation. East of the Project area, towards Cheyenne, the topography transitions to flatter plains along the western margin of the Great Plains physiographic province. The Project site geology is further described in Section 6.

The Natural Resource Conservation Service (NRCS) database of mapped soil units was reviewed. The nine soil units described by the NRCS soil database at the Project site were identified and field verified in July 2021. Preselected sample locations and respective field survey soil profile descriptions were used to confirm or modify the coverage of the nine soil map units. For soil map units that were modified, the acreages were revised (Figure 17.4).

A test pitting subsurface exploration program was implemented around the same time to evaluate the soils in the proposed development areas (Trihydro 2022). The ore body is exposed at the hilltop and is generally surrounded by granite. Weathered soil is located around the base of the slopes. The north and western faces of the hill are the steepest portions of the Project site and have the least amount of soil cover. The northeast and southern saddle areas have gentler slopes and generally contain more soil.

CK Gold Project S-K 1300 Technical Report	238	May 2026

Topsoil was generally encountered throughout the Project site at the ground surface with localized areas of outcropping bedrock. The topsoil consists of brown to dark brown silt with trace sand and gravel and decomposing organic matter. The topsoil typically ranges from approximately 0.25 ft to 4.25 ft in thickness with an average thickness of 1.1 ft. Generally, topsoil was found to be thickest in the drainages and valley bottoms and thinner along slopes and ridges.

Subsoils are typically aeolian or colluvial soils or were derived from the lightly cemented White River Formation, which is composed primarily of lightly cemented alternating layers of siltstone, sandstone, and claystone.

Silty soil is common, as the White River Formation has a primarily silty matrix. Silty soil tends to be low plasticity and lie above massive siltstone beds. The silt is predominantly dark brown and either dry or slightly moist and contains sand. Silts observed in test pits were predominantly under 5 feet thick, with some reaching up to 10 ft thick. Silty sand layers were also encountered and generally found overlying sandstone beds. They tend to be olive brown in color, lean, dry to slightly moist and up to a few feet thick.

The clayey soil encountered is primarily lean clay with brown to gray color and tends to have noticeable sand content. The lean clays, as classified by the Unified Soil Classification System, are primarily associated with the B soil horizon where fine grained particles migrate down from the topsoil into the subsoil regions and create the silty clay layer. Lean clays can be found primarily in the Mill Area, the Ore Facility, and the TMF. Fat clays were encountered primarily to the southeast of the Mill Area and portions of the TMF. The fat clays also have noticeable sand and gravel content. Fat clays are likely to have a shrink or swell potential in response to moisture changes; they shrink as the soil dries and swell as more water is added.

Loose sand and gravel are commonly found overlying sandstone or claystone with significant sand or gravel content. These loose soils are typically light gray or brown with significant silt content. Gradation ranges from poor to well graded.

17.2.1.7	Vegetation

The Project area consists primarily of rolling grassland/herbaceous habitat with forested and shrub/scrub-covered drainages. Most of the Project site consists of prairie grasslands, with some areas of xeric forest and sparse areas of foothill, sagebrush shrublands, and riparian vegetation. Habitat to be disturbed by Project development consists almost entirely of the grassland/herbaceous type.

Trihydro performed a desktop review of national and state vegetation databases in 2021 as part of the Mine Operating Permit application to identify vegetation types in the Project area and potential special status plant species. Figure 17.5 shows the different vegetation types at the Project site according to the US Geological Survey’s National Land Cover Database.

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Figure 17.4: Field Survey Soil Sample Locations and Map Unit Modifications

Granite Springs Reservoir
Crystal Lake Reservoir
South Crow Creek Reservoir
SS-01
SS-02
SS-03
SS-04
SS-05
SS-06
SS-07
SS-08
SS-09
SS-10
SS-11
SS-12
SS-13
SS-14
SS-15

Map Unit Symbol	Soil Description
108	Blazon-Blazon, thin solum-Poposhia silt loams, 0 to 6 percent slopes
111	Blazon-Trimad complex, 15 to 45 percent slopes
112	Boyle-Alderon-Cathedral complex, 5 to 45 percent slopes
113	Boyle-Boyle, thin solum, gravelly loams, 3 to 6 percent slopes
116	Boyle-Lininger-Boyle, thin solum, complex, 3 to 45 percent slopes
117	Boyle-Rock outcrop-Cathedral complex, 5 to 45 percent slopes
118	Boyle-Lininger association, 1 to 15 percent slopes
122	Cankle-Merden, saline, complex, 0 to 3 percent slopes
123	Cathedral-Boyle complex, 10 to 30 percent slopes
124	Chalkcreek family, 0 to 3 percent slopes
126	Chivington loam, 0 to 6 percent slopes
128	Dalecreek-Kovich, cool, loams, 0 to 9 percent slopes
134	Evanston-Ipson association, 3 to 20 percent slopes
138	Ipson-Evanston complex, 6 to 30 percent slopes
139	Ipson-Evanston-Rock outcrop complex, 0 to 30 percent slopes
141	Ipson-Trimad complex, 15 to 45 percent slopes
146	Merden, cool-Kovich complex, 0 to 3 percent slopes
158	Poposhia silt loam, 0 to 6 percent slopes
159	Poposhia-Blazon silt loams, 3 to 30 percent slopes
160	Poposhia-Blazon, thin solum-Rock outcrop complex, 5 to 35 percent slopes
161	Poposhia-Piczon silt loams, 0 to 6 percent slopes
163	Redthayne-Tyzak, thin solum-Evanston complex, 0 to 15 percent slopes
164	Redthayne-Tyzak-Rock outcrop complex, 15 to 45 percent slopes
167	Rock outcrop-Cathedral complex, 20 to 40 percent slopes
176	Trimad-Blazon complex, 15 to 45 percent slopes
177	Trimad-Blazon, thin solum-Rock outcrop complex, 20 to 45 percent slopes
181	Tyzak-Tyzak, thin solum-Rock outcrop complex, 30 to 50 percent slopes

EXPLANATION

- FIELD SURVEY SAMPLE LOCATION
- OPERATING PERMIT BOUNDARY
- ACCESS ROAD
- PIT

NOTE:

SOIL MAP UNIT POLYGONS EXTRACTED FROM THE NATURAL RESOURCES CONSERVATION SERVICE, WEB SOIL SURVEY, ACCESSED AUGUST 17, 2021, WITH MODIFICATIONS AS DESCRIBED IN THE TEXT.

N

0 2,500'

Trihydro CORPORATION

FIGURE 17-4

FIELD SURVEY SOIL SAMPLE LOCATIONS AND MAP UNIT MODIFICATIONS

CK GOLD MINE
GOLD KING CORP.
LARAMIE COUNTY, WYOMING

Drawn By: BR	Checked By: ZH	Scale: 1" = 2,500'	Date: 12/29/23

Source: Trihydro, 2020.

CK Gold Project S-K 1300 Technical Report	240	May 2026

Figure 17.5: USGS Land Cover Vegetation

Crystal Lake Reservoir
South Crow Creek Reservoir
EXPLANATION
ACCESS ROAD
OPERATING PERMIT BOUNDARY
USGS LAND COVER
DEVELOPED LOW INTENSITY
DEVELOPED OPEN SPACE
EMERGENT HERBACEOUS WETLANDS
EVERGREEN FOREST
GRASSLAND/HERBACEOUS
SHRUB/SCRUB
WOODY WETLANDS
N
0
1,800'

Trihydro Corporation

FIGURE 17-5

USGS LAND COVER VEGETATION

CK GOLD MINE
GOLD KING CORP.
LARAMIE COUNTY, WYOMING

Drawn By: KEJ	Checked By: ZH	Scale: 1" = 1,800'	Date: 5/24/23	File: D8-F1 EnvPrint Veg FigD8-F1

Source: Trihydro, 2020.

CK Gold Project S-K 1300 Technical Report	241	May 2026

Based on field surveys conducted in July 2021 by Trihydro and June 2023 (WEST 2023b), it was concluded that the Project site does not contain suitable habitat associated with special status plant species, and no such species were observed. The most common native species identified during the field survey were in the grassland/herbaceous habitat and include needle and thread (Hesperostipa comata), western wheatgrass (Pascopyrum smithii), blue grama (Bouteloua gracilis), prairie junegrass (Koeleria macrantha), and Sandberg bluegrass (Poa secunda). Notably, cheatgrass (Bromus tectorum), a non-native, aggressively invasive weed species in Laramie County, was the sixth-most common species found.

17.2.1.8	Wildlife

A desktop study reviewed national and state data sources to determine the potential for listed wildlife species within the Project site. The US Bureau of Land Management (BLM) Wyoming Sensitive Species List includes 16 species potentially occurring at the Project site, including four mammals, 11 birds, and one amphibian. The US Fish and Wildlife Service (USFWS) Planning and Conservation website further identified four federally listed species potentially present at the site, including the Preble’s meadow jumping mouse (Zapus hudsonius preblei), piping plover (Charadrius melodus), whooping crane (Grus Americana), and pallid sturgeon (Scaphirhynchus albus). No critical habitat was identified within the Project site. However, a portion of the Project site falls within the pronghorn antelope (Antilocapra americana) crucial winter range, and the whole Project site and surrounding area is within the mule deer (Odocoileus hemionus) crucial winter range. In consultation with the WGFD, mitigation action will be taken for the disturbance of mule deer crucial winter range during Project construction and mining operations, including minimization of vehicular traffic by worker busing, installation of wildlife-friendly fencing, and a US$300,000 payment to the WGFD.

A field wildlife survey was conducted in and around the Project site by Trihydro in June 2021 as part of the Mine Operating Permit application, focused primarily on the BLM sensitive species and the federally listed species. WEST conducted additional field surveys from May to July 2023 (WEST 2023c, d, e), focused on raptors, fish, and species designated by WGFD as Species of Greatest Conservation Need (SGCN), including upland sandpiper (Bartramia longicauda), swift fox (Vulpes velox), smooth greensnake (Opheodrys vernalis), western tiger salamander (Ambystoma mavortium), and northern leopard frog (Lithobates pipiens).

Two BLM sensitive bird species were observed: the northern goshawk and the Brewer’s sparrow. The Project site was determined to contain potentially suitable habitat only for one of the four USFWS federally listed species, the Preble’s meadow jumping mouse, although this species was not found and its associated potential habitat along the creeks is degraded from cattle grazing.

No raptor nests were found within planned areas of Project disturbance, and no golden eagle nests were observed within the Project site. None of the SGCN species were seen or heard on the Project site, though the site is within the upland sandpiper and swift fox predicted distribution areas. Project development will avoid the flowing streams that offer potential habitats for amphibians and fish. Almost all the wildlife field observations occurred in the riparian corridors along South Crow Creek and the North tributary of Middle Crow Creek, both outside of the planned Project disturbance areas.

In a concurrence letter for the Mine Operating Permit, WGFD recommended ongoing consultation with the agency regarding raptors and monitoring for swift fox (Vulpes velox) before disturbing the ground within the Project area between April 1 and September 30 each year.

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17.2.1.9	Archeology and Paleontology

A Class I cultural resource data review was completed in June 2021 (Western Archaeological Services 2021). The review examined the State Historic Preservation Office (SHPO) records for documented cultural resources within the Project boundary. Two sites were identified near or within the Project boundary: the Fort D. A. Russell to Fort Sanders Wagon Road, which is eligible for nomination to the National Register of Historic Places (NRHP); and the historic Copper King Mine, which is ineligible for nomination to the NRHP.

The wagon road passes north of County Road 210 in the northeast portion of the south half of Section 25 within the Project site boundary. It is a previously documented cultural site and is eligible for nomination to the NRHP with SHPO concurrence. No Project activity is proposed north of County Road 210. Therefore, this site will not be disturbed by the Project.

The historic Copper King Mine, located within the Project site, had two mine shafts, three adits, nine exploratory pits, and an excavation. The Class I data review found that the Copper King Mine is not eligible for NRHP nomination. The DEQ reclaimed the mine features - Abandoned Mine Lands Division (AML) in July 2017. Before the reclamation, the DEQ-AML performed a National Environmental Policy Act (NEPA) determination and verified that the reclamation conformed with exclusion criteria and was exempted from further NEPA compliance.

A Class III cultural resources field survey was conducted on the Project site in September 2024 (Centennial 2024) to identify potential additional cultural sites. No identified sites were recommended for National Register of Historic Places classification. Management measures will be implemented to protect additional cultural sites during Project construction, mining, and reclamation operations.

Most of the construction and mining-related excavation will take place within the Pre-Cambrian age granite formation, an igneous intrusive rock that does not contain fossils. According to the USGS, some activity will occur in the sedimentary White River formation, which could host paleontological resources but is considered unlikely to contain preserved fossils (Bartos et al. 2014). Project activities will be subject to “chance finds” protocol, requiring notification of state agencies in the event of a cultural or paleontological find and a work stoppage at the affected location.

The Project is not located adjacent to indigenous, Native American, or Bureau of Indian Affairs lands.

17.2.2	Groundwater Modeling

The orebody is hosted in Precambrian granitic rock with limited permeability and water-storage capacity. Groundwater wells completed in the granite typically yield 0 gpm to 5 gpm. The granite groundwater flows from the higher elevation areas of the Laramie Range, west of the project area, to the east. The White River formation is underlain by Cretaceous formations east of the mine. Figure 17.6 shows the hydrogeological units, groundwater level and flow direction.

The Project has completed extensive hydrogeological site characterization to support the development of a regional groundwater flow model. Aquifer testing has included pumping tests and discrete depth-interval packer testing. These tests estimated hydraulic conductivity and specific storage properties. Groundwater levels and pore pressures were obtained from wells and vibrating wire piezometers.

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NEIRBO Hydrogeology (2023) developed a calibrated groundwater flow model to represent the hydrogeological system and assess the interactions between the proposed mine and the groundwater system. The model incorporates hydrogeological features, including streams, reservoirs, irrigated land, and wells in the project area, as well as aquifers, faults, stream-aquifer interactions, recharge, evapotranspiration, and external boundary conditions.

The model simulates pre-mining conditions and hydrological changes during the mining and post-mining phases. The model predicts groundwater system changes due to passive pit dewatering, natural recharge changes due to facility construction, and pit backfill during the post-mining phase.

Model predictions during the mining and post-mining periods include groundwater level, pit inflow, streamflow, and evapotranspiration changes. The predicted mine-induced drawdown is greatest near the pit and decreases rapidly away from the pit (Figure 17.7). Predicted drawdown is generally 5-feet or less outside the Project site at the end of mining. After 150 years the discernable predicted drawdown is at its maximum, extending about 180 ft outside the Project site boundary (Figure 17.8). The nearest domestic wells are 2,000 ft from the predicted 5-ft drawdown area. At this distance, mine induced drawdown would likely not be discernable from natural variation and groundwater level changes induced by the domestic wells themselves.

The Middle Crow Creek is the nearest stream, and its flow is predicted to decrease by 0.03 ft3/s 10 years after mining. The other stream segments have zero to 0.02 ft3/s changes in flow.

The average annual groundwater pit inflow is expected to be less than 15 gpm. This low pit inflow would be manageable using passive, in-pit sumps, and dewatering wells are not expected to be necessary.

After mining, the pit will be backfilled with tailings and waste rock. Groundwater and precipitation will flow into the backfill material, and water levels will slowly rise until they stabilize at 6,717 ft after about 130 years. A pit lake is not expected to form since evaporation losses will keep the groundwater level below the top of the backfill. This will result in the pit being a hydraulic sink with no groundwater outflows.

The groundwater modeling conducted to date precedes the recent development of Project water supply wells in the vicinity of the Project site approximately 1.25 miles northwest of the pit (see Figure 17.13). The Project supply wells will extract groundwater from the Casper Formation, which underlies the formations previously investigated and modeled. The new wells are not expected to induce significant drawdown in the overlying units hosting the neighboring domestic water supply wells; however, this is pending confirmation through additional hydrogeological assessment.

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Figure 17.6: Hydrogeological Units, Groundwater Level, and Flow Direction

620,000
640,000
660,000
680,000
260,000
240,000
220,000
Groundwater level measurements representing basin fill units*
Groundwater level measurements representing bedrock units*
Groundwater level contours, basin fill units
General flow direction, basin fill units
Groundwater level contours, bedrock units
General flow direction, bedrock units
Reservoirs
Extent of ultimate pit
Groundwater flow model domain
Bedrock Geology (modified from Ver Ploeg and Boyd, 2007)
Alluvium
White River Formation
Cretaceous
Paleozoics
Metasedimentary and metavolcanics
Sherman Granite
*Measurements obtained between June 1875 and December 2020
Coordinate System: SPWY NAD 1983 StatePlane Wyoming East FIPS 4901 Feet
Service Layer Credits: Esri, USGS, NOAA
N
Miles
0
1
2
Document Name: Figure 2-4_RegionalGWL_edits
Date Saved: 9/13/2023

Source: NEIRBO, 2023.

CK Gold Project S-K 1300 Technical Report	245	May 2026

Figure 17.7: Cross-Section of Groundwater Levels

Source: NEIRBO, 2023.

CK Gold Project S-K 1300 Technical Report	246	May 2026

Figure 17.8: Predicted Drawdown at the End of Mining and 150 Years Post-Mining

650,000
655,000
660,000
240,000
235,000
230,000
225,000
Crystal Lake Reservoir
Middle Crow Creek
South Crow Creek
S. Crow Creek Reservoir
T14N
T13N
R70W
R69W
Non-project wells
Domestic
Stock/Domestic
Stock
Miscellaneous
Spring
Extent of 5-foot drawdown contour at end of mining
Extent of 5-foot drawdown contour 150 years post mining
Extent of ultimate pit
Mine operating permit boundary
Note: Shallow bedrock water levels in model layer 3 are shown
Coordinate System: SPWY NAD 1983 StatePlane Wyoming East FIPS 4901 Feet
Service Layer Credits: Esri, USGS, NOAA
N
Feet
0 1,000 2,000
Document Name: Figure 0_ES_Summary
Date Saved: 12/13/2023

Source: NEIRBO, 2023.

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17.2.3	Tailings Seepage and Stability Analysis

Tailings stability was analyzed by Tierra Group (2025b). The tailings were modeled overlying the Tailings Management Facility’s (TMF’s) composite liner system (CLS), which in turn overlies a prepared foundation consisting of native soils that are underlain by weathered bedrock.

17.2.3.1	Seepage

The DEQ-LQD review of the MOP application required a rework of the liner system, and the Project will now use a CLS. The CLS will consist of a geomembrane overlying a prepared subgrade composed of compacted Project area clays and silts. As required by WQD R&R, the CLS will have an effective permeability of 10-7 cm/s or lower. The inclusion of the CLS means that tailings seepage modeling was not required by WDEQ-LQD for the TMF.

17.2.3.2	Stability

Limit equilibrium stability analyses were performed on the TMF for static (long-term) conditions, seismic loading conditions using pseudo-static method, and post-peak (post-liquefaction) conditions. The slope stability models assumed a phreatic surface at the interface between the upper and lower foundation soils (approximately 10 feet below the ground surface). The model also assumes a phreatic surface along the CLS and tailings interface, as a phreatic surface is not likely to develop within the tailings mass. Slope stability analyses were completed for the downstream and side buttress sections. Slope stability for the downstream section was modeled as the TMF advanced construction to its full height in Year 9. The side buttress section was selected at the greatest embankment height, where the starter berm had not been constructed.

The requisite factors of safety are met for the stability analyses completed for the two sections when the ultimate waste rock retention shell is constructed. Additional analyses were completed to analyze the TMF during construction and allow for operating flexibility. The TMF stability results are detailed in the TMF Stability Analyses Technical Memo (Tierra Group, 2025b).

17.2.4	Geochemical Characterization of Mine Rock and Tailings

Geochemical Solutions (2023) evaluated the potential to generate acid rock drainage (ARD) and metal leaching from the mine rock and tailings storage. Fifty-six representative rock samples and four tailings samples were collected for geochemical characterization. The 56 rock samples represent in-place mine rock at the projected surface of the proposed pit shell and the rock to be mined. The rock samples are distributed widely both horizontally and vertically across the proposed pit and surrounding the ore body, as shown on Figure 17.9.

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Figure 17.9: Mine Rock Sample Spatial Distribution

Source: Geochemical Solutions, 2023.

The four tailings samples were derived from bench-scale metallurgical (locked cycle) testing of representative ore samples. Bench scale process water samples from the locked cycle testing were also submitted to an analytical laboratory for analysis.

Geochemical analyses included:

●	Whole Rock Characterization: Assesses the bulk geochemical composition of the waste rock, tailings, and low-grade ore materials.

●	Acid-base Accounting (ABA): Determines the balance of acid-generating sulfide minerals and acid-neutralizing minerals in the samples.

●	Net Acid Generation (NAG): This method uses hydrogen peroxide to oxidize the exposed sulfide minerals in the samples. The oxidation provides a high-end estimate of the acidity that may be produced through oxidative weathering of any exposed materials. It also allows the identification of potential elemental release through oxidative weathering of mine materials.

●	Meteoric Water Mobility Procedure (MWMP): A single-pass column leach test used for non-acid generating mine rock to assess the chemical quality of contact water.

●	Humidity Cell Testing (HCT): This is a multi-week column weathering test that provides the test sample with excess water and oxygen to facilitate rapid oxidation of sulfide minerals. Weekly column rinses are analyzed for various parameters (such as pH, alkalinity, iron, and sulfate), and a monthly rinse sample is analyzed for a range of regulated metals and metalloids.

Geochemical Solutions (2023) also evaluated the mineralogy and petrography of mine rock to better understand the controls on acid-generation potential (AP) and neutralization potential (NP). Mineralogical analyses included:

●	Quantitative mineralogy by x-ray diffraction (XRD).

●	Optical microscopic examination.

●	Scanning electron microscopy (SEM), using backscattered electron imaging.

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The ABA and NAG tests are considered static test procedures, while the subsequent MWMP and HCT tests are considered kinetic tests. Water samples are obtained weekly from the testing apparatus to evaluate whether leaching is occurring and when it may be expected to start. The HCTs were conducted over a 108-week period. Figure 17.10 summarizes the ABA results, and Figure 17.11 summarizes the HCT results.

Figure 17.10: Results of ABA Tests

Source: Geochemical Solutions, 2023.

Figure 17.11: Results of Humidity Cell Tests

Source: Geochemical Solutions, 2023.

Using industry-standard methods, the characterization of the geochemical properties of Project mine rock and representative tailings indicates the limited probability of the rocks and tailings producing ARD in contact water. ABA and NAG static testing results indicated the presence of potentially acid producing mine rock and release of metals in 5 of the 56 samples, two located approximately halfway up the west side of the projected pit surface and three with excavated waste rock. Some higher sulfur-containing samples indicate the limited and local presence of PAG mine rock. However, little mine rock is mapped as having elevated sulfur and increased ARD potential. Most of mine rock is characterized as NPAG, with an overall median Net Neutralization Potential (NNP) of 24.5 short tons of CaCO3 per 1,000 tons of rock (t CaCO3/1,000 t rock) and Neutralization Potential Ratio (NPR) of 33.3; rock with either NNP greater than 20 t CaCO3/1,000 t rock or NPR greater than three is considered NPAG. The median NAG pH was 6.2; samples with NAG pH greater than 4.5 were classified as NPAG. Results from the NAG metal analysis showed that arsenic, cadmium, copper, lead, and zinc were observed in five samples. However, HCT and MWMP results show no low pH (acidic) water or metal release production, which resulted in NPAG classification, regardless of sulfur content.

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The mineralogy of the mine rock affects the potential for the formation of ARD. Sulfide minerals appear primarily as small pyrite and chalcopyrite, with trace percentages of other sulfides disseminated in the silicate matrix. Silicate minerals provide the bulk of NP. Based on the extended HCT results, it appears that the rate of NP from silicate minerals is able to keep pace with the limited rate of acid production.

MWMP leach testing of NPAG demonstrates low to no leaching of dissolved regulated metals. Leaching of total iron and manganese was observed to produce concentrations that exceeded domestic use criteria but were consistent with ambient background groundwater concentrations. In one instance domestic use criteria was exceeded for dissolved arsenic. One sample exceeded the agricultural use criteria for total iron. MWMP results for representative tailings samples indicated that leached water from tailings were consistently below domestic use criteria. HCT testing of rock samples, which spanned the range of sulfur concentrations results from the ABA data, resulted in neutral to slightly alkaline pH conditions for up to 108 weeks of testing with metal release observed to be negligible and low sulfate release rates. The four metallurgical testing tailings samples analyzed contain limited sulfide sulfur; therefore, the representative tailings produced NPAG results.

Four samples representative of process water were submitted for analysis. Arsenic concentrations in these samples routinely exceeded domestic and agricultural use criteria, but not livestock use criteria. The remaining constituents were below regulatory criteria.

17.3	REQUIREMENTS AND PLANS FOR WASTE AND TAILINGS DISPOSAL, SITE MONITORING, AND WATER MANAGEMENT

This section is divided into three subsections as follows:

●	Waste Rock and Tailings Management (Section 17.3.1)

●	Site Monitoring (Section 17.3.2)

●	Water Management (Section 17.3.3)

This section summarizes design and operational requirements during construction, mining, mineral processing, closure, and post-closure.

17.3.1	Waste Rock and Tailings Management

Waste rock and tailings generated during mining and mineral processing will be deposited in engineered facilities on the Project site.

17.3.1.1	Waste Rock

The waste rock consists of excavated overburden and rejected material from the pit containing insufficient concentrations of copper or gold for economic mineral processing. Waste rock will have various on-site uses/destinations, including construction and capping of haul roads and erosion control features, deposition in the West and East Waste Rock facilities (WWRF and EWRF, respectively), and use as the TMF’s outer retention shell and buttress. The waste rock facility design and construction are described in Section 15. This section focuses on the associated environmental management controls.

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The following environmental management controls will be incorporated:

●	Stability: The WWRF, EWRF and SWWRF are designed to have a slope angle of 3H:1V, substantially flatter than the rock’s angle of repose, inherently providing an acceptable safety factor for geotechnical stability. These facilities will be constructed using 20 ft to 30 ft thick lifts. Construction will start from the lower ground surface elevations, moving upward and outward a lift at a time, stepping back such that the final angle of the entire facility is 3H:1V.

●	Water Management and Seepage Control: Each lift will have a running surface that drains precipitation away from the dumping fronts for stability and to minimize percolation. The driving surface will be compacted by the haul trucks. Run-off and seepage will be collected in detention ponds constructed at the downstream toe of the two waste rock facilities. Overflow spillways will be provided to prevent the overtopping of detention ponds during run-off events exceeding the design storm event (Section 17.2.3). The water in the detention ponds will be pumped out for use in dust control on-site or other production-related uses. Accumulated sediments will be periodically removed from the ponds and disposed of in the TMF.

●	ARD Control: Kinetic testing on waste rock resulted in non-potentially acid rock drainage (ARD)/metal leaching (Section 17.1.4). The Project will implement a Material Testing Program (MTP) to test blast hole cuttings to quantify Au, Cu, and Ag grades to differentiate between ore and waste rock. Additionally, the waste rock blast hole cuttings will be subjected to Net Acid Generation (NAG) pH testing to delineate non-potentially acid generating (NPAG) and potentially acid generating (PAG) waste rock polygons. Waste rock will be considered non-PAG (NPAG) if the NAG pH is greater than or equal to 4.5, per the Global Acid Rock Drainage (GARD) Guide (INAP 2023). PAG waste rock will be routed to either the CLS lined TMF or temporarily to the CLS lined Ore Stockpile. PAG waste rock that is placed within the Ore Stockpile will be relocated to the pit after Year 8 of operations. NPAG waste rock will be placed in the WWRF, EWRF, SWWRF or the TMF rock buttresses or shell. A mine-bench scale 3-D database comprised of NAG pH grades and coordinates will be maintained and used for short term and LoM planning. Results of the NAG pH analyses will be made available within 24 hours, transmitted electronically to the ore control engineer to delineate NPAG and PAG waste rock polygons. In the event of delayed assay results, the waste rock would either remain in the pit until assays are received or handled as PAG.

●	Reclamation: The WWRF, EWRF and SWWRF will be reclaimed by topsoil covering and revegetation. The soil growth medium component of the cover will limit infiltration, promoting vegetation growth, run-off, and evapotranspiration. The soil growth medium layer thickness will be 12 inches. Geotechnical site investigations indicate there is sufficient material located on the Project site suitable for a soil cover that meets these requirements. The waste rock is expected to be suitable for a base for the soil cover. Some waste rock processing will be required to produce a transition zone between the rock and the soil growth medium cover material. Preliminary design of the transition zone indicates a minimum two-foot-thick layer of well graded (coefficient of uniformity greater than four) material with a maximum particle size of three inches.

CK Gold Project S-K 1300 Technical Report	252	May 2026

17.3.1.2	Tailings

The tailings will be filtered to extract as much moisture as feasible prior to their deposition, maximizing their structural strength and geotechnical stability, thereby avoiding the need for a tailings dam and the associated stability and seepage risks. Filtered tailings also maximize the amount of water that can be recycled to mineral processing, reducing make-up water requirements and minimizing overall water consumption (Section 17.2.3). The processed tailings will be hauled to and placed in the TMF until Year 8.25. After that, the remaining tailings produced will be hauled to and placed in the open pit.

The following environmental management controls will be incorporated into the TMF operation and maintenance plan:

●	Stability: Tailings filtration produces tailings near their optimum moisture content for compaction, maximizing their geotechnical strength and stability. Thus, the risk of slope failures and spills is significantly reduced. The filtered tailings will be co-deposited with waste rock. The waste rock retention shell will function as a buttress to stabilize the TMF. The TMF outer surfaces will be monitored for movement, and piezometric pore pressure will be monitored within the tailings mass for signs of potential decreased stability.

●	Erosion and Sediment Control: Grading of the TMF will be controlled to maintain the active crest surface of the TMF with a gradient that slopes downhill to avoid pooling and infiltrating water into the placed tailings. The general design of the TMF includes zonation, such that a waste rock retention shell will be constructed concurrently with tailings placement. During wet conditions, placement of tailings will be in the interior of the TMF, away from the perimeter. Compaction will be performed as quickly as feasible following initial tailings deposition using a smooth roller compactor to seal the surface, prevent fugitive dust, and promote run-off.

●	Water Management and Seepage Control: Run-off and seepage from the TMF will be collected in detention ponds. Overflow spillways will be provided to prevent overtopping of detention ponds during run-off events exceeding the design storm event. A pond will be constructed upstream of the TMF to capture run-off from the watershed to the west of the TMF. Overflow from this pond will be conveyed through the TMF underdrain, overdrain, or both, depending on the stage of the project. The water in the detention ponds will be pumped out for use in the process plant and dust control on site. Accumulated sediments will be periodically removed from the ponds and disposed of in the TMF. Seepage control of the TMF is provided by the seepage collection drain installed above the TMF liner as discussed in Section 15.3.2. The drain will maintain a low hydraulic head in the bottom of the tailings mass, to promote free drainage of the tailings, and minimize tailings saturation.

●	Dust Control: To minimize fugitive dust emissions from the TMF, compaction of the top of the tailings surfaces will be performed as quickly as feasible following tailings deposition and spreading by dozers using a smooth roller compactor to seal the surface. The waste rock retention shells will be placed over the exposed tailings slopes once the final tailings slope and elevation have been achieved. Speed limits will be imposed and enforced throughout the Project site. Water will be sprayed on active surfaces to control fugitive dust emissions as required. Use of soil binders and tackifiers or other approved dust suppressants may be considered, depending on the effectiveness of the above measures. Erection of wind breaks may also be considered as a backup solution, if required.

CK Gold Project S-K 1300 Technical Report	253	May 2026

●	Off-Specification Tailings Management: The process plant will use a batch filtration process for drying the tailings. Bench-scale testing has been performed on tailings samples to determine the type and size of filter press needed for the Mine to achieve the design moisture content criteria of at or below 14% metallurgical. It is expected that commercial-scale tailings filtration equipment will generally meet the moisture content criteria. However, there may be variations in the ore feed (e.g., clay content) that could affect the performance of the filters, requiring adjustments to be made. During the adjustment period, off-specification tailings may result. In addition, as the plant transitions from one filtration unit to the other there may be upset conditions. The plant has been designed to cater to these conditions, but for limited periods the moisture content specifications may not be achieved until adjustments are made to the filtration units. Off-specification tailings may also occur during the initial commissioning of the filter presses as the equipment is adjusted to field conditions. Off-specifications tailings delivered to the TMF will be air dried at the placement site prior to roller compaction. Air drying will be enhanced by blading and/or discing the tailings surface into windrows on a regular basis until a lower, workable moisture content is achieved. Monitoring and adjustments will be made, as necessary, to the filter presses to regularly meet the specifications to allow hauling, placement, and surface rolling of the tailings. The moisture content of the delivered tailings will be monitored and no tailings with moisture content exceeding the criteria will be disposed at the TMF. If wet conditions cause excess moisture in the tailings, then placement may need to stop until suitable conditions can be restored. Monitoring and adjustments will be made, as necessary, to the filter process to regularly meet the specifications.

●	PAG Waste Rock Deposition in the TMF: PAG waste rock identified during the operational life of the TMF will be placed on top of the CLS and within the interior of the waste rock retention shell on the south side of the TMF, to isolate it from weathering effects and prevent it from acting as a potential source of ARD and metal leaching. The PAG waste rock will be spread to limit vertical accumulation in concentrated areas, which will limit contact with the limited amount of infiltrating water migrating vertically through the waste rock. The CLS will prevent seepage that may have come into contact with PAG materials from infiltrating into the groundwater.

●	Monitoring and Inspection: An Operations, Maintenance and Surveillance (OMS) Plan will be prepared and implemented for the TMF addressing requirements for the operation, safety, and environmental performance of the facility, including a framework for identifying, evaluating, and reporting significant observations. Specific monitoring and inspections related to the TMF will include:

○	Structural stability assessment of the TMF and related water control structures,

○	Water quality sampling at designated monitoring points, and

○	Piezometric monitoring of water levels in the tailings mass.

●	Reclamation: A vegetated soil cover will be placed over the closed TMF to achieve a stable hydrological configuration and minimize infiltration. The cover will promote conveyance of stormwater; prevent surface water ponding; disperse rather than concentrate run-off; limit erosion and channel scour; provide long-term erosional stability; and promote establishment of perennial, self-sustaining, native vegetation. The soil growth medium component of the cover will limit infiltration, promoting vegetation growth, run-off, and evapotranspiration. The soil growth medium layer thickness will generally be 12 inches. Geotechnical site investigations indicate there is sufficient material located on the Project site suitable for a soil cover that meets these requirements. The waste rock shell is expected to be suitable for a base for the soil cover. Some waste rock processing will be required to produce a transition zone between the rock structural shell and the soil growth medium cover material. Preliminary design of the transition zone indicates a minimum two-foot-thick layer of well graded (coefficient of uniformity greater than four) material with a maximum particle size of three inches. Micro-topographical undulations will be created in the TMF slope for wildlife habitat. The TMF will receive shrub-specific vegetation for wildlife on the south face. Rock outcroppings will also be constructed to enhance wildlife habitat. Post-mining, the TMF landforms will provide long vegetated south-facing slopes with shrubbery to support local wildlife.

CK Gold Project S-K 1300 Technical Report	254	May 2026

As described in Section 15, after the pit is fully excavated during Year 8, the pit will be backfilled with tailings produced during the last two years of post-mining mineral processing up to an elevation of 6,630 ft amsl. Then, with a combination of blasting and earthmoving, the pit rim will be dozed into the pit to create a 3H:1V final pit wall slope and final backfilled pit elevation of approximately 6,720 ft amsl.

Groundwater and precipitation will flow into the pit backfill material and the groundwater level will slowly rise within the pit until it stabilizes at about 6,717 feet elevation about 130 years after mining (NEIRBO Hydrogeology 2023). As described above, geochemical testing of mine rock and tailings indicates limited potential to produce ARD and/or metal release, therefore water contacting the pit wall rock and backfill is not expected to result in detectable metal leaching. A pit lake is not expected to form because evaporation losses will keep the groundwater level below the surface of the backfill. The pit is predicted to act as a hydraulic sink with no groundwater outflows.

17.3.2	Site Monitoring

The scope of site monitoring activities during construction, mining, mineral processing, reclamation, and closure is derived from impact and risk assessment, permit conditions of approval, and commitments made in the permit applications (Section 17.4). The following site monitoring activities will be performed:

●	Meteorology: The current meteorological monitoring program (Section 17.2) will continue through the construction and operating phases of the mine.

●	Air Quality: Continued ambient air quality monitoring will be conducted for PM10 emissions. Opacity monitoring will be conducted at the crusher, screens, conveyor transfer points, and other points of fugitive emissions. Water and chemical dust suppression use will be recorded, including quantities and water truck operating hours. Emergency generator usage will be recorded.

●	Surface Water: Monitoring of flow and water quality in streams, post-storm seeps, and at detention ponds and associated channels and other engineered flow paths will be conducted per WYPDES permit conditions (Section 17.4).

●	Groundwater: Monitoring of groundwater level and quality will be conducted. Additional groundwater monitoring wells will be installed and periodically sampled. Some existing and planned monitoring wells will be lost to mine development. Open pit dewatering water quality and flow rates will be monitored during operations.

●	Waste Rock ARD Potential: Blast hole cuttings will be geochemically tested to classify the rock as either PAG or NPAG for handling accordingly (Section 17.3.1).

●	TMF Operations, Maintenance and Surveillance (OMS) Plan: TMF performance monitoring and inspections will be conducted, including structural stability, water quality sampling, and piezometric monitoring of water levels in the tailings mass (Section 17.3.1).

CK Gold Project S-K 1300 Technical Report	255	May 2026

●	Pit Wall Stability: Survey monuments will be placed around the pit excavation to monitor for movement. Ongoing geotechnical mapping and monitoring of the pit slope faces will be conducted. Movement beyond that which would be expected from rock mass dilation and unloading will trigger redesign or remedial measures. Piezometric water levels in the pit wall rock will be monitored for signs of potential decreased stability.

●	Noise and Vibrations: Ground vibration, air overpressure, flyrock distances, and dust and gas emissions from blasting will be measured.

●	Topsoil Stockpiles: Monitoring of wind and water erosion of stockpiles will be ongoing during operations.

●	Weed Growth: Operational areas, stockpiles and reclaimed areas will be monitored to limit the spread of noxious weed species.

●	Wildlife Monitoring: Operational areas will be inspected for the presence of listed and other sensitive species (Section 17.2.1) prior to construction disturbance.

●	Cultural and Paleontological Finds: A chance finds procedure will be implemented to protect unknown cultural or paleontological resources potentially encountered during initial construction disturbance.

●	Post-Closure Monitoring: A post-closure monitoring plan will be implemented to verify that closure objectives are met, including water quality, the closed facilities’ long-term physical and chemical stability, and establishment of post-mining land use.

17.3.3	Water Management

The Project will operate in a net water deficit situation, given that the mean annual evapotranspiration exceeds the mean annual precipitation (Section 17.2). The Project will implement water saving measures, as summarized below. Also described below are the Project’s water balance, water supply source, and groundwater/surface water management design and monitoring approach.

17.3.3.1	Water Saving Measures

The Project will implement the following water saving measures to minimize its water consumption from off-site sources:

●	Tailings Filtration: Tailings generated in the flotation process will be filtered to an optimum low moisture content to produce “dry stack” tailings, thereby minimizing water consumption and avoiding the need for a tailings dam and the associated environmental and safety risks. The tailings slurry produced by flotation initially containing about 65% water (by weight) will first be thickened for initial water recovery. The water content of the thickened underflow slurry will be reduced to about 45%, while the thickener overflow water will be returned to the process for reuse. The thickened slurry will be pumped to storage tanks ahead of a large pressure filtration plant comprising multiple large pressure filters that further reduce the water content to <15% (typically 14%). The recovered water is recycled back into the flotation process, instead of being disposed of in a tailings dam where much of it would be lost to seepage and evaporation.

●	Pit Dewatering Recycling: Groundwater and precipitation inflow into the pit will be collected in a sump and used for dust control on site, lowering the overall demand for water from external sources. The Project’s rights to the pit inflow water are permitted (Section 17.4).

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●	Surface Run-Off and Seepage Recycling: Surface run-off and seepage from mine facilities, including the waste rock facilities, TMF, and other facilities will be collected in detention ponds and recycled for reuse as dust control or to meet process water demand. These water rights have been permitted (Section 17.4).

●	Irrigation Ditch: Water from an existing irrigation ditch (“Simmons No. 4 Ditch”) currently supplying water to a hayfield at the proposed mineral processing plant location, fed during the late spring/early summer months by the South Crow Creek Reservoir south of the Project site, will be consumed by the Project during construction and operations, and restored to its current use during the reclamation phase.

●	On-Site Potable Water Supply Well: An on-site water supply well was permitted to supply potable water for on-site staff consumption.

●	Truck Wash Water Recycling: Used wash water will be collected at the truck wash facility, decanted and reused for dust control on site.

●	Dust Control Water Recycling: The fraction of water consumed in the pit and primary crusher for dust control Purposes that is left over after evaporation and infiltration will be collected and recycled for dust control on site.

17.3.3.2	Water Balance

The Project’s total average water consumption is 562 gpm. This number is the estimated total consumption, excluding reductions in demand for water from off-site sources associated with the water saving measures described above. Consumption for mineral processing, general operations, and dust control is as follows:

●	Process Plant: 475 gpm, based on a daily feed of 20,000 short tons of ore. The initial moisture of the incoming ore to the primary crusher is estimated to be 3%. The metallurgical testwork identified the moistures of the two final products of ore processing, which are as follows: concentrate (less than 1% of the total ore feed by weight) with remnant moisture by weight of 10%; and tailings (99% of the total feed by weight) with 14% moisture.

●	Truck Wash: 3.5 gpm, based on the design of this facility that utilizes high efficiency (low water consumption) nozzles and an average wash time of 25 minutes for each piece of equipment, 3 4 times a month for preventive and unplanned maintenance. Approximately 75% of the water may be recycled back into the system.

●	Primary Crusher: 5.5 gpm, based on spray nozzles operating for 60 seconds each time a truck dumps in the crusher dump hopper, at a rate of 40 gpm. For a 100-ton truck there are 200 loads in a day dumped into the crusher dump hopper.

●	Dust Control: The various consumptions below are estimated by making assumptions on the frequency and supply capacity of spraying on a daily basis:

○	Pit dust control spraying on the shot rock loading faces: 10 gpm, groundwater seepage and precipitation collected in the pit sump.

○	Waste Rock Facilities dust control spraying at the dumping locations: 5 gpm, sourced from precipitation run-off collected in the detention ponds and the water storage tank as needed.

○	Dust control spraying at the newly spread tailings on the TMF surface: 14.1 gpm, sourced from precipitation run-off collected in the detention ponds and the water storage tank as needed.

CK Gold Project S-K 1300 Technical Report	257	May 2026

○	Temporary haul roads dust control spraying: 37.5 gpm, sourced from precipitation run-off collected in the sedimentation ponds and the water storage tank as needed. No water will be applied for dust suppression on the roads outside of the pit and the access road. These roads will be periodically sprayed/treated with dust suppression agents, such as magnesium chloride or other dust suppressant solution.

●	Staff: 4.5 gpm, based on a maximum of 260 staff present for each shift and an average consumption of 25 gallons per day per person.

17.3.3.3	Recycled Water

Tierra Group developed a site-wide water balance for the Project to maximize the reuse of contact and non-contact water within the site’s watershed (Tierra Group, 2025c). The water balance assumes that the meteoric precipitation that falls on Project facilities will generally be collected by the detention ponds and pumped back to TMF-1 for reuse as dust suppression or to meet the process water demand. A system of pumps and pipelines will deliver the surface water collected in the detention ponds around site to TMF-1. The pumping system is conservatively designed to convey the design storm volume reporting to each pond within 30 days, or the maximum monthly volume calculated from the water balance, whichever is greater.

17.3.3.4	Water Supply Source

Water will be sold to the Project by the BOPU under an agreement approved by the Cheyenne City Council. The source will be from Crystal Reservoir and the design and delivery system has been engineered by a local engineering firm. The design outlines the principal supply coming from an infiltration gallery situated in Crystal Reservoir through an HDPE delivery pipeline and system depositing water in the plants freshwater tank. Following studies by TGI water generated from pit dewatering, surface run-off, and waste rock and tailings seepage will be recycled for use in mineral processing and/or dust suppression, reducing the volume of make-up water.

As a water supply back up, the Project negotiated a water supply agreement with the Ferguson and Sutherland Ranches and have drilled water wells as an alternative water source. As shown on Figure 17.14, a water line will tap into the South Crow Creek pipeline and transmit water to the Project’s proposed on-site water storage tank. A pumping system may be installed at the water line tap to pump water to the Project’s storage tank. The pumping system will have variable frequency drives and are required to maintain a constant water supply to the tank and to the process plant.

CK Gold Project S-K 1300 Technical Report	258	May 2026

Figure 17.12: Water Balance

TYPE	FLOW	DESCRIPTION
Water pumped from Detention Ponds to TMF-1 Detention Pond (P1)	P1	Water pumped from Tailings Management Facility Detention Pond 3 (TMF-3)
	P2	Water pumped from Pit Sump
	P3	Water pumped from Ore Stockpile Detention Pond
	P4	Water pumped from West Waste Rock Facility Detention Pond 1 (WWRF-1)
	P5	Water pumped from West Waste Rock Facility Detention Pond 2 (WWRF-2)
	P6	Water pumped from West Waste Rock Facility Detention Pond 3 (WWRF-3)
	P7	Water pumped from East Waste Rock Facility Detention Pond 1 (EWRF-1)
	P8	Water pumped from South Mill Detention Pond
	P9	Water pumped from South Creek Detention Pond
	P10	Water pumped From Admin Detention Pond
	P11	Water pumped from Mill Site Pond
Flows associated with the Storage Tank (F1)	F1	Simmons No.4 Ditch supply
	F2	Misc. Wells supply
	F3	Storage Tank water no used
	F4	Recycling From Primary Crusher
	F5	Recycling from Dust Suppression on Rock Shot in Pit
Flows associated with Precipitation Runoff and Direct Precipitation (DP1) (RO1)	DP1	Direct precipitation over TMF-3 Detention Pond surface
	DP2	Direct precipitation over TMF-1 Detention Pond surface
	DP3	Direct precipitation over Pit Sump surface
	DP4	Direct precipitation over Ore Stockpile Detention Pond surface
	DP5	Direct precipitation over WWRF-1 Detention Pond surface
	DP6	Direct precipitation over WWRF-2 Detention Pond surface
	DP7	Direct precipitation over WWRF-3 Detention Pond surface
	DP8	Direct precipitation over EWRF-1 Detention Pond surface
	DP9	Direct precipitation over South Mill Detention Pond surface
	DP10	Direct precipitation over South Creek Detention Pond surface
	DP11	Direct precipitation over Admin Detention Pond surface
	DP12	Direct precipitation over Mill Site Pond surface
	RO1	Runoff over Tailings
	RO2	Runoff over Waste Rock
	RO3	Runoff over Linner
	RO4	Runoff over TMF-3 natural ground basin
	RO5	Runoff over TMF-2 basin
	RO6	Runoff over TMF-1 basin
	RO7	Runoff over Pit
	RO8	Runoff over Ore Stockpile
	RO9	Runoff over Ore Stockpile natural ground basin
	RO10	Runoff over WWRF-1
	RO11	Runoff over WWRF-1 natural ground basin
	RO12	Runoff over WWRF-2
	RO13	Runoff over WWRF-2 natural ground basin
	RO14	Runoff over WWRF-3
	RO15	Runoff over WWRF-3 natural ground basin
	RO16	Runoff over EWRF-1
	RO17	Runoff over EWRF-1 natural ground basin
	RO18	Runoff over South Mill basin
	RO19	Runoff over South Creek basin
	RO20	Runoff over Admin basin
	RO21	Runoff over Mill Site basin
Evaporation over Facilities (E1)	E1	Evaporation over TMF-3 Detention Pond
	E2	Evaporation over Tailings
	E3	Evaporation over Waste Rock
	E4	Evaporation over TMF-1 Detention Pond
	E5	Evaporation over Pit Sump
	E6	Evaporation over Ore Stockpile Detention Pond
	E7	Evaporation over Ore Stockpile
	E8	Evaporation over WWRF-1 Detention Pond
	E9	Evaporation over WWRF-1
	E10	Evaporation over WWRF-2 Detention Pond
	E11	Evaporation over WWRF-2
	E12	Evaporation over WWRF-3 Detention Pond
	E13	Evaporation over WWRF-3
	E14	Evaporation over EWRF-1 Detention Pond
	E15	Evaporation over EWRF-1
	E16	Evaporation over South Mill Detention Pond
	E17	Evaporation over South Creek Detention Pond
	E18	Evaporation over Admin Detention Pond
	E19	Evaporation over Mill Site Pond

Groundwater Seepage (S1)	S1	Groundwater seepage from Pit
Flows associated with natural drainage (O1)	O1	Discharged water from TMF-3 Detention Pond
Water demands (D1)	D1	Admin, Warehouse and truck shop demand
	D2	Office, Mill and Lab demand
	D3	Truck wash demand
	D4	Dust suppression nozzles at crusher feed demand
	D5	Fire Tanks demand
	D6	Process Plant demand
	D7	Dust Suppression on Rock Shot in Pit demand
	D8	Dust Suppression on Ore Stockpile and waste rock facilities demand
	D9	Dust suppression on Temporary haul roads demand
	D10	Dust Suppression on TMF demand

NATURAL DRAINAGE 1
MILL SITE POND
MILL SITE
SOUTH CREEK POND
SOUTH MILL POND
SOUTH MILL SITE
ORE STOCKPILE POND
ORE STOCKPILE
EWRF-1 POND
EAST WASTE ROCK FACILITY
WWRF-1 POND
WWRF-2 POND
WWRF-3 POND
WEST WASTE ROCK FACILITY
TMF-2a/TMF-2b POND
TAILINGS MANAGEMENT FACILITY
TMF-3 POND
ADMIN POND
ADMIN
MISC. WELLS
STORAGE TANK
TMF-1 POND
PROCESS PLANT
PIT SUMP
PIT
RO1+RO2+RO3+RO4
RO8+RO9
RO16+RO17
RO10+RO11
RO12+RO13
RO14+RO15
E9+E11+E13

PROJECT NUMBER: 985					
REVISION	DATE	DESCRIPTION	PREPARED	REVIEWED	APPROVED
A	11/2024	INTERNAL REVISION	RI	JT	PEK
0	01/2025	ISSUED AS FINAL	RI	JT	PEK

PREPARED FOR: U.S. GOLD CORP

PREPARED BY: TIERRA GROUP INTERNATIONAL, LTD.

CK GOLD MINE – WATER BALANCE

CK GOLD SITE-WIDE WATER BALANCE FLOW DIAGRAM

FIGURE 17-12

Source: U.S. Gold, 2025.

CK Gold Project S-K 1300 Technical Report	259	May 2026

Figure 17.13: New Water Source and Approximate Alignment to Fresh Water Tank

APPROXIMATE LOCATION OF THE RED CANYON WATER SOURCE
MIDDLE CROW CREEK
MIDDLE CROW CREEK
MIDDLE CROW CREEK
CRYSTAL LAKE RESERVOIR
COUNTY ROAD 210
SOUTH TRIBUTARY OF MIDDLE CROW CREEK
NORTH TRIBUTARY OF MIDDLE CROW CREEK
MIDDLE TRIBUTARY OF MIDDLE CROW CREEK
SOUTH TRIBUTARY OF MIDDLE CROW CREEK
FRESH WATER TANK LOCATION
SOUTH CROW CREEK
SOUTH CROW CREEK
T14N R70W T14N R69W
T13N R70W T13N R69W
23
24
19
20
21
25
26
30
29
28
35
36
31
32
33
2
1
6
5
4
DRAFT

Image Cite: Bing Aerial Imagery, Microsoft Corporation, 2024; Trihydro Unmanned Aerial System Photogrammetry Survey, October 2023

EXPLANATION

- OPERATING PERMIT BOUNDARY
- SECTION LINE
- TOWNSHIP/RANGE LINE
- COUNTY AND GRAVEL ROADS
- LOCAL 2-TRACK ROADS/TRAILS
- RESERVOIR
- INTERMITTENT/PERENNIAL STREAM
- EPHEMERAL DRAINAGE/STREAM
- NEW WATER SOURCE APPROXIMATE ALIGNMENT TO FRESH WATER TANK

N

0 1,500'

Trihydro CORPORATION
1252 Commerce Drive
Laramie, Wyoming 82070
www.trihydro.com
(P) 307/745.7474 (F) 307/745.7729

FIGURE 17-13

NEW WATER SOURCE APPROXIMATE ALIGNMENT TO FRESH WATER TANK

CK GOLD PROJECT
GOLD KING CORP.
LARAMIE COUNTY, WYOMING

Drawn By: BB	Checked By: ZH	Scale: 1" = 1,500'	Date: 1/8/25	File: 74L_PFS24-WATERSOURCE

Source: Trihydro, 2025.

CK Gold Project S-K 1300 Technical Report	260	May 2026

Figure 17.14: Proposed Water Transmission Infrastructure

PROPOSED PERMIT BOUNDARY
T14N–R70W SECTION 25
T14N–R69W SECTION 30
EXISTING 16"Ø CAST IRON WATER TRANSMISSION LINE WITH 60' UTILITY EASEMENT
CRYSTAL LAKE RESERVOIR
CR-210
WEST WASTE ROCK FACILITY
SECTION LINE (TYPICAL)
PROPOSED FENCE (TYPICAL)
PROPOSED DETENTION POND (TYPICAL)
SECTION 26
SECTION 29
SECTION 35
SECTION 32
PROPOSED PIT EXTENTS
EAST WASTE ROCK FACILITY
HAUL ROAD (TYPICAL)
ORE STOCKPILE
RANGE LINE (TYPICAL)
PROPOSED 8"Ø RAW WATER SUPPLY TRANSMISSION LINE ALIGNMENT
CONNECT TO PROPOSED WATER STORAGE TANK
PROPOSED COLLECTION DITCH (TYPICAL)
TAILINGS MANAGEMENT FACILITY
SHT. 3
SHT. 4
SHT. 5
CONNECTION BETWEEN RAW WATER SUPPLY TRANSMISSION LINE AND SOUTH CROW CREEK TRANSMISSION LINE. INSTALL PROPOSED PUMP STATION
0+00
10+00
20+00
30+00
35+04
1
6
PROPOSED TOPSOIL STOCKPILE AREA (TYPICAL)
PROPOSED PLANT FACILITIES (TYPICAL)
PROPOSED MILL AREA
T14N–R70W SECTION 36
T14N–R69W SECTION 31
SECTION 2
T13N–R70W SECTION 1
T13N–R69W SECTION 6
Image Cite: Trihydro Unmanned Aerial System Photogrammetry Survey, October 2020 & Bing Aerial Imagery, Microsoft Corporation, 2023
CRYSTAL LAKE RESERVOIR
PERMIT BOUNDARY
CR-210 TO CHEYENNE
TO BUFORD
OPERATING PERMIT BOUNDARY
T14N-R70W
T14N-R69W
T13N-R70W
T13N-R69W
Image Cite: Bing Aerial Imagery, Microsoft Corporation, 2022
N
0
4,000'

2 PROJECT LOCATION MAP
SCALE: 1" = 4,000'

Source: Trihydro, 2023.

CK Gold Project S-K 1300 Technical Report	261	May 2026

17.3.3.5	Groundwater Management

The open pit formed by mining will collect precipitation and groundwater inflow. Based on groundwater modeling performed by NEIRBO (2023), pit inflow is expected to be diffuse and limited due to the overall low permeability and low water storage capacity of the surrounding rock. Faults and fracture zones will yield little water and will drain rapidly due to limited spatial extents.

The annual pit bottom elevation starts at 6,900 feet AMSL in Year 1 and progresses to 6,120 ft at the end of mining. Passive open pit dewatering begins when pit advancement reaches the water table. Predicted pit inflow during the first year is 6 gpm. As the pit advances pit inflows are predicted to be less than 15 gpm. This water will be recycled on site during the operations phase, as described above.

Pit dewatering during mining will result in a groundwater level decline (drawdown) relative to the pre-mining level. Drawdown will also result from changes in groundwater recharge due to changes in precipitation infiltration caused by changes in the Project site’s ground surface. The groundwater model differentiates between mine-induced groundwater drawdown and groundwater level changes caused by non-Project groundwater pumping and seasonal and annual precipitation variation. Based on Project groundwater monitoring from 2020 to 2022, Project induced drawdown would need to exceed 10 ft to be distinguishable from natural and other non-Project variation.

The modeled mine-induced drawdown decreases rapidly with distance away from the pit, as shown on Figure 17.7. The 5-ft drawdown contour is predicted to remain completely within the Project boundary at except for a small jut along the western edge (Figure 17.8). The drawdown extent is limited mainly due to the low permeability of the rock.

The nearest domestic wells are approximately 2,000 feet from the predicted 5-feet drawdown area. At this distance, any mine induced drawdown would likely not be discernable from natural variation and groundwater-level changes induced by the domestic wells themselves.

After mining, the backfilled pit will slowly fill with water as precipitation and groundwater flows in. The backfill materials consist of tailings and rock bulldozed from the pit rim. As described in Section 17.2.4, geochemical testing of mine rock and tailings using industry standard methods on representative samples (Geochemical Solutions 2024) indicates limited probability to produce ARD and/or metal release to water. Groundwater quality is not expected to significantly deteriorate due to contact with pit wall rock, waste rock, or tailings.

The backfill surface elevation is modeled at 6,720 ft and the groundwater level is predicted to stabilize at 6,717 ft after about 130 years. The pit is roughly conical in shape, so the rate of water level rise slows as the pit volume increases with increasing elevation. Evaporation is modeled to start when the water level is within 5 feet beneath the backfill surface. Evaporation losses depress the groundwater level and prevent water from daylighting and forming a permanent pit lake. Water may temporarily pond in the pit following large precipitation events, but evaporation losses will gradually lower the water level to below the surface of the backfill. This depressed water level creates a hydraulic sink with lower groundwater levels immediately adjacent to the pit and no groundwater outflow from the pit. Therefore, any unforeseen water quality deterioration would be contained within the pit zone.

During the post-mining period, drawdown is predicted to propagate slowly and remain near the pit. Drawdown greater than 5 feet is predicted to generally extend a small distance outside the Project boundary, except for the northeast corner, at peak drawdown, 150 years after mining (Figure 17.8).

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Groundwater monitoring wells around the Project site, including up- and down-gradient of mine facilities, will be sampled quarterly during the first year of mining operations. The data will be reported to the Wyoming DEQ-LQD in the Annual Reports and if the data is similar to baseline data, a request to reduce the frequency of sampling to semi-annually will be made. Actual groundwater drawdown and quality data will be recorded to confirm the modeling predictions or identify any deviations from the predictions that would trigger remedial action.

17.3.3.6	Surface Water Management

The proposed Project facilities will be limited to ephemeral drainages that are not capable of hosting aquatic life. Two water courses traversing the Mine Area (Figure 17.3) have been designated Waters of the United States, and are described in Section 17.1.1:

●	South Crow Creek.

●	North tributary of Middle Crow Creek.

Project disturbance will remain outside of these water courses and associated adjacent wetlands. The NEIRBO (2023) groundwater flow model predicts reductions in streamflow in these streams of only one percent or less due to mine-induced groundwater drawdown.

Mine construction, operation, and reclamation activities involving excavation and grading could potentially cause surface soil erosion and sedimentation of adjacent streams. Mitigation measures that will be implemented to avoid these potential impacts include the following:

●	Phased clearing and grubbing of vegetation in areas closely preceding planned excavation and grading activities, minimizing the aerial extent and duration of surface soil exposure.

●	Stockpiling of topsoil for use in covering and reseeding (reclamation) of disturbed areas.

●	Implementing surface reclamation activities as soon as feasible after disturbance to minimize the duration of exposed soil surfaces, including concurrently with mining operations to the extent feasible.

●	Compaction of exposed soil surfaces to minimize erosion and sediment transport.

●	Deployment of erosion control materials on exposed sloped soil surfaces to minimize erosion and sediment transport.

●	Directing and capturing surface run-off from Project disturbed areas via surface channels discharging into detention ponds.

Surface water flow and quality will be monitored. Water quantity and quality in the detention ponds will also be monitored as required by the WYPDES permit (Section 17.4).

Surface run-off (contact water) from the Project facilities will be collected in channels and detention ponds and recycled on-site as described above (Tierra Group, 2025c). Diversion ditches will be constructed to reduce the volume of stormwater run-on to the Project site from undisturbed areas outside of the Project boundary and to direct contact water run-off into the detention ponds. Ditches will be armored with riprap where the slope/flow velocity requires it to protect against erosion. Riprap drops and pipe drops will be constructed at the end of the diversion ditches to convey the water to a detention pond. Energy dissipators will be constructed at the end of the pipe drops to prevent erosion.

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Detention ponds will be constructed to collect contact water run-off from the mine facilities. Additional ponds will be constructed in the process plant area for contact water collection and for emergency containment of process water (Figure 17.15). Generally, there is a detention pond located at the downstream end of the waste rock, Ore Stockpile, and TMF within draw bottoms to collect contact water and prevent routine discharges outside of the Project site. Water that collects in the detention ponds will be pumped to TMF-1 for use as on-site dust control and process demands. Most of the ponds are permitted by the Wyoming State Engineer’s Office (SEO). TMF-1, TMF-2a, TMF-2b, and TMF-3 have been revised since the original permit submittal and the permits will need to be updated with the SEO.

The ponds will consist of an embankment that is less than 20 feet tall and have a capacity that is less than 35 acre-feet each, maintaining a dam classification of non-jurisdictional. The embankments will be constructed from available soil at each pond’s location and/or excess material from other construction operations. The embankment soil will be compacted to 90% of standard Proctor dry density. The prevalent on-site silty clays with sand and gravel are suitable for embankment construction. The embankment crest will be a minimum of 12 feet wide. The upstream slope will be no steeper than 3H:1V, and the downstream slope no steeper than 2.5H:1V. The ponds will be lined with a CLS, consisting of 60-mil HDPE liner. Overflow spillways will be provided to prevent overtopping of detention ponds during run-off events exceeding the design storm event. Ponds are designed to contain either the 10-year, 24-hour storm event (EWRF-1, WWRF-1, WWRF-2, WWRF-3, TMF-2A, TMF-2B, TMF-3) or the 100-year 24-hour storm event (TMF-1, Ore-1, Mill Site, South Mill, Admin, South Creek)while the spillways are designed to pass flow for the 100-year, 24-hour event.

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Figure 17.15: Project Site Layout

LEGEND:
GROUND CONTOURS
SITE CONTOURS – BY OTHERS
TMF & HAUL ROAD CONTOURS
DRAINAGE/FLOW PATH
ROADS
RAW WATER PIPE
RAW WATER PIPE EASEMENT
PLSS SECTION LINES
PIT LIMITS
TMF, WASTE ROCK, & STOCKPILE LIMITS
PERMIT LIMITS
COUNTY ROAD 210
NORTH TRIBUTARY OF MIDDLE CROW CREEK
WWRF-1 POND
EWRF POND
WEST WASTE ROCK FACILITY
WWRF-3 POND
WWRF-2 POND
TMF-3 POND
ORE POND
OPEN PIT
EAST WASTE ROCK FACILITY
NORTH HAUL ROAD
TMF-2A POND
ORE STOCKPILE
PHASE 1
PHASE 2
TMF-2B POND
TMF-1 POND
PHASE 3
SOUTH HAUL ROAD & ACCESS ROAD
PROCESS AREA
SOUTH CROW CREEK
MILL SITE POND
ADMIN POND
SOUTH CREEK POND
SOUTH MILL POND
N
SCALE (FT)
0
400
800
CONTOUR INTERVAL 20 FT

PROJECT NUMBER: 985					
REVISION	DATE	DESCRIPTION	PREPARED	REVIEWED	APPROVED
0	01/2025	ISSUED AS FINAL	TC	LMW	JMK

PREPARED FOR: U.S. GOLD CORP

PREPARED BY: TIERRA GROUP INTERNATIONAL, LTD.

CK GOLD MINE TMF DESIGN

PROJECT SITE LAYOUT

FIGURE 17-15

Source: U.S. Gold, 2026?

CK Gold Project S-K 1300 Technical Report	265	May 2026

17.4	REQUIRED PERMITS AND STATUS

The Project occupies state-owned and private land. Construction and operation of the mine requires various permits issued at the state and local levels. Some limited federal permitting is involved. Below is a list of the most significant agencies and associated permits. The major required permits have been obtained, as described in the sections that follow.

●	US Army Corps of Engineers: Approved Jurisdictional Determination (Section 17.4.1)

●	US Environmental Protection Agency: Public Water Supply Permit (Section 17.4.2)

●	Wyoming Office of State Lands and Investments: Mining Lease (Section 17.4.3)

●	Wyoming Department of Environmental Quality:

○	Land Quality Division

■	Exploration Permit (Section 17.4.4)

■	Mine Operating Permit (Section 17.4.5)

○	Air Quality Division: Air Quality Permit to Construct and Operate (Section 17.4.6)

○	Industrial Siting Division: Industrial Siting Permit (Section 17.4.7)

○	Water Quality Division (Section 17.4.8)

■	Wyoming Pollutant Discharge Elimination System (WYPDES) Permit

■	Stormwater Pollution Prevention Plan and Notices of Intent and Termination under the Large Construction General Permit (for Construction) and Industrial General Permit (for Operation)

■	Permit to Construct Water Supply and Wastewater Facilities

■	Operator Certification for Drinking Water System

●	State Engineer’s Office: Permits for Water Use and Water Related Facilities (Section 17.4.9)

●	State Historical Preservation Office (Section 17.4.10)

●	State Fire Marshall (Section 17.4.11)

●	Laramie County (Section 17.4.12)

17.4.1	Approved Jurisdictional Determination

In February 2021 the US Army Corps of Engineers (USACE) Omaha District, Wyoming Regulatory Office, issued an Approved Jurisdictional Determination (AJD) covering the Project site. Under this AJD, the following two surface water bodies and associated wetlands in the Project area are considered Waters of the United States and subject to USACE jurisdiction and permitting for discharging of dredged or fill materials:

●	South Crow Creek.

●	North tributary of Middle Crow Creek.

There are no plans for Project infrastructure that would lead to deposition of dredge or fill material in the above surface waters on the Project site, therefore no further USACE permitting is anticipated to be required. In April 2024 the USACE issued a confirmatory letter in this regard. The AJD is valid for five years from the date of issue. The legal definition of Waters of the US is subject to change in the meantime, and subsequent AJD could potentially incorporate different surface water bodies.

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17.4.2	Public Water Supply Permit

USEPA Region 8 implements the Safe Drinking Water Act in Wyoming (the only state that has not taken over this responsibility itself). The Act covers public water systems with 15 or more service connections, or that serve 25 or more persons for at least 60 days per year. The Project plans to supply its personnel with potable water from an on-site well and is therefore subject to this requirement. This permit has not yet been applied for. Prior to supplying potable water, an application will be filed with the USEPA Region 8. The Project will be required to monitor the quality of the supplied water and report the results to USEPA.

17.4.3	Exploration Permit

Exploration activities conducted by the Project to date have been permitted by the Wyoming Department of Environmental Quality, Land Quality Division (DEQ-LQD), which has primary jurisdiction over mining projects in Wyoming. The Project has posted bonds to guarantee the reclamation of surface disturbance caused by the development of exploration drill pads, test pits and some roads. All such surface disturbance has been reclaimed, including revegetation. With issuance of the mine operating permit, exploration disturbance within the project footprint is covered by the mine reclamation bond. Exploration bond release for exploration disturbance is currently pending inspection by the DEQ-LQD.

17.4.4	Mine Operating Permit

The Project received its Mine Operating Permit (MOP) from the DEQ-LQD in May 2024. The MOP process began in October 2020 with a “Pre-Application Meeting” and a resulting Action Plan defining the information, environmental studies, and operational and closure plans required as part of the MOP application.

The MOP application package included the following main components:

1.	Adjudication File: Signed application forms; landowner consent and list of landowners of record; tabulation of lands within the Project Permit Area; and associated maps and aerial photos. Reclamation bonding and proof of public notification are added to the Adjudication File after the public noticing and technical review.

2.	Baseline Studies: Land use, history, archeology, paleontology, climatology, topography, geology, hydrology, soils, vegetation, wildlife, and wetlands (Section 17.2.1).

3.	Mine Plan: General description of mining operation, mining method and schedule, mining hydrology, waste disposal, public nuisance and safety measures, and mineral processing and tailings management.

4.	Reclamation Plan: Post-mining land use; land contouring plan; surface preparation; topsoil and/or subsoil placement; revegetation; hydrological restoration; infrastructure and processing facility decommissioning, stabilization and reclamation; reclamation schedule; reclamation cost estimate; and public nuisance and safety measures. The reclamation cost estimate is based on the cost that would be incurred if the DEQ-LQD were to hire contractors to reclaim the mine and facilities. Reclamation bonding can take the form of an irrevocable letter of credit, self-bond, or collateral bond (including federally insured certificates of deposit, cash, government securities or real property). The bond amount is determined by the DEQ-LQD approved Reclamation Plan and associated cost estimate.

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The initial MOP application package was submitted to the DEQ-LQD in September 2022. The first public notice took place in November 2022, following the issuance of DEQ-LQD’s completeness review of the permit application. After the agency’s subsequent technical review, the Project submitted an amended application in January 2024 addressing public and agency comments, and a second public notice was issued. In May 2024 DEQ-LQD formally approved the MOP and issued the associated License to Mine. The following conditions of approval were attached to the license, which have been fully satisfied by the Project:

●	Construction and mining may start after posting and approval of the US$5,010,000 reclamation bond, covering reclamation of the first year’s planned site disturbance.

●	Water discharge activities are authorized after issuance of the WYPDES permit by DEQ Water Quality Division.

●	Construction and mining may start after issuance of the Air Quality Permit by DEQ Air Quality Division.

The foregoing permit conditions are in addition to the Project commitments made in the MOP application package, namely the technical provisions in the Mine Plan and Reclamation Plan.

Additionally, the permit requires submittal to DEQ-LQD of an annual report within 30 days prior to the permit issuance anniversary date. Project requested changes to the approved MOP Mine Plan or Reclamation Plan would be highlighted in the annual report. The annual report is followed by a site inspection conducted by DEQ-LQD. A reclamation bond increase must be posted each year covering the next year’s planned site disturbance, minus any credit due for completed reclamation of previous site disturbance. The project is in compliance with the annual report filing.

17.4.5	Air Quality Permit to Construct and Operate

The Project received its Air Quality Permit to Construct from the DEQ’s Air Quality Division
(DEQ-AQD) in November 2024, following a public hearing held the month before during which no comments were received. The permit will expire if construction is not started by November 2026. The Project must notify DEQ-AQD of the anticipated date of mine startup between 30 and 60 days prior and obtain the Air Quality Permit to Operate within three months after the start of mining operations (generally a simple formality, absent significant Project changes). The permit conditions of approval include specific requirements for:

●	A variety of dust suppression and wind erosion control measures during construction, mining and mineral processing.

●	Limiting opacity of fugitive emissions.

●	Avoiding exceeding ambient air quality standards and reporting exceedances.

●	Air quality and meteorological monitoring and reporting.

●	Limiting use of the emergency generator (grid power will be relied upon during normal conditions).

●	Limiting the size and specifications of the mobile equipment fleet as specified in the permit application.

●	Limiting blasting operations.

This permitting process consisted of a New Source Review, including the development and submittal of the Project’s air emission inventory and dispersion modeling. The Project is classified as a Minor Source and falls under the DEQ-AQD’s requirements for general air quality permitting to construct and minor source permitting to operate. Title V of the Clean Air Act does not apply.

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17.4.6	Industrial Siting Permit

The Industrial Siting Permit (ISP) requirement is triggered by an overall project construction cost estimate amount threshold which changes each year. When the Project’s ISP application was submitted to the DEQ - Industrial Siting Division (ISD) in February 2023, the construction cost estimate threshold triggering the ISP requirement was approximately US$254 million. The state’s intent with this requirement is to plan for and mitigate potentially significant environmental and socioeconomic community impacts arising from a temporary influx of construction workers.

The Project’s ISP application was approved in June 2023 via a written Order by the Industrial Siting Council (ISC). The ISC was convened by the DEQ-ISD to review and rule on the Project’s ISP application. The ISP application package included a project description, socioeconomic and environmental impact assessment, and management plan. Associated technical studies were focused primarily on Project induced noise and traffic, as well as socioeconomic impacts. Other types of environmental impacts were assessed as part of the MOP process described above. The socioeconomic impacts were generally assessed as positive in the ISP application.

The impact assessment study area covered portions of Laramie County and the adjacent Albany County to the west (the Project is wholly located within Laramie County). The Project notified and consulted with these county governments and other local government agencies. Following submittal of the permit application, public notifications were issued and public informational meetings held in the cities of Cheyenne and Laramie (the respective county seats) in December 2022. Various agencies provided written feedback to the Project and the DEQ-ISD, mainly consisting of requests, recommendations, and notification of their applicable requirements. The ISC presided over a public hearing held in May 2023, during which the Project’s representative answered questions under oath.

The ISC’s June 2023 permit approval Order includes a provision to award “unmitigated impact assistance funds” of approximately US$408,000 to Laramie County and US$726,000 to the City of Cheyenne. These awards will be funded by the state from increased state tax receipts associated with anticipated Project related procurement of materials within the state. According to the ISC’s Order, “these funds are to compensate for unmitigated impacts to the affected counties, cities, and towns in the area primarily affected.”

The ISP will expire if Project construction does not start by June 2026. Permit conditions of approval include:

●	Obtaining and adhering to conditions of the other required state and local permits.

●	Notifying the DEQ-ISD in advance of proposed Project changes in “scope, purpose, size, or schedule,” and filing of an evaluation of Project changes potentially resulting in significant environmental and social impacts not evaluated in the ISP, before such changes are implemented.

●	Developing a written plan and program for achieving compliance with the permit conditions and commitments made in the permit application, including identification of a compliance coordinator. Detail procedures for local hiring in the compliance plan and file job postings with the local Workforce Center.

●	Performing additional mitigation measures beyond those committed to in the ISP, if certain unforeseen adverse environmental or social impacts are caused by the Project.

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●	Additional notifications are as follows:

○	To the DEQ-ISD of the start date of construction and when “physical components of the facility are 90 percent complete”.

○	Public notification via local newspaper ad when the “facility is nearing completion.”

●	Submitting annual reports through the first year of mining operations documenting:

○	Efforts to comply with the permit conditions and commitments made in the permit application.

○	Construction completion status relative to the approved schedule, and schedule revisions.

○	Summary of construction, reclamation and other activities to be conducted the following year.

○	Demonstration of compliance with permit conditions.

●	Implementing a monthly monitoring program and quarterly results reporting to DEQ-ISD of:

○	Average and peak numbers of employees of the Project owner, contractors and subcontractors.

○	Employee city and state residency while hired and employed.

○	Number of new students enrolled by grade level and school district related to Project employees.

○	Wyoming resident vs non-resident mix.

○	Updated construction schedule.

●	Notification in advance of changes in the construction workforce schedule triggering a 15% or more exceedance of the committed peak workforce number, or changes in the committed lodging plan.

●	Submitting to the DEQ-ISD at least 30 days prior to the start of construction, the following documents:

○	“Spill Prevention, Control, and Countermeasure (SPCC) Plan which additionally adheres to the recommendations of the DEQ’s Water Quality Division for the Fuel Depot/Truck Shop and Truck Wash Building, Standard Operating Procedures and Spill Kit, and Water Recycling”.

○	The signed Wyoming Game & Fish Department (WGFD) monitoring plan.

○	Class III Cultural Resources Survey.

The foregoing permit conditions are in addition to the Project commitments made in the ISP application package.

17.4.7	Water Quality Division Permits

The DEQ - Water Quality Division (WQD) issues several permits applicable to the Project as summarized below.

Wyoming Pollutant Discharge Elimination System (WYPDES) Permit

A WYPDES Permit regulating potential Project water discharges from 12 outfalls was issued by the WDEQ-WQD in May 2024. The outfalls consist of controlled discharge points from stormwater run-off and seepage detention ponds located on the Project site (Section 17.2.3). The Project’s WYPDES permit number is WY0997003 and the permit expires in April 2029.

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The permit imposes effluent limits in terms of concentrations of various metals (total and dissolved), pH, and total suspended solids. Daily effluent flow measurements are required, along with monthly chemical quality sampling, and quarterly reporting of results. Other requirements include:

●	Notification of changes resulting in classification as a new source or changes in the nature, or increase in quantity, of pollutants discharged. Also, notification of noncompliance or potential noncompliance within 24 hours.

●	Proper operation and maintenance of water treatment and control facilities. Bypasses of treatment facilities are prohibited except for essential maintenance and if effluent limits are not exceeded, or if a bypass was unavoidable to prevent loss of life, personal injury or severe property damage. Noncompliance with effluent limits may be excused during upset conditions if the water treatment and control facilities are properly designed and operated.

●	Taking reasonable steps to minimize adverse impacts on receiving waters due to noncompliance.

Stormwater Pollution Prevention Plan (SWPPP) and Notices of Intent (NOI) and Termination

A Stormwater Pollution Prevention Plan (SWPPP) and Notice of Intent (NOI) must be submitted and approved by the DEQ-WQD prior to the start of construction. This is still pending. Stormwater discharges from the Project site during the construction phase are expected to be approved by the DEQ-WQD under the Large Construction General Permit (LCGP). Upon completion of the construction phase, the Project must file a Notice of Termination of the stormwater discharges approved under the LCGP. Before the start of mining operations, another SWPPP and NOI must be submitted to WQD for approval of stormwater discharges from the project site during the operations phase under the Industrial General Permit (IGP). Permit decisions by the DEQ-WQD for both the LCGP and IGP can generally be expected within 30 days of submittal of complete SWPPPs and associated notices.

Permit to Construct Water Supply and Wastewater Facilities

Construction of the Project’s water supply and wastewater infrastructure will require a DEQ-WQD permit. The permit application must include plans, specifications, design data and potentially an environmental monitoring plan. This permit application is still pending. A permit decision can generally be expected in 60 days.

Operator Certification for Drinking Water System

The Project must obtain an operator certificate from the DEQ-WQD to operate the water treatment and distribution system of potable water serving Project site personnel and visitors. This is still pending. The certificate must be renewed every three years.

17.4.8	State Engineer’s Office Permits for Water Use and Related Facilities

The Wyoming State Engineer’s Office (SEO) issues permits appropriate water for beneficial use, as well as permits to construct and operate water related infrastructure such as wells, mine dewatering systems and reservoirs. Between August 2022 and October 2023, the SEO issued 13 permits for water detention and storage ponds on the Project site. Three of these permits will need to be updated and one additional pond will need to be permitted with the SEO as a result of changes made to the water management plan as noted in Section 17.2.3. Additionally, in November 2022 the SEO granted permits for the planned groundwater abstraction from the pit sump and from a water supply well on the Project site.

CK Gold Project S-K 1300 Technical Report	271	May 2026

17.4.9	State Historical Preservation Office

The Wyoming State Historical Preservation Office (SHPO) requires a Cultural Resource Clearance if cultural resources are encountered within the Project site. A Class I cultural resource review was completed in June 2021, and a Class III field survey was conducted in September 2024. In the event that cultural or paleontological resources are encountered during construction or mining operations, activities must be halted at the find location and the DEQ-LQD and SHPO must be contacted within five days of discovery. If a resource is encountered on State land (Section 36), the OSLI must also be notified. Agency approval would be required to resume work at the find location.

17.4.10	State Fire Marshal Permits

An electrical plan and above ground fuel storage tank plan must be submitted to the State Fire Marshall for approval in accordance with the National Electrical Code. This is pending.

A fire protection system plan must be submitted in accordance with the Wyoming Department of Fire Protection and Electrical Safety. The State of Wyoming has adopted the International Codes, including the International Fire Code. Additionally, the fire protection system plan must meet the Laramie County Rural Fire Protection Development Rules and the Mining Safety and Health Administration (MSHA) regulations. This is also pending.

Fire hazard in the CK Gold Project area is generally low. The pit, stockpiles, and mine facilities will be stripped of vegetation and topsoil prior to disturbance during development and mining. Mine site water trucks will be available for fire suppression. Mobile equipment must have fire extinguishers per MSHA regulations.

17.4.11	Laramie County Permits

Laramie County received the permit for the Project access road intersection to County Road 210. The County will also require a road maintenance agreement. A traffic study was conducted as part of the ISP, establishing baseline traffic volumes and modeling Project related traffic volume increases on local roads. Work on public roadways will also require coordination and review by the Wyoming Department of Transportation (WYDOT).

The Site Plan permit was issued by Laramie County on June 17, 2025.

The County may require permits for the various buildings to be constructed on the Project site. These permits have not yet been processed. The Project may be subject to inspections by the County Building Department.

17.5	LOCAL INDIVIDUALS AND GROUPS

In addition to the permitting requirements and associated interaction with the relevant federal, state and local government agencies as summarized in the previous section, development of the CK Gold Project will require certain agreements with private local entities as follows:

●	Ferguson Ranch: land use rights and easements for access road and power line. Irrigation ditch temporary water rights and water supply well.

●	Black Hills Energy, subsidiary of Black Hills Corporation: power supply agreement.

●	Financing and contracting: Subject to Project financing and satisfactory contracting arrangements.

CK Gold Project S-K 1300 Technical Report	272	May 2026

U.S. Gold has also reached out and provided Project information to various additional local public and private entities which may be affected by and/or interested in the project, as follows:

●	Laramie County: host county potentially affected by Project environmental and socioeconomic impacts (employment, procurement, tax revenue, worker influx, traffic, etc.).

●	City of Cheyenne: potentially affected by Project environmental and socioeconomic impacts, and supplier of water to the Project.

●	Neighboring residents and property owners west of the Project site: potentially affected by Project environmental impacts.

●	Wyoming State Parks: the Project site is near Curt Gowdy State Park.

●	Wyoming Game and Fish Department: the Project site occupies mule deer winter range.

●	US Fish and Wildlife Service: the Project site potentially hosts federally listed species.

●	Wyoming School Boards Association: the state-owned section of the Project site is held in trust specifically to benefit Wyoming public schools.

●	University of Wyoming: the Geology Department has collaborated on the Project’s mineral exploration activities.

●	Granite Canyon Quarry: nearby producer of construction aggregates.

●	Sutherland and King Ranches: neighboring cattle ranches.

●	Wyoming Mining Association: statewide trade association representing and advocating for mining.

●	Wyoming Taxpayers Association: trade association representing taxpayers, including large mineral taxpayers.

●	Cheyenne Area Chamber of Commerce: local business organization.

●	Cheyenne LEADS: economic development organization for the city of Cheynne and Laramie County, Wyoming.

The Project is not located adjacent to any indigenous, Native American, or Bureau of Indian Affairs lands.

17.6	MINE CLOSURE

The Project has submitted a Reclamation Plan as part of the MOP application (Section 17.4). The closure objective is to reclaim the site to enable the resumption of its current use of cattle grazing, mule deer winter range, and other wildlife grazing. A reclamation cost estimate has been developed and submitted to the state as part of the reclamation bonding process. The reclamation plan is summarized as follows.

Topsoil will be removed from disturbed surfaces during the mine construction and operating phases and stockpiled on site for subsequent use as cover soil and revegetation during site reclamation. Concurrent reclamation will be practiced during the LoM to reclaim portions of the Project site as soon as feasible prior to the end of mining, securing corresponding early releases in bonding obligations. Cattle grazing will continue as feasible during mining on Project areas not directly affected by mine operations.

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At the end of mineral processing operations, the mineral processing plant and support structures and facilities will be dismantled or demolished down to their foundations, with the latter left in place under a layer of revegetated cover soil. Materials and equipment will be salvaged or disposed of off-site. Process vessels and fuel and reagent tanks will be cleaned prior to salvaging or disposal, and any contents and residues will be managed and disposed of according to the applicable regulations. Certain structures or facilities may be left in place if requested by the landowners.

Quarries, borrow pits, yards, pads, drainage channels and impoundments will be regraded and revegetated. Roadways will be similarly reclaimed, except for segments to remain operational for post-closure monitoring purposes or at landowners’ request. Wells will be abandoned and plugged unless the landowners wish to retain them.

The waste rock and tailings facilities’ final reclaimed slopes will be 3H:1V or flatter. Micro-topographical undulations will be created on the TMF slope to promote revegetation and to support wildlife habitat. The TMF will receive shrub-specific vegetation on the south face to support mule deer and other wildlife. Rock outcroppings will also be constructed to enhance wildlife habitat.

Regraded surfaces will generally be covered with topsoil and revegetated using approved seed mixes. A transition material of crushed rock will be used to limit topsoil from being lost into TMF or waste rock facility rock voids. While the new vegetation grows, erosion control best practices will be implemented to protect against soil erosion. In certain areas of natural rock outcrop, the final exposed surface may be bare rock instead of vegetation.

Precipitation falling on the reclaimed areas will flow into natural drainages and infiltrate into the ground. Based on geochemical study results (Section 17.1.4), the waste rock and tailings are not expected to be acid generating, and seepage from these facilities is expected to meet applicable water quality standards. Seepage will be allowed to flow from the toes of the waste rock and tailings facilities into established natural drainages in a controlled manner that prevents erosion and sediment transport.

After the pit is fully excavated during Year 8, the pit will be backfilled with tailings produced during the last two years of post-mining mineral processing up to an elevation of 6,630 ft amsl. Then, with a combination of blasting and earthmoving, the pit rim will be dozed into the pit to create a 3H:1V final pit wall slope and final backfilled pit elevation of approximately 6,720 ft amsl.

Groundwater and precipitation will flow into the pit backfill material and the groundwater level will slowly rise within the pit until it stabilizes at about 6,717 ft elevation about 130 years after mining (NEIRBO 2023). Geochemical testing of mine rock and tailings indicates limited potential to produce ARD and/or metal release; therefore water contacting the pit wall rock and backfill is not expected to result in detectable metal leaching. A pit lake is not expected to form because evaporation losses will keep the groundwater level below the surface of the backfill. The pit is predicted to act as a hydraulic sink with no groundwater outflows.

To help increase the local area’s long-term water storage capacity, discussions have begun with BOPU about the possibility of converting the post-mining open pit into a water storage reservoir. Upon completion of reclamation, water could be transferred from external sources to the new reservoir to help meet the local area’s water storage needs.

A post-closure monitoring plan will be implemented to verify that closure objectives are met, including the physical and chemical stability of the closed facilities.

17.7	ADEQUACY OF PLANS

Environmental compliance to date has been applicable to mineral exploration and other site investigation pre-mining activities, including management of surface disturbance, drilling, water use and discharge, reclamation of drill pads and roads, and associated bonding. Environmental management of these activities appears to have been good. The Project has a positive, collaborative relationship with the Office of State Lands and Investments, the Department of Environmental Quality, and the affected private landowner.

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Another area of current focus is community engagement, including reaching out to and negotiating with the various private and public entities with whom the Project seeks agreements to enable further Project development. Current community engagement efforts also extend to other affected and interested local groups (Section 17.5).

Prior to the start of construction of the mine facilities, a Project Environmental Management System (EMS) will be developed and implemented consisting of a series of site-specific standards, plans and procedures governing the environmental management of the specific Project activities causing potential environmental impacts during construction, operations, closure and post-closure. The plans and procedures will identify management measures designed to avoid, mitigate or compensate for such impacts. The EMS will address the physical, natural biological and human community environmental components of the Project site and surroundings, including potentially affected local individuals and groups. The final engineering design of the Project, the environmental baseline studies (Section 17.2), the environmental impact and risk assessment, and the permit conditions of approval (Section 17.4), collectively form the basis for developing the Project EMS.

17.8	COMMITMENTS TO LOCAL PROCUREMENT OR HIRING

The CK Gold Project’s policy is to prioritize procurement and hiring from within the State of Wyoming to the extent feasible.

To date, the Project has found and utilized excellent local and in-state providers for the following services:

●	Environmental baseline studies.

●	Preparation of permit applications.

●	Geological field work and logging.

●	Revegetation and reclamation.

●	Miscellaneous site works and preparation in support of drilling and test pit activities.

●	Sample transportation.

●	Hydrological and hydrogeological studies and engineering design.

●	Environmental laboratory testing of water and rock samples.

●	Geotechnical site investigation and laboratory testing.

●	Rock quality testing for aggregate.

●	Socioeconomic impact assessment.

●	Traffic study.

●	Site management support.

●	Community relations.

As development of the Project moves forward, U.S. Gold will continue to prioritize local procurement of competitively available goods and services, and local hiring of qualified personnel.

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18 CAPITAL AND OPERATING COSTS

18.1	CAPITAL COST ESTIMATE

Capital costs are categorized as either initial capital or sustaining capital. Initial capital costs are expended before production begins, in Year -2 and Year -1. Sustaining costs are expended starting in Year 1.

18.1.1	Initial Capital Cost Summary

Fo the purpose of FS, the estimate has a target accuracy of +/- 15%. The capital cost is expressed in US dollars and represents 1st Quarter 2026 money. The capital cost estimate conforms to Association for the Advancement of Cost Engineering International (AACEI) Class 3 estimate standards as prescribed in AACEI recommended practice 47R11. The capital estimate for the Project is summarized by discipline in Table 18.1.

Table 18.1: Summary of Initial Capital Cost by Discipline

Description	Total Cost (USS)
A-General Construction	45,125,669
B-SiteWorks	31,650,407
C-Concrete	35,260,676
D-Structural Steel	14,464,382
E-Platework	10,381,439
F-Mechanical	90,722,831
G-Piping	26,174,812
H-Electrical	27,272,730
I-Instrumentation	6,912,968
J-Architecture	14,763,772
K-Mining	5,500,000
M-Indirects	39,640,963
Contingency	46,513,865
Total	394,384,514

The exchange rates to the US$ that have been used in the compilation of the estimate are noted in Table 18.2.

Table 18.2: Exchange Rates

Currency	Exchange Rate
CD$	0.71
EUR	1.18
AUD	0.65

18.1.1.1	Capital Cost Estimate Breakdown Structure

The major areas for development of the capital have been developed utilizing the Work Breakdown Structure (WBS) coding system which was provided by U.S. Gold.

18.1.1.2	Mining

The capital cost estimate has been developed on the basis that mining will be executed under a contract mining arrangement (base case). For estimating purposes, the contractor scope is assumed to include the supply, operation, and maintenance of the mining fleet and associated ancillary equipment, and the provision of all required personnel to complete the mining activities. A request for tender (RFT) was issued to multiple qualified mining contractors and bids were received. Contractor mobilization costs have been included in the capital cost estimate.

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18.1.1.3	Early Contractor Involvement

US Gold engaged two independent construction firms to provide Early Contractor Involvement (ECI) services to support preparation of a Class 3 capital cost estimate. Based on the project definition available at the time and current market conditions, the ECI contractors provided budgetary pricing input, advised on material and equipment availability, identified potential long-lead items, and noted procurement risks and constraints. This input was used to inform key estimating assumptions and to benchmark selected unit rates and allowances; it remains subject to change as engineering definition, quantities, procurement strategy, and commercial terms are further developed.

Where available and applicable to the defined scope, budgetary quotations received through the ECI process were used as reference pricing within the Class 3 capital cost estimate. Such quotations are indicative and non-binding and may change as engineering definition, market conditions, and procurement and contracting arrangements are finalized.

18.1.2	Direct Cost

18.1.2.1	Quantity Development

The Project works were quantified to represent the defined scope of work and to enable the application of rates to determine costs.

Quantity information was derived from a combination of sources and categorized to reflect the maturity of design information as follows:

●	Detailed, Quantities taken off from the design completed for this study. MTOs from design drawings, 3D models and equipment lists based on PFDs.

●	Concept, Quantities taken off conceptual design, sketches and preliminary drawings

●	Historical, Quantities taken from previously completed studies / projects.

●	Allowance, Provisional or lump sum allowances based on degree of engineering completed and comparison of the historical experience.

The derivation of quantities is provided in Table 18.3 weighted by value of the direct permanent works (i.e. excluding temporary works, construction services, commissioning assistance, engineering costs, escalation and contingency).

Table 18.3: Derivation of Quantities

Classification	Vendor Quoted	MTO Prepared	Factored
Earthwork	-	X	-
Concrete	-	X	-
Structural Steel	-	X	-
Platework	-	X	-
Mechanical Equipment	X		-
Process Piping >4” OD	-	X	-
Process Piping <4” OD	-		X
Electrical Bulks	-	X	-
Electrical Equipment	X	-	-
Instrumentation and Control	-	-	X
Buildings	X	-	-

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Design growth by discipline is provided in Table 18.4.

Table 18.4: Design Growth by Discipline

Discipline	Design Growth
Earthworks	5%
Concrete	5%
Steel	5%
Platework	-
Mechanical	-
Piping	-
Instrumentation	N/A
Architectural	-

18.1.2.2	Pricing Basis

Table 18.5 identifies the sourcing of costs included in the estimate.

Table 18.5: Supply and Install Cost Source

Classification	Total Supply and Installation Cost (US$)	Allowance / Factored (US$)	Budgetary Quote Source
Mining	5,500,000	-	Mining Contractor
Civil	31,650,407	-	ECI Contractor
Concrete	35,260,676	-	ECI Contractor
Structural Steel	14,464,382	-	ECI Contractor / Steel fabricator
Platework	10,381,439	-	ECI Contractor
Mechanical	90,899,370	-	Equipment Vendors/ECI Contractor
Piping	26,174,812	-	ECI Contractor
Electrical	27,272,730	-	ECI Contractor
Instrumentation	-	6,912,968	-
Architectural	14,763,772	-	Modular and Pre-Eng Building Suppliers

Installation

This component represents the cost to install the plant equipment and bulk materials on site or to perform site activities. Installation costs are further divided between direct labor, equipment and contractors’ distributable. It is intended that all installation efforts have be supplied by the ECI contractor considering the following assumptions.

The labor component reflects the cost of the direct workforce required to construct the Project scope. The labor cost is the product of input provided by vendors and ECI contractors for the installation hours and installation cost. The labor cost will utilize non-union provided rates and is based on a six-day week, 10-hour day work schedule. The labor rate includes for Overtime, Tax, Consumables and Small tools. The labor will be travelling from Cheyenne.

The equipment component reflects the cost of the construction equipment and running costs required to construct the Project. The equipment cost also includes cranes, vehicles and the applicable contractor’s margin. The rental rates have been quoted by a local contractor and will be included within the labor portion of the direct costs.

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Contractors’ in-direct costs encompass the remaining cost of installation and include items such as offsite management, onsite staff and supervision above trade level, crane drivers, mobilization and demobilization, R&Rs, and the applicable contractors’ margin. This is included under the General Indirect cost and included with the installation rates provided by the ECI contractors.

Earthworks

Quantities for plant site bulk earthworks and roads were calculated using Civil 3D software and provided as an MTO and were developed using the layout.

Quantities for Tailing Management facility, stockpiles, haul roads, and other associated infrastructure were calculated from first principles based on preliminary design.

Concrete

Quantities for concrete works were established based on basic engineering calculations, 3D modeling, and design assumptions. Material take-offs have been prepared for the quantities in Table 18.6 which include a 5% growth factor.

Table 18.6: Concrete Material Take-Off

Material Take-Off Description	Unit of Measure	Quantity	All in Unit Rate (US$)
Excavation	yd3	26,274	41.46
Backfill	yd3	14,581	116.71
Crushed Stone	yd3	11,666	17.6
Lean Concrete	yd3	3,293	471.26
Concrete	yd3	17,516	735.23
Formwork	ft2	101,773	64.59
Rebar	Ton	2,295	3,503.11
¾ Dia A-Bolts	each	17	360.91
1 Dia A-Bolts	each	2,499	373.57
1 ½ Dia A-Bolts	each	1,195	474.83
1 ¾ Dia A-Bolts	each	25	531.19
2 ½ Dia A-Bolts	each	17	719.02
2 ½ Grout	ft2	4,764	136.22
Chemical Resistant Coating	ft2	294	108.94
Waterstop	ft	3080	47.13

Rates for concrete works were provided by the ECI contractor and are based on quotations from local contractors who have undertaken similar works in the region. Rebar densities (pound per yd3) were identified for each type of concrete element.

Rates and quantities were prepared on a composite per cubic yard basis for each specific type of concrete construction.

Steelwork

Structural steel quantities were prepared using 3D Model for the plant site. Material take-offs have been prepared for the following quantities and include a 5% growth factor (Table 18.7).

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Table 18.7: Steelwork Material Take-Off

Material Take Off Description	Unit of Measure	Quantity	All in Unit Rate (US$)
<20 lb/ft	t	66	9,816
20 lb/ft to 40 lb/ft	t	178	7,947
>40 lb/ft	t	654	6,612
H/Rails	ft	8,787	179
Stairs	ft	1,485	9,954
Ladders	ft	298	192
1 1/2” Grating	ft	43,851	47
Steel Deck	ft2	8,608	35
Surface Painted	ft2	165,387	1.53

Site installation hours and installation rates for structural steel were based on budget contractor rates from ECI contractors who have undertaken similar works in the region. The supply of the structural steel was quoted by fabricators, the scope included the preparation of workshop fabrication drawings, marking plans and bolt lists.

Platework

Platework and tankage quantities were provided in the plant mechanical equipment list prepared for the study, and quantities were detailed in a Platework MTO. The MTO included liners and surface preparation. Rates for the supply and fabrication, installation effort for plateworks were based on ECI Contractor quotations.

Equipment

A mechanical equipment list was prepared and provided the quantity, specification and sizing for the cost estimate. All major equipment such as: Crushers, Conveyors, Mills, Cyclone Clusters, Thickeners, Tanks, Pumps, Samplers and more were quoted by vendors.

Piping

Material take-offs were developed for major in-plant piping for larger than 4” diameter, and small bore piping was factored. Process plant piping costs allow for the supply and installation of pipe, fittings, mountings and manual valves as provided by ECI contractors.

Electrical / Instrumentation

MTOs were developed for electrical equipment, and instrumentation bulks. Major electrical equipment was quantified for: MCC’s, transformers, VFD’s, emergency generators were quoted by vendors.

Instrumentation Control System which includes PLC hardware, Software and programming, is factored based on a past project of similar size and complexity.

Buildings / Architectural

Process Building and adjacent structures were designed in terms of sizing based on layout requirements and assumed to be designed, fabricated and installed by a pre-engineered building supplier. Quotations from pre-engineered building suppliers were sourced for the estimate. HVAC system was estimated and quoted separately.

Auxiliary buildings, such as Admin building, Warehouse, Security were sized and based on current project requirements and quotes obtained from modular and pre-engineering building suppliers.

Mobile Equipment List

The plant equipment such as mobile crane, forklifts, trucks, etc. is based on dealer quotations.

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Field Indirect Cost

Construction indirect costs include items such as offsite management, onsite staff and supervision above trade level, crane drivers, equipment and labor mobilization and demobilization.

Construction indirect costs for all direct labor are included for all works in the capital estimate. This is inclusive of PPE, travel and clothing. Scaffolding, Fuel and large crane rental has been estimated separately from the field indirects and is based on construction hours.

Field indirects costs are based ECI on contractor estimates. These indirects include contractor indirects such as temporary facilities, provision of services, contractor communication, mobilization and demobilization.

18.1.3	Indirect Cost

18.1.3.1	Engineering, Procurement and Construction Management (EPCM)

The EPCM cost was based on a factored approach, applying an EPCM percentage to the estimated installed cost to represent engineering, procurement support, construction management, commissioning support and project controls. The factor was selected using benchmarks from comparable projects and adjusted for project complexity, execution strategy, schedule constraints and contractor interface requirements.

18.1.3.2	First Fill

First fill cost has been factored.

18.1.3.3	Spares

The cost of spares for major equipment was provided by the vendors, if the spares costs were not provided they were estimated considering 2% of the equipment supply costs.

18.1.3.4	Vendor Representatives

Some equipment will require vendor representation during construction and / or commissioning. A provision has been included in the estimate to cover the vendor representatives’ services; it is estimated based on major mechanical equipment packages. If a rate was provided by the vendor, it was used to develop the cost of the vendor representative for that package.

18.1.3.5	Commissioning

The commissioning cost has been factored.

18.1.3.6	Freight

Freight was based on historical rates depending on assuming sourcing of materials and equipment. Where possible, a container count has been used to determine costs for inland freight for number of containers being transported from port of entry, either Seattle or Houston.

18.1.4	Contingency

Contingency is a monetary provision intended to cover items that are included in the scope of work as described in this report but cannot be accurately defined at this stage. This is due to normal variability of quantities, productivity, unit rates, the current level of engineering and other factors that could affect the accuracy of the expected final cost of the project. Contingency should be considered as expenditure that is predictable but indefinable at this stage of the project, therefore contingency is expected to be spent. Contingency does not provide for any project scope change, nor does it exist to cover any of the items listed within the exclusions in this Report.

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At this stage of the Project, contingency would be applied using a deterministic approach. The term “deterministic” infers that the contingency applied to the base estimate is based on a single point evaluation of contingency. The following contingency was estimated based on the type of quotations and scope definitions:

●	8% - Firm Quotation.

●	12% - Budgetary Quotation.

●	18% - Historical/Estimated.

●	25% - Factored/Allowance.

18.1.5	Owner’s Cost

Owner’s cost is excluded from the cost estimate. These costs are included in the Economic model and Discount Cash Flow Model (DCF) described in Section 19 of this Report.

18.1.6	Assumptions and Exclusions

18.1.6.1	Assumptions

The following assumptions were made in preparing this basis of estimate:

●	Local construction contractors will be used for execution of all construction works.

●	The execution work will be continuous without interruption or stoppage.

●	Concrete will be purchased from local ready-mix suppliers.

●	Taxes/duties have not been allowed within the estimate.

●	There is no allowance for unforeseen blasting in relation to obtaining materials in the bulk earthwork disciplines.

18.1.6.2	Exclusions

The following are excluded from this basis of estimate:

●	Financing costs or interest costs during construction.

●	Project sunk costs.

●	Exchange rate variations.

●	Project insurance cost.

●	Cost of working capital.

●	Change in design criteria.

●	Changes in scope or schedule.

18.1.7	Initial and Sustaining Capital Cost

Initial and sustaining capital costs have been developed and consolidated into a comprehensive summary. These estimates represent both the upfront investments required to initiate the Project and the ongoing expenditures necessary to maintain operational performance throughout its lifecycle.

The initial capital costs account for major equipment procurement, installation, infrastructure development, and all associated mobilization activities.

The Initial capital cost estimate is summarized in Table 18.8.

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Table 18.8: Initial Capital Costs

WBS - Item	US$
1000 - Mining	5,500,000
2000 - Process Plant	219,193,621
3000 - Geotechnical Structures	21,622,744
4000 - Infrastructure	21,388,100
5000 - Construction Indirects	43,913,945
6000 - Consultants	16,136,120
8000 - Other Indirect Costs	20,116,119
9000 - Contingencies	46,513,865
Total	394,384,514

Sustaining capital costs reflect the periodic reinvestments needed to ensure reliability, maintain regulatory compliance, and support operations and asset integrity. Together, these cost components form the financial baseline used for planning, budgeting, and evaluating the overall economic feasibility of the Project. Sustaining capital costs have been included in Life of Mine economic model discussed in Section 19.

18.2	OPERATING COST ESTIMATE

The operating cost estimate for the Project has been prepared to a target accuracy of +/- 15% and is summarized in this section.

Table 18.9 presents a summary of the operating costs for the Project categorized by general area over the duration of the Project, or LoM. Please note Table 18.10 exclude aggregate production cost.

Table 18.9: Project Operating Cost Summary

Parameter	Total LoM (US$ million)	Avg Annual (US$ million)	Processed (US$/st
Total Project Operating Costs	1,375.73	134.30	18.44
Mining Cost	546.04	53.30	7.33
Process Cost	600.53	59.41	8.16
Tailings Haulage	114.26	10.39	1.41
Site G&A	114.90	11.20	1.54

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18.2.1	Mining

A detailed trade-off analysis was completed to evaluate the suitability of Contractor versus Owner-Managed mining models for the basis of cost estimation (Table 18.11). The Contractor Mining model was selected based on competitive bids demonstrating mining unit costs within 1%, and 8% lower tailings haulage unit costs compared to an owner-operated alternative. These savings align well with the relatively short mine life and support a lower-risk operating strategy.

It is important to note that the contractor unit rates exclude fuel and lubricants, senior supervision, Technical Services, and management costs, all of which are carried separately within the operating cost estimate.

Table 18.11: Mine Operating Cost Trade Off Summary

Cost Description	Contractor (US$)	Owner Managed (US$)	Variance (%)
Ore and Waste Mining Unit Cost (US$/st)	3.27	3.24	-1
Unit Cost for Tailings to Storage Facility and Pit Backfill (US$/st)	1.41	1.53	8

The average contracting mining cost (covering all activities from open pit operations through delivery to the primary crusher, inclusive of G&A) is estimated at US$7.33/st mined over 11-year operating life. This value is derived from a total net operating cost of US$546.04 million and a total Expit quantity of 138 million tons. Operating costs incorporated into the economic model reflect expenditures incurred subsequent to capitalization, consistent with SK 1300 reporting requirements. A mine operating cost summary is presented in Table 18.12.

Table 18.12: Mine Operating Cost Summary

Item	Cost (US$ million)
Total Mine Operating Cost	546.04
Contractor Indirects	80.14
Drill and Blast	132.16
Load and Haul	245.76
Fuel & DEF	47.98
Operation Supervision	7.22
G&A - Technical Services	32.76

18.2.1.1	Drilling and Blasting

Drilling and blasting contractor costs associated with open pit operations are estimated at US$0.94/st at a total net drill and blast of US$132 million. This unit rate covers all production drilling as well as auxiliary activities, including pre-split drilling and blasting, required to sustain consistent ore material delivery to the mill. Table 18.13 presents a drill and blast cost summary on an annual basis using the mine drilling profile over the LoM.

Table 18.13: Drill and Blast Cost Summary on Annual Basis with mine Drilling Profile

Description	Unit	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	OPEX Total
Ore and Waste	st million	17	22	22	19	19	17	10	9	4	138
Drill and Blast Cost	US$ million	16	20	20	17	18	16	11	9	5	132
Production Drilling	ft million	1.1	1.3	1.3	1.1	1.1	1.0	0.6	0.6	0.2	8.4
Auxiliary Drilling	ft million	0.2	0.3	0.3	0.2	0.2	0.2	0.1	0.1	0.1	1.8

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18.2.1.2	Loading and Haulage

The contractor haulage fleet will consist of production front end loaders, 100 ton haul trucks, and a complement of support and ancillary equipment sized to sustain an average mining rate of 40,000 st/d over the LoM. The total contracting loading and Haulage cost are estimated at US$245.8 million at a unit cost of US$3.3/st over LOM. Table 18.14 provides a detailed breakdown of the mining haulage destinations and the associated haulage costs, exclusive of dry stack tailings haulage at the TMF.

18.2.1.3	Maintenance and Supervision

The mobile maintenance, dust suppression and all in directs including supervision and mine dewatering are costed on a contracting model basis as stated in Table 18.12. Table 18.15 shows the annual basis of all indirect contracting costs. The total maintenance and supervision cost are estimated at US$80.1 million at a unit cost of US$1.08/st over LOM.

18.2.1.4	Fuel and Lubricants

Fuel, lubricants, and DEF required to support the mobile fleet over the LoM will be supplied by the owner, with contractors responsible for dispensing and managing these consumables as part of their operational duties. The Client has secured LoM pricing agreements with vendors at US$2.079/gal for diesel and US$3.00/gal for DEF, which form the basis of estimate for operating costs. The total cost for fuel and lubricants is estimated at US$47.99 million at a unit cost of US$0.64/st over LOM.

Fuel and DEF consumption rates were benchmarked using performance data from the most recent edition of the CAT Performance Handbook for large mining equipment, ensuring alignment with industry standard burn rates for comparable mining and support fleets.

Table 18.16 and Table 18.17 present the annual fuel requirements by fleet class for both mining and tailings haulage operations. Table 18.17, Table 18.18 and Table 18.19 summarize the corresponding annual DEF consumption over the LoM for these same operational categories.

18.2.1.5	Technical Services

Technical Services including Mine Survey, Engineering, Geology, Mine Dispatch, Finance, and senior mine supervision will be owner managed to ensure adequate planning, control, and oversight required to execute the mine plan. A basis of estimate was developed using modern mining benchmarks from comparable single pit operations to size these departments appropriately for sustaining mining and tailings management activities over the LoM.

To maintain a lean and efficient Technical Services function, emphasis was placed on deploying automated and high productivity technologies. This includes modern fleet dispatch systems, survey grade drone platforms, advanced engineering and geotechnical software suites, and critical hardware to support grade control, reconciliation, and operational decision making. These tools collectively reduce staffing requirements, improve data quality, and enhance execution reliability.

An evaluation was also completed to determine the optimal financial enterprise system to integrate mine operations across all departments, including processing. Based on implementation complexity, cost, and the single site nature of the project, a simplified financial software solution was selected for the basis of estimate. Large Enterprise Resource Planning (ERP) systems were deemed unnecessary at this stage due to their higher capital and operating costs, extended implementation timelines, and functionality exceeding the needs of a single mine operation. The selected solution provides sufficient integration, reporting, and financial savings while minimizing overhead costs.

Table 18.20 to Table 18.22 summarizes the software suites and hardware requirements by each department, forming the basis for the Technical Services cost estimate. The total cost for technical services is estimated at US$39.98 million at a unit cost of US$0.54/st over LOM.

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Table 18.14: Haulage Cost Summary by Destination on Annual Basis

Description	Unit	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Yr 11	Yr 12	OPEX Total
Load & Haul - Open Pit to Mill	US$ million	7.6	11.0	11.5	11.5	1.5	11.5	11.5	11.5	4.1	-	-	-	92.1
Load & Haul - Open Pit to SP	US$ million	6.3	4.2	2.8	4.9	4.8	4.8	3.5	4.5	1.3	0.66			32.7
Load & Haul - SP to Mill	US$ million	0.4	0.3	0.0	-	-	-	-	-	-	4.2	7.4	4.2	16.5
Load & Haul - Waste Rock to Southwest Dump	US$ million	8.4	9.4	2.3	-	-	-	-	-	-	-	-	-	20.1
Load & Haul - Waste Rock to East Dump	US$ million	-	-	7.3	12.8			-	-	-	-	-	-	20.1
Load & Haul - Waste Rock to West Dump	US$ million	-	-	-	-	8.2	6.6	-	-	-	-	-	-	14.8
Load & Haul - Waste Rock to TSF (Ph. 1)	US$ million	6.7	5.9	0.95				-	-	-	-	-	-	13.5
Load & Haul - Waste Rock to TSF (Ph. 2)	US$ million		3.07	9.5	0.23	3.4	3.1	3.6	1.8	0.7	-	-	-	25.4
Load & Haul - Reclaim EC Dump to TSF (Ph. 1)	US$ million	-	-	-	-	-	-	-	-	-	-	-	-	0.0
Load & Haul - Reclaim East Dump to TSF (Ph. 2)	US$ million	-	-	-	-	-	-	-	6.3	6.2	1.6	-	-	14.1

Table 18.15: Indirect Contracting Costs on Annual Basis

Description	Unit Cost (US$/st)	Unit	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	OPEX Total
Maintenance and Supervision	0.57	US$ million	10	12	12	11	11	10	6	5	3	80

Table 18.16: Mining Operation Fuel Consumption Summary on Annual Basis

Description	Fuel Burn Rate (gal/hr)	Unit	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Yr 11	OPEX Total
100-ton Haul Truck	18.5	US$ million	1.7	2.8	3.1	2.6	2.8	2.9	2.5	2.4	2.6	1.0	1.0	25.4
Production Front End Loader	20.4	US$ million	0.6	0.8	0.8	0.7	0.7	0.6	0.5	0.5	0.3	0.2	0.1	5.8
Auxiliary Wheel Loader	9.4	US$ million	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.0	0.0	0.2
Auxiliary Drill Rig	15.2	US$ million	0.1	0.1	0.1	0.1	0.1	0.1	0.0	0.0	0.0	0.0	0.0	0.6
Production Drill Rig	20.2	US$ million	0.5	0.7	0.7	0.6	0.6	0.5	0.3	0.3	0.1	0.0	0.0	4.3
36-ton Excavator	6.9	US$ million	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.0	0.8
Production Dozer	12.3	US$ million	0.4	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.4	0.4	0.3	5.4
20K Water Truck	17.1	US$ million	0.2	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.2	3.8
16M Grader or Similar	6.5	US$ million	0.1	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.1	0.1	0.1	1.5
Total Mine Operations		US$ million	3.7	5.5	5.8	5.1	5.4	5.3	4.5	4.4	4.1	2.2	1.7	47.6
Total Fuel		Gallon million	1.8	2.7	2.8	2.4	2.6	2.5	2.2	2.1	2.0	1.0	0.8	22.9

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Table 18.17: Tailing Haulage Operation Fuel Consumption Summary on Annual Basis

Description	Fuel Burn Rate (gal/hr)	Unit	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Yr 11	OPEX Total
CAT 777	18.5	US$ million	0.7	1.0	1.0	0.8	0.8	0.9	0.6	0.5	1.2	1.5	1.4	10.5
CAT D8 LGP Dozer	10.2	US$ million	0.2	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.2	3.4
8k Water Truck or Similar	7.3	US$ million	0.1	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.1	1.8
16 Grader or Similar	6.5	US$ million	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.9
Total TMF Operation		US$ million	1.0	1.6	1.6	1.4	1.4	1.5	1.2	1.1	1.8	2.1	1.7	16.6
Total Fuel Consumption		Gallon million	0.5	0.8	0.8	0.7	0.7	0.7	0.6	0.5	0.9	1	0.8	8

Table 18.18: Mining Operation DEF Consumption Cost on Annual Basis

Description	DEF Burn Rate (gal/hr)	Unit	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Yr 11	OPEX Total
100-ton Haul Truck	0.6	US$ ‘000	72.6	120.4	133.6	112.0	122.9	126.2	106.9	104.6	112.9	42.7	42.6	1,098
Production Front End Loader	0.5	US$ ‘000	23.3	28.7	29.0	24.7	24.9	22.2	17.4	18.4	11.0	7.1	2.9	209.7
Auxiliary Wheel Loader	0.2	US$ ‘000	0.2	0.4	0.0	0.0	0.0	0.0	0.0	0.0	3.4	1.7	1.7	7.3
Auxiliary Drill Rig	0.3	US$ ‘000	2.1	2.6	2.6	2.2	2.2	2.0	1.2	1.1	0.5	0.0	0.0	16.4
Production Drill Rig	0.4	US$ ‘000	15.7	19.4	19.6	16.7	16.8	15.0	9.1	8.3	3.6	0.0	0.0	124.2
36-ton Excavator	0.2	US$ ‘000	2.1	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	2.7	1.4	28.2
Production Dozer	0.4	US$ ‘000	17.7	23.6	23.6	23.6	23.6	23.6	23.6	23.6	17.7	17.7	14.2	232.9
20K Water Truck	0.5	US$ ‘000	8.2	16.4	16.4	16.4	16.4	16.4	16.4	16.4	16.4	16.4	8.2	163.8
16M Grader or Similar	0.2	US$ ‘000	2.9	5.8	5.8	5.8	5.8	5.8	5.8	5.8	2.9	2.9	2.9	52.6
Total Mine Operation		US$ ‘000	145	220	234	204	215	214	183	181	171	91	74	1,933
Total DEF		Gallon ‘000	48.3	73.4	77.8	68.1	71.8	71.3	61.1	60.3	57.1	30.4	24.6	644.2

Table 18.19: DEF Consumption Cost for Tailings Haulage on Annual Basis

Description	DEF Burn Rate (gal/hr)	Unit	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Yr 11	OPEX Total
CAT 777	0.6	US$ ‘000	28.7	43.1	45.0	35.3	35.8	37.2	27.8	23.2	52.3	65.3	59.0	452.7
CAT D8 LGP Dozer	0.5	US$ ‘000	13.1	24.5	24.5	24.5	24.5	24.5	24.5	24.5	24.5	24.5	13.1	246.8
8k Water Truck or Similar	0.2	US$ ‘000	3.9	7.9	7.9	7.9	7.9	7.9	7.9	7.9	7.9	7.9	3.9	78.9
16 Grader or Similar	0.2	US$ ‘000	2.9	2.9	2.9	2.9	2.9	2.9	2.9	2.9	2.9	2.9	2.9	32.2
Total TMF Operation		US$ ‘000	48.7	78.4	80.4	70.6	71.2	72.6	63.1	58.5	87.6	100.6	79.0	810.6
Total DEF Consumption		Gallon million	15.7	25.4	26.0	22.9	23.1	23.6	20.6	19.1	28.3	32.5	25.3	262.6

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Table 18.20: Engineering Technical Services Summary Cost on Annual Basis

Area	Description	Quantity	Unit	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	OPEX Total
Survey	Survey Total Station	1	US$ ‘000	-	-	-	-	55	-	-	-	-	55
	Survey Grade Rover	2	US$ ‘000	-	-	-	-	26	-	-	-	-	26
	Survey Grade Drone	2	US$ ‘000	-	28	-	28		28	-	-	28	110
	Survey Software	2	US$ ‘000	40	40	40	40	40	40	40	40	20	340
	Survey Supplies	1	US$ ‘000	16	17	17	17	17	17	17	17	8	144
Engineering	Mine AutoCAD Software	4	US$ ‘000	56	56	56	56	56	56	56	56	28	476
	Mine Scheduler Software	2	US$ ‘000	36	36	36	36	36	36	36	36	18	306
	Drill and Blast Design Software	2	US$ ‘000	20	20	20	20	20	20	20	20	10	170
	Strategic Software	1	US$ ‘000	45	45	45	45	45	45	45	45	23	383
	Geotechnical Software	1	US$ ‘000	6	6	6	6	6	6	6	6	3	51
Geology	Grade Control Software	2	US$ ‘000	40	40	40	40	40	40	40	40	20	340
	Geo AutoCAD Software	2	US$ ‘000	28	28	28	28	28	28	28	28	14	238
	Resource Modeling Software	1	US$ ‘000	50	50	50	50	50	50	50	50	25	425
	Blast Predict Software	1	US$ ‘000	80	80	80	80	80	80	80	80	80	720
	Assay Lab	1	US$ ‘000	205	253	256	218	220	196	118	108	41	1,616
	Blast Movement Monitoring Hardware	1	US$ ‘000	27	-	-	-	-	-	-	-	-	27
	Blast Movement Monitoring Balls (BMM)	1	US$ ‘000	346	-	-	-	-	-	-	-	-	346
General	Software Training and Implementation	1	US$ ‘000	161	161	161	161	161	161	161	161	40	1324
	Hardware Training and Implementation	1	US$ ‘000	3	3	0	3	8	3	0	0	1	20
	Light Duty Pickup	9	US$ ‘000	-	-	203	203	-	-	203	203		810
	Hardware Insurance	1	US$ ‘000	17	17	17	17	17	17	17	17	17	154
	Mining Grade Handheld Radio	11	US$ ‘000	-	-	7	7	-	-	7	7	-	26
Technical Services Payroll			US$ ‘000	2,239	2,239	2,239	2,239	2,239	2,239	2,239	2,239	2,239	20,151
Total Technical Services			US$ ‘000	3,415	3,118	3,300	3,293	3,143	3,061	3,162	3,152	2,614	28,259

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Table 18.21: Mine Operation Technical Summary Cost

Area	Description	Quantity	Unit	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	OPEX Total
Mine Operations Technical Services	Dispatch System	1	US$ ‘000	-	-	-	-	-	-	-	-	-	0
	Dispatch Subscription Cost	2	US$ ‘000	218	218	218	218	218	218	218	218	109	1,849
	Dispatch Training	2	US$ ‘000	65	65	65	65	65	65	65	65	33	555
	Mine LTE System	2	US$ ‘000	-	-	-	275	-	-	-	-	-	275
	Mine LTE Maintenance Cost	1	US$ ‘000	88	88	88	88	88	88	88	88	88	792
Total Mine Operations Technical Services			US$ ‘000	371	371	371	646	371	371	371	371	229	3,470

Table 18.22: Enterprise Finance and Asset Maintenance Software Summary Cost

Area	Description	Quantity	Unit	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	OPEX Total
Finance	Enterprise Software Implementation	1	US$ ‘000	50	-	-	-	-	-	-	-	-	50
	Software Licensing	1	US$ ‘000	62.2	62.2	62.2	62.2	62.2	62.2	62.2	62.2	62.2	560
Total Financial Enterprise Cost			US$ ‘000	112	62.2	62.2	62.2	62.2	62.2	62.2	62.2	62.2	610

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18.2.1.6	Tailing Management Facility

Dry stack tailings, filtered to approximately 15% moisture content, will be hauled by the contractor fleet to the TSF throughout the LoM. Placement will occur in multiple phases, with a portion of the material directed to pit backfill near the end of the mine life. Table 18.23 presents the annual cost basis for tailings haulage by destination.

18.2.2	Process Plant

The process plant operating cost estimate has been developed based on the projected throughput, equipment utilization, reagent consumption, grinding wear, power consumption, labor demand, and maintenance needs for the facility using vendor quotes. These costs have been compiled and categorized to provide a clear understanding of the operational expenditures associated with sustaining steady state production. A detailed breakdown of these operating cost components including processing, consumables, power usage, staffing, and general site services is presented in Table 18.23 to Table 18.26.

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Table 18.23: Summary of Tailing Haulage Cost on Annual Basis

Description	Unit	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Yr 11	OPEX Total
Tailings to TSF Phase 1	US$ million	2.9	2.8	0.3	-	-	-	-	-	-	-	-	6.01
Tailings to TSF Phase 2	US$ million	2.3	5.7	9.4	9.8	9.8	9.7	9.8	9.8	9.8	9.8	5.6	91.5
Tailing Haulage Total	US$ million	5.2	8.5	9.7	9.8	9.8	9.7	9.8	9.8	9.8	9.8	5.6	97.5

Table 18.24: Process Plant Operating Cost Summary

Operating Cost Summary	Annual Cost (US$)
	US$ 000’s	per d.m.t.	per st
Fixed	10,997	1.66	1.51
Variable	46,597	7.04	6.40
Total	57,594	8.70	7.91

Table 18.25: Process Plant Fixed Operating Cost

Fixed Costs	Annual Cost (US$)
	US$ 000’s	per d.m.t.	per st
Process Labor (Incl. Assay Laboratory)
Salaried	1,570	0.24	0.22
Hourly	6,690	1.01	0.92
Tools/Equipment/Safety Supplies	84	0.01	0.01
Tailings Fixed (Env. Sampling etc..)	55	0.01	0.01
Maintenance Parts (fixed component)	1,153	0.17	0.16
Contracts (Support/Maintenance, Fixed Cost)	150	0.02	0.02
Training (Plant Specific)	79	0.01	0.01
Power (Fixed)	775	0.12	0.11
Assay/General Laboratory - Plant Costs	-	-	-
Miscellaneous Fixed Cost	209	0.03	0.03
Assays - Fixed Cost	232	0.04	0.03
Sub Total	10,997	1.66	1.51

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Table 18.26: Process Plant Variable Operating Cost Summary

Variable Costs	Annual Cost (US$)
	US$ 000’s	per d.m.t.	per st
Power Variable	14,717	2.22	2.02
Process Plant Reagents	6,235	0.94	0.86
Grinding Media	15,700	2.37	2.16
Wear Liners (Crusher + Mills)	2,482	0.37	0.34
Filter Plant Consumables	2,248	0.34	0.31
Maintenance Parts (Variable Component)	2,691	0.41	0.37
In-Plant Piping Repair/Replacement	728	0.11	0.10
Lubricants	235	0.04	0.03
Contracts (Support/Maintenance, Variable)	250	0.04	0.03
Abnormal/Miscellaneous Items and Contingencies	454	0.07	0.06
Fresh Water	855	0.13	0.12
Sub Total	46,597	7.04	6.40

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Major process operating cost categories have been estimated as follows:

●	Labor.

●	Tools and Equipment.

●	Maintenance Parts.

●	Power.

●	Reagents.

●	Grinding Media.

●	Wear Liners.

●	Filtration Plant Consumables.

●	Piping Repair and Replacement.

18.2.2.1	Labor

Labor cost estimates were derived by applying process plant headcount requirements to a project-specific labor rate schedule provided by U.S. Gold. This methodology utilizes a bottom-up approach that incorporates base wages and a standardized benefits burden to establish the total annual operating labor expenditure for the process plant.

Processing workforce requirements were defined through a detailed bottom-up assessment of operational areas, developed in consultation with U.S. Gold. The total process plant workforce comprises 102 personnel, consisting of 12 salaried and 76 hourly employees. The estimated annual labor cost is US$1.57 million for salaried staff and US$6.69 million for hourly personnel, resulting in a unit labor cost of US$1.134 per short ton of ore processed.

18.2.2.2	Tools and Equipment

Tools, equipment, and safety supplies were estimated at US$1,100 per hourly employee, resulting in a total annual cost of approximately US$83,600, or US$0.01 per short ton of ore processed.

18.2.2.3	Maintenance Parts

The total maintenance parts expenditure, estimated at US$3.84 million, was derived using project benchmarks for comparable operations, resulting in a unit maintenance parts cost of US$0.53 per short ton of ore processed. This cost was calculated by applying a 5% factor to the mechanical equipment CAPEX, with an additional 4% allowance included for transporting parts to the site. The fixed component for maintenance parts was estimated to be 10% of the total cost.

18.2.2.4	Power

Annual operating power consumption was estimated based on equipment installed power, applying appropriate utilization factors and percentage of full-load current (%FLC) to reflect expected operating conditions. The fixed power cost component was estimated as 5% of the power consumption cost. An electricity unit rate of US$0.06578 per kWh, as quoted by the power supply utility, was used for the cost estimate.

Total annual power consumption is estimated at 235,513 MWh, resulting in an annual power cost of approximately US$15.49 million. The total power cost equates to approximately US$2.13 per short ton of ore processed. The annual power consumption cost summary is presented in Table 18.27.

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Table 18.27: Power Consumption Cost Summary

Area	Units	Annual kWh
Annual Consumption	MWh	235,513
Cost per MWh	US$	65.78
kWh per Ton Milled	-	32.3
Total		US$15,492,017

18.2.2.5	Reagents

Reagent consumption rates were estimated based on metallurgical testwork and process design criteria, with unit pricing derived from supplier quotations. The total annual reagent supply cost is estimated at approximately US$6.09 million, with an additional US$0.15 million included for transportation, resulting in approximately US$6.24 million per year. The combined reagent cost is US$0.86 per short ton of ore processed. The reagent consumption cost summary is presented in Table 18.28.

Table 18.28: Reagent Consumption Cost Summary

Reagent	Consumption		Unit Cost (US$/kg)	Annual Cost US$ 000’s
	(g/t)	(t/a)		Reagent	Transport	Total
Quick Lime	523	3,464	0.23	779	87	866
Frother, MIBC	150	993	2.39	2,374	5.0	2,379
Collector 1 (PAX)	30	199	3.80	755	19.9	775
Collector 2 (Aero 208)	25	166	2.85	560	0.8	561
Flocculant, anionic SNF 905	60	397	4.08	1,621	33.8	1,654
Sub Total	-	5,218	-	6,089	146.0	6,235

18.2.2.6	Grinding Media

Grinding media consumption costs were estimated through vendor quotes. The total grinding media cost, including supply and delivery for the SAG mill, ball mill, and regrind mill, is estimated at US$15.7 million per year, equivalent to US$2.16 per short ton of ore processed. The grinding media cost summary is presented in Table 18.29.

Table 18.29: Grinding Media Consumption Cost Summary

Grinding Media	Unit (kg/mt)	Annual (mt)	Unit Cost (US$/mt)	Annual Cost (US$ 000’s)
SAG Mill, 125 mm forged	0.45	2,980	1,532	4,565
Ball Mill, 60 mm 18% Cr	1.1	5,099	2,039	10,396
Regrind Mill	0.03	22	6,200	135
Transportation to Site	-	8,101	75	604
Total				15,700

18.2.2.7	Wear Liners

Liner costs for the plant were estimated based on previous project experience and vendor consultations and include the supply and replacement of steel and rubber liners for the crushing circuit, SAG mill, ball mill, and regrind mill. Costs were developed from liner consumption rates and liner transportation to site. The total liner cost is estimated at US$2.48 million per year, equivalent to US$0.34 per short ton of ore material processed. The wear liners cost summary is presented in Table 18.30.

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Table 18.30: Wear Liners Consumption Cost Summary

Liners	Unit (kg/mt or sets p/a)	Annual (mt)	Unit Cost (US$/mt)	Annual Cost (US$ 000’s)
Crusher Circuit	0.022	146	4,800	699
SAG Mill	0.042	278	3,165	880
Ball Mill	1.25	26	442,500	553
Regrind Mill	1.55	7	189,600	294
Transportation to Site	-	456	122	56
Total				2,482

18.2.2.8	Filtration Plant Consumables

Filtration plant consumable costs were estimated based on annual unit consumption derived from similar projects and vendor consultations. These costs include tailings and concentrate filtration cloths, concentrate filter plates, and miscellaneous consumables for both the tailings and concentrate filtration circuits, with transportation to site included. The total filtration plant consumable cost is estimated at US$2.25 million per year, equivalent to approximately US$0.31 per short ton of ore processed. The filtration plant consumables consumption cost summary is presented in Table 18.31.

Table 18.31: Filtration Plant Consumables Consumption Cost Summary

Reagent	Units Consumed (p/a)	Unit Cost (US$)	Annual Cost (US$ 000’s)
Tailings Filtration Cloth	3.0	600,000	1,800
Concentrate Filter	3.0	11,500	34.5
Concentrate Filter Plates	0.6	21,800	13.1
Tailings - Miscellaneous Consumables	18	8,500	153
Concentrate - Miscellaneous Consumables	18	4,500	81
Transportation	8%	-	167
Total			2,248

18.2.2.9	Piping Repair and Replacement

An allowance of US$0.728 million per annum has been allocated for in-plant piping repair and replacement. This amount equates to US$0.10 per short ton of ore processed.

18.2.3	Lubricants

A provision of US$0.235 million per year has been allocated for lubricants required for rotating and mechanical equipment, including the crushing circuit, SAG mill, ball mill, regrind mill, conveyors, feeders, filtration systems, thickeners, and associated pumps and equipment. This allowance corresponds to an estimated cost of US$0.03 per short ton of ore processed.

18.2.4	Contracts (Support/Maintenance, Fixed and Variable)

US$0.15 million has been allocated annually for fixed support and maintenance contracts, and US$0.25 million for variable components, totaling US$0.05 per short ton of ore processed.

18.2.5	Abnormal/Miscellaneous Items and Contingencies

An allowance equal to 0.8% of the total operating cost has been allocated to cover abnormal operational disruptions, miscellaneous items, and contingencies. This provision amounts to approximately US$0.454 million and is included under the variable component of the OPEX.

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18.2.6	Fresh Water

Process make-up water requirements during steady-state operations are estimated at 1.06 million m3 annually its estimated 50% of this volume will be supplied from TGI which reduces raw water demand by same percentage, This amount includes process, sewage, potable, and other water uses. At a unit cost of US$1.49 per m3, the total annual water expenditure is approximately US$855 million.

Table 18.32: Raw Water Consumption Cost Summary

Item	Units	US$
Make-Up Process Water	m3 p.a.	572,378
Sewage/Potable	8%	84,797
Water Rate	US$/m3	1.49
Water Cost per Annum	US$	855,072

18.2.7	Tailings Fixed Cost

Tailings sampling for environmental monitoring and compliance purposes is estimated to cost approximately US$0.055 million annually.

18.2.8	Training

Training for process plant operators and other personnel has been budgeted at US$900 per employee, resulting in an annual cost of approximately US$0.079 million.

18.2.9	Assay/General Laboratory - Plant Costs

Laboratory cost estimates are based on contract laboratory quotations. Samples include routine process plant samples, concentrate shipment samples, metallurgical samples, and process control samples, with an estimated annual cost of US$0.232 million. Additional fixed costs for equipment leasing, buildout, and laboratory operations amount to US$0.209 million. The total laboratory cost equates to approximately US$0.06 per short ton of ore processed.

18.2.10	General and Administrative

General and administrative costs have been calculated on an annual basis and include a comprehensive range of expenditures necessary to support overall business operations. These costs cover corporate management salaries, office administration, accounting and legal services, insurance, information technology support, human resources, and other overhead expenses required to maintain day-to-day organizational functions. Additional costs such as office supplies, communications, travel, and ongoing compliance obligations are also incorporated to ensure an accurate representation of the company’s annual administrative burden.

G&A Cost are summarized in the Table 18.33.

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Table 18.33: General and Administrative Summarized Cost over LoM

Item	US$/st	US$ 000’s
General and Admin Supervision	1.08	80,654
Project Development (Owner’s Cost)	0.07	5,341
Communications/IT	0.02	1,853
Computer Software Licenses	0.01	1,030
Admin and Technical Office Supplies	0.01	515
Warehouse Supplies	0	103
Freight	0.01	1,030
Postage, Courier and Light Freight	0.01	1,030
Environmental Laboratory Testing Costs	0.01	515
Environmental Protection	0.01	1,064
Environmental Consultants	0	253
Environmental H&S Audits	0.01	412
Personnel Recruitment/Relocation Costs	0.02	1,287
Dues and Subscriptions	0	103
Permits and Licenses	0.03	2,059
Auditing	0.01	1,030
Insurance	0.13	9,731
Land and ROW Lease Payment	0.03	2,601
ERP Software	0.01	620
Government Institutional Support	0	103
Social Programs	0	103
Donations	0	103
Public Relations and Advertising	0	103
Entertainment/PR/Awards	0	103
Safety/PPE and Medical Supplies	0.01	412
Professional Fees - Accounting	0.01	515
Professional Fees - Legal	0.01	515
Surface Transportation - Pickups	0.01	809
Travel and Accommodation	0.01	515
Closure G&A	0.01	819
Capitalized Pre-Production	-	0
Total G&A Costs	1.55	115,327

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19	ECONOMIC ANALYSIS

19.1	INTRODUCTION

The economic analysis of the Project is reliant on the project schedule, mine schedule, capital, and operating costs discussed in the previous sections of this report. This economic analysis excludes Inferred Mineral Resources, and the positive economic outcome is used to delineate a Mineral Reserve for the Project. The economic parameters used are believed to be reasonable for the type of project. All figures shown represent constant Q1 2026 US Dollars.

19.2	CAUTIONARY STATEMENT

Certain information and statements contained in this section and in the Report are “forward looking” in nature. Forward-looking statements include, but are not limited to, statements with respect to the economic and study parameters of the Project; Mineral Resource estimates; the cost and timing of any development of the Project; the proposed mine plan and mining methods; dilution and extraction recoveries; processing method and rates and production rates; projected metallurgical recovery rates; infrastructure requirements; capital, operating and sustaining cost estimates; the projected LoM and other expected attributes of the Project; the net present value (NPV) and internal rate of return (IRR after-tax) and payback period of capital; capital; future metal prices; the timing of the environmental assessment process; changes to the Project configuration that may be requested as a result of stakeholder or government input to the environmental assessment process; government regulations and permitting timelines; estimates of reclamation obligations; requirements for additional capital; environmental risks; and general business and economic conditions.

All forward-looking statements in this Report are necessarily based on opinions and estimates made as of the date such statements are made and are subject to important risk factors and uncertainties, many of which cannot be controlled or predicted. Material assumptions regarding forward-looking statements are discussed in this Report, where applicable. In addition to, and subject to, such specific assumptions discussed in more detail elsewhere in this Report, the forward-looking statements in this Report are subject to the following assumptions:

●	There being no significant disruptions affecting the development and operation of the Project.

●	The availability of certain consumables and services and the prices for power and other key supplies being approximately consistent with assumptions in the Report.

●	Labor and materials costs being approximately consistent with the assumptions in the Report.

●	Permitting and arrangements with stakeholders being consistent with current expectations as outlined in the Report.

●	All environmental approvals, required permits, licenses and authorizations will be obtained from the relevant governments and other relevant stakeholders.

●	Certain tax rates, including the allocation of certain tax attributes, being applicable to the Project.

●	The availability of financing for the planned development activities.

●	The timelines for exploration and development activities on the Project.

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●	Assumptions made in Mineral Resource estimate and the economic analysis based on that estimate, including, but not limited to, geological interpretation, grades, commodity price assumptions, extraction and mining recovery rates, hydrological and hydrogeological assumptions, capital and operating cost estimates, and general marketing, political, business, and macro-economic conditions.

While internally consistent, the production schedules and annualized cash flow forecasts presented here use dates that assume a decision to proceed with project development is imminent. No such decision has been taken at the time of writing and the dates shown in these tables are for illustrative purposes only. Any additional mining, technical, and engineering studies undertaken may alter the Project assumptions as discussed in this Report and may result in changes to the calendar timelines presented.

19.3	ECONOMIC MODEL

Micon has prepared its assessment of the Project on the basis of a discounted cash flow model, from which Net Present Value (NPV), Internal Rate of Return (IRR) and payback period can be determined. Assessments of NPV are generally accepted within the mining industry as representing the economic value of a project after allowing for the cost of capital invested.

The objective of the study was to determine the economic viability of the Project. In order to do this, the cash flow arising from the base case has been forecast, enabling a computation of NPV, IRR and Payback to be made. The sensitivity of NPV to changes in the base case assumptions for price, operating costs and capital expenditure was then examined, as well as the sensitivity of NPV to the discount rate.

The discounted cash flow analysis was performed on a stand-alone project basis with quarterly cash flows for Year -2 through Year 3 and annual cash flows from Year 4. The economic evaluation used a real discount rate of 5% with cashflows discounted to the start of construction using Q1 2026 US dollars.

All costs prior to the start of construction are considered as “sunk costs” and not considered in the economic analysis.

This economic analysis depends directly on the capital and operating cost estimates and is therefore considered to have the same overall level of accuracy, minus 10% to plus 15%.

19.4	MODEL PARAMETERS

Table 19.1 presents a summary of the key economic parameters used in the economic model, and the resulting key metrics.

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Table 19.1: Economic Model Parameters

Item	Unit	Value
Mining
Total Tonnage Mined	k ton	140,597
Total Tonnage Moved (includes stockpile and waste rehandle)	k ton	163,546
Total Ore Mined	k ton	74,527
Strip Ratio (Waste: Ore)	t:t	0.89
Operating Mine Life	years	11
Contained Gold	koz Au	1,015
Contained Copper	k lbs Cu	259,880
Contained Silver	koz Ag	3,030
Contained Gold Equivalent	Moz AuEq	1.4
Processing
LoM Average Gold Recovery	%	71.5%
LoM Average Copper Recovery	%	80.6%
LoM Average Silver Recovery	%	68.7%
Payable Metals in Concentrate
LoM Gold Payable	koz Au	707.2
LoM Copper Payable	k lbs Cu	186,726
LoM Silver Payable	koz Ag	1,874
LoM Gold Equivalent Payable	koz AuEq	931
Average Annual Gold Payable - Yr 1 to Yr 11	koz Au	64.3
Average Annual Copper Payable - Yr 1 to Yr 11	k lbs Cu	17.0
Average Annual Silver Payable - Yr 1 to Yr 11	koz Ag	170
Average Annual Gold Equivalent Payable - Yr 1 to Yr 11	koz AuEq	85
Average Annual Gold Payable - Yr 2 to Yr 8	koz Au	77
Average Annual Copper Payable - Yr 2 to Yr 8	k lbs Cu	21
Average Annual Silver Payable - Yr 2 to Yr 8	koz Ag	189
Average Annual Gold Equivalent Payable - Yr 2 to Yr 8	koz AuEq	102
Costs per Ton
Mining Costs (per ton mined)	US$/st mined total	3.88
Mining Costs (per ton milled)	US$/st processed	7.33
Processing Costs (including Tailings Placement)	US$/st processed	9.59
G&A Costs	US$/st processed	1.54
Total Site Operating Cost	US$/st processed	18.46
Total Cash Costs
LoM Total Cash Cost, Net-of-Copper-Silver By-Product	US$/oz Au	1,007
LoM Total Cash Cost, Co-Product	US$/oz AuEq	1,748
LoM AISC, Net-of-Copper-Silver By-Product	US$/oz Au	1,094
LoM AISC, Co-Product (US$/oz AuEq)2	US$/oz AuEq	1,814
Capital Expenditure
Initial Capital – including Contingency	US$ million	394
Pre-production Owners Costs	US$ million	28
Sustaining Capital	US$ million	35
Reclamation Cost (US$ million)	US$ million	27
Base Case Metal Price Assumptions
Gold Price (US$/oz)	US$/oz Au	3,250
Copper Price (US$/lb)	US$/lb Cu	4.50
Silver Price (US$/oz)	US$/oz Ag	40.00
Base Case Project Economics
After-Tax IRR	%	27
After-Tax NPV5%	US$ million	632
Payback Period	years	2.5
Average Annual Operating Net Free Cash Flow (US$M)2 – Yr 1 to Yr 11	US$ million	124
LoM Total Net Free Cash Flow (US$ million) (incl. capital investment and closure)	US$ million	967

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19.5	PRODUCTION AND SALES

Table 19.2 presents a summary of the mining, processing and production statistics.

Table 19.2: LoM Production Statistics

Description	Units	Value
Mining
NAG mined to WSF	t’000	36,636
NAG mined to TSF	t’000	21,755
PAG mined to TSF	t’000	7,678
Total Waste Rock Mined	t’000	66,069
Waste:Ore Ratio	t:t	0.89
NAG Rehandled from WSF to TSF	t’000	6,653
Processing
HG Oxide Feed Mined to Mill	t’000	3,646
HG Mixed Feed Mined to Mill	t’000	6,096
HG Sulfide Feed Mined to Mill	t’000	46,732
Mill Feed Reclaimed Ex-Stockpile	t’000	16,296
Total Mill Feed	t’000	74,527
Copper Grade	%	0.17%
Gold Grade	oz/st	0.0136
Silver Grade	oz/st	0.0407
Copper Content	000 lbs	259,880
Gold Content	000 ozs	1,015
Silver Content	000 ozs	3,030
Copper Recovery	%	80.60%
Gold Recovery	%	71.50%
Silver Recovery	%	68.70%
Concentrate Grade	% Cu	26.00%
Concentrate Dry Mass Recovered	t’000 (dry)	808.4
Concentrate Wet Mass Recovered	t’000 (wet)	883.5
Copper Grade in Concentrate	%	13.00%
Gold Grade in Concentrate	oz/st	0.897
Silver Grade in Concentrate	oz/st	2.576
Payable Copper in Concentrate	000 lbs	186,726
Payable Gold in Concentrate	000 ozs	707.2
Payable Silver in Concentrate	000 ozs	1,874

Figure 19.1 shows the annual tonnages of ore and waste mined from the open pit and mill feed reclaimed from the low-grade stockpile.

Figure 19.2 shows the annual tonnage of concentrate shipped and its metal content.

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Figure 19.1: Mining Production Profile

Figure 19.2: Product Mass and Metal in Concentrate

Table 19.3 shows the key selling cost parameters assumed for the Feasibility Study, based on Micon’s experience.

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Table 19.3: Key Selling Cost Parameters

Description	Units	Value per tonne	Value per short ton
Maximum Gold Payable	%	98.00%	-
Gold Minimum Deduction	g/tonne	variable	-
Silver Payables	%	90.00%	-
Silver Minimum Deduction	g/tonne	-	-
Maximum Copper Payables	%	96.50%	-
Copper Minimum Unit Deduction	%	1.00%	-
Shipping Costs	US$ (wet)	US$143.30	US$130.00
Smelting Charge	US$ (dry)	US$66.14	US$60.00
Gold Refining Charge	US$/oz	US$0.60	-
Silver Refining Charge	US$/oz	US$0.50	-
Copper Refining Charge	US$/lb	US$0.055	-
Insurance and Losses	% GMV	0.40%	-

As shown in Figure 19.3, gold comprises 76% of the NSR value of the concentrate sales, with copper at 22% and silver contributing just 2% to NSR value.

Figure 19.3: NSR Composition by Metal

The annual contribution from each metal to the NSR value of concentrate sales is shown in Figure 19.4

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Figure 19.4: NSR Contribution by Metal

19.6	CAPITAL EXPENDITURES

Total LoM capital expenditure is estimated at US$483.9 million, including US$422.4 million incurred during construction, US$34.5 million for sustaining capital and US$27.0 million on mine closure. Working capital averages approximately US$40 million during steady state operations and is recovered at the end of the LoM period. Table 19.4 summarizes the initial, sustaining and closure capital expenditures over the LoM.

Table 19.4: LoM Capital Cost Summary

Description	Initial (US$’000)	Sustaining (US$’000)	LoM Total (US$’000)
Mining	5,500	1,303	6,803
Process Plant	219,194	20,275	239,469
Geotechnical Structures	21,623	8,000	29,623
Infrastructure	21,388	4,946	26,334
Construction Indirects	43,914	-	43,914
Consultants	16,136	-	16,136
Other Indirect Costs	20,116	-	20,116
Contingency	46,514	-	46,514
Sub-Total Capital Expenditure	394,385	34,525	428,909
Mining / Mobilization	4,085	-	4,085
Insurance (Construction)	1,958	-	1,958
Owner’s Costs	21,959	-	21,959
Sub-Total Pre-Production Owner’s Costs	28,001	-	28,001
Closure Costs	0	26,995	26,995
LoM Capital Expenditure	422,386	61,520	483,906

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19.7	OPERATING COSTS

The LoM total operating cost is estimated at US$1,627.1 million, or US$1,748 per equivalent ounce of gold produced. On a by-product basis, after credits for copper and silver sales, net operating costs are US$711.9 million, or US$1,007 per ounce gold, as summarized in Table 19.5.

Table 19.5: Summary of Operating Costs (Excluding Aggregate)

Description	Total LoM (US$’000)	Average Unit Cost (US$/st)	US$/oz AuEq	US$/oz Au (net)
Gold/Gold Equivalent production (000’ oz)			931	707
Contractor Indirects	80,140	1.08	86	113
Drilling and Blasting	132,161	1.77	142	187
Loading and Hauling	245,759	3.3	264	347
Fuel and DEF	47,997	0.64	52	68
Supervision and Services	39,983	0.54	43	57
Sub-Total - Mining	546,040	7.33	586	772
Power	159,090	2.13	171	225
Process Plant Reagents	63,793	0.86	69	90
Grinding Media, Liners, etc.	186,015	2.5	200	263
Other Consumables	81,802	1.1	88	116
Tailings Disposal	97,569	1.31	105	138
Fuel and DEF	16,692	0.22	18	24
Laboratory	4,094	0.05	4	6
Supervision and Labor	105,736	1.42	114	150
Sub-Total - Processing	714,792	9.59	768	1,011
General & Admin Supervision	85,995	1.15	92	122
Insurance	9,588	0.13	10	14
Administrative Expenses	19,331	0.26	21	27
Sub-Total - G&A	114,915	1.54	123	162
Cash Operating Costs	1,375,746	18.46	1,478	1,945
Selling Costs (Cu, Au, Ag)	187,837	2.52	202	266
Royalties & Production Taxes (Cu, Au, Ag)	63,544	0.85	68	90
Total Operating Costs	1,627,127	21.83	1,748	2,301
Less By-Product Credits	-915,219	-12.28	-	-1,294
Net Operating Costs	711,908	9.55	1,748	1,007

Unit costs per ounce gold (on by-product basis) and per ounce gold equivalent (on co-product basis) are presented in Figure 19.5.

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Figure 19.5: Unit Production Costs

19.8	AGGREGATE PRODUCTION AND SALES

Table 19.6 presents the key results from the conversion of non-acid-generating waste rock from the open pit into saleable aggregate products for the local market at the rate of 1 million tons per year.

Table 19.6: Aggregate Production and Sales

Aggregate Sales	Unit	Value
Rock Crushed for Aggregate	000 tons	13,750
Weighted Average Selling Price	US$/st	17.06
Gross Sales Value - Aggregate	US$ million	234.5
Royalty Payable to Ranches	US$ million	4.1
Royalty Payable to Wyoming	US$ million	8.3
Total Royalties - Aggregate	US$ million	12.4
Crushing Costs	US$ million	142.9
Water Usage	US$ million	10.8
SG&A	US$ million	7
Operating Contingency	US$ million	4.7
Operating Costs - Aggregate	US$ million	165.4
Net Operating Surplus - Aggregate	US$ million	56.7
Initial Capital	US$ million	0.7
Permanent Plant and Equipment	US$ million	1
Total Capital for Aggregate	US$ million	1.7
Pre-Tax Cashflow - Aggregate	US$ million	55.1

19.9	TAXES, ROYALTIES, DEPRECIATION AND DEPLETION

The CK Gold Project is subject to a production royalty of 2.1% on the gross sales value of the product sold, less deductions for costs incurred for processing, refining, transportation, and related costs. This royalty is paid to the Office of State Lands and Investments, State of Wyoming. Note that the typical value of this royalty is 5% in Wyoming; however, US Gold has received an exception from the Office of State Lands. The concentrate value, less applicable deductions, is multiplied by 2.1% to yield the royalty payment. The Project’s net income value already considers the royalty payment.

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In addition to royalites, Wyoming imposes ad valorem taxes on Production and Property. Production taxes are assessed at 6.7% and calculated using the proportionate profits methodology. This methodology is a ratio defined as (direct mining costs) / (total direct costs) less administration costs. The gross sales value of product sold, less deductions for costs incurred for processing, refining, transportation, and royalties is multiplied by the ratio described above and 6.7% to yield the Ad Valorem Production tax. The ad valorem property tax also applies to the real and tangible assets. In this situation the real property is owned by the State. The tangible assets including plant and equipment owned by U.S. Gold Corp would be subject to the tax. The fair market value of the assets less depreciation is multiplied by the assessment ratio of 11.5% for industrial property. This becomes the taxable value which is then multiplied by the mills levied which has been estimated at 6.7%, or 67 mills.

Wyoming also imposes a 2% severance tax calculated using the proportionate profits methodology described above. The gross sales value of the product sold, less deductions for costs incurred for processing, refining, transportation, and royalties, is multiplied by the (direct mining costs)/(total direct costs) less administration costs and 2% to yield the Severance tax.

A Federal tax rate of 21% is assessed on taxable income. Federally taxable income is gross revenue less operating costs, sustaining capital, depreciation, depletion, property taxes, state severance taxes, and tax losses carried forward.

For the purpose of federal tax calculation, depreciation of infrastructural capital is based on a unit of production model, whereas equipment depreciation is over a period of 7 years on a straight-line basis. Depletion for federal tax purposes may not to exceed 50% of the taxable income, subject to which it is taken as the greater of (i) 15% of gross revenue less royalties, or (ii) a percentage of the undepreciated capital costs, with the percentage calculated on a unit of production basis.

A summary of the royalties and taxes is provided in Table 19.7.

Table 19.7: Summary of Royalties & Taxes

Description	Total LoM (US$ ‘000)	Average Unit Cost (US$/st)	US$/oz AuEq	US$/oz Au (net)
Royalties
State of Wyoming Office of State Lands	58,352	0.78	58	82
Taxes
Federal Tax	70,919	0.95	70	100
Wyoming Production Tax	37,432	0.5	37	53
Wyoming Property Tax	13,750	0.18	14	19
Wyoming Severance Tax	14,027	0.19	14	20
Total	194,480	2.61	193	275

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19.10	BASE CASE CASHFLOW

Income from concentrate sales is based on the metal grades estimated within the resource model, adjusted for modifying factors such as mining dilution and losses, and associated with material scheduled for the concentrator during the corresponding time period. Concentrator recovery factors are applied to the contained metal to yield a total metal contained in the concentrate.

Smelter terms were synthesized by Micon based on current industry trends and were applied in the economic model to determine payable metal and gross income from concentrate sales. Smelter treatment and refining charges, concentrate transportation costs, and royalty payments were subtracted to yield net Project revenue. Table 19.8 shows the cash flow summary for the Project. Table 19.9 shows a summary of metal production and revenue projections for the Project.

The LoM Project cashflows are summarized in Figure 19.6 and in Table 19.8, which shows the concentrate and aggregate-related cash flows separately, and also presents the unit costs on a Co-product (Gold Equivalent) basis as well as on a By-product basis (with copper and silver credits).

Figure 19.6: LoM Annual Cash Flow

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Table 19.8: LoM Cash Flow Summary

Description	LoM total (US$’000)	Average Unit Cost (US$/st)	US$/oz AuEq	US$/oz Au (net)
Gold Sales (gross)	2,298,544	-	-	3,250
Gross by-Product (Cu, Ag)	915,219	-	-	1,294
Gross Sales (Cu-Conc.)	3,213,764	43.12	3,452	4,544
Mining	546,040	7.33	586	772
Processing	714,792	9.59	768	1,011
G&A	114,915	1.54	123	162
Cash Operating Costs	1,375,746	18.46	1,478	1,945
Selling Costs (Cu, Au, Ag)	187,837	2.52	202	266
Royalties (Cu, Au, Ag)	63,544	0.85	68	90
Total Operating Costs	1,627,127	21.83	1,748	2,301
Less By-Product Credits (Cu, Ag)	-	-	-	-1,294
Net Operating Costs	1,627,127	21.83	1,748	1,007
Operating Cash Flow (EBITDA)	1,586,636	21.29	1,704	2,243
Initial Capital Expenditure	400,427	5.37	430	566
Sustaining Capital Expenditure	61,520	0.83	66	87
Net Cashflow Before Tax	1,124,689	15.09	1,208	1,590
Corporation Tax (State & Federal)	213,267	2.86	229	302
Net Cashflow After Tax	911,423	12.23	979	1,289
AISC (excluding aggregate)	1,688,647	22.66	1,814	1,094
AIC (excluding aggregate)	2,089,074	28.03	2,244	1,660
Aggregate Tons Sold	-	13,750	-	-
Aggregate Sales	234,548	17.06	-	-
Aggregate Operating Costs	165,430	12.03	-	-
Aggregate Royalties	12,375	0.9	-	-
Aggregate Capital Expenditure	1,652	0.12	-	-
Aggregate Net Cashflow	55,090	4.01	-	-
Project Net Cashflow	966,513	-	-	-

Consolidated LoM annual cash flows are presented in Table 19.9.

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Table 19.9: Annual Production and Cash Flow Forecast

Period End Date	Unit	LoM Total	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043
Tonnes Mill Feed	tonnes	74,527	0	0	4,869	7,253	7,299	7,282	7,282	7,282	7,282	7,282	7,270	7,261	4,166	0	0	0	0	0
Copper Grade in Mill Feed	%	0.17%	0.00%	0.00%	0.22%	0.20%	0.18%	0.18%	0.18%	0.20%	0.19%	0.19%	0.14%	0.12%	0.12%	0.00%	0.00%	0.00%	0.00%	0.00%
Gold Grade in Mill Feed	oz/st	0.014	0	0	0.023	0.019	0.015	0.016	0.016	0.013	0.014	0.013	0.009	0.007	0.007	0	0	0	0	0
Silver Grade in Mill Feed	oz/st	0.041	0	0	0.06	0.057	0.047	0.045	0.039	0.033	0.032	0.035	0.033	0.035	0.035	0	0	0	0	0
Copper Concentrate	US$’000	3,213,764	0	0	276,845	399,279	348,892	366,799	367,772	334,435	334,403	322,199	211,182	160,100	91,858	0	0	0	0	0
Aggregate	US$’000	234,548	0	0	0	4,265	8,529	17,058	17,058	17,058	17,058	17,058	17,058	17,058	17,058	17,058	17,058	17,058	17,058	17,058
Gross Sales Revenue	US$’000	3,448,312	0	0	276,845	403,544	357,421	383,857	384,830	351,493	351,461	339,257	228,240	177,158	108,916	17,058	17,058	17,058	17,058	17,058
Operating Expenses
Mining		546,040	0	7,977	55,221	69,595	73,502	62,414	61,926	57,143	48,445	42,040	31,465	23,312	13,001	0	0	0	0	0
Processing		714,792	0	348	48,564	68,004	69,506	69,276	69,290	69,308	69,099	68,990	69,623	69,882	42,903	0	0	0	0	0
G&A		114,915	3,657	9,978	10,545	10,035	10,035	10,035	10,035	9,935	9,562	9,431	9,230	7,687	4,478	272	0	0	0	0
Aggregate		165,430	0	0	0	3,008	6,016	12,031	12,031	12,031	12,031	12,031	12,031	12,031	12,031	12,031	12,031	12,031	12,031	12,031
S/Total Direct Operating Costs	US$’000	1,541,177	3,657	18,302	114,331	150,642	159,058	153,756	153,282	148,417	139,138	132,492	122,348	112,912	72,413	12,304	12,031	12,031	12,031	12,031
Selling Costs (Cu, Au, Ag)		187,837	0	0	9,080	19,370	20,108	21,293	21,266	23,304	21,726	22,146	13,901	9,939	5,703	0	0	0	0	0
Royalties and Production Taxes (Cu, Au, Ag)		63,544	0	0	5,623	7,978	6,904	7,256	7,277	6,534	6,566	6,301	4,143	3,153	1,809	0	0	0	0	0
Royalties and Production Taxes (Aggregate)		12,375	0	0	0	225	450	900	900	900	900	900	900	900	900	900	900	900	900	900
Total Operating Costs (C1)		1,804,933	3,657	18,302	129,034	178,215	186,521	183,205	182,725	179,155	168,330	161,839	141,292	126,904	80,825	13,204	12,931	12,931	12,931	12,931
Operating Cash Flow (EBITDA)		1,643,379	-3,657	-18,302	147,811	225,329	170,899	200,652	202,106	172,338	183,131	177,419	86,947	50,254	28,091	3,854	4,127	4,127	4,127	4,127
Capital Expenditures and W/Cap Mvmt		463,599	182,721	221,396	37,451	14,185	-5,555	14,162	4,451	1,953	5,192	3,612	-9,285	-3,198	5,368	-8,851	0	0	0	0
Net Cashflow before Tax	US$’000	1,179,779	-186,377	-239,698	110,360	211,144	176,454	186,490	197,655	170,385	177,938	173,807	96,233	53,452	22,723	12,706	4,127	4,127	4,127	4,127
Internal Rate of Return (IRR)		30.7%
Net Present Value (NPV) at 5% discount		759,136
Undiscounted Pre-Tax Payback (yrs)		2.3
Corporation Tax (State & Federal)		213,267	0	0	12,535	14,096	13,088	21,076	34,195	27,271	32,497	31,401	13,182	6,112	3,215	870	932	932	932	932
Net Cashflow after Tax	US$’000	966,513	-186,377	-239,698	97,825	197,048	163,366	165,414	163,460	143,114	145,441	142,406	83,050	47,340	19,509	11,835	3,195	3,195	3,195	3,195
Internal Rate of Return (IRR)		27.0%
Net Present Value (NPV) at 5% discount		632,259
Undiscounted After-Tax Payback (yrs)		2.5

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Economic results of the Feasibility Study are presented in Table 19.10.

Table 19.10: Economic Evaluation Results

Key Project Indicators	Units	Value
Pre Tax Results
IRR	%	30.70%
Cash Flow (Undiscounted)	US$ million	1,180
NPV at 5% Discount Rate	US$ million	759
Payback	Years	2.3
Ratio NPV/Initial Capital	-	1.9
After Tax Results
IRR	%	27.00%
Cash Flow (Undiscounted)	US$ million	967
NPV at 5% Discount Rate	US$ million	632
Payback (years)	Years	2.5
Ratio NPV/Initial Capital	-	1.6
Co-Product Basis
Gold Equivalent Sales	koz AuEq	931
Total Cash Costs per oz Gold Eq.	US$/oz AuEq	1,748
All-in Sustaining Cost per oz Gold Eq.	US$/oz AuEq	1,814
All-in Cost per oz Gold Eq.	US$/oz AuEq	2,244
By-Product Basis
Gold Sales	koz Au	707
Total Cash Costs per oz Gold	US$/oz Au	1,007
All-in Sustaining Cost per oz Gold	US$/oz Au	1,094
All-in Cost per oz Gold	US$/oz Au	1,660

19.11	SENSITIVITY STUDY

The sensitivity of project NPV and IRR to changes in metal prices, capital expenditure and operating costs has been tested over a range of 30% above and below base-case values. Results are presented in Figure 19.7, and sensitivity of IRR to the same parameters is shown in Figure 19.8.

It is apparent that project returns are most sensitive to metal price changes, with a reduction of 20% resulting in NPV reducing to near zero. Sensitivity to capital and operating cost changes are similar, showing that the project NPV and IRR both remain positive within the range tested for each of these parameters.

Adjusting the metal prices to reflect recent spot prices of US$4,500/oz Au, US$5.50/lb Cu and US$70/oz Ag, the Project’s after-tax NPV5 rises to US$1.30 billion and after-tax IRR increases to 45%, while the NPV5-to-capex ratio and payback improve to 3.2 years and 1.5 years, respectively.

Table 19.11 presents the metal price sensitivity.

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Figure 19.7: Sensitivity of NPV After Tax

Figure 19.8: Sensitivity of IRR After Tax

Table 19.11: Metal Price Sensitivity

Gold Price (US$/oz)	Before Tax		After Tax
	NPV (US$ million)	IRR (%)	NPV (US$ million)	IRR (%)	Payback (Years)
6,000	2,151	65.00%	1,774	57.50%	1.1
5,500	1,898	59.40%	1,569	52.50%	1.3
5,000	1,645	53.50%	1,363	47.40%	1.4
4,500	1,392	47.40%	1,155	42.00%	1.6
4,000	1,139	41.00%	946	36.30%	1.8
3,500	886	34.30%	737	30.20%	2.2
(Base Case) 3,250	759	30.70%	632	27.00%	2.5
3,000	633	27.10%	528	23.80%	2.9
2,500	380	19.20%	320	16.80%	3.8
2,000	127	10.20%	98	8.50%	5.6
1,500	-126	0.00%	-147	0.00%	15.8

19.12	CONCLUSION

The results of the economic analysis presented in this section indicate that the Project base case is economically viable at the base case metal prices and that the Project remains robust within a range of 20% for metal prices and at least 30% for capital and operating costs.

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20 ADJACENT PROPERTIES

There is no information from adjacent properties that is material to the Project. There are no adjacent properties requiring any disclosure. The area is an historical mining district; however the QPs are not aware of any mineral exploration occurring on adjacent properties. The proximity and similarities of these historical copper-gold deposits do not, on their own, indicate the Project should be similarly mineralized.

Approximately two miles to the south of the property is the operating open pit Granite Canyon Quarry that has no material impact on the Project.

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21 OTHER RELEVANT DATA

21.1	AGGREGATE PRODUCTION

In addition to metal concentrate sales from operations, there is also potential to sell granite/granodiorite waste rock to local construction companies as feed material for aggregate production. The material considered for aggregate feedstock has been sampled from existing exploration holes and is representative of the rock selected for aggregate production and rail ballast. Analysis shows that the material is suitable for aggregate production. Production parameters are shown in Section 21.2.

21.2	AGGREGATE MARKET STUDY

The Project is located in southeast Wyoming approximately 18 miles east of Cheyenne in the southern Laramie Mountains. The area is attractive for the quarrying of granite for use as construction aggregate. In the state of Wyoming, there are currently three permitted operating granite quarries. These three quarries are located within four miles of the project site location. On average, in recent years, the two operational pits in the area produced a total of approximately 2.9 million tons of granite annually. Having conducted extensive testing on the rock quality under the supervision of Mountain Plains Consulting and associates, aggregate specialists, a study was commissioned by Burgex and completed in August 2024.

The report evaluates the technical, market, and economic viability of producing and selling crushed stone aggregate from waste rock generated by the Project in Wyoming. While CK is primarily a gold–copper mine, its waste rock presents a commercially attractive aggregate opportunity.

The report can be summarized as follows:

21.2.1	Aggregate Quality

●	Waste rock (mainly granodiorite and mylonite) meets ACI, ASTM, and BNSF rail ballast standards.

●	Potassium altered granodiorite is excluded due to inconsistent performance.

●	Testing confirms the material is suitable for construction aggregate and rail ballast applications.

21.2.2	Market Opportunity

Two main regional markets were assessed:

Fort Collins, CO characterized by:

●	Strong supply shortfall: demand significantly exceeds local production.

●	Aggregate demand is projected to grow ~1.6% annually.

●	Market dominated by a few large producers, leaving room for new supply.

Cheyenne, WY which:

●	Also shows a clear aggregate supply deficit.

●	Demand growth ~1.5% annually.

●	Lower transport costs make this an especially attractive near-term market.

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21.2.3	Production Scenarios

Three scenarios of aggregate production were studied. All scenarios assume 1 million tons per year of aggregate production.

Table 21.1: Aggregate Production Scenarios

Scenario	Description	Key Outcome
A	New crushing equipment	Highest NPV, higher upfront capital
B	Used equipment	Lower capital, higher operating cost
C	Contract crushing	Lowest capital, highest IRR, lowest risk

Scenario C (contract crushing) is identified as the preferred option, combining strong economics with minimal upfront investment.

21.2.4	Economics and Pricing

Brief historic and current market analyses have been conducted with following:

●	Regional average aggregate price: ~US$23.93/ton (discounted for volume sales and including transportation cost).

●	Transport costs favor Cheyenne over Fort Collins.

●	All scenarios are economically viable, even after transportation costs.

21.2.5	Resources and Mine Life

Mine aggregate resources and reserves were analyzed with the following outcomes:

●	32 million tons of proven aggregate reserves identified from mine waste.

●	~160 million additional tons classified as inferred resources with upside potential.

●	At planned production, this supports decades of aggregate output.

21.2.6	Strategic and Environmental Benefits

Aggregate production presents clear benefits such as:

●	Converts mine waste into a saleable product.

●	Reduces need for new quarries in the region.

●	Generates royalties for Wyoming and supports local infrastructure.

●	Potential future rail connection could unlock larger, more distant markets.

In conclusion, the CK Aggregate Project is technically sound, strongly profitable, and strategically attractive. Using a contract crushing model allows U.S. Gold Corp to monetize waste rock with low risk, low capital, and high returns, while delivering environmental and regional economic benefits.

21.3	AGGREGATE PRODUCTION AND SALES

For the purposes of this FS, the weighted average price for saleable aggregate from the Project has been recalculated to be US$17.06 per ton before operating costs of US$12.03 per ton, selling costs of US$0.90 per ton and capital expenditures of US$0.12 per ton, leaving a net cash margin of US$4.01 per ton of aggregate sold.

The revenue and cost build up for saleable aggregate is summarized in Table 21.2.

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Table 21.2: Aggregate Cost Buildup

Aggregate Sales	Unit	Value
Rock Crushed for Aggregate	000 tons	13,750
Weighted Average Selling Price	US$/st	17.06
Gross Sales Value - Aggregate	US$ million	234.5
Royalty Payable to Ranches	US$ million	4.1
Royalty Payable to Wyoming	US$ million	8.3
Total Royalties - Aggregate	US$ million	12.4
Crushing Costs	US$ million	142.9
Water Usage	US$ million	10.8
SG&A	US$ million	7.0
Operating Contingency	US$ million	4.7
Operating Costs - Aggregate	US$ million	165.4
Net Operating Surplus - Aggregate	US$ million	56.7
Initial Capital	US$ million	0.7
Permanent Plant and Equipment	US$ million	1.0
Total Capital for Aggregate	US$ million	1.7
Pre-Tax Cashflow - Aggregate	US$ million	55.1

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22 INTERPRETATION AND CONCLUSIONS

22.1	METALLURGICAL TESTWORK INTERPRETATION

22.1.1	General

Metallurgical testwork programs have been carried out by different certified laboratories, with work starting in 2008 but focused mainly over the last 5-years. The work has helped to identify a conventional SAG, Ball Mill, pebble crushing comminution circuit, with froth flotation using Jameson cells as the preferred mineral recovery technology for the Project. Relatively conventional products handling has been selected, with thickening and pressure filtration of concentrates, and thickening plus vacuum filtration for the tailing streams.

The QP has reviewed all testwork, participated in the development of the selected flowsheet and concurs with the overall approach to processing. Limited additional confirmatory testwork is considered necessary and the mineral processing flowsheet is not expected to change materially in future.

The metallurgical testwork results summarized within Section 10 have been used as the basis for the process design criteria and flowsheet configuration described within Section 14. An overview of the QP’s interpretation in key areas of the process design is given in the following subsections.

A brief chronology of testwork and sample selection criteria is given below.

●	Work at SGS Lakefield in 2008-2010 characterized composite samples of sulfide and oxide mineralization and indicated gold and copper recovery of 68% and 77% respectively for sulfide, and 55% gold and 10% copper recovery for oxide. Copper concentrate grade was 25% to 26% Cu for sulfide and 15% Cu for the oxide composite. Whilst lower in copper, this oxide concentrate had an exceptionally high gold content of 380 g/t Au. By industry standards these grades and recoveries would be considered reasonable, considering the relatively low copper head grade and the mineralogy.

●	The subsequent 2020 test program at KCA, although comprehensive in scope, was largely unsuccessful, with over-dosage of flotation collectors and depressants resulting in generally poor performance. Although comminution and mineralogical characterization work gave useful data, the flotation results from this program have not been considered in the metallurgical interpretation, or the modeling of flotation recovery.

●	In April 2021, the metallurgical program was moved to BML in Kamloops, Canada. The
BL-0789 program commenced shortly thereafter and by adjusting the reagent recipe, the recoveries and concentrate grades achieved earlier by SGS were replicated. With the benchmark set, a larger test program (BL-0835 and BL-0882) was then initiated to test variability samples and master composites via a program of rougher optimization tests, rougher-cleaner open cycle tests and finally a series of LCTs. This work was successful and confirmed the favorable mineralogy that was reported earlier by FLSmidth.

●	As the flowsheet development continued at BML, it was noted that the Sulfide Composite contained 10% to 15% of non-sulfide copper minerals that originated from the mixed ore zone, accounting for the challenges experienced with copper recoveries. A second sulfide composite (named “Sulfide Comp 2”) was therefore prepared from samples that avoided the mixed ore zone, and this immediately realized improved copper recoveries.

●	BL-0882 included comminution testing of 10 variability composites, and open circuit flotation testing of 29 variability composites. The work provides variability data for the development of geometallurgical models.

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●	BL-0882 also included a program of LCTs on composites of oxide, mixed, shallow sulfide and deep sulfide mineralization. The results of these LCTs are incorporated into the variability data set and represent a key part of the data set used for metallurgical performance modeling.

●	As it was noted that metallurgical samples had, to date, carried head grades higher than latest mine plan information, two additional BML flotation programs (BL-0980 and BL-1066) were scheduled using lower grade sulfide composites. The work culminated in two locked cycle tests on low-grade composites (LG Comp and LG Comp 2), and again, these test results represent key inputs to the metallurgical performance model.

●	In late 2024/early 2025 two further programs (BL-1702, BL-1859) focused on the potential of Glencore’s Jameson Cell technology. Flotation testwork was completed at BML and XPS (Sudbury, Ontario) to demonstrate the effectiveness of the Jameson Cell as an alternative technology for flotation at the Project. The work demonstrated that the Jameson Cell represents viable technology for the Project, with at least an equal metallurgical performance predicted, and some important advantages in terms of layout and simplicity.

●	Later in 2025, additional samples of Oxide, Mixed and Sulfide mineralization were shipped to BML as part of the BL-1990 program with the objective of demonstrating whether the mixing of ore types would be detrimental to performance, but also to generate material for tailings characterization. Three production period composites (Y1, Y2, and Y3) were tested with results showing good correlation to past data. Tailing samples were shipped to various third parties for additional characterization work.

The results of flotation tests completed in all BML programs (2021-2025) have been consolidated by the QP into a single metallurgical model for incorporation into mine planning exercises and Project cashflow models. The FS recovery model is summarized in Section 22.1.10.

22.1.2	Sampling

Significant sample masses have been shipped from site to the various metallurgical laboratories:

●	2008 – around 500 kg of oxide, mixed and sulfide ½ core from an unknown number of drill holes.

●	2020 – around 800 kg of oxide, mixed and sulfide ½ core from 7 drill holes.

●	2021 – around 100 kg of oxide and sulfide from multiple drill holes.

●	2022 – around 200 kg of lower grade sulfide from 12 drill holes.

●	2024 – around 130 kg of lower grade sulfide ½ core from 6 drill holes.

●	2025 – around 200 kg of oxide, mixed and sulfide ½ core from 8 drill holes.

In all cases, sample mass is judged by the QP to be sufficient for the intended purpose, and the sample locations are sufficiently diverse to achieve good spatial coverage. Drill holes used for sampling are noted to be within or near the FS pit shell. An accurate chain of custody records has been maintained, and the QP is satisfied that the deposit has been well and properly represented by the numerous composites and variability samples tested in these programs.

Variography suggests that within each ore zone of the deposit, the mineralogical variability is relatively low. Both grindability and flotation testwork have verified this, and where results have been seen to be inconsistent, the reason is normally attributable to differences in copper deportment (i.e., inclusion of oxide or native copper in a sulfide composite). The metallurgical performance of copper is unsurprisingly linked to the degree of oxidation of copper minerals.

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Sample head grades in earlier programs tended to be on the high side, and most composites prior to 2022 had grades significantly higher than more recent reserve grades. This fact drove the selection of samples for subsequent composites, including LG Comp 1 and 2 (tested during the summer of 2022); LG-2025 Comp (tested during 2025) and the testing on mine production period composites (occurring in 2025).

22.1.3	Mineralogy

Quantitative mineralogical work by SGS, FLSmidth, and BML has improved the understanding of copper deportment throughout the deposit and currently represents a good foundation for more comprehensive geometallurgical modeling that could be carried through into operations. The work by FLSmidth in 2021 provides some additional insight into the gold deportment and liberation.

Copper is primarily found in chalcopyrite, with lesser amounts in secondary sulfides such as bornite or chalcocite, or in oxides such as chrysocolla, cuprite or clays/micas. In a small, centrally located high-grade oxide zone, native copper is common, although this is only noted occasionally through the bulk of the deposit. The metallurgical response of samples from different locations within the deposit is dependent upon the specific blend of oxide and sulfide copper minerals.

The main sulfide gangue component within the deposit is pyrite, although this generally occurs in lower concentrations (relative to copper) than many porphyry deposits. Base metal sulfides such as sphalerite and galena are noted in trace concentrations throughout the deposit and although these will recover to the flotation concentrate, for the majority of cases they appear to do so in amounts that avoid smelter penalties.

Host rocks are mainly feldspar (around 45%), quartz (around 25%) and mica (around 14%).

Liberation data is variable but suggests that copper sulfides are not well liberated at a P80 of 100 µm to 125 µm and therefore rougher concentrate regrinding is an essential aspect of the flowsheet. In general, the very small quantities of rougher concentrate generated in laboratory scale tests makes the concentrate regrind optimization studies difficult, but the program has settled on a regrind P80 target in the 20 µm to 25 µm size range for the FS. Whilst this has been found to be a workable range, the opportunity to run the cleaner flotation circuit with a finer grind is significant.

By virtue of the grades involved, the statistical significance of gold deportment data is less than that for the sulfides. However, the measurements made by FLSmidth suggest that the majority of gold/silver particles are less than 10 µm in size and locked or associated with a variety of sulfides, silicates and oxides. This reinforces the thought that the inclusion of gravity concentration is uneconomic, and that significantly finer (uneconomic) primary grinds would be necessary to realize significant gains in gold recovery.

22.1.4	Comminution

22.1.4.1	Crushing

A simple open circuit primary jaw crusher installation has been selected to complement the SAG/Ball mill circuit discussed below. A vibrating grizzly feeder is used to remove roughly 50% of mass as fines prior to crushing. Crushing equipment sizing and selection is based on instantaneous throughput requirements (assuming an average 18 h/d operation), estimated crushing work index (typical for the feldspar-quartz-mica host rock) and a RoM size distribution that was derived from fragmentation studies that are described in Section 13 (Mining).

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22.1.4.2	Primary Grind

The primary grind used in the majority of flotation tests at SGS, KCA, and BML has been in the P80 range of 75 µm to 125 µm. Early work by SGS concluded that from a cost vs benefit perspective, the optimum primary grind appeared to be between 90 µm and 100 µm.

As discussed earlier, mineralogical studies indicate that both the copper sulfides and the gold/silver/electrum are fine grained, and this suggests a relatively fine primary grind requirement. More recent results from studies by BML indicated the optimum grind to be between 75 µm and 90 µm, although there is some variability. Metallurgical performance does appear to deteriorate rather quickly at grinds coarser than 100 µm.

The copper recovery is relatively insensitive to the primary grind size. However, the gold recovery drops off more rapidly at coarser sizes and this is a major revenue driver. Economic studies suggest that the NPV is similar between 80 µm and 90 µm primary grind. At coarser grind sizes the revenue drops quite rapidly as gold recovery reduces more dramatically.

A primary grind of 80% passing 90 µm was selected for the PFS design in late 2024 and subsequent work in 2025 has not deviated from this assertion. The PFS included an order of magnitude trade off study for five grind sizes, that evaluated recovery of copper and gold in addition to capital and operating costs. The relatively rapid rise in gold price since 2023 might perhaps point to a change in favor of finer grinds, although the increased grinding costs, together with the considerable negative impact of additional fines on the tailing filtration process represents an effective barrier to significantly finer grinds. The incorporation of Jameson Cell technology into the FS design, together with the higher nominal rougher concentrate mass pull will also help to neutralize the impact of finer primary grinding.

22.1.4.3	Primary Mill Sizing

The comminution testwork summarized within Section 10 forms the basis for a grinding circuit design in the FS. Grindability testing was conducted at SGS (11868-001), BML (BL882, BL1990) and Hazen Research (12827 and 13295). The quantity of tests in each program is given in Table 22.1.

Table 22.1: Grindability Test Quantities

Parameter	Bond Ball Mill Wi	Bond Rod Mill Wi	SMC Test	Bond Abrasion Index
SGS 11868-001	5	1	3	0
BML 882	5	0	1	0
BML 1990	3	3	0	0
Hazen 12827	3	0	3	3
Hazen 13295	12	12	0	0
Total	28	16	4	3
Average Value	15.6	16.2	-	-
% Relative Std. Dev.	8.5%	7.6%	-	-

Of note, the comminution circuit equipment selection uses primarily Bond work index data, of which there are 44 data points. A quality control problem was identified with the ball mill work index tests conducted in program BL1990, and a correction was applied based on a published procedure (Nikolić, 2022) using the comminution consultant’s database of over 5,000 ball mill work index tests.

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The expected relative standard deviation of a grinding circuit design database is between 10% and 20% of the work index average value based on the comminution consultant’s global database of over 40 projects with large grindability datasets. The rod mill and ball mill work index standard deviations for the Project did not meet this expectation, which is interpreted as meaning that the full variability of the deposit may not have been captured by the current data set. The comminution equipment design criteria and resultant sizing/selection calculations therefore make allowance for greater variability in ore grindability than what is indicated in Table 22.1 via additional contingency allowances.

Values for the comminution circuit design criteria are summarized as follows:

●	Nominal throughput:	20,000 short tons per day

●	Availability:	91.3%

●	Design throughput:	828 dmt/h (913 st/h)

●	Cyclone overflow P80:	90 µm

●	Flowsheet selected:	SABC-A

●	Design work index for ball milling	17.9 kWh per metric tonne (average value + 15% contingency)

●	Design work index for rod milling	19.4 kWh per metric tonne (average value + 20% contingency)

●	Design crushing work index	15.0 metric per metric tonne (allowance)

The flowsheet design parameters are also shown in Figure 22.1.

The decision to include a pebble crusher in the flowsheet is based on the relationship between the ore’s Bond Ball Mill Work Index (BWi) and Bond Rod Mill Work Index (RWi). Figure 22.2 was provided by Alex Doll, it displays CK Gold samples (indicated in purple) relative to the red and green shaded regions. These samples, along with the selected design parameters (RWi of 19.4 kWh/t and BWi of 17.9 kWh/t), plot on the periphery of the “optional pebble crushing” zone. This suggests a pebble crusher is required to prevent the accumulation of critical-size material.

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Figure 22.1: Grinding Circuit Simulation

Note: Throughput is in metric tonnes

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Figure 22.2 CK Gold Pebble Crushing Zones

22.1.5	Gravity Concentration

Although laboratory scale gravity tests were unsuccessful for the KCA Oxide Composite and the Sulfide Composite, a reasonable gravity concentrate was achieved for the Hole 4 high-grade oxide composite as a result of higher gold grades and significant concentrations of native copper. The addition of gravity concentration to a standard flotation circuit resulted in an overall copper recovery increase of 3% for the Hole 4 sample.

Despite the reasonable Hole 4 performance, comparisons of overall flowsheet performance with and without the gravity stage for samples representing the majority of the deposit show very similar gold and copper performances. This suggests that despite increased gold prices, a simple “no gravity” approach will be most effective for the Project overall.

For this reason, a gravity circuit has not been included in the FS flowsheet design.

22.1.6	Rougher Concentrate Regrind

Much of the recent metallurgical testwork has targeted a regrind P80 of between 20 µm and 25 µm, although variable rougher concentrate mass pull rates have resulted in a regrind P80 as fine as 17 µm and as coarse as 40 µm, on occasion. Mineralogical studies by BML suggest that a regrind P80 of 15 µm to 20 µm may still be insufficient to provide performance gains and that a very fine regrind (approximately 10 µm) would be required to achieve noticeable recovery gains.

The FS has followed the recommendations set out in previous studies and a P80 target of 22 µm to 25 µm has been selected for the PDC.

As the collection of concentrates during laboratory testwork is challenged by the small quantities involved, relative to quantities required for regrind testing, specific regrind mill testwork has not been completed for the Project. However, the applied power requirements for HIG mills is well understood by the vendor, and an applied power of at least 25 kWh per metric tonne of feed to the mill is seen to be required to achieve a product P80 of 25 µm. From the PDC, a design rougher concentrate mass pull of up to 90 dmt/h would be scalped using a hydrocyclone to reduce HIG mill feed to approximately 65 dmt/h, and with the selected equipment being able to draw approximately 2,100 kW, an applied power per tonne of mill feed in excess of 30 kWh/t is anticipated. This is considered adequate for design purposes.

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22.1.7	Flotation Parameters

Certain elements of the flotation circuit have remained consistent since the SGS work in 2008/2009; for example the flowsheet rougher/cleaner configuration and the primary grind. Reagent recipes and dosages have changed, with the most notable change being the reduction in collector dosage to starvation levels ahead of cleaning. This change helped improve selectivity within the cleaner circuit and removed the need for excessive depressant addition, which in turn helped to improve recovery.

A pH adjustment to levels >8.5 is intended to depress the flotation of pyrite, although for many tests the sulfur recovery suggests that pyrite has been well-recovered to concentrate regardless. The lime added to raise the pH also helps with froth stability, and this in turn is believed to assist flotation performance in addition to helping with settling and filtration. Lime can have a depressing action on gold flotation, but this has not been highlighted in the testwork for the Project.

CMC addition could theoretically be required in certain areas of the deposit (where chlorite and/or talc may be present in minor concentrations), although all evidence points to these areas being few and far between. It is therefore assumed that during normal operations, any areas containing active gangue minerals will be diluted to inconsequential levels by the surrounding material. The addition of CMC is also harmful to gold recovery and thus the motivation for not adding CMC is clear. CMC dosing facilities are not included in the FS design.

For the FS, the flotation cleaner circuit configuration has been changed slightly as part of the transition to Jameson Cell flotation equipment. The Jameson cell testwork outlined in Section 10, conducted at XPS in Sudbury Ontario, was supervised directly by Glencore personnel and is believed to be reflective of performance at full scale. As the equipment scale-up knowledge is somewhat proprietary, feasibility level scale-up calculations and subsequent equipment selection recommendations have been provided by Glencore Technology. The analysis of testwork includes the results from pilot scale rougher performance data and conventional locked cycle test data for cleaner circuit performance.

As the Jameson Cell is less commonly used in industry (relative to tank cells), additional due diligence was completed by the QP and by US Gold’s metallurgical consultant. The primary, or most logical reference for this project would be Hudbay’s New Brittania mill in Manitoba, Canada. Discussions with operations management personnel, together with reference to published papers on the subject, suggest that Glencore’s claims regarding recovery improvements are founded.

22.1.8	Concentrate Dewatering

No dewatering testwork has been completed for flotation concentrates. The final concentrate masses generated by laboratory scale tests are particularly small when lower grade mineralization is tested, making such testwork challenging. Although this must be recorded as a Project risk, it is worth noting that the performance of copper flotation concentrates after a 25 µm regrind is already well established, and most dewatering equipment vendors carry significant databases of actual performance for this type of material.

As such the sizing and selection of thickening and pressure filtration equipment has referenced QP and vendor databases, based on regrind P80, mineralogical composition and pH. This method is deemed acceptable, albeit with the application of an increased contingency to ensure conservatism.

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The FS assumes that a final concentrate product will first be dewatered in a thickener to approximately 60% solids, then by a vertical (tower) pressure filter, to 8% or 9% moisture prior to bulk transportation by road and/or rail.

The selected thickener is 20’ in diameter, giving a settling area of 314 ft2. Accounting for the thickener underflow volume and the feed slurry volume, this gives a very reasonable rise rate of 3.1 ft per hour and a thickener unit area of 1.37 ft2/st/d. Flocculant will be dosed to the feed slurry at a rate of 45 g/st. These design parameters are deemed acceptable by the QP.

The thickener is expected to make an underflow slurry with a density equivalent to 58% solids by weight. This will be fed via a storage tank to the pressure filter (a fully automatic vertical type) for dewatering to a -10% moisture level. The selected unit provides almost 1,000 ft2 of filtration area, with further expansion capacity available via the addition of more plates. A design filtration rate of 26 lb/ft2.h is considered quite conservative and suitable for the required duty.

22.1.9	Tailing Dewatering Parameters

The FS flowsheet includes a dewatering circuit designed to filter tailings and deposit the plant residues as a 14.5% (w/w) moisture filter cake. The main advantages of this are the elimination of a wet tailings dam and the reduced demand for fresh make-up water.

Thickening and filtration (vacuum and pressure) testwork was first carried out on samples of LCT tailings at Pocock in 2021 as part of the KCA metallurgical program, and then again in 2022 at BML using a laboratory scale pressure filtration unit to dewater thickened samples of LCT Tailings. The somewhat fine primary grind used in these tests reduces tailing filtration rates, and vacuum filtration tests all produced cake with high moisture levels. However, in 2024 Jord International tested samples of LCT tailings using their proprietary “Viper” belt filtration technology and achieved target moistures at very attractive flux rates.

This vendor-coordinated work is described in Section 10, and subsequent economic trade off studies have led to selection of VIPERTM belt filtration technology in the FS design. The selection of vacuum filtration equipment may be seen as controversial as vacuum filters are normally unable to achieve <20% moisture (w/w). However, the introduction of VIPERTM vibrating cake technology was seen to reduce moisture levels to acceptable levels during the testwork. In addition, the QP and U.S. Gold’s Metallurgical Consultant have conducted a thorough due diligence including a review of Australian iron ore operations.

22.1.9.1	Thickener

Testwork conducted at BML as part of the BL-0835/882 program (described in Section 10) forms the main reference for tailings thickener sizing. A design unit area and net rise rate of 0.68 ft2/st/d and 3.15 ft/hr is considered appropriate given the results of the testwork. This results in a tailing thickener sizing of 131 ft (42m) diameter, with a high rate feedwell design, 10 ft wall height and maximum flocculant dosage of 45 g/st used to achieve an underflow slurry density of up to 60% (w/w).

22.1.9.2	Filtration

Testwork by Jord International has been used as the primary reference for belt filter sizing. The samples used for this testwork were sourced from the BL-1859 program, and so are considered reasonably representative. Under nominal operating conditions, an installed filtration area of 7,300 ft2 gives a filtration rate of 0.93 st/yd2 which is considered appropriate based on testwork results.

22.1.10	Metallurgical Recovery Prediction

A large body of testwork has been reviewed by the QP, in consultation with others, to develop a model to estimate metallurgical performance using flotation under various conditions. A database of 70 open circuit cleaner tests and locked cycle tests was collected from BML program BL-0835 onwards and has been used to generate modeling information. A series of quality control checks were run to eliminate outlier data, including head grade reconciliation (i.e., recalculated vs measured head grade), tests with outlier regrinds of P80 and those with poorly optimized conditions (giving unusually poor results), and this process removed 14 open circuit tests from the data set. After QC checking, 18 locked cycle tests and 38 open circuit tests remained, and these formed the basis for predictions.

Table 22.2: Metallurgical Model Test Database

Parameter	Test Type	Sulfide	Mixed	Oxide	Total
Total	Locked Cycle Tests	11	5	2	18
	Open Cleaner Tests	21	22	9	52
	Total	32	27	11	70
Post-QC	Locked Cycle Tests	11	5	2	18
	Open Cleaner Tests	18	14	6	38
	Total	29	19	8	56

The 56 tests under consideration gave a wide variety of copper, gold and silver grade and recovery results for each oxidation type. For example, primary sulfide copper concentrate grades varied from 13% to 28% (after outlier removal). Concentrate grade statistics are summarized in Table 22.3.

Table 22.3: Concentrate Grade Statistics

Test Type	Sulfide	Mixed	Oxide
Min Cu Grade (%)	13	14	5
Max Cu Grade (%)	28	43	32
Average Cu Grade (%)	21	23	20
% Relative Standard Deviation	20	32	50

As might be expected in a metallurgical development program including variability testing, the results show a wide range of results, in terms of the copper product grade. This is especially noticeable with the oxide mineralization as both copper minerals and froth conditions were noted to be more variable during testing. From the perspective of recovery prediction, this poses problems as a test that produces a 32% copper concentrate grade cannot be directly compared to one with only 5% concentrate grade.

22.1.10.1	Data Normalization

Given the variability in copper concentrate grade, the model includes a normalization step that adjusts metal recovery data for differences in concentrate grade. This is achieved via reference to grade vs recovery curves for each oxidation type (Sulfide, Mixed and Oxide).

A second adjustment is made to open circuit test results, bringing them into line with locked cycle test results by approximating the metal losses to intermediate streams in the open circuit test. For the majority of tests, these normalization changes result in an increase in metal recovery, especially since target concentrate grades are now lower than the majority of tests. The adjustments for copper are illustrated graphically in Figure 22.3.

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Figure 22.3: Cu Recovery Adjustments for Conc Grade and Open Circuit Losses

22.1.10.2	Concentrate Grade Targets

Increases in metal price, ongoing discussions with smelters and commodity traders, together with latest market conditions (global supply vs. demand for copper-gold concentrate) all point to the production of lower grade concentrates, as these result in higher metal recoveries. Analysis of the metallurgical testwork database suggests that a 1% drop in copper grade, achieved through pulling concentrate more aggressively in flotation, will result in just under 1% increase in gold recovery.

For the FS, the copper concentrate grade targets summarized in Table 22.4 were used to normalize test data, and to provide economic models with theoretical limits of metallurgical performance.

Table 22.4: Metallurgical Model Concentrate Grade Targets

Scenario	Sulfide	Mixed	Oxide
Low Cu Grade (%)	13.5	14.5	8.0
Higher Cu Grade (%)	16.5	18.5	10.0

Realistically, the flotation operation can be tuned to achieve any copper grade within this range, and testwork has shown that the processing of mixtures of Sulfide, Mixed and Oxide will result in grades and recoveries that are simply pro-rated from the individual components.

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22.1.10.2	Model Outputs

Normalized test data was used to calculate average copper, gold and silver recovery rates for each oxidation type, and for the high and low concentrate grade scenarios. The results are summarized in Table 22.5.

Table 22.5: Metallurgical Model Concentrate Grade Targets

Scenario	Average Recovery
	Copper (%)	Gold (%)	Silver (%)
Sulfide Ore – Low-Grade Concentrate	89.9	74.5	72.3
Sulfide Ore – High-Grade Concentrate	88.2	72.1	71.9
Mixed Ore – Low-Grade Concentrate	74.5	69.3	69.1
Mixed Ore – High-Grade Concentrate	72.6	66.9	68.5
Oxide Ore – Low-Grade Concentrate	21.9	66.2	53.5
Oxide Ore – High-Grade Concentrate	20.4	64.6	53.1

No strong relationships between head grade and recovery were noted. As an example, the gold, copper and silver recovery vs gold head grade relationships are shown in Figure 22.3, Figure 22.4 and Figure 22.5 for the sulfide ore type with data normalized to reflect the low-grade concentrate target. Red data points represent the LCT results.

Figure 22.4: Au Recovery vs Au Headgrade - Sulfide

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Figure 22.5: Cu Recovery vs Cu Headgrade – Sulfide

Figure 22.6: Ag Recovery vs Ag Headgrade – Sulfide

All charts highlight limited relationships between recovery and head grade, and similar relationships were noted for Mixed and Oxide ore types.

For the FS economic model, the following metal recoveries have been used (again, assuming the lower concentrate grade target):

Sulfide Ore (77% of the planned LoM tonnage):

●	Copper recovery – 85.0% below 0.15% Cu head grade, 90.0% between 0.15% and 0.40% head and 91.5% above 0.40% head.

●	Gold recovery – 69.1% below 0.40 g/t Au head grade, 72.5% between 0.40 g/t Au and 0.65 g/t Au head and 74% above 0.65 g/t head.

●	Silver recovery – 72% between 1.0 g/t Ag and 4.0 g/t Ag head grade.

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Mixed Ore (12% of the planned LoM tonnage):

●	Copper Recovery – 75.0% between 0.10% and 0.30% Cu head grade.

●	Gold Recovery – 69.0% below 0.9 g/t Au head grade, 71.0% between 0.90 g/t Au and 2.0 g/t Au head.

●	Silver Recovery – 60.0% below 0.5 g/t Ag head grade, 69% above 0.5 g/t Ag head.

Oxide Ore (11% of the planned LoM tonnage):

●	Copper Recovery – 22.0% between 0.10% Cu and 0.40% Cu head grade.

●	Gold Recovery – 66.5% between 0.20 g/t Au and 1.50 g/t Au head grade.

●	Silver Recovery – 55.0% between 1.0 g/t Ag and 4.0 g/t Ag head grade.

22.2	RISKS AND OPPORTUNITIES

22.2.1	Risks

In general terms, the processing aspects of the Project are viewed as being relatively low risk, as conventional mineral processing technology is used, including crushing, SAG and ball milling, plus products dewatering with thickeners and filters. The metallurgical component of the Project has been de-risked to an extent that is suitable for a FS. Some risks remain partially mitigated, and these are described as follows:

●	Head Grades of composites used for SGS, KCA, and some BML testwork programs have tended to be higher grade than the current reserve grades. This has been addressed through more recent programs of work to provide a suitable reference of low-grade data points. These are now incorporated into the metallurgical models for the FS.

●	Mine plan information suggests that initial periods of production will be mainly oxide ore. Results from the oxide zone have been more variable than the majority sulfide ore, and copper grades especially can be challenged. For this reason, it appears that Y1 concentrates will be lower in copper, but higher in gold, and will likely be marketed as concentrates of gold rather than copper.

●	The grindability database size has been improved for the FS, although it is still relatively small given the size of the deposit. Results to date show unusually low levels of variability, suggesting more consistent operations, although additional work would be beneficial to confirm that the low variability persists as the dataset grows.

●	Flotation Technology: The selected flotation process is less commonplace than tank cell flotation although the Jameson Cell technology has been in use around the world since the 1990’s with many operating references including Hudbay’s New Britannia Project (Manitoba).

●	Concentrate Regrind: No project specific regrind testwork has been completed to date and so a larger contingency has been applied to the sizing/selection data provided by Vendors. The mill sizing has contingency in terms of the design rougher mass pull and applied power assumptions. Vendor-owned applied power databases are extensive and the QP considers the risk of an undersized regrind mill to be negligible.

●	The tailing filtration plant is a large, capital-intensive area of the flowsheet. The sizing of such machinery is critical to the Project success and as such, more comprehensive testwork (in conjunction with the preferred vendor) is recommended.

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●	The proprietary cake vibration technology used on the tailing belt filters may be viewed as a technological risk, although it has been proven elsewhere in the world over a period of several years. U.S. Gold has mitigated the technology risk through testwork and a comprehensive review of operating installations. Additional testwork is recommended to confirm and perhaps optimize the sizing/selection of the preferred equipment.

Although a metallurgical/economic benefit is likely, the Project has purposely avoided using cyanide to recover additional gold as this approach helps to maintain a responsible social and environmental footprint. Power consumption is lower than other processing routes (e.g., Hydrometallurgical) and water consumption has been minimized through the application of relatively complex and expensive dewatering technology prior to tailings storage.

The mining risks are relatively low for the Project with the conventional proposed mining method and approach to the mine plan. Some risks highlighted are identified below that can be managed with adequate planning and engineering controls:

●	Insufficient stockpile space for additional stockpiles leading to poor blending options and flexibility in short term mine planning to realize the full potential of the deposit in the early mine life.

●	Lack of physical space for additional waste dumps that could pose a risk if there are additional resources that can be economically extracted later in the mine life due to pit expansion. A trade off study to evaluate expanding claims lease can be conducted mid mine life to evaluate the options for future waste stockpile space. Alternatively, aggregate sale of waste stockpiles can potentially free up room on existing waste stockpiles mitigating future risks and allowing mine life extension possibilities.

●	Poor grade control practices can result in higher than anticipated ore loss and dilution resulting in inadequate mill ramp up. The risk can be mitigated by starting integrated mine to mill reconciliation programs early in the pre-production period with Blast Movement, and Fragmentation studies to ensure that the planning team onsite has a full understanding of mill feed quality.

22.2.2	Opportunities

22.2.2.1	Mineral Resource

Mineral Resources exclusive of reserves are reported in Section 11 (Tables 11.15 and 11.16) and total 1,267 koz AuEq, comprising 590 koz AuEq of Measured and Indicated Mineral Resources and 677 koz AuEq of Inferred Mineral Resources. The Measured and Indicated Mineral Resources exclusive of reserves include 306 koz AuEq of material within the reserve pit shell that falls below the reserve economic cut-off, and 284 koz AuEq of material within the resource pit shell but external to the reserve pit shell. Inferred Mineral Resources are reported within the resource pit shell and include material both within and external to the reserve pit footprint.

The relatively modest volume of Measured and Indicated Mineral Resources exclusive of reserves reflects the high conversion efficiency of the deposit: approximately 84% of Measured + Indicated Mineral Resources containing gold converts to Mineral Reserves at FS economic parameters. Material within the reserve pit that falls below the reserve cut-off represents potential mine life extension opportunities at higher metal prices or lower operating costs. Material between the reserve and resource pit shells, combined with Inferred Mineral Resources, occupy portions of the deposit at depth and to the southeast that are defined by limited and wide-spaced drilling.

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The primary constraint on additional resource definition in peripheral areas is drill data density. Modeled mineralization extends beyond the current resource pit shell to the southeast and at depth, and many drill holes terminate in mineralization. Resource growth potential exists through two complementary pathways: infill and extension drilling to support classification of mineralization in data-limited areas, and refinement of the geological and geostatistical model as the drill hole database matures. These opportunities could extend the mine life and improve capital efficiency through increased throughput from existing processing infrastructure.

22.2.2.2	Regional Exploration Context

The CK Gold deposit is situated within the historic Silver Crown Mining District, which supported small-scale mining operations from the late 1800s through the 1920s. Previous technical assessments (Hausel, 1997, 2012; Carson, 1998; Sillitoe, 2022; Dworian, 2024) have characterized the CK deposit as potentially representing a portion of a copper-gold porphyry system based on hydrothermal alteration assemblages and the geological setting. During a 2022 site visit, Sillitoe noted characteristics consistent with porphyry-style mineralization.

Regional exploration targeting porphyry-related mineralization trends represents a potential opportunity for resource base expansion beyond the current CK Gold deposit footprint.

22.2.2.3	Processing and Recovery

Flotation testwork continued in parallel with the FS and it is believed that little additional metallurgical upside remains. Glencore are confident that metal performance improvements linked to the operation of Jameson cells are likely with marginal improvements in grade and/or recovery anticipated. These have not been included in the FS recovery models.

Cyanide leaching of the high-grade flotation tailings gave high extraction of gold and silver. This, together with possible leaching of scavenger concentrates, may represent a future opportunity. However, the use of cyanide can be a controversial topic within the local community and would certainly trigger additional regulatory reviews. With gold prices reaching all-time highs the opportunity to recover additional gold through cyanidation is worth additional investigation.

The process plant layout was improved significantly as part of the FS engineering, with a more compact plant layout as a result. Operability improvements and cost savings associated with a smaller building are expected. However, further capital costs may be saved through additional value engineering during detailed engineering.

22.2.2.4	Economic Analysis

The marketing outlook for a clean copper/gold flotation concentrate, such as that produced by the Project, is currently very healthy, and is expected to remain this way for several years. Irrespective, the market is global and relatively stable, although subject to macroeconomic/global trends.

This FS considers the use of non-acid-generating “waste” rock from the mine to (i) mitigate site construction costs and (ii) supply up to one million tons per year of crushed rock as aggregate which is expected to be sold locally and transported on public roads. Testing of the rock that is barren of economic metals reveals that it is suitable not only for the production of aggregates but also meets the more stringent criteria for use as rail ballast. To meet the anticipated high demand for aggregate, rail ballast and rock within the region, further consideration may be given to the transport of additional rock and rock products to a nearby rail siding. In addition mitigating the burden on the transportation infrastructure and public nuisance, and allowing additional movement of material locally and further afield. Under the current plan approximately 30 million tons of surplus rock will be stockpiled. This rock, pre-sorted as part of the ore control procedure, may be sold to the extent that the local market can absorb the product.

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The aggregate and rail ballast market is cyclical, dependent on development and infrastructure projects within economic transportation distances. Currently there is a high demand in the Cheyenne area owing to the ongoing construction of data centers. Further demand is due to the proximity of major population centers including Denver, Boulder, Broomfield, Loveland, Fort Collins and Cheyenne. Union Pacific and BNSF rail lines (3 miles to the south and 7 miles to the east, respectively) present opportunities for bulk rock and aggregate transportation. The fact that the rock has been mined and brought to surface means that the only further steps necessary for commercialization are additional crushing and screening and the payment of a modest royalty to the state. Complementary to the Project, therefore, the opportunity exists to support a long-term rock/aggregate operation. Alongside the potential for growth in Mineral Reserves, expansion of the Project open pit could potentially support an aggregate operation meeting local and regional demand for decades. This could be attractive to a specialist producer and might also result in diminished closure costs for the CK Gold Mine.

22.3	OTHER RELEVANT DATA AND INFORMATION

The opportunity to utilize the exhausted pit as a water storage facility for the city of Cheyenne also represents an opportunity. Currently the City of Cheyenne owns the land and BOPU operates two reservoirs, the Granite and Crystal Reservoirs. Around the reservoirs are recreational facilities operated by the Wyoming State Parks Department. It is reported that in the long-term Cheyenne will require additional water storage. While one possibility is to raise the height of the impound structures, this would inundate current recreation facilities which would then need to be reclaimed and replaced. All of this activity would be costly and disruptive but could potentially be avoided by utilizing the exhausted Project open pit as a water storage facility. The elevation difference between the Crystal Reservoir and the pit bottom may also provide an opportunity to store renewable energy in a pumped storage scheme relying on abundant local wind energy. The opportunity exists to investigate these options which might change the closure scenario for the Project so as to benefit the local community and infrastructure.

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23 RECOMMENDATIONS

23.1	PROJECT ADVANCEMENT

The economic analysis presented in Section 19 demonstrates that the Project exhibits a level of financial robustness sufficient to justify advancement into the subsequent development phases, including financing, detailed engineering design, and execution planning. The underlying economic indicators, supported by conservative and transparently documented assumptions, indicate a stable and resilient financial outlook across multiple modelled scenarios. These results are considered technically defensible based on the methodologies applied to date.

23.2	PROJECT DEVELOPMENT

It is recommended that the Project be advanced using an Engineering, Procurement, and Construction (EP+C) delivery strategy. This approach provides single point accountability and improved cost and schedule certainty, which is appropriate given the Project’s advancing design maturity and execution risk profile. By integrating engineering, procurement, and construction under one contractor, interface risk is reduced and execution responsibility is clearly defined. Subject to appropriate definition of scope and performance criteria, the EP+C strategy is expected to support disciplined execution and a reliable transition to operations.

23.2.1	Deposit Understanding

As indicated in Section 6 additional drilling should be performed to solidify the understanding of the Copper King fault and mineral deposit model. However, the density of drilling and the distribution of metal values suggest a high level of confidence in the stated Mineral Reserves.

23.2.2	Future Metallurgical Testwork

The metallurgical testwork completed to date is considered sufficient to support the FS. To further reduce residual risk and to support progression into detailed engineering and early operations, additional metallurgical work is recommended as outlined below:

●	While recent programs have improved the representativity of lower-grade composites, additional low-grade and variability testwork is recommended to further confirm recovery assumptions across the full deposit grade range. This work would provide increased confidence that metallurgical performance at lower head grades has been adequately captured in the process models.

●	Although the grindability database has been expanded for the FS and currently indicates relatively low variability, further comminution testing across additional geological domains is recommended. This would confirm whether the observed low variability persists as the dataset grows and would reduce uncertainty associated with throughput and power consumption assumptions over the LoM.

●	While the Jameson Cell technology is well established globally, further confirmation testing and design development are recommended to ensure the selected configuration is well suited to the Project specific ore types, particularly in the context of oxide variability. This work would support circuit optimization and operational stability during ramp-up.

●	Vendor-specific regrind testwork is recommended to identify opportunities to reduce regrind mill power draw, eliminate the risk of overgrinding, and further validate vendor sizing assumptions. The testwork would also confirm the relationship between regrind particle size and incremental recovery, thereby reducing uncertainty in regrind performance and operating cost assumptions.

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●	Given the scale and capital intensity of the tailings filtration plant, additional filtration testwork is recommended in collaboration with the preferred vendor. This work would confirm sizing, throughput, cake moisture, and water recovery performance across representative operating conditions, thereby reducing operational risk.

●	Additional testing and optimization of the proprietary cake vibration technology are recommended to confirm performance at the required scale and to refine operating parameters. This would further mitigate technology risk and support equipment selection and reliability expectations.

23.2.3	Ore Processing

Given that early mine life is expected to be dominated by oxide ore, it is recommended that an oxide-dominant processing strategy be further evaluated to determine whether blending or campaign (batch) operation is preferred during Year 1.

23.2.4	Design and Engineering

To advance into detailed design and project execution, we recommend the following actions:

23.2.4.1	Mine Design

Refine Ultimate Pit Slope Design:

●	Refine bench geometries to provide smooth transitions between adjacent slope sectors, minimizing any localized over steepening on both 30 ft and 90 ft benches.

●	Review and smooth any convex slope geometries (bull noses) to maintain sector to sector slope continuity.

●	Update the design of Sector V to reflect the metasedimentary–metavolcanic (MSED) unit on the eastern side of the pit, consistent with the latest geological model.

Optimize Interim Wall Management Within Pit Phases:

●	Review all slope sectors within each pit phase to ensure that interim wall geometries reflect current best geotechnical practices for stability, access, and water management as the Project progresses towards construction.

Geotech Review of West Dump Waste Facility Slope Stability

●	Reassess the West Waste slope design and its proximity to the interim pit limits to ensure compliance with best geotechnical practices and to maintain an adequate offset for long term stability and operational flexibility.

Evaluate Pit Extension into Dry Creek Bed Easement:

●	Review the permitting timeline and associated engineering trade offs to assess the potential value of extending the pit into the dry creek bed easement located northwest of the existing pit, including any incremental resource gains and associated environmental and regulatory considerations.

Conduct Grade Control Trade Off Studies for Pre Production:

●	Complete grade control trade off studies during the pre-production period, evaluating alternative technologies and sampling strategies to maximize high-grade ore recovery with reduced mining dilution. This will allow the mine and processing plant to capitalize on the front-loaded high-grade ore zones available early in the mine life.

●	Implement a proactive mine to mill reconciliation integrated process when the mill commences production to be able to assess the realized dilution and ore loss through the mining process.

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23.2.4.2	Finalize Equipment Specifications and Procurement Packages

Confirm all technical requirements, performance criteria, materials of construction, and quality expectations for each major equipment item. Prepare comprehensive procurement packages, including specifications, datasheets, ITPs, commercial terms, and evaluation criteria. Advance vendor engagement through RFQs, bid clarifications, technical and commercial evaluations, and recommendations for award.

23.2.4.3	Secure Long-Lead Items

Identify and procure long-lead components such as rotating equipment, transformers, structural steel, and critical process items. Initiate early purchase orders to reduce schedule risk and align deliveries with construction sequencing. Establish tracking systems for expediting, logistics, inspection, and material receipt.

23.2.4.4	Complete IFC-Level Engineering

Progress all multidisciplinary design packages to Issued-for-Construction (IFC) quality. This includes finalizing 3D models, incorporating vendor data, completing detailed drawings, and ensuring full alignment across process, mechanical, electrical, instrumentation, civil, and structural disciplines. Conduct structured design reviews (e.g., 30%/60%/90%) and implement updates based on constructability, safety, operability, and maintainability assessments.

23.2.4.5	Define Contractor Scopes and Execution Strategy

Validate contractor scope definitions in alignment with the selected EPCM/EPC execution model. Clarify boundaries, deliverables, responsibilities, and interfaces between contractors and the Owner’s Team. Ensure contracting plans reflect Project priorities, risk allocation, local content requirements, and schedule constraints. Develop and finalize Construction Work Packages (CWPs) and Installation Work Packages (IWPs) to support a seamless transition into field execution.

23.2.5	Concentrate Off-Take Agreements

Finalize the concentrate off-take agreements (MOU) and consider alternative concentrate transport options to the smelter.

23.2.6	Environmental, Permitting and Social

The following is a summary of the Environmental, Social and Permitting recommendations:

●	Continue with activities needed to obtain the required state and local permits.

●	Continue Project information disclosure and consultation with local stakeholders, especially focusing on Project impact assessment, local Project benefits, and impact mitigation measures.

●	Conclude the power supply agreement.

●	Identify and secure a potential alternative backup water supply source.

●	An additional hydrogeological assessment will need to be conducted to determine the potential impacts of the Red Canyon well source.

●	Continue engagement with the City of Cheyenne regarding the potential post-mining conversion of the pit to a water storage reservoir serving the city.

●	Develop and implement a Project Environmental Management System (EMS) consisting of site-specific plans and procedures governing the environmental management of Project activities causing potential environmental impacts during construction, operations, closure and post-closure.

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23.3	BUDGET FOR FURTHER WORK

The Project capital expenditure (CAPEX) and operating expenditure (OPEX) cost estimates are detailed in Section 18, providing a comprehensive breakdown of the anticipated upfront capital investments as well as the ongoing operational costs required over the life of the Project. This section outlines the key cost components, underlying assumptions, and cost estimation methodology used to support the overall financial evaluation of the Project.

Detail design and procurement of major equipment should be the next logical step in the Project development, and provide the technical basis needed to move into construction planning. Detail design includes: completing discipline engineering (process, mechanical, electrical, instrumentation and controls, civil/structural); progressing key calculations and specifications; incorporating vendor data and advancing drawings and deliverables to a level suitable for issuing for construction and for supporting permitting, constructability review, and risk assessment.

Procurement of major equipment should be initiated in parallel with late-stage design to secure long-lead items, confirm final technical requirements, and lock in delivery dates that drive the overall Project schedule. This work generally covers preparation of bid packages, vendor prequalification and technical/commercial evaluations, purchase order placement, review and approval of vendor drawings, and inspection and expediting through fabrication, testing, and shipment. The budget for this work is estimated at US$13,13 million, inclusive of the engineering and procurement effort described above and associated project, and subject to refinement as the design basis, vendor quotations, and execution strategy are confirmed.

23.4	RECOMMENDATIONS

Based on the results of the FS, it is recommended that the Project advance to the next stage of development. The study demonstrates that the selected mining and processing option is technically feasible and economically viable under the stated assumptions. Mineral production schedules, mine design, processing recoveries, infrastructure requirements, and capital and operating cost estimates have been developed to a level of accuracy consistent with FS. Identified technical, environmental, permitting, and execution risks are considered manageable with further detailed engineering and project controls. Advancement to detailed engineering and permitting is recommended, with the objective of supporting a construction decision, subject to corporate approval and prevailing market conditions.

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24 REFERENCES

24.1	TECHNICAL REPORTS, PAPERS AND OTHER PUBLICATIONS

1.	“Confirmation Locked Cycle Testing for Copper King Project Base Metals Laboratory Report, BL-0789” September 2021.

2.	“Metallurgical Assessment of the Copper King Project Base Metals Laboratory Report, BL-0835 and 0882” March 2022.

3.	“Supplemental Metallurgical Assessment Copper King Project Base Metals Laboratory Report, BL-0980” June 2022.

4.	“Metallurgical Testing of the Copper King Project Base Metals Laboratory Report, BL-1066,” September 2022.

5.	“Base Metals Laboratory Results, Program BL-1702” September 2024.

6.	“Base Metals Laboratory Results BML Program BL-1859” March and April 2025.

7.	“Base Metals Laboratory Results BML Program BL-1990” July to October 2025.

8.	XPS Program 4025701.00 (2025).

9.	“Copper King Project Hole 4, Oxide and Sulfide Composites Report of Metallurgical Test Work Project No. 8276C” June 2021.

10.	An Investigation into THE RECOVERY OF COPPER AND GOLD FROM SAMPLES OF COPPER KING DEPOSIT SGS, Project 11868-001” December 2009.

11.	An Investigation into THE RECOVERY OF COPPER AND GOLD FROM SAMPLES OF COPPER KING DEPOSIT SGS, Project 11868-002” December 2010.

12.	“Comminution Testing Report, Report and Appendices A and B, Revision 1”, September 2025.

13.	“Comminution Testing on Copper King and Oxide and Sulfide Samples, Revision 1 Hazen Project 12827, Report and Appendices A–C “ March 2021.

14.	“Environmental and Permitting Report for CK Gold Pre-Feasibility Study” Report Date: July 2021.

15.	“Recommended Prefeasibility-Level Geotechnical Slope Designs for the Copper King Open Pit. Piteau Associates July 13, 2021.

16.	Mine Development Associates (MDA) “Updated Technical Report and Preliminary Economic Assessment, Copper King Project” December 5, 2017.

17.	Nevin, A. E., 1973 (May 30), Interim Report, Copper King property, Laramie County, Wyoming: Henrietta Mines Ltd. company report: Wyoming State Geological Society mineral files, 16 p.

18.	Tietz, P., and Prenn, N., 2012 (August 24), Technical report on the Copper King Project, Laramie County, Wyoming: Report prepared for Strathmore Minerals Corp. by Mine Development Associates, 133 p.

19.	Aleinikoff, J.N., 1983. U–Th–Pb systematics of zircon inclusions in rock-forming minerals: a study of armoring against isotopic loss using the Sherman granite of Colorado–Wyoming, USA; Contributions to Mineralogy and Petrology 83, pp. 259–269.

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20.	Brady, R.T., 1949. Geology of the east flank of the Laramie Range in the vicinity of Federal and Hecla, Laramie County, Wyoming; M.A. Thesis, University of Wyoming, Laramie, 412 p.

21.	Edwards, B.R., and Frost, C.D. 2000. An overview of the petrology and geochemistry of the Sherman batholith, southeastern Wyoming: Identifying multiple sources of Mesoproterozoic magmatism; Rocky Mountain Geology; 35 (1): Fig.1, p. 35.

22.	Frost, C.D., Frost, B.R., Chamberlain, K.R. & Edwards, B.R., 1999. Petrogenesis of the 1.43 Ga Sherman batholith, SE Wyoming, USA: a reduced, rapakivi-type anorogenic granite; J. Petrol. 40, pp. 1771-1802.

23.	Frost C. D., Frost B. R., 1997. Reduced rapakivi-type granites: the tholeiite connection; Geology, 1997, vol. 25, pp. 647-650.

24.	Hausel, W.D., 1989. The geology of Wyoming’s precious metal lode and placer deposits; Wyoming State Geological Survey Bulletin 68, 248 p.

25.	Hausel, W.D., 1992. Form, distribution, and geology of gold, platinum, palladium, and silver in Wyoming; Geological Survey of Wyoming Reprint No. 51, 18 p.

26.	Hausel, W.D., 1997. Copper, lead, zinc, molybdenum, and associated metal deposits of Wyoming: Wyoming State Geological Survey Bulletin 70, 229 p.

27.	Hausel, W.D., and Jones, S., 1982. Geological reconnaissance report of metallic deposits for in situ and heap leach extraction research possibilities; Geological Survey of Wyoming Open File Report 82-4, 51 p.

28.	Hausel, W.D., 2012. Copper King Mine, Silver Crown District, Wyoming (Preliminary Report); internal report prepared for Strathmore Resources, 19 p.

29.	Houston, R.S. and Marlatt, G., 1997. Proterozoic geology of the Granite village area, Albany and Laramie counties, Wyoming, compared with that of the Sierra Madre and Medicine Bow mountains of southeastern Wyoming: U.S. Geological Survey Bulletin 2159, 25 p.

30.	Karlstrom, K. E. & Houston, R. S., 1984. The Cheyenne belt: analysis of a Proterozoic suture in southern Wyoming; Precambrian Research 25, pp. 415–446.

31.	Klein, T., 1974. Geology and mineral deposits of the Silver Crown District, Laramie County, Wyoming; Geological Survey of Wyoming Preliminary Report No. 14, 27 p.

32.	McGraw, R.B., 1954. Geology in the vicinity of the Copper King Mine, Laramie County, Wyoming; M.A. Thesis, University of Wyoming, Laramie, 52 p.

33.	Mountain Lake Resources Inc., 1997. Resource Evaluation and Exploration Potential, C.K. Gold-Copper Deposit, Laramie County, Wyoming; Mountain Lake Resources internal report, 24 p.

34.	Reed, J.C., Jr., Bickford, M.E., Premo, W.R., Aleinikoff, J.N., and Pallister, J.S., 1987. Evolution of the early Proterozoic Colorado province—Constraints from U-Pb geochronology; Geology, v. 15, pp. 861-865.

35.	Reed, J.C., Jr., Bickford, M.E., and Tweto, O., 1993. Proterozoic accretionary terranes of Colorado and southern Wyoming; in Reed, J.C., Jr., and 7 others, Precambrian—Conterminous U.S., Boulder, Colorado, Geological Society of America, The Geology of North America, v. C-2, pp. 211-228.

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36.	Sims, P.K., Finn, C.A., and Rystrom, V.L., 2001. Preliminary Precambrian basement map showing geologic-geophysical domains, Wyoming; U.S. Geological Survey Open File-Report 2001-199, 9 p.

37.	Tweto, O., 1987. Rock units of the Precambrian basement in Colorado; U.S. Geological Survey Professional Paper 1321-A, 54 p.

38.	Zielinski, R. A., Peterman, Z. E., Stuckless, J. S., Rosholt, J. N. and Nkomo, I. T., 1981. The chemical and isotopic record of rock–water interaction in the Sherman granite, Wyoming and Colorado; Contributions to Mineralogy and Petrology 78, pp. 209–219.

39.	Berger, B.R., Ayuso, R.A., Wynn, J.C., and Seal, R.R., 2008. Preliminary model of porphyry copper deposits; U.S. Geological Survey Open-File Report 2008–1321, 55 p.

40.	Carson, D. J. T., 1998. Mineralogical study of samples from Copper King prospect, Wyoming; Unpublished report, 7 p.

41.	Fossen, H., 2016. Structural Geology; Cambridge University Press, 524 p.

42.	Hausel, W.D., 1997. Copper, lead, zinc, molybdenum, and associated metal deposits of Wyoming; Wyoming State Geological Survey Bulletin 70, 229 p.

43.	Hausel, W.D., 2012. Copper King Mine, Silver Crown District, Wyoming (Preliminary Report); Internal report prepared for Strathmore Resources, 19 p.

44.	John, D.A., Ayuso, R.A., Barton, M.D., Blakely, R.J., Bodnar, R.J., Dilles, J.H., Gray, Floyd, Graybeal, F.T., Mars, J.C., McPhee, D.K., Seal, R.R., Taylor, R.D., and Vikre, P.G., 2010. Porphyry copper deposit model, chap. B of Mineral deposit models for resource assessment; U.S. Geological Survey Scientific Investigations Report 2010–5070–B, 169 p.

45.	Klein, T., 1974. Geology and mineral deposits of the Silver Crown District, Laramie County, Wyoming; Geological Survey of Wyoming Preliminary Report No. 14, 27 p.

46.	Bartos, T., Diehl, S., Hallberg, L., and Webster, D. 2014. “Geologic and Hydrogeologic Characteristics of the Ogallala Formation and White River Group, Belvoir Ranch near Cheyenne, Laramie County, Wyoming” USGS Scientific Investigations Report 2013-5242.

47.	Geochemical Solutions, 2022. Geochemical Characterization of CK Gold Mine Rock and Tailings, Report No. 1083.10.1, December 6,2023.

48.	Hausel, W., 2019. Gold at the Copper King Gold-Copper Mine near Cheyenne, Wyoming Blog. Available from: The Gem Hunter: (http://copperking.blogspot.com/).

49.	NEIRBO Hydrogeology, 2023. CK Gold Project Hydrogeologic Characterization and Groundwater Flow Model.

50.	Tierra Group International, Ltd., 2025a. Dry Stack TMF Stacking Plan. Technical Memorandum. February 05, 2025.

51.	Tierra Group International, Ltd., 2025b. Dry Stack TMF Stability Analyses. Technical Memorandum. February 05, 2025.

52.	Tierra Group International, Ltd., 2025c. CK Gold Mine Site-Wide Water Management Report. February 05, 2025.

53.	Trihydro, 2020. Aquatic Resources Inventory, CK Gold Project, November 4, 2020.

54.	Trihydro, 2022. Subsurface Exploration Report, CK Gold Project, May 3, 2022.

55.	Trihydro, 2023. CK Gold Mine Transmission Line, Laramie County, Wyoming, December 2023.

56.	Western Archaeological Services, 2021. Class I Cultural Resource Data Review for the Proposed U.S. Gold Corp CK Gold Project, June 15, 2021.

57.	U.S. Gold Corp., 2017. NI 43-101 Technical Report on the Copper King Project, Laramie County, Wyoming, USA. Prepared by Mine Development Associates (MDA), Reno, Nevada.

24.2	WEB BASED SOURCES OF INFORMATION

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25 RELIANCE ON INFORMATION PROVIDED BY REGISTRANT

Table 25.1 provides a detailed list of information U.S. Gold (Registrant) provides for matters discussed in this Technical Report Summary (TRS).

Table 25.1: Information provided by U.S. Gold Corp

Category	TRS Section	Reliance
Legal Matters	Section 3 Property Description and Location	Information and documentation regarding mineral titles, surface land agreements, current permitting status, royalties, and other agreements provided by U.S. Gold.
General Information	Section 4 Accessibility, Climate, Local Resources, Infrastructure and Physiography	Physical information about the Project was provided by U.S. Gold. Information consisted of consultant reports, and correspondence with U.S. Gold.
General Information	Section 5 History	Historical data provided by U.S. Gold, primarily previous Technical Reports.
Technical Information	Section 6 – Geological Setting, Mineralization, and Deposit	Various public and consultant reports. Dworian M.Sc. thesis.
Technical Information	Section 7 – Exploration	Historical project reports and exploration data.
Section 8	Sample Preparation, Analysis, and Security	Consultant reports, Hard Rock Mining Annual reports.
Technical Information	Section 13.2 Geotechnical	2022 “Copper King Feasibility Design Memorandum Final 06sept2022” and 2026 “Design Compliance Review of the Copper King Ultimate Pit Mine Plan 0311_final_surface1” Authored by Piteau Associates and provided by U.S. Gold.
Technical Information	Section 13.2 Hydrology	NEIRBO Hydrology Report provided by U.S. Gold. Dahlgren Water Supply and Yield Analysis Report for the CK Gold Deposit.
Technical Information	Section 15	FS level site plan and facility design and report by Trihydro and TGI. Mine operating permit application, Industrial Siting, WYPDES and air permits.
Economic Information	Section 16	Marketing and concentrate memo prepared by Andy Holloway. Confidential concentrate sales term sheet.
Environmental Matters	Section 17	Permitting work completed provided by U.S. Gold. Mine operating, Industrial Siting, WYPDES and air permits.
Commitments to Local Groups and Individuals	Section 17	Permitting work done provided by U.S. Gold. Mine operating permit application, Industrial Siting, WYPDES and air permits.

25.1	MINERAL TENURE AND SURFACE RIGHTS

Agreements with Ferguson Ranch Inc (FRI) provide terms and land to be optioned for mine infrastructure. FRI is also compensated for loss of grazing acreage and temporary transfer of water rights. Leases with the OSLI cover use of surface, mineral and aggregate rights on township 14n range 70wSection 36 and mineral and aggregate rights in south ½ of Section 25.

25.2	ROYALTIES AND INCUMBRANCES

There is a 2.1 percent NSR with the OSLI on the sale of concentrate revenue produced from ore mined on the state lease at the gate. There are no other incumbrances

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26 DATE AND SIGNATURE PAGE

The S-K 1300 Technical Report Summary Feasibility Study for the CK Gold Project, Wyoming, USA with an effective date of March 30, 2026 and issue date of May 7, 2026 was prepared and signed by:

Responsible Company	QP Individuals	Responsible Sections	Signature	Date
Drift Geo LLC	Mark Shutty	1, 9, 11		May 11. 2026
Halyard, Inc	Andy Holloway	1, 10, 16, 22		May 13, 2026
	Ivana Sabaj	14, 18.2.2, 22		May 13, 2026
Micon International Limited	Alex Zaitchenko, Chris Jacobs, Mike Round, Mohsin Hashimi	1, 2, 12, 13, 14, 15.5, 15.6, 15.7, 15.8, 18, 19, 21, 22, 23.1, 23.2.1, 23.2.2, 23.2.3., 23.2.4, 23.2.5, 24,		May 13, 2026 May 13, 2026 May 13, 2026
BBA (Tierra Group International Ltd.)	Justin Knudsen, PE	1, 15.1, 15.2, 15.3 ,15.4		May 13, 2026
U.S. Gold Corp (Registrant)	Kevin Francis, SME-RM, VP,	1, 3, 4, 5, 6, 7, 8, 17, 20, 23.2.5, 25		May 12, 2026

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27 CERTIFICATES

CERTIFICATE OF QUALIFIED PERSON

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28 APPENDIX

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